Exhibit 10.1

LOAN AGREEMENT

Dated as of May 1, 2019

Among

THE ENTITIES LISTED ON SCHEDULE I-A
collectively, as Borrower

and

THE ENTITIES LISTED ON SCHEDULE I-B,

collectively, as Operating Lessee

and

MORGAN STANLEY BANK, N.A.,

CITI REAL ESTATE FUNDING INC.,

DEUTSCHE BANK AG, NEW YORK BRANCH,

GOLDMAN SACHS MORTGAGE COMPANY, and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
collectively, as Lender

2.6.7	Remedies	73
2.6.8	Sales of Rate Cap Collateral	75
2.6.9	Public Sales Not Possible	75
2.6.10	Receipt of Sale Proceeds	75
2.6.11	Replacement Interest Rate Cap Agreement	75
Section 2.7	Extension Options	76
2.7.1	Extension Options	76
2.7.2	Intentionally Omitted	77
Section 2.8	Regulatory Change; Taxes	77
2.8.1	Increased Costs	77
2.8.2	Special Taxes	78
2.8.3	Other Taxes	78
2.8.4	Tax Refund	79
2.8.5	Change of Office	79
Section 2.9	Letters of Credit	79

ARTICLE 3 REPRESENTATIONS AND WARRANTIES		80
Section 3.1	Borrower Representations	80
3.1.1	Organization; Special Purpose	80
3.1.2	Proceedings; Enforceability	80
3.1.3	No Conflicts	81
3.1.4	Litigation	81
3.1.5	Agreements	81
3.1.6	Consents	82
3.1.7	Property; Title	82
3.1.8	ERISA; No Plan Assets	83
3.1.9	Compliance	83
3.1.10	Financial Information	84
3.1.11	Utilities and Public Access	84
3.1.12	Assignment of Leases	84
3.1.13	Insurance	84
3.1.14	Flood Zone	84
3.1.15	Physical Condition	85
3.1.16	Boundaries	85
3.1.17	Leases	85
3.1.18	Tax Filings	86
3.1.19	No Fraudulent Transfer	86
3.1.20	Federal Reserve Regulations	87
3.1.21	Organizational Chart	87
3.1.22	Organizational Status	87
3.1.23	Entity Diligence	87
3.1.24	No Casualty	87
3.1.25	Purchase Options	87
3.1.26	FIRPTA	87
3.1.27	Investment Company Act	88
3.1.28	Fiscal Year	88
3.1.29	Other Debt	88

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3.1.30	Contracts	88
3.1.31	Full and Accurate Disclosure	88
3.1.32	Other Obligations and Liabilities	88
3.1.33	Intellectual Property/Websites	89
3.1.34	Ground Lease	89
3.1.35	Operations Agreement	90
3.1.36	Franchise Agreements	90
3.1.37	Illegal Activity	91
3.1.38	Property Improvement Plan	91
3.1.39	Operating Lease	91
Section 3.2	Survival of Representations	91

ARTICLE 4 BORROWER COVENANTS		91
Section 4.1	Payment and Performance of Obligations	91
Section 4.2	Due on Sale and Encumbrance; Transfers of Interests	92
Section 4.3	Liens	93
Section 4.4	Special Purpose	93
Section 4.5	Existence; Compliance with Legal Requirements	94
Section 4.6	Taxes and Other Charges; Use and Occupancy Taxes	94
Section 4.7	Litigation	95
Section 4.8	Title to the Property	95
Section 4.9	Financial Reporting	95
4.9.1	Generally	95
4.9.2	Quarterly and Monthly Reports	96
4.9.3	Annual Reports	96
4.9.4	Other Reports	97
4.9.5	Annual Budget	97
4.9.6	Excess Operating Expenses	98
4.9.7	Hotel Accounting	99
Section 4.10	Access to Property	99
Section 4.11	Leases	100
Section 4.12	Repairs; Maintenance and Compliance; Alterations	100
4.12.1	Repairs; Maintenance and Compliance	100
4.12.2	Alterations	101
Section 4.13	Approval of Major Contracts	102
Section 4.14	Property Management	102
4.14.1	Management Agreements	102
4.14.2	Prohibition Against Termination or Modification	102
4.14.3	Replacement of Manager	104
4.14.4	Brand Manager Rights	105
Section 4.15	Performance by Borrower; Compliance with Agreements	105
Section 4.16	Licenses; Intellectual Property; Website	105
4.16.1	Licenses	105
4.16.2	Intellectual Property	106
4.16.3	Website	106
Section 4.17	Further Assurances	106
Section 4.18	Estoppel Statement	106

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-v-

6.8.2	Release of FF&E Reserve Funds	139
Section 6.9	Casualty and Condemnation Account	140
Section 6.10	Cash Collateral Funds	140
Section 6.11	Property Cash Flow Allocation	141
6.11.1	Order of Priority of Funds in Deposit Account	141
6.11.2	Failure to Make Payments	144
6.11.3	Application After Event of Default	144
6.11.4	Mezzanine Lender Monthly Debt Service Notice	145
Section 6.12	Security Interest in Reserve Funds	145
Section 6.13	Account Activation Notices	145
Section 6.14	Appointment of Account Representative	146
Section 6.15	Intentionally Omitted	146

ARTICLE 7 PERMITTED TRANSFERS		146
Section 7.1	Loan Assumption	146
Section 7.2	Permitted Transfers	155
Section 7.3	Cost and Expenses; Copies	162
Section 7.4	Replacement Mezzanine Loan	162

ARTICLE 8 DEFAULTS		162
Section 8.1	Events of Default	162
Section 8.2	Remedies	167
8.2.1	Acceleration	167
8.2.2	Suspension of Lender’s Performance	167
8.2.3	Remedies Cumulative	167
8.2.4	Severance	168
8.2.5	Lender’s Right to Perform	169

ARTICLE 9 SALE AND SECURITIZATION OF MORTGAGE		169
Section 9.1	Sale of Mortgage and Securitization	169
Section 9.2	Securitization Indemnification	173
Section 9.3	Severance	177
9.3.1	Severance Documentation	177
9.3.2	Intentionally Deleted	177
9.3.3	Cooperation; Execution; Delivery	177
9.3.4	Uncross of Properties	178
Section 9.4	Costs and Expenses	179
Section 9.5	Confidentiality	179
Section 9.6	Compliance with Required Loan Restructurings	179

ARTICLE 10 MISCELLANEOUS		180
Section 10.1	Exculpation	180
Section 10.2	Survival; Successors and Assigns	183
Section 10.3	Lender’s Discretion; Rating Agency Review Waiver	183
Section 10.4	Governing Law	184
Section 10.5	Modification, Waiver in Writing	185
Section 10.6	Notices	186

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SCHEDULES AND EXHIBITS

Schedules:

Schedule I-A	-	Borrower
Schedule I-B	-	Operating Lessee
Schedule I	-	Individual Properties and Allocated Loan Amounts
Schedule I-M1	-	Mezzanine A Allocated Loan Amounts
Schedule I-M2	-	Mezzanine B Allocated Loan Amounts
Schedule I-M3	-	Approved Mezzanine Allocated Loan Amounts
Schedule II	-	[Reserved]
Schedule III	-	Organizational Chart of Borrower and Tax ID Numbers
Schedule IV	-	Exceptions to Representations and Warranties
Schedule V	-	Definition of Special Purpose Bankruptcy Remote Entity
Schedule VI	-	Intellectual Property/Websites
Schedule VII	-	REAs
Schedule VIII	-	Ground Lease
Schedule IX	-	Description of Prior Loans
Schedule X	-	Scheduled Managers
Schedule XI	-	Rent Roll
Schedule XII	-	Franchise Agreements
Schedule XIII	-	Property Accounts
Schedule XIV	-	Hotel Companies/Approved Brands
Schedule XV	-	List of Closing Date Managers
Schedule XVI	-	Non-Conforming Properties
Schedule XVII	-	Operating Leases
Schedule XVIII	-	Scheduled PIP
Schedule XIX	-	Divested Properties
Schedule XX	-	Major Contracts
Schedule XXI	-	Red Zone Properties

Exhibits:

Exhibit A	-	Form of Tenant Instructions
Exhibit B	-	Secondary Market Transaction Information

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LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of May 1, 2019 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), among MORGAN STANLEY BANK, N.A., a national banking association having an office at 1585 Broadway, New York, New York 10036 (together with its successors and/or assigns, “MS”), CITI REAL ESTATE FUNDING INC., a New York corporation, have an address at 388 Greenwich Street, New York, New York 10013 (together with its successors and/or assigns, “Citi”), DEUTSCHE BANK AG, NEW YORK BRANCH, a branch of Deutsche Bank AG, a German Bank authorized by the New York Department of Financial Services, having an address at 60 Wall Street, 10th Floor, New York, New York 10005 (together with its successors and/or assigns, “DBNY”), GOLDMAN SACHS MORTGAGE COMPANY, a New York limited partnership, have an address at 200 West Street, New York, New York 10282 (together with its successors and/or assigns, “GS”), and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a banking association chartered under the laws of the United States of America, having an address at 383 Madison Avenue, New York, New York 10179 (together with its successors and assigns, “JPM” and together with MS, Citi, GS and DBNY and each of their respective successors and/or assigns, collectively, “Lender”), THE ENTITIES LISTED ON SCHEDULE I-A, each a Delaware limited liability company (together with each of their respective permitted successors and assigns, collectively, “Borrower” and each sometimes referred to herein individually as an “Individual Borrower”) and THE ENTITIES LISTED ON SCHEDULE I-B, each a Delaware limited liability company (together with each of their respective permitted successors and assigns, “Operating Lessee”).

All capitalized terms used herein shall have the respective meanings set forth in Article 1 hereof.

WITNESSETH:

WHEREAS, Borrower desires to obtain the Loan from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms and conditions of this Agreement and the other Loan Documents.

NOW, THEREFORE, in consideration of the foregoing recitals, the making of the Loan by Lender, the covenants, agreements, representations and warranties set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:

ARTICLE 1

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1           Specific Definitions.

For all purposes of this Agreement, except as otherwise expressly provided:

“Acceptable Accounting Method” shall mean (i) GAAP, (ii) a federal income tax basis of accounting, (iii) the Uniform System of Accounts, or (iv) such other accounting basis reasonably acceptable to Lender, in each case consistently applied.

“Acknowledgment” shall mean the Acknowledgment, dated on or about the date hereof made by Counterparty, or as applicable, Approved Counterparty.

“Additional Insolvency Opinion” shall mean any bankruptcy non-consolidation opinion that would be satisfactory to a prudent lender acting reasonably and is required to be delivered subsequent to the Closing Date pursuant to, and in connection with, the Loan Documents.

“Adjusted Operating Income” shall mean for any period, total aggregate Operating Income for such period less the amount of Hotel Taxes included in Operating Income for such period.

“Advance Deposits” shall mean all deposits, advance payments and similar items for commitments, reservations and agreements (“Advance Booking Agreements”) regarding the future use of guest rooms, banquet rooms, conference rooms and other facilities constituting part of an Individual Property.

“Affiliate” shall mean, as to any Person, any other Person that either (or both) (a) is in Control of, is Controlled by or is under common ownership or Control with such Person or is a director or officer of such Person or of an Affiliate of such Person, and/or (b) owns directly or indirectly thirty-five percent (35%) or more of the equity interests in such Person.

“Aggregate LTV” shall mean the ratio, in which the numerator is equal to the Aggregate Principal Balance and the denominator is equal to the Appraised Value of the Properties.

“Aggregate Principal Balance” shall mean the sum of the Outstanding Principal Balance, plus the Outstanding Mezzanine Principal Balance.

“Allocated Loan Amount” shall mean, for each Individual Property, the amount set forth on Schedule I attached hereto.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration Threshold” shall mean (a) with respect to any Individual Property undergoing an alteration and/or a Restoration and/or subject to Flagging Costs, an amount equal to $1,000,000, and (b) with respect to all Individual Properties undergoing alterations and/or Restorations and/or subject to Flagging Costs, an aggregate amount equal to five percent (5%) of the Outstanding Principal Balance, in each case excepting alterations made pursuant to an Approved Annual Budget, Approved Alterations or as otherwise reasonably approved by the Lender.

“Annual Budget” shall mean the operating and capital budget for the Properties, setting forth, on a month-by-month basis, in reasonable detail, each line item of Borrower’s good faith estimate of anticipated Operating Income, Operating Expenses and Capital Expenditures for the Properties for the applicable Fiscal Year.

“Annual Debt Service” shall mean, as of any date of determination, the Debt Service payable during the one-year period occurring from and after such date of determination calculated by assuming that (a) the Outstanding Principal Balance at all times during such period is equal to the Outstanding Principal Balance as of the date of determination (taking into account any prepayments that occur on such date in accordance with this Agreement) and (b) LIBOR (or the Prime Rate or the Substitute Base Rate, as applicable) at all times during such period is equal to either (i) in connection with Borrower’s exercise of an Extension Option hereunder, the Strike Price of the proposed Replacement Interest Rate Cap Agreement (or the Substitute Interest Rate Protection Agreement, as applicable) to be entered into by Borrower in connection with its exercise of such Extension Option or (ii) otherwise, the Strike Price of the Interest Rate Cap Agreement in place as of such date of determination.

“Applicable Interest Rate” shall mean (a) with respect to Component A, the Component A Rate, (b) with respect to Component B, the Component B Rate, (c) with respect to Component C, the Component C Rate, (d) with respect to Component D, the Component D Rate, (e) with respect to Component E, the Component E Rate, and (f) with respect to Component F, the Component F Rate.

“Applicable Interest Rate Conversion” shall mean the conversion of the Applicable Interest Rate for each Component between the LIBOR Interest Rate, the Base Rate and/or the Substitute Rate, as applicable.

“Applicable Lending Office” shall mean the “lending office” of Lender (or of an Affiliate of Lender) designated for Lender on the signature page hereof or such other office of Lender (or an Affiliate of Lender) as Lender may from time to time specify to Borrower in writing as the office by which the Loan is to be made and/or maintained by Lender.

“Applicable Spread” shall mean (a) with respect to Component A, 2.1391%, (b) with respect to Component B, 2.1391%, (c) with respect to Component C, 2.1391%, (d) with respect to Component D, 2.1391%, (e) with respect to Component E, 2.1391%, and (f) with respect to Component F, 2.1391%.

“Appraised Value” shall mean the aggregate “as-is” fair market value of the Properties based on new appraisals obtained by Lender and paid for by Borrower, which new appraisals shall be (i) dated not more than ninety (90) days prior to the Approved Mezzanine Closing Date, (ii) signed by a qualified, independent MAI appraiser selected by Lender, (iii) addressed to and may be relied upon by Lender and its successors and assigns, (iv) made in compliance with the requirements of the Federal National Mortgage Association Company or Federal Home Loan Mortgage Corporation, or any successor thereto, and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder and the Uniform Standards of Professional Appraisal Practice and (v) otherwise satisfactory to Lender in all respects.

“Approved Alterations” shall have the meaning set forth in the definition of “Material Alterations”.

“Approved Bank” shall mean a bank or other financial institution, the long-term unsecured debt rating of which are at least “A” by S&P and Fitch and “A2” by Moody’s and the short-term unsecured debt ratings of which are at least “A-1” by S&P, “F1” by Fitch and “P-1” by Moody’s.

“Approved Brand” shall mean, for an Individual Property, any of the hotel brands identified on Schedule XIV or such other brand as is approved by Lender with respect to such Individual Property, such approval not to be unreasonably withheld, conditioned or delayed; provided, that in order for a hotel brand to be deemed an Approved Brand with respect to any Individual Property, such hotel brand shall also satisfy the Approved Brand Requirements with respect to such Individual Property (unless expressly exempted from satisfying the Approved Brand Requirements pursuant to the definition of such term).

“Approved Brand Requirements” shall mean, with respect to any Individual Property that is being reflagged under a new Franchise Agreement pursuant to Section 4.34(d) or (e), that the hotel brand of the hotel located at such Individual Property meets or exceeds the STR Chain Scale classification of the hotel brand that was in place on the Closing Date with respect to such Individual Property; provided, however, that the Approved Brand Requirements need not be satisfied with respect to the following: up to an aggregate of 5% of all Individual Properties as they exist as of the Closing Date, which 5% shall include, without limitation, hotels reflagged as Red Roof Inn, Red Lion or La Quinta, (measured by Allocated Loan Amount, i.e., the Approved Brand Requirements need not be satisfied for an Individual Property if, after such reflagging, the aggregate of the Allocated Loan Amounts for all Individual Properties reflagged not in compliance with the Approved Brand Requirements expressed as a percentage of the aggregate of the Allocated Loan Amounts for all Individual Properties as they exist as of the Closing Date, is less than or equal to, but not in excess of, 5%).

“Approved Capital Expenditures” shall mean Capital Expenditures incurred by Borrower and either (i) included in the Approved Annual Budget or (ii) approved by Lender, which approval shall not be unreasonably withheld, conditioned or delayed, provided that any Capital Expenditures included in FF&E Expenses or PIP Expenses shall not constitute Approved Capital Expenditures.

“Approved Counterparty” shall mean a bank or other financial institution which either (I) has (or provides a guarantor of its obligations that has) a long-term unsecured debt rating of not less than “A3” by Moody’s or such lower rating which Moody’s shall acknowledge is credit neutral with respect to the Securitization of the Loan or any portion thereof; or (II) is otherwise acceptable to the Rating Agencies, as evidenced by a Rating Agency Confirmation to the effect that such counterparty shall not cause a downgrade withdrawal or qualification of the ratings assigned, or to be assigned, to the Securities or any class thereof in any Securitization; provided however, that SMBC Capital Markets, Inc. (with an Acceptable SMBC Credit Support Party as its credit support party) will be an Approved Counterparty so long as the rating of its credit support party (provided such credit support party shall be an Acceptable SMBC Credit Support Party ) is not downgraded, withdrawn or qualified by S&P or Moody’s or Fitch (if applicable) from the long and short term ratings issued by such rating agencies below the lesser of the above rating (as applicable) or its ratings as of the date hereof. As used herein, an “Acceptable SMBC Credit Support Party” shall mean (i) Sumitomo Mitsui Banking Corporation or a replacement guarantor that meets the foregoing rating requirements and provides a guaranty on substantially the same form as the guaranty provided by Sumitomo Mitsui Banking Corporation on the Closing Date and (ii) provided any such credit support party guaranty guaranties all current and future obligations under the Interest Rate Cap Agreement or Replacement Interest Rate Cap Agreement, as applicable.

“Approved FF&E Expenses” shall mean FF&E Expenses incurred by Borrower and either (a) included in the Approved Annual Budget or (b) approved by Lender, which approval shall not be unreasonably withheld, conditioned or delayed; provided that any FF&E Expenses included in Approved Scheduled PIP Expenses shall not constitute Approved FF&E Expenses.

“Approved Flagging Budget” shall mean a budget of Flagging Costs for any Individual Property under any Franchise Agreement which has been approved or deemed approved by Lender, or for which approval is not required, in accordance with Section 4.34(d) or (e).

“Approved Mezzanine Account” shall mean the bank account into which Lender will deposit amounts payable to Approved Mezzanine Lender hereunder, as specified in a written notice from Approved Mezzanine Lender to Lender.

“Approved Mezzanine Allocated Loan Amount” shall mean, as to any Individual Property, the product of (a) the maximum stated principal amount of the Approved Mezzanine Loan, multiplied by (b) a fraction, the numerator of which is the Allocated Loan Amount for such Individual Property, and the denominator of which is the sum of the Allocated Loan Amounts for all Individual Properties remaining as of the Approved Mezzanine Closing Date. The Approved Mezzanine Allocated Loan Amount for each Individual Property shall be established as of the Approved Mezzanine Closing Date, and a copy of the schedule setting forth all Approved Mezzanine Allocated Loan Amounts shall be attached hereto as Schedule I-M3 upon the Approved Mezzanine Closing Date.

“Approved Mezzanine Closing Date” shall mean the earliest date on which any portion of the Approved Mezzanine Loan is funded by Approved Mezzanine Lender.

“Approved Mezzanine Debt Service Account” shall mean a subaccount of the Deposit Account established at such time the Approved Mezzanine Loan closes.

“Approved Mezzanine Lender” shall mean a Person who, as of the Approved Mezzanine Loan Closing Date, is a Qualified Mezzanine Lender (together with its successors and assigns). If the Approved Mezzanine Loan has two or more co-lenders, then “Approved Mezzanine Lender” shall mean, individually or collectively as the context requires, each lender or co-lender under the Approved Mezzanine Loan.

“Approved Mezzanine Loan” shall mean a loan from Approved Mezzanine Lender to the applicable Mezzanine Borrower, which Approved Mezzanine Loan, as of the Approved Mezzanine Loan Closing Date, satisfies the following conditions: (a) any or all Original Mezzanine Loans have been paid in full, including the payment of any Spread Maintenance Premium, if any; (b) the Approved Mezzanine Loan will be in a maximum principal amount not to exceed the applicable Outstanding Mezzanine Principal Balance on the date immediately prior to the date of repayment in full of such Original Mezzanine Loan; (c) after taking into account the Approved Mezzanine Loan, the Aggregate LTV shall be equal to or less than the Aggregate LTV on the Closing Date which the parties agree is 80.9%, (d) after taking into account the Approved Mezzanine Loan, the Debt Yield shall be equal to or greater than the Debt Yield immediately prior to the time the Original Mezzanine Loan was repaid; (e) after taking into account the Approved Mezzanine Loan, the Debt Service Coverage Ratio shall be equal to or greater than the Debt Service Coverage Ratio immediately prior to the time the Original Mezzanine Loan was repaid; (f) if the Approved Mezzanine Loan bears a floating rate of interest, the applicable Mezzanine Borrower shall have obtained an interest rate cap agreement consistent with the requirements of an Interest Rate Cap Agreement under the Original Mezzanine Loan Agreement and having a term that expires no earlier than the initial maturity date of the Approved Mezzanine Loan, the strike price of which shall be set so as to satisfy the applicable provisions of the applicable Original Mezzanine Loan Agreement; (g) the Approved Mezzanine Loan will be secured by an equity pledge encumbering the direct ownership interests of Mezzanine Borrower in Borrower or Mezzanine A Borrower, as applicable, and such other assets of the applicable Mezzanine Borrower as may be specified in the Approved Mezzanine Loan Documents (but will not be secured by any collateral securing the Loan or any Original Mezzanine Loan that has not been repaid in full); (h) the Approved Mezzanine Loan will be coterminous with the Loan and any Original Mezzanine Loan that has not been repaid in full (including with respect to the initial maturity date and all extended maturity dates hereunder and thereunder) or shall be freely prepayable from and after the Initial Stated Maturity Date and will have monthly payment dates on the same days as the Monthly Payment Dates hereunder; (i) the material economic terms of the Approved Mezzanine Loan shall be substantially similar to the economic terms of the Original Mezzanine Loan that is being replaced or otherwise reasonably acceptable to Lender, (j) Approved Mezzanine Lender shall enter into an intercreditor agreement with Lender reasonably satisfactory in all respects to Lender and satisfactory in all respects to any Rating Agencies, (provided that an intercreditor agreement substantially in the form as that entered into between Lender and Original Mezzanine Lenders with such changes as are acceptable to Lender and the Rating Agencies shall be deemed reasonably satisfactory to Lender and satisfactory to the Rating Agencies) which intercreditor agreement shall, among other things, provide that before Approved Mezzanine Lender (or its designee) may foreclose on the pledged equity interests or otherwise take control of Borrower or Mezzanine A Borrower, as applicable, an acceptable replacement guarantor (which replacement guarantor shall be deemed acceptable if such replacement guarantor would satisfy the requirements for a Replacement Guarantor under Section 7.1(a)(xiii) hereof if such guaranty were being delivered in connection with a Permitted Direct Assumption) shall deliver replacement environmental indemnity and guaranties of recourse obligations (in form and substance substantially the same as the Environmental Indemnity and the Guaranty) to Lender, (k) the Approved Mezzanine Loan Documents shall be reasonably satisfactory to Lender (provided that Approved Mezzanine Loan Documents substantially in the form as the Original Mezzanine Loan Documents shall be deemed reasonably satisfactory to Lender), (l) Lender shall have obtained a Rating Agency Confirmation with respect to the Approved Mezzanine Loan, (m) the Approved Mezzanine Loan shall be interest only, (n) the Approved Mezzanine Lender shall be a Qualified Mezzanine Lender, and (o) the Approved Mezzanine Loan shall be structured as no more than one tranche unless both Original Mezzanine Loans have been repaid in full, in which case the Approved Mezzanine Loan shall be structured as no more than two tranches, and in no event shall an Approved Mezzanine Loan be more senior in priority to any other then-outstanding Mezzanine Loan. All reasonable out-of-pocket costs and expenses incurred by Lender in connection with any Approved Mezzanine Loan (including, without limitation, reasonable legal fees) shall be the sole obligation of Borrower.

“Approved Mezzanine Loan Agreement” shall mean the loan agreement to be entered into between Approved Mezzanine Lender and the applicable Mezzanine Borrower in connection with the origination of the Approved Mezzanine Loan, which loan agreement shall govern the terms and conditions of the Approved Mezzanine Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Approved Mezzanine Loan Documents” shall mean all documents evidencing, securing, guaranteeing and/or perfecting the Approved Mezzanine Loan (and all tranches thereof) and all documents executed and/or delivered in connection therewith.

“Approved Mezzanine Monthly Debt Service Payment Amount” shall mean, for each Monthly Payment Date, an amount equal to the amount of (i) non-default interest which is then due on the Approved Mezzanine Loan under the Approved Mezzanine Loan Documents for the Interest Period during which such Monthly Payment Date occurs, plus (ii) the amount of any default interest and/or late fees then due and owing to Approved Mezzanine Lender by the applicable Mezzanine Borrower under the Approved Mezzanine Loan Documents.

“Approved Mezzanine Release Amount” shall mean, as to any Individual Property that is subject to a release and associated partial prepayment of the Loan pursuant to Section 2.4 and Section 2.5.2, the product of (x) the Release Amount Percentage multiplied by (y) the Approved Mezzanine Allocated Loan Amount for such Individual Property.

“Approved Operating Expenses” shall mean Operating Expenses incurred by Borrower or by any Manager on Borrower’s behalf (excluding any Restricted Payments) which (i) are included in the Approved Annual Budget for the current calendar month, (ii) are for real estate taxes, insurance premiums, electric, gas, oil, water, sewer or other utility service to the Properties, (iii) are for Management Fees, or (iv) have been approved in writing by Lender as Approved Operating Expenses; provided, however, that Approved Operating Expenses shall also include, for any calendar month in which Operating Expenses exceed the Monthly Operating Expense Budgeted Amount, the amount of such excess Operating Expenses up to and not to exceed ten percent (10%) of the Monthly Operating Expense Budgeted Amount for such calendar month as to which Borrower provides to Lender a reasonably detailed explanation of the reasons for and expenditures resulting in Operating Expenses exceeding the Monthly Operating Expense Amount.

“Approved Scheduled PIP Expenses” shall mean PIP Expenses incurred by Borrower for Scheduled PIP for any Individual Property in the amount not to exceed the amount budgeted for PIP Expenses for such Individual Property as set forth on Schedule XVIII (the foregoing budgets for Scheduled PIP for any Individual Property, as modified from time to time with the approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed, the “Approved Scheduled PIP Budget” for such Individual Property) and Flagging Costs that are permitted hereunder.

“Assignment of Agreements” shall mean that certain Assignment of Agreements, Licenses, Permits and Contracts, dated as of the date hereof, from Borrower and Operating Lessee, collectively, as assignor, to Lender, as assignee, as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

“Assignment of Interest Rate Cap Agreement” shall mean that certain Collateral Assignment of Interest Rate Cap Agreement dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, as the same may be amended, restated, extended, renewed, supplemented or otherwise modified from time to time.

“Assignment of Leases” shall mean, collectively, those certain first priority Assignments of Leases, Rents and Hotel Revenues dated as of the date hereof, from Borrower and Operating Lessee, collectively, as assignor, to Lender, as assignee, as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

“Assignment of Management Agreement” shall mean, collectively, those certain Assignments of Management Agreement and Subordination of Management Fees dated as of the date hereof among Borrower, Operating Lessee, the applicable Manager and Lender, as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

“Assumption” shall mean a Permitted Direct Assumption or a Permitted Indirect Assumption.

“Assumption Fee” shall mean Borrower’s Allocation of (a) an assumption fee equal to $250,000 if no material modifications to the Loan Documents are required in connection with the Assumption or (b) $350,000 if material modifications to the Loan Documents are required in connection with the Assumption.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect to all or any part of any Individual Property.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, or any other federal or state bankruptcy or insolvency law, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Base Management Fees” shall mean the base property management fees (i.e. based on a fixed percentage of revenues and not on the basis of any override or profit participation) for property management (as opposed to asset management) services provided to the Individual Properties and actually payable to Manager under the Management Agreements, but such fees, for any Manager, shall not, exceed three percent (3.0%) of the monthly Operating Income for the Individual Properties managed by such Manager and all such fees payable to all Managers in the aggregate shall not exceed three percent (3.0%) of the monthly Operating Income for the Properties.

“Base Rate” shall mean, with respect to each Interest Period that occurs while the Loan is a Base Rate Loan, a per annum interest rate equal to (a) the Prime Rate as of the related Interest Determination Date plus (b) the Base Rate Spread for each Component; provided, however, in no event shall the Base Rate for each Component be less than the Index Floor plus the Applicable Spread for each Component.

“Base Rate Loan” shall mean the Loan at any time in which the Applicable Interest Rate for each Component is calculated at the Base Rate.

“Base Rate Spread” shall mean, in connection with the conversion of the Loan from a LIBOR Loan or a Substitute Rate Loan to a Base Rate Loan, with respect to each Component, the difference (expressed as the number of basis points) between (a) LIBOR plus the Applicable Spread or the Substitute Base Rate plus the Substitute Rate Spread, as applicable, applicable to such Component as of the Interest Determination Date that LIBOR or the Substitute Base Rate, as applicable, was last utilized to determine the interest rate of the Loan minus (b) the Prime Rate as of such Interest Determination Date; provided, however, that if such difference is a negative number, then the Base Rate Spread shall be zero.

“Birmingham Property” shall mean that certain Individual Property with an address of 2731 US Highway 280, Birmingham, Alabama 35223.

“BK Cap” means the product of (i) the outstanding principal amount of the Loan plus any interest accrued and unpaid on the Loan multiplied, by (ii) 0.20, plus Lender’s actual out-of-pocket costs and expenses (including attorneys’ fees).

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with their respective successors and permitted assigns.

“Borrower Accounts” shall mean collectively the Property Accounts, the Clearing Accounts and the Disbursement Accounts.

“Borrower’s Allocation” shall mean a fraction, expressed as a percentage, the numerator of which is the outstanding principal balance of the Loan and the denominator of which is the aggregate principal balance of the Loan, the Original Mezzanine Loan and any Approved Mezzanine Loan.

“Brand Manager” shall mean collectively, each of Embassy Suites Management LLC, Hampton Inns Management LLC, Homewood Suites Management LLC, Hilton Worldwide or any Affiliate of Hilton Worldwide, Marriott International Inc. or any Affiliate of Marriott International, Inc., Hyatt Hotels Corporation or any Affiliate of Hyatt Hotels Corporation or Starwood Hotels and Resorts Worldwide, Inc. or any Affiliate of Starwood Hotels and Resorts Worldwide, Inc.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for general business in (i) the State of New York, (ii) the State where the corporate trust office of the Trustee is located or (iii) the State where the servicing offices of the Servicer are located.

“Calculation Date” shall mean the last day of each calendar quarter during the Term.

“Capital Expenditures” shall mean, for any period, the amount incurred for items capitalized under GAAP and the Uniform System of Accounts (including expenditures for building improvements or major repairs).

“Capped LIBOR Rate” shall mean (i) during the initial term of the Loan, (A) for such time the Loan is a LIBOR Loan, four percent (4.0%), (B) for such time the Loan is a Base Rate Loan, a strike rate determined as of the date of purchase of the Substitute Interest Rate Protection Agreement which is expressed as a percentage equal to the difference between (1) the strike rate set forth in clause (A) immediately preceding minus (2) the positive or negative difference of (x) the weighted average of the Base Rate Spread minus (y) the weighted average of the Applicable Spread (for the avoidance of doubt, it being agreed by the parties that if this clause (2) results in a negative number, such amount is added to the strike rate, and if this clause (2) results in a positive number, such amount is subtracted from the strike rate), (C) for such time the Loan is a Substitute Rate Loan, a strike rate determined as of the date of purchase of the Interest Rate Cap Agreement which is expressed as a percentage equal to the difference between (1) the strike rate set forth in clause (A) minus (2) the positive or negative difference of (x) the weighted average of the Substitute Rate Spread minus (y) the weighted average of the Applicable Spread (for the avoidance of doubt, it being agreed by the parties that if this clause (2) results in a negative number, such amount is added to the strike rate, and if this clause (2) results in a positive number, such amount is subtracted from the strike rate), and (ii) during each Extended Term, the strike price such that the Debt Service Coverage Ratio as of the first day of such Extended Term is not less than 1.05x.

“Cash Management Agreement” shall mean that certain Cash Management Agreement of even date herewith among Lender, Borrower, Operating Lessee, HIT Portfolio I TRS Holdco, LLC, a Delaware limited liability company, Mezzanine A Borrower, Mezzanine A Lender, Mezzanine B Borrower, Mezzanine B Lender and Wells Fargo Bank, National Association, as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, (c) adjustments to the Regulation D reserve requirements (including, without limitation, all basic, marginal, emergency, supplemental, special or other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) announced by the Federal Reserve Board of Governors, or (d) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in the case of both clauses (i) and (ii) be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued (regardless of whether currently in force and effect).

“Change of Control Flagging Costs” shall mean the PIP Expenses for any PIP Work at an Individual Property required in connection with an Assumption or other change of Control of Borrower, whether for the applicable Franchisor’s consent of such transaction, the renewal or extension of the Franchise Agreement for such Individual Property or the entering into of a new or replacement Franchise Agreement for such Individual Property, together with any other costs and expenses of flagging, reflagging, renewal, extension, renovation and otherwise qualifying and positioning such Individual Property, pursuant to the agreement required to obtain such Franchisor’s consent or to obtain a new Franchisor.

“Clearing Accounts” shall mean the Eligible Accounts maintained at the Clearing Account Bank by the Individual Borrowers or Operating Lessees in the name of the Account Representative for the benefit of Lender. There shall be one Clearing Account or subaccount of a Clearing Account for each Property.

“Clearing Account Agreements” shall mean those certain Clearing Account Control Agreements, each dated of even date herewith by and among the applicable Individual Borrower(s), Operating Lessee, Lender and Clearing Account Bank for each applicable Individual Property or Individual Properties, as the case may be, in effect from time to time in accordance with the terms and conditions of the Loan Documents and as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

“Clearing Account Bank” means Wells Fargo Bank, N.A., or such successor bank selected by Borrower provided such replacement bank shall be an Eligible Institution approved by Lender that, prior to succeeding as a Clearing Account Bank, enters into, with the related Manager or Managers, the respective Individual Borrowers and Lender, a Clearing Account Agreement approved by Lender, such approval in each case not to be unreasonably withheld, conditioned or delayed.

“Closing Date” shall mean May 1, 2019.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form, and other guidance published by the Internal Revenue Service on which taxpayers may rely.

“Component” shall mean individually or collectively, as the context may require, any one of Component A, Component B, Component C, Component D, Component E and Component F, each as more particularly set forth in Section 2.1.2 hereof.

“Component A Rate” shall mean a rate per annum equal to, as applicable, (a) the LIBOR Interest Rate plus the Applicable Spread with respect to any period when the Loan is a LIBOR Loan, (b) the Substitute Base Rate plus the Substitute Rate Spread for Component A with respect to any period when the Loan is a Substitute Rate Loan and (c) the Prime Rate plus the Base Rate Spread for Component A with respect to any period when the Loan is a Base Rate Loan.

“Component B Rate” shall mean a rate per annum equal to, as applicable, (a) the LIBOR Interest Rate plus the Applicable Spread with respect to any period when the Loan is a LIBOR Loan, (b) the Substitute Base Rate plus the Substitute Rate Spread for Component B with respect to any period when the Loan is a Substitute Rate Loan and (c) the Prime Rate plus the Base Rate Spread for Component B with respect to any period when the Loan is a Base Rate Loan.

“Component C Rate” shall mean a rate per annum equal to, as applicable, (a) the LIBOR Interest Rate plus the Applicable Spread with respect to any period when the Loan is a LIBOR Loan, (b) the Substitute Base Rate plus the Substitute Rate Spread for Component C with respect to any period when the Loan is a Substitute Rate Loan and (c) the Prime Rate plus the Base Rate Spread for Component C with respect to any period when the Loan is a Base Rate Loan.

“Component D Rate” shall mean a rate per annum equal to, as applicable, (a) the LIBOR Interest Rate plus the Applicable Spread with respect to any period when the Loan is a LIBOR Loan, (b) the Substitute Base Rate plus the Substitute Rate Spread for Component D with respect to any period when the Loan is a Substitute Rate Loan and (c) the Prime Rate plus the Base Rate Spread for Component D with respect to any period when the Loan is a Base Rate Loan.

“Component E Rate” shall mean a rate per annum equal to, as applicable, (a) the LIBOR Interest Rate plus the Applicable Spread with respect to any period when the Loan is a LIBOR Loan, (b) the Substitute Base Rate plus the Substitute Rate Spread for Component E with respect to any period when the Loan is a Substitute Rate Loan and (c) the Prime Rate plus the Base Rate Spread for Component E with respect to any period when the Loan is a Base Rate Loan.

“Component F Rate” shall mean a rate per annum equal to, as applicable, (a) the LIBOR Interest Rate plus the Applicable Spread with respect to any period when the Loan is a LIBOR Loan, (b) the Substitute Base Rate plus the Substitute Rate Spread for Component F with respect to any period when the Loan is a Substitute Rate Loan and (c) the Prime Rate plus the Base Rate Spread for Component F with respect to any period when the Loan is a Base Rate Loan.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Individual Property or any part thereof.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Special Taxes or branch profits Special Taxes.

“Contribution Agreement” shall mean that certain Contribution Agreement dated as of the date hereof by and among each of the Individual Borrowers and Lender, as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

“Control” shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract or otherwise, and the terms Controlled, Controlling and Common Control shall have correlative meanings.

“Control Party Asset Threshold” shall mean the ownership of total real estate assets in the United States or Canada (in name or under management) in excess of $1,000,000,000 and a capital/statutory surplus or shareholder equity in excess of $400,000,000.

“Conversion Date” shall mean the effective date of the Applicable Interest Rate Conversion.

“Conversion Notice” shall mean a notice given by Lender to Borrower in accordance with Section 10.6 hereof notifying the Borrower of the occurrence of an event triggering an Applicable Interest Rate Conversion and which notice:

(i)          sets forth the circumstances of the Applicable Interest Rate Conversion in reasonable detail; and

(ii)         includes the requirements required to be satisfied in connection with such Applicable Interest Rate Conversion as described in Section 2.2.4 hereof.

“Counterparty” shall mean, with respect to the Interest Rate Cap Agreement, SMBC Capital Markets, INC. and with respect to any Replacement Interest Rate Cap Agreement, any Approved Counterparty thereunder.

“Dallas Courtyard Property” shall mean that certain Individual Property with an address of 2150 Market Center Blvd., Dallas, Texas 75207.

“Debt” shall mean the Outstanding Principal Balance together with all interest accrued and unpaid thereon and all other sums (including any Spread Maintenance Premium, if applicable) due to Lender from time to time in respect of the Loan under the Note, this Agreement, the Mortgage, the Environmental Indemnity or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period, the scheduled interest payments due under the Note in such period.

“Debt Service Coverage Ratio” shall mean, as of any date of determination, a ratio in which:

(a)          the numerator is the Underwritten Net Cash Flow as of such date of determination; and

(b)          the denominator is the sum, as of such date of determination, of the Annual Debt Service plus the Mezzanine Annual Debt Service.

“Debt Yield” shall mean, as of any date of determination, a fraction, expressed as a percentage (i.e. 0.10 = 10%), which is obtained by dividing:

(a)          the Underwritten Net Cash Flow as of such date of determination; by

(b)          the Outstanding Principal Balance plus the Outstanding Mezzanine Principal Balance.

“Debt Yield Cure Level” shall mean a Debt Yield of (i) at any time prior to the Initial Stated Maturity Date, eight percent (8.0%) and (ii) from and after the Initial Stated Maturity Date, eight and one-half percent (8.50%).

“Debt Yield Trigger Level” shall mean a Debt Yield of (i) at any time prior to the Initial Stated Maturity Date, eight percent (8.0%) and (ii) from and after the Initial Stated Maturity Date, eight and one-half percent (8.50%).

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would constitute an Event of Default.

“Default Rate” shall mean a rate per annum equal to the lesser of (i) the Maximum Legal Rate or (ii) three percent (3%) above the Applicable Interest Rate.

“Deposit Account” shall mean an Eligible Account at the Deposit Bank.

“Deposit Bank” shall mean the bank or banks selected by Lender to maintain the Deposit Account. Lender may in its reasonable discretion change the Deposit Bank from time to time.

“Disbursement Accounts” shall mean one or more Eligible Accounts maintained at the Disbursement Account Bank by one or more Individual Borrowers, for the benefit of Lender, which each applicable Manager shall have access to pursuant to Section 6.1 below.

“Disbursement Account Bank” shall mean the bank or banks at which the Disbursement Accounts are established from time to time, or any such successor bank selected by Borrower provided such replacement bank shall be an Eligible Institution approved by Lender, such approval not to be unreasonably withheld, conditioned or delayed.

“Divested Properties” shall mean, individually or collectively, the Divested Properties (Loan) and the Divested Properties (Non-Loan).

“Divested Properties (Loan)” shall mean the real property and improvements listed on Schedule XIX-I attached hereto previously owned by an Individual Borrower and leased by an Individual Operating Lessee and now owned by another Individual Borrower and/or Individual Operating Lessee. The Divested Properties (Loan) are Individual Properties.

“Divested Properties (Non-Loan)” shall mean the real property and improvements listed on Schedule XIX-II attached hereto previously owned by Borrower and any other real property formerly constituting Individual Properties or Divested Properties (Non-Loan) which have been condemned by (or transferred in lieu thereof to) a Governmental Authority (during Borrower’s period of ownership) prior to the Closing Date. Prior to the Closing Date, all of Borrower’s right, title, interest and estate in the Divested Properties (Non-Loan) were transferred and conveyed by Borrower to third parties. The Divested Properties (Non-Loan) are not Individual Properties.

“Divested Property Liabilities” shall mean any and all actual, out-of-pocket liabilities, losses, damages, costs and expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Borrower and/or Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Borrower or Lender shall be designated a party thereto), that are imposed on, incurred by, or asserted against Borrower or Lender in any manner relating to or arising out of (i) Borrower’s and/or Operating Lessee’s ownership, leasing and/or operation of the Divested Properties (Non-Loan); (ii) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about any Divested Property (Non-Loan) or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (iii) any use, nonuse or condition in, on or about any Divested Property (Non-Loan) or on adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (iv) performance of any labor or services or the furnishing of any materials or other property in respect of any Divested Property (Non-Loan); (v) any failure of any Divested Property (Non-Loan) to comply with any applicable Legal Requirement (including any Environmental Laws); (vi) any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with any lease or other transaction involving any Divested Property (Non-Loan) or any part thereof, or any liability asserted against Borrower or Lender with respect thereto; (vii) any claims by any lessee of any portion of any Divested Property (Non-Loan) or any Person acting through or under any lessee or otherwise arising under or as a consequence of any such lease; and (viii) any presence or release of Hazardous Substances at any Divested Property (Non-Loan), in each case of clauses (i) through (viii) above, with respect to each Divested Property (Non-Loan), to the extent such liability, loss, damage, cost, or expense arises out of any circumstance, condition, action or event that occurred or existed on or prior to the date on which such Divested Property (Non-Loan) was conveyed by Borrower (even to the extent that the applicable liability, loss, damage, cost, or expense did not occur, or the occurrence of the applicable circumstance, condition, action or event is not discovered, until after such date of conveyance).

“Due and Payable” shall mean, with respect to Taxes and Other Charges, the date upon which, if the applicable Taxes or Other Charges are not paid, such Taxes or Other Charges become delinquent or begin accruing fees, charges, penalties and/or interest or the payee thereof becomes entitled to exercise any right or remedies for non-payment thereof.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (i) an account or accounts (or subaccounts thereof) maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (ii) a segregated trust account or accounts (or subaccounts thereof) maintained with the corporate trust department of a federal depository institution or state chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations §9.10(b), having in either case corporate trust powers, acting in its fiduciary capacity, and a combined capital and surplus of at least $50,000,000, subject to supervision or examination by federal and state authorities and having a long-term unsecured debt rating of “A” or higher by S&P and “A2” or higher by Moody’s and a short-term unsecured debt rating of “A-1” or higher by S&P and “P-1” or higher by Moody’s. An Eligible Account will be a “deposit account” within the meaning of Section 9-102(a)(29) of the Uniform Commercial Code of the State of New York and will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P, P-1 by Moody’s, and F1+ by Fitch in the case of accounts in which funds are held for thirty (30) days or less or, in the case of Letters of Credit or accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “A+” by Fitch and S&P and “Aa3” by Moody’s.

“Emergency Expenses” shall mean any capital, operating or other expenses which the Borrower determines in good faith are necessary in the case of an emergency at an Individual Property in order to avoid immediate harm to individuals at such Individual Property or to such Individual Property and of which the Borrower has given Lender one (1) day’s prior notice (or such shorter or no notice, but subsequent notice to Lender as soon thereafter as reasonably possible, to the extent that one (1) day’s prior notice would jeopardize such Individual Property or the health, safety or welfare of individuals located thereon or therein), together with a reasonably detailed description of the Emergency Expenses and the nature of the emergency giving rise thereto.

“Enforcement” shall mean, following the occurrence of (and prior to Lender’s acceptance of a cure of) an Event of Default, the earliest to occur of (a) the acceleration of the Loan, (b) the initiation of judicial or non-judicial foreclosure proceeding, proceedings for the appointment of a receiver or any similar remedy and/or (c) the imposition of a stay, an injunction or a similar judicially imposed device that has the effect of preventing Lender from exercising remedies.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement dated as of the date hereof, executed by Borrower, Operating Lessee and Guarantors in connection with the Loan, for the benefit of Lender, or any replacement thereof in accordance with the express terms hereof, as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) which is a member of the same controlled group of corporations or group of trades or businesses under common control with Borrower, Operating Lessee or any Guarantor, or is treated as a single employer together with Borrower, Operating Lessee or any Guarantor under Section 414 of the Code or Title IV of ERISA.

“Excluded Taxes” shall mean (a) Special Taxes imposed on or measured by net income (however denominated) or net profits (including any branch profits or franchise taxes) of, or required to be withheld or deducted from any payment to, Lender or any of its Affiliates, divisions or branches by the jurisdiction (or any political subdivision thereof) (i) as a result of Lender (or Affiliate, divisions or branches of Lender) being a resident or deemed to be resident, is organized, maintains an office, or carries on business or is deemed to carry on business to which such payment relates, in the jurisdiction imposing such taxes or (ii) that are Other Connection Taxes; (b) any U.S. federal or state withholding Special Taxes that are imposed on amounts payable to or for the account of Lender (or any transferee, successor or assignee thereof, including any Person that is sold or assigned an interest in the Loan pursuant to Article IX) under the law in effect at the time Lender (or such transferee, successor or assignee) becomes a party to this Agreement or changes its lending office, (c) any backup withholding taxes; (d) Special Taxes imposed on account of Lender not providing documentation (including documentation regarding direct or indirect owners) that would have reduced or eliminated such taxes, provided that such Lender is legally entitled to provide such documentation; (e) Special Taxes imposed on account of Lender not being eligible for the “portfolio interest exception” in Section 871(h) or 881(c) of the Code, as set forth in such Sections as of the date of this Agreement (or any successor provision that is substantively comparable), and (f) any U.S. federal withholding Special Taxes imposed under FATCA.

“Experience Threshold” shall mean the ownership (including indirect ownership) and/or management of hospitality properties containing at least 7,500 guest rooms (exclusive of the Property) with at least 5 years’ experience in the ownership and/or management of such properties.

“Extended Term” shall mean the First Extended Term, the Second Extended Term or the Third Extended Term, as applicable.

“Extension Option” shall mean the First Extension Option, the Second Extension Option, or the Third Extension Option, as applicable.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version described above) and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FF&E” shall mean all fixtures, furnishings, equipment, furniture, and other items of tangible personal property now or hereafter located on any Individual Property or used in connection with the use, occupancy, operation and maintenance of all or any part of the Properties, other than stocks of food and other supplies held for consumption in normal operation but including, without limitation, appliances, machinery, equipment, signs, artwork, office furnishings and equipment, guest room furnishings, and specialized equipment for kitchens, laundries, bars, restaurants, public rooms, health and recreational facilities, linens, dishware, all partitions, screens, awnings, shades, blinds, floor coverings, hall and lobby equipment, heating, lighting, plumbing, ventilating, refrigerating, incinerating, elevators, escalators, air conditioning and communication plants or systems with appurtenant fixtures, vacuum cleaning systems, call or beeper systems, security systems, sprinkler systems and other fire prevention and extinguishing apparatus and materials; reservation system computer and related equipment; all equipment, manual, mechanical or motorized, for the construction, maintenance, repair and cleaning of, parking areas, walks, underground ways, truck ways, driveways, common areas, roadways, highways and streets; and the Vehicles (as defined in the Uniform System of Accounts for Hotels, current edition), in each case to the extent constituting the personal property of Borrower.

“FF&E Expense” for any period shall mean the amount expended for FF&E Work in, at or to the Properties or any Individual Property (including any installation, delivery or other related cost).

“Financial Covenants” shall refer to the certain financial covenants which shall be included in the Guaranty, and shall require that Guarantors:

(a)          maintain (x) an aggregate Net Worth (as defined below) (without regard to the Properties or any equity therein) of not less than $250,000,000 and (y) an aggregate Net Worth (including the Properties and any equity therein) of not less than $500,000,000 (collectively, the “Net Worth Threshold”); and

(b)          shall not, at any time while a default in the payment of the obligations under the Guaranty has occurred and is continuing, either (i) enter into or effectuate any transaction with any Affiliate of Guarantor that would reduce any Guarantor’s Net Worth below the Net Worth Threshold (including the payment of any dividend or distribution to a shareholder, or the redemption, retirement, purchase or other acquisition for consideration of any stock or other ownership interest in such guarantor) or (ii) sell, pledge, mortgage or otherwise transfer to any Affiliate of Guarantor any of any Guarantor’s assets, or any interest therein that would reduce any Guarantor’s Net Worth below the Net Worth Threshold.

For purposes of the foregoing definition of Financial Covenants “Net Worth” shall mean, as of a given date, (i) a Person’s total assets as of such date, including Uncalled Commitments, and for the purposes of determining Net Worth adding accumulated depreciation and amortization to the value of such assets less (ii) such Person’s total liabilities as of such date, determined in accordance with GAAP, exclusive of any liability under the Loan Documents, the Mezzanine Loan Documents, and, for avoidance of doubt, treating the arrangements with Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC as equity and not debt.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the Term.

“Fitch” shall mean Fitch, Inc.

“Franchise Agreements” shall mean individually or collectively, as the context requires, the existing franchise agreements for the Individual Properties identified on Schedule XII hereto, and any or all franchise, trademark and license agreements, or similar agreements between one or more of the Individual Borrowers or Operating Lessee, as applicable, and a hotel franchisor in effect from time to time during the term of the Loan as the same may be replaced, amended or modified from time to time in accordance with, and subject to, the terms and provisions of this Agreement. Each or any of the Franchise Agreements may sometimes be referred to herein, individually, as a “Franchise Agreement”.

“Franchisor” shall mean individually or collectively, as the context requires, any entity that is a hotel franchisor or licensor pursuant to any Franchise Agreement affecting any Individual Property.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time and set forth in the Financial Accounting Standards Board Accounting Standards Codification.

“Governmental Authority” shall mean any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, state, commonwealth, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Grantor Trust” shall mean a grantor trust under Subpart E of Part 1 of Subchapter J of the Code.

“Gross Revenue” shall mean all revenue derived from the ownership and operation of the Properties from whatever source, including, without duplication, Hotel Revenue, Rents and any Insurance Proceeds (whether or not Lender elects to treat any such Insurance Proceeds as business or rental interruption Insurance Proceeds pursuant to Section 5.4(f) hereof).

“Ground Lease Property” shall mean, individually and collectively, as the context requires, each Individual Property that is demised by one of the Ground Leases.

“Ground Leases” shall mean those certain ground leases more particularly described on Schedule VIII attached hereto and made a part hereof as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement. Each or any of the Ground Leases may be referred to herein individually as a “Ground Lease”.

“Ground Lessor” shall mean individually and collectively, as the context requires, the lessors under each of the Ground Leases.

“Ground Lease Purchase Option” shall mean any option, right of first refusal or right of first offer contained in any Ground Lease and/or granted by any Ground Lessor to the lessee under the Ground Lease (or any Individual Borrower or Affiliate thereof) to purchase the related Ground Lease Property.

“Ground Rent” shall mean any rent, additional rent or other charge payable by the tenant under the Ground Leases.

“Guarantors” shall mean Hospitality Investors Trust Operating Partnership, L.P. (“OP Guarantor”) and Hospitality Investors Trust, Inc. (“REIT Guarantor”), jointly and severally, and/or any other Person that now or hereafter guarantees any of Borrower’s obligations under any Loan Document.

“Guaranty” shall mean that certain Guaranty of Recourse Obligations of even date herewith from Guarantors for the benefit of Lender, or any replacement thereof in accordance with the express terms hereof, as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

“Hilton Brand Managed Properties” shall mean collectively, each Individual Property managed by Embassy Suites Management LLC, Hampton Inns Management LLC, Homewood Suites Management LLC or any Affiliate of Hilton Worldwide Holdings, Inc.

“Hotel Revenue” shall mean all revenues, income, receipts, rents, issues, profits, proceeds, accounts, termination or surrender fees, penalties, deposits (including Advance Deposits (net of any associated third party fees and expenses)), charges for services rendered and all other amounts arising from the use or enjoyment of all or any portion of the Properties, including without limitation, all hotel receipts, revenues and credit card receipts collected from guest rooms, restaurants, bars, and other food and beverage facilities, meeting rooms, banquet rooms, halls laundry facilities, parking facilities, spas and recreational facilities, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Borrower or any operator or manager of the hotel or the commercial space located in the Improvements or acquired from others (including, without limitation, from the rental of any office space, retail space, guest rooms or other space, halls, stores, and offices, and deposits securing reservations of such space), all license, lease, sublease and concession fees and rentals, including of commercial space, retail space, sign space and advertising space, all health club membership fees, greens fees, food and beverage wholesale and retail sales (including minibar revenues), vending machine sales, and service charges, and Insurance Proceeds, if any, from business interruption or other loss of income insurance, but only to the extent Lender elects to treat such Insurance Proceeds as business or rental interruption Insurance Proceeds pursuant to Section 5.4(f) hereof. “Hotel Revenue” does not include Hotel Taxes.

“Hotel Taxes” shall mean federal, state and municipal excise, occupancy, sales and use taxes collected by or on behalf of Borrower or any other Loan Party directly from patrons or guests of the Properties as part of or based on the sales price of any goods, services or other items, such as gross receipts, room, admission, cabaret or equivalent taxes and required to be paid to a Governmental Authority.

“Incentive Management Fees” shall mean the property management fees paid to a Manager for property management (as opposed to asset management) services provided to the Individual Properties that are based on an override, profit participation or other form of incentive for increased revenues or profits generated by such Individual Properties. Incentive Management Fees shall not include Base Management Fees, reimbursable expenses paid to a Manager, system service charges, accounting fees, development fees, revenue management fees, sales and marketing fees, information technology fees, human resources fees, risk management fees, administration fees or other similar fees, expenses or reimbursements, in each case, so long as the same are not calculated based on increases in revenues or profits generated by such Individual Properties.

“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness or liability of such Person for borrowed money (whether or not evidenced by bonds, debentures, notes or other instruments) or for the deferred purchase price of or payment for goods, property or services (including trade debt and trade payables) or mezzanine debt (except for the Mezzanine Loan), for which such Person or its assets are liable, (ii) obligations issued for, or liabilities incurred on account of, such Person, (iii) obligations or liabilities of such Person arising under or with respect to letters of credit (including without limitation letter of credit facilities and agreements and for amounts drawn upon letters of credit), credit facilities or other acceptance facilities, (iv) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (v) all indebtedness guaranteed by such Person, directly or indirectly, (vi) all obligations under leases that constitute capital leases for which such Person is liable, (vii) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case for which such Person is liable or its assets are liable, whether such Person (or its assets) is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss, and (viii) all obligations under any PACE Loans.

“Indemnified Taxes” means Special Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by Borrower under any Loan Document.

“Independent” shall mean, when used with respect to any Person, a Person who: (i) does not have any direct financial interest or any material indirect financial interest in Borrower or Operating Lessee or in any Affiliate of Borrower or Operating Lessee (other than the receipt of fees payable for its services), (ii) is not connected with Borrower or Operating Lessee or any Affiliate of Borrower or Operating Lessee as an officer, employee, promoter, underwriter, trustee, partner, member, manager, creditor, director, supplier, customer or person performing similar functions and (iii) is not a member of the immediate family of a Person defined in (i) or (ii) above.

“Independent Accountant” shall mean (i) a firm of nationally recognized, certified public accountants which is Independent and which is selected by Borrower and reasonably acceptable to Lender or (ii) such other certified public accountant(s) selected by Borrower, which is Independent and reasonably acceptable to Lender, it being agreed by Lender that any “Big Four” accounting firm (including any successor entity thereto) is hereby approved by Lender as long as such Person continues to be Independent and a nationally recognized certified public accounting firm.

“Index Floor” shall mean 0.0%.

“Individual Borrower” shall have the meaning set forth in the introductory paragraph hereto.

“Individual Property” shall mean, individually, any one of the properties identified on Schedule I hereto and (and, with respect to each such property, the Improvements, all Fixtures, all Equipment, all FF&E and all personal property owned by Borrower and used in connection with or incorporated into such property), together with all rights pertaining to such property and Improvements.

“Initial Stated Maturity Date” shall mean the Monthly Payment Date in November, 2021, as the same may be extended pursuant to Section 2.7 hereof.

“Insolvency Opinion” shall mean that certain bankruptcy non-consolidation opinion letter dated the date hereof delivered by Berger Harris LLP in connection with the Loan.

“Insurance Proceeds” shall mean all proceeds of insurance paid under the Policies.

“Interest Determination Date” shall mean, (a) with respect to each Interest Period that occurs while the Loan is a LIBOR Loan, the date that is two (2) Business Days (for purposes of this clause (a) only, “Business Day” is defined as any day on which banks are open for dealing in foreign currency and exchange in London) prior to the commencement date of such Interest Period, (b) with respect to each Interest Period that occurs while the Loan is a Base Rate Loan, the date that is two (2) Business Days prior to the commencement date of such Interest Period, and (c) with respect to each Interest Period that occurs while the Loan is a Substitute Rate Loan, the date that is two (2) Business Days prior to the commencement date of such Interest Period; provided, however, that an additional Interest Determination Date shall occur on the date which is two (2) Business Days prior to any Securitization Date (which shall adjust the Applicable Interest Rate for the remainder of the then-current Interest Period).

“Interest Rate Cap Agreement” shall mean the Confirmation and Agreement (together with the confirmation and schedules relating thereto), dated on or about the date hereof, between the Counterparty and Borrower, obtained by Borrower and collaterally assigned to Lender pursuant to the Assignment of Interest Rate Cap Agreement. After delivery of a Replacement Interest Rate Cap Agreement to Lender, the term Interest Rate Cap Agreement shall be deemed to mean such Replacement Interest Rate Cap Agreement. At any time the Loan is a Base Rate Loan or a Substitute Rate Loan and a Substitute Interest Rate Protection Agreement is in effect in accordance with Section 2.2.4(e), all references to the Interest Rate Cap Agreement in the Loan Documents shall be deemed to refer to a Substitute Interest Rate Protection Agreement. The Interest Rate Cap Agreement shall be governed by the laws of the State of New York and shall contain each of the following:

(a)          the notional amount of the Interest Rate Cap Agreement shall be equal to or exceed the Outstanding Principal Balance;

(b)          the remaining term of the Interest Rate Cap Agreement shall at all times extend through the end of the Interest Period in which the Maturity Date occurs as extended from time to time pursuant to this Agreement and the Loan Documents;

(c)          the Interest Rate Cap Agreement shall be issued by the Counterparty to Borrower and shall be pledged to Lender by Borrower in accordance with the Assignment of Interest Rate Cap Agreement;

(d)          the Counterparty under the Interest Rate Cap Agreement shall be obligated during the continuance of a Trigger Period to make a stream of payments, directly to the Deposit Account (whether or not an Event of Default has occurred) from time to time equal to the product of (i) the notional amount of such Interest Rate Cap Agreement multiplied by (ii) the excess, if any, of LIBOR (including any upward rounding under the definition of LIBOR) over the Strike Price and shall provide that such payment shall be made on a monthly basis in each case not later than (after giving effect to and assuming the passage of any cure period afforded to such Counterparty under the Interest Rate Cap Agreement, which cure period shall not in any event be more than three Business Days) each Monthly Payment Date;

(e)          the Counterparty under the Interest Rate Cap Agreement shall execute and deliver the Acknowledgment; and

(f)          the Interest Rate Cap Agreement shall impose no material obligation on the beneficiary thereof (after payment of the acquisition cost) and shall be in all material respects satisfactory in form and substance to Lender (in Lender’s reasonable discretion) and shall satisfy applicable Rating Agency standards and requirements, including, without limitation, provisions satisfying Rating Agencies standards, requirements and criteria (i) that incorporate representations by the Counterparty that no withholding taxes shall apply to payments by the Counterparty as of the date of the Interest Rate Cap Agreement, and provide for “gross up” payments by the Counterparty for any withholding tax (except for any Excluded Taxes), (ii) whereby the Counterparty agrees not to file or join in the filing of any petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, and (iii) that incorporate, if the Interest Rate Cap Agreement contemplates collateral posting by the Counterparty, a credit support annex setting forth the mechanics for collateral to be calculated and posted that are consistent with Rating Agency standards, requirements and criteria.

“Inventory” shall mean, as defined in the UCC, and including items which would be entered on a balance sheet under the line items for “Inventories” or “china, glassware, silver, linen and uniforms” under the Uniform System of Accounts for Hotels, current edition.

“Lease” shall mean any lease, sublease or sub-sublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy, all or any portion of any space in any Individual Property, and every modification, amendment or other agreement relating to such lease, sublease, sub-sublease or other agreement entered into in connection with such lease, sublease, sub-sublease or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Loan, any Secondary Market Transaction with respect to the Loan, Borrower, Operating Lessee or any Individual Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Securities Act, the Exchange Act, Regulation AB, the rules and regulations promulgated pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, zoning and land use laws, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower or Operating Lessee, at any time in force affecting such Individual Property or any part thereof, including any which may (i) require repairs, modifications or alterations in or to such Individual Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.

“Lender Documents” shall mean any agreement among Lender, any Mezzanine Lender, and/or any participant or any fractional owner of a beneficial interest in the Loan or any Mezzanine Loan relating to the administration of the Loan or any Mezzanine Loan, the Loan Documents or the Mezzanine Loan Documents, including without limitation, any intercreditor agreements, co-lender agreements and participation agreements.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable (without payment of any transfer fee by the transferring or transferee beneficiary thereof), clean sight draft letter of credit acceptable to Lender (either an evergreen letter of credit or one which does not expire until at least thirty (30) Business Days after the Stated Maturity Date or, if earlier, payment of the subject obligation or completion of the subject activity for which such Letter of Credit was provided) in favor of Lender and entitling Lender to draw thereon, in whole or in part, in New York, New York or such other domestic location approved by Lender or pursuant to procedures of the issuing bank provided that such issuing bank allows for draws (including partial draws by facsimile), issued by a domestic Approved Bank or the U.S. agency or branch of a foreign Approved Bank, to an applicant/obligor that is not the Borrower. Any Letter of Credit delivered to Lender in connection with the Loan shall, in addition to any other requirements set forth herein, be subject to the terms and conditions set forth in Section 2.9 hereof.

“LIBOR” shall mean, with respect to each Interest Period and each Interest Determination Date, the rate per annum (rounded to the nearest 1/1,000 of 1%) calculated by the Lender as set forth below:

(a) The rate for deposits in U.S. Dollars for a one-month period that appears on Reuters Screen LIBOR01 Page (or its equivalent) as of 11:00 a.m., London time, on such Interest Determination Date.

(b) If such rate does not appear on Reuters Screen LIBOR01 Page (or its equivalent) as of 11:00 a.m., London time, on the applicable Interest Determination Date, the Lender shall request the principal London office of any four major reference banks in the London interbank market selected by the Lender to provide such reference bank’s offered quotation to prime banks in the London interbank market for deposits in United States dollars for a one-month period as of 11:00 a.m., London time, on such Interest Determination Date in a principal amount of not less than $1,000,000 that is representative for a single transaction in the relevant market at the relevant time. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Lender shall request any three major banks in New York City selected by the Lender to provide such bank’s rates for loans in U.S. Dollars to leading European banks for a one-month period as of 11:00 a.m., New York City time, on such Interest Determination Date in a principal amount not less than $1,000,000 that is representative for a single transaction in the relevant market at the relevant time, and if at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. Promptly upon Borrower’s request, Lender shall provide Borrower with the basis (in writing) for its determination of LIBOR. Notwithstanding the foregoing, in no event shall LIBOR be less than zero.

“LIBOR Interest Rate” shall mean with respect to each Interest Period, LIBOR applicable to the Interest Period.

“LIBOR Loan” shall mean, with respect to each Component, at any time in which the Applicable Interest Rate is calculated at the LIBOR Interest Rate plus the Applicable Spread in accordance with the provisions of Article II hereof.

“Lien” shall mean any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest, PACE Loan or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting all or any portion of any Individual Property or any interest therein, or any direct or indirect interest in Borrower or in any other Loan Party, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Liquor License Agreement” shall mean, collectively, the Liquor License Agreement (Kansas), the Liquor License Agreement (Texas) and the Liquor License Agreement (Texas 8PK).

“Liquor License Agreement (Kansas)” shall mean that certain Liquor License Agreement of even date herewith by and between the Lender, Borrower, HIT Portfolio I DEKS TRS, LLC and Liquor Subsidiary (Kansas), as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

“Liquor License Agreement (Texas)” shall mean that certain Liquor License Agreement of even date herewith by and between the Lender, Borrower, HIT Portfolio I NTS TRS, LP, HIT Portfolio I TX Holdings, LLC and Liquor Subsidiary (Texas), as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

“Liquor License Agreement (Texas 8PK)” shall mean that certain Liquor License Agreement of even date herewith by and between the Lender, Borrower, HIT Portfolio I 8PK SAGL TRS, LP, HIT Portfolio I 8PK TX Holdings, LLC and Liquor Subsidiary (Texas 8PK), as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

“Liquor Subsidiary” shall mean, collectively, Liquor Subsidiary (Kansas), Liquor Subsidiary (Texas) and Liquor Subsidiary (Texas 8PK).

“Liquor Subsidiary (Kansas)” shall mean HIT Portfolio I KS TRS, LLC, a Kansas limited liability company, together with its permitted successors and assigns.

“Liquor Subsidiary (Texas)” shall mean HIT Portfolio I TX Beverage Company, LLC, a Delaware limited liability company, together with its permitted successors and assigns.

“Liquor Subsidiary (Texas 8PK)” shall mean HIT Portfolio I 8PK TX Beverage Company, LLC, a Delaware limited liability company, together with its permitted successors and assigns.

“Liquor Subsidiary Pledge” shall mean, collectively, the Liquor Subsidiary Pledge (Kansas), Liquor Subsidiary Pledge (Texas) and the Liquor Subsidiary Pledge (Texas 8PK).

“Liquor Subsidiary Pledge (Kansas)” shall mean that certain Pledge and Security Agreement of even date herewith pursuant to which HIT Portfolio I DEKS TRS, LLC, a Delaware limited liability company has pledged its ownership interests in Liquor Subsidiary (Kansas), which pledge has been acknowledged by Liquor Subsidiary (Kansas), as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

“Liquor Subsidiary Pledge (Texas)” shall mean that certain Pledge and Security Agreement of even date herewith pursuant to which HIT Portfolio I TX Holdings, LLC has pledged its ownership interests in Liquor Subsidiary (Texas), which pledge has been acknowledged by Liquor Subsidiary (Texas), as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

“Liquor Subsidiary Pledge (Texas 8PK)” shall mean that certain Pledge and Security Agreement of even date herewith pursuant to which HIT Portfolio I 8PK TX Holdings, LLC has pledged its ownership interests in Liquor Subsidiary (Texas 8PK), which pledge has been acknowledged by Liquor Subsidiary (Texas 8PK), as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

“Loan” shall mean the loan in the original principal amount of the Loan Amount made by Lender to Borrower pursuant to this Agreement.

“Loan Amount” shall mean Eight Hundred Seventy Million and No/100 Dollars ($870,000,000).

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Assignment of Leases, the Cash Management Agreement, the Clearing Account Agreements, the Assignment of Agreements, the Assignment of Interest Rate Cap Agreement, the Environmental Indemnity, the Assignment of Management Agreement, the Guaranty, the Contribution Agreement, the Liquor Subsidiary Pledge, the Liquor License Agreement, the Post-Closing Agreement and any other documents, agreements and instruments now or hereafter evidencing, securing or delivered to Lender in connection with the Loan, as the same may be (and each of the foregoing defined terms shall refer to such documents as they may be) amended, restated, replaced, supplemented or otherwise modified from time to time.

“Loan Party” shall mean, individually or collectively as the context requires, each Individual Borrower, each Operating Lessee, Liquor Subsidiary, each SPC Party and each Mezzanine Borrower.

“Low Cash Flow Trigger” shall occur if, on any Calculation Date, the Debt Yield shall be equal to or less than the Debt Yield Trigger Level.

“Low Cash Flow Trigger Period” shall commence upon the occurrence of a Low Cash Flow Trigger and shall end when the Debt Yield shall exceed the applicable Debt Yield Cure Level as of any subsequent Calculation Date; provided, however, that if Borrower and Mezzanine Borrowers make the prepayments specified in Section 2.4.2(c) (upon at least two (2) Business Days prior written notice), then such Low Cash Flow Trigger Period shall cease immediately upon the making of such prepayments (as opposed to waiting for the determination on the subsequent Calculation Date that the Debt Yield exceeds the Debt Yield Cure Level) (the “Immediate Low Cash Flow Trigger Cure”).

“LTV” shall mean the ratio, in which the numerator is equal to the Outstanding Principal Balance and the denominator is equal to the Appraised Value of the Properties.

“Major Contract” shall mean any cleaning, maintenance, service or other contract or agreement of any kind of a material nature (materiality for these purposes to mean, contracts (a) which extend beyond one year (unless cancelable on sixty (60) days or less notice without requiring the payment of termination fees or payments of any kind) and (b) requiring the payment of more than $250,000 in any calendar year with respect to an Individual Property), in either case relating to the ownership, leasing, management, use, operation, maintenance, repair or restoration of the Properties, or any Individual Property; excepting, however, the Ground Leases, Franchise Agreements and Management Agreements, none of which shall constitute Major Contracts for purposes of this Agreement.

“Management Agreements” shall mean the management agreement or management agreements, as the context requires, entered into by and between Borrower and/or Operating Lessee and Manager or any replacement management agreement entered into by and between Borrower and/or Operating Lessee and the applicable Manager in accordance with the terms of the Loan Documents, in each case, pursuant to which such Manager is to provide management and other services with respect to the Properties, or any Individual Property. Each or any of the Management Agreements may sometimes be referred to herein, individually, as a “Management Agreement”.

“Management Fees” shall mean the Base Management Fees, Incentive Management Fees, reimbursable expenses, system service charges and all other charges, fees and expenses to be paid to Manager, from time to time under the Management Agreements.

“Manager” shall mean, individually or collectively, as the context requires, each property manager listed on Schedule XV attached hereto as to the Individual Property(ies) identified on Schedule XV as being managed by such property manager (for so long as such property manager has not been replaced in accordance with the terms and conditions of the Loan Documents), or any other manager engaged in accordance with the terms and conditions of the Loan Documents.

“Manager-Held Reserve” shall mean each reserve fund for payment of Taxes, Insurance Premiums, FF&E Work or Ground Rent that a Brand Manager is required to maintain on behalf of and for the benefit of Borrower or Operating Lessee under the Management Agreement as set forth in the Annual Budget.

“Material Alteration” shall mean any alteration affecting structural elements, utilities, HVAC or the exterior of any Individual Property, the cost of which (a) exceeds the Alteration Threshold with respect to such Individual Property, and/or (b) when aggregated with the costs of alterations then affecting structural elements of all other Individual Properties (to the extent not covered by security delivered to Lender pursuant to Section 4.12.2) plus any outstanding Flagging Costs with respect to all Individual Properties that have not been reserved for with Lender to the extent required under Section 4.34, but excluding Approved Alterations (defined below)), exceeds the aggregate Alteration Threshold; provided, however, that in no event shall (i) [reserved], (ii) any work to be performed in connection with any Emergency Expenses, (iii) any alterations performed as part of a Restoration, (iv) any Approved Scheduled PIP Expenses, (v) tenant improvement work or other alterations performed with respect to any Lease in effect on the Closing Date or any Lease entered into subsequent to the Closing Date in compliance with the terms of the Loan Documents, or (vi) decorative work performed in the ordinary course of business, constitute a Material Alteration (clauses (i) through (vi), collectively, the “Approved Alterations”).

“Maturity Date” shall mean either (a) the Initial Stated Maturity Date; provided that (i) in the event of the exercise by Borrower of the First Extension Option pursuant to Section 2.7, the Maturity Date shall be the First Extended Maturity Date, (ii) in the event of the exercise by Borrower of the Second Extension Option pursuant to Section 2.7, the Maturity Date shall be the Second Extended Maturity Date or (iii) in the event of the exercise by Borrower of the Third Extension Option pursuant to Section 2.7, the Maturity Date shall be the Third Extended Maturity Date (the Initial Stated Maturity Date or, if and to the extent the Maturity Date is extended in accordance with Section 2.7 hereof, such applicable extended date, the “Stated Maturity Date”); or (b) such earlier date on which the final payment of principal of the Note becomes due and payable as herein or therein provided, whether at the Stated Maturity Date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such Governmental Authority whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Mezzanine A Account” shall mean the “Deposit Account” as defined in the Mezzanine A Loan Agreement.

“Mezzanine A Allocated Loan Amount” shall mean, as to any Individual Property, the “Allocated Loan Amount” (as defined in the Mezzanine A Loan Agreement) set forth on Schedule I to the Mezzanine A Loan Agreement as to such Individual Property (a copy of which Schedule is attached hereto as Schedule I-M1).

“Mezzanine A Annual Debt Service” shall mean, as of any date of determination, the Mezzanine A Debt Service payable during the one-year period occurring from and after such date of determination calculated by assuming that (a) the Mezzanine A Principal Balance at all times during such period is equal to the Mezzanine A Principal Balance as of the date of determination (taking into account any prepayments that occur on such date in accordance with this Agreement) and (b) LIBOR (or the Prime Rate or the Substitute Base Rate, as applicable) at all times during such period is equal to either (i) in connection with Mezzanine A Borrower’s exercise of an “Extension Option” under the Mezzanine A Loan Documents, the “Strike Price” of the proposed “Replacement Interest Rate Cap Agreement” to be entered into by Mezzanine A Borrower under the Mezzanine A Loan Documents in connection with its exercise of such “Extension Option” or (ii) otherwise, the “Strike Price” of the “Interest Rate Cap Agreement” in place under the Mezzanine A Loan Documents as of such date of determination.

“Mezzanine A Borrower” shall mean, individually or collectively, as the context may require: HIT CY 2PK Mezz, LLC, a Delaware limited liability company, and HIT Portfolio I Mezz, LP, a Delaware limited partnership.

“Mezzanine A Debt Service Account” shall mean a subaccount of the Deposit Account.

“Mezzanine A Lender” shall mean, collectively, Morgan Stanley Mortgage Capital Holdings LLC, a New York limited liability company, together with its successors and permitted assigns, Citigroup Global Markets Realty Corp., a New York corporation, together with its successors and permitted assigns, Deutsche Bank AG, New York Branch, a branch of Deutsche Bank AG, a German Bank authorized by the New York Department of Financial Services, together with its successors and permitted assigns, Goldman Sachs Mortgage Company, a New York limited partnership, together with its successors and permitted assigns, and JPMorgan Chase Bank, National Association, a banking association chartered under the laws of the United States of America, together with its successors and permitted assigns.

“Mezzanine A Loan” shall mean that certain loan in the original principal amount of One Hundred Million and No/100 Dollars ($100,000,000) by Mezzanine A Lender to Mezzanine A Borrower pursuant to the Mezzanine A Loan Agreement.

“Mezzanine A Loan Agreement” shall mean that certain Mezzanine A Loan Agreement of even date herewith between Mezzanine A Lender and Mezzanine A Borrower, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mezzanine A Loan Default” shall mean an “Event of Default” under the Mezzanine A Loan and as defined in the Mezzanine A Loan Documents related to the Mezzanine A Loan.

“Mezzanine A Loan Documents” means all documents evidencing, securing, guaranteeing and/or perfecting the Mezzanine A Loan and all documents executed and/or delivered in connection therewith.

“Mezzanine A Monthly Debt Service Payment Amount” shall mean, for each Monthly Payment Date, an amount equal to the amount of (i) non-default interest which is then due on the Mezzanine A Loan under the Mezzanine A Loan Documents for the Interest Period ending in the month during which such Monthly Payment Date occurs, plus (ii) the amount of any default interest and/or late fees then due and owing to Mezzanine A Lender by Mezzanine A Borrower under the Mezzanine A Loan Documents.

“Mezzanine A Principal Balance” shall mean, as of any date, the outstanding principal balance of the Mezzanine A Loan.

“Mezzanine A Release Amount” shall mean, as to any Individual Property, the “Release Amount” (as defined in the Mezzanine A Loan Agreement) as to such Individual Property.

“Mezzanine Account” shall mean, as applicable, (a) with respect to the Original Mezzanine Loan, the Original Mezzanine Account and (b) with respect to the Approved Mezzanine Loan, from and after the Approved Mezzanine Closing Date, the Approved Mezzanine Account.

“Mezzanine Annual Debt Service” shall mean, as the context requires, the Original Mezzanine Annual Debt Service and, from and after the Approved Mezzanine Closing Date, the Approved Annual Mezzanine Debt Service.

“Mezzanine B Account” shall mean the “Deposit Account” as defined in the Mezzanine B Loan Agreement.

“Mezzanine B Allocated Loan Amount” shall mean, as to any Individual Property, the “Allocated Loan Amount” (as defined in the Mezzanine B Loan Agreement) set forth on Schedule I to the Mezzanine B Loan Agreement as to such Individual Property (a copy of which Schedule is attached hereto as Schedule I-M2).

“Mezzanine B Annual Debt Service” shall mean, as of any date of determination, the Mezzanine B Debt Service payable during the one-year period occurring from and after such date of determination calculated by assuming that (a) the Mezzanine B Principal Balance at all times during such period is equal to the Mezzanine B Principal Balance as of the date of determination (taking into account any prepayments that occur on such date in accordance with this Agreement) and (b) LIBOR (or the Prime Rate or the Substitute Base Rate, as applicable) at all times during such period is equal to either (i) in connection with Mezzanine B Borrower’s exercise of an “Extension Option” under the Mezzanine B Loan Documents, the “Strike Price” of the proposed “Replacement Interest Rate Cap Agreement” to be entered into by Mezzanine Borrower under the Mezzanine B Loan Documents in connection with its exercise of such “Extension Option” or (ii) otherwise, the “Strike Price” of the “Interest Rate Cap Agreement” in place under the Mezzanine B Loan Documents as of such date of determination.

“Mezzanine B Borrower” shall mean, individually or collectively, as the context may require: HIT CY 2PK Mezz B, LLC, a Delaware limited liability company, and HIT Portfolio I Mezz B, LLC, a Delaware limited liability company.

“Mezzanine B Debt Service Account” shall mean a subaccount of the Deposit Account.

“Mezzanine B Lender” shall mean, collectively, Morgan Stanley Mortgage Capital Holdings LLC, a New York limited liability company, together with its successors and permitted assigns, Citigroup Global Markets Realty Corp., a New York corporation, together with its successors and permitted assigns, Deutsche Bank AG, New York Branch, a branch of Deutsche Bank AG, a German Bank authorized by the New York Department of Financial Services, together with its successors and permitted assigns, Goldman Sachs Mortgage Company, a New York limited partnership, together with its successors and permitted assigns, and JPMorgan Chase Bank, National Association, a banking association chartered under the laws of the United States of America, together with its successors and permitted assigns.

“Mezzanine B Loan” shall mean that certain loan in the original principal amount of Seventy Million and No/100 Dollars ($70,000,000) by Mezzanine B Lender to Mezzanine B Borrower pursuant to the Mezzanine B Loan Agreement.

“Mezzanine B Loan Agreement” shall mean that certain Mezzanine B Loan Agreement of even date herewith between Mezzanine B Lender and Mezzanine B Borrower, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mezzanine B Loan Default” shall mean an “Event of Default” under the Mezzanine B Loan and as defined in the Mezzanine B Loan Documents related to the Mezzanine B Loan.

“Mezzanine B Loan Documents” means all documents evidencing, securing, guaranteeing and/or perfecting the Mezzanine B Loan and all documents executed and/or delivered in connection therewith.

“Mezzanine B Monthly Debt Service Payment Amount” shall mean, for each Monthly Payment Date, an amount equal to the amount of (i) non-default interest which is then due on the Mezzanine B Loan under the Mezzanine B Loan Documents for the Interest Period ending in the month during which such Monthly Payment Date occurs, plus (ii) the amount of any default interest and/or late fees then due and owing to Mezzanine B Lender by Mezzanine B Borrower under the Mezzanine B Loan Documents.

“Mezzanine B Principal Balance” shall mean, as of any date, the outstanding principal balance of the Mezzanine B Loan.

“Mezzanine B Release Amount” shall mean, as to any Individual Property, the “Release Amount” (as defined in the Mezzanine B Loan Agreement) as to such Individual Property.

“Mezzanine Borrower” shall mean, individually or collectively, as the context may require, Mezzanine A Borrower and Mezzanine B Borrower.

“Mezzanine Debt Service” shall mean, with respect to any particular period, the scheduled interest payments due under the Mezzanine Loan Documents in such period.

“Mezzanine Impaired Individual Property Release Amount” shall mean, as to any Individual Property, (a) for the Mezzanine A Loan, the “Impaired Individual Property Release Amount” (as defined in the Mezzanine A Loan Agreement) as to such Individual Property, (b) for the Mezzanine B Loan, the “Impaired Individual Property Release Amount” (as defined in the Mezzanine B Loan Agreement) and (c) for the Approved Mezzanine Loan, from and after the Approved Mezzanine Closing Date, the Approved Mezzanine Release Amount as to such Individual Property.

“Mezzanine Lender” shall mean, individually or collectively as the context requires, the Original Mezzanine Lender and, from and after the Approved Mezzanine Closing Date, the Approved Mezzanine Lender.

“Mezzanine Lender Monthly Debt Service Notice Letter” shall mean the written notice required to be delivered by each Mezzanine Lender pursuant to its respective Mezzanine Loan Agreement to Lender at least five (5) Business Days prior to each Monthly Payment Date setting forth (i) the respective Mezzanine Monthly Debt Service Payment Amount payable by the applicable Mezzanine Borrower on the first Monthly Payment Date occurring after the date such notice is delivered (which shall be net of any proceeds received by the applicable Mezzanine Lender under any interest rate protection agreement covering the applicable Mezzanine Loan), (ii) the current applicable Mezzanine Account, (iii) wire instructions for such payment, and (iv) whether or not any Mezzanine Loan Default has then occurred and is continuing under the related Mezzanine Loan Documents; provided, however, that any Mezzanine Lender Monthly Debt Service Notice Letter delivered to Lender shall be applicable with respect to all future Monthly Payment Dates with respect to the applicable Mezzanine Loan until the applicable Mezzanine Lender delivers a new Mezzanine Lender Monthly Debt Service Notice Letter to Lender, it being understood that such Mezzanine Lender will not be required to deliver a new Mezzanine Lender Monthly Debt Service Notice Letter to Lender unless and until the information described in clauses (i) through (iv) above that was set forth in the most recently received Mezzanine Lender Monthly Debt Service Notice Letter from such Mezzanine Lender is different from the information that will be applicable to the next Monthly Payment Date, and Lender shall be permitted to rely on the most recently received Mezzanine Lender Monthly Debt Service Notice Letter from such Mezzanine Lender until Lender receives a new Mezzanine Lender Monthly Debt Service Notice Letter from such Mezzanine Lender.

“Mezzanine Loan” shall mean individually and collectively, as the context requires, each Original Mezzanine Loan and, from and after the Approved Mezzanine Closing Date, the Approved Mezzanine Loan.

“Mezzanine Loan Agreement” shall mean individually and collectively, as the context requires, each Original Mezzanine Loan Agreement and, from and after the Approved Mezzanine Closing Date, the Approved Mezzanine Loan Agreement.

“Mezzanine Loan Default” shall mean an “Event of Default” under a Mezzanine Loan and as defined in the Mezzanine Loan Documents related to such Mezzanine Loan.

“Mezzanine Loan Documents” means, as to each Mezzanine Loan, all documents evidencing, securing, guaranteeing and/or perfecting such Mezzanine Loan and all documents executed and/or delivered in connection therewith.

“Mezzanine Monthly Debt Service Payment Amount” shall mean individually and collectively, as the context requires, the Original Mezzanine Monthly Debt Service Payment Amount and, from and after the Approved Mezzanine Closing Date, the Approved Mezzanine Monthly Debt Service Payment Amount.

“Mezzanine Release Amount” shall mean, as to any Individual Property, (a) for the Original Mezzanine Loan, the Original Mezzanine Release Amount as to such Individual Property and (b) for the Approved Mezzanine Loan, from and after the Approved Mezzanine Closing Date, the Approved Mezzanine Release Amount as to such Individual Property.

“Monthly Debt Service Payment Amount” shall mean, for each Monthly Payment Date, an amount equal to the amount of interest which is then due on all the Components of the Loan in the aggregate for the Interest Period ending in the month during which such Monthly Payment Date occurs.

“Monthly Operating Expense Budgeted Amount” for any calendar month shall mean the monthly amount set forth in the Approved Annual Budget for Operating Expenses for such calendar month.

“Monthly Payment Date” shall mean the seventh (7th) day of every calendar month occurring during the Term, as adjusted pursuant to Section 2.3.2. The first Monthly Payment Date shall be June 7, 2019.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean, with respect to each Individual Property, that certain first priority Mortgage (or Deed of Trust or Deed to Secure Debt), Assignment of Leases and Rents and Security Agreement, dated as of the date hereof, executed and delivered by Borrower and Operating Lessee as security for the Loan and encumbering such Individual Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Multi-Asset Person” means a (i) Qualified Equityholder or (ii) an entity in respect of which, at the time the applicable pledge is made, such entity’s pro rata share of net operating income from the Properties is less than 25% of such entity’s aggregate net income.

“Net Operating Income” shall mean the amount, for any period, obtained by subtracting Operating Expenses for such period from Operating Income for such period.

“Net Proceeds” shall mean: (i) the net amount of all Insurance Proceeds payable as a result of a Casualty to any Individual Property, after deduction of reasonable costs and expenses (including reasonable attorneys’ fees and costs), if any, in collecting such Insurance Proceeds, or (ii) the net amount of the Award, after deduction of reasonable costs and expenses (including reasonable attorneys’ fees and costs), if any, in collecting such Award.

“New/Renewal Flagging Costs” shall mean the PIP Expenses at an Individual Property required under a new or replacement Franchise Agreement for such Individual Property, or in connection with the renewal or extension hereafter of an existing Franchise Agreement for such Individual Property, together with and any other costs and expenses of flagging, reflagging, renewal, extension, renovation and otherwise qualifying and positioning such Individual Property for its new or replacement brand, or for the renewal or extension of its existing brand; provided, however, that “New/Renewal Flagging Costs” shall exclude any Change of Control Flagging Costs.

“Non-Conforming Properties” shall mean those certain Individual Properties set forth on Schedule XVI.

“NRSRO” shall mean any credit rating agency that has elected to be treated as a nationally recognized statistical rating organization for purposes of Section 15E of the Exchange Act, without regard to whether or not such credit rating agency has been engaged by Lender or its designees in connection with, or in anticipation of, a Securitization.

“Obligations” shall mean, collectively, Borrower’s obligations for the payment of the Debt and the performance of the Other Obligations by Borrower and Operating Lessee.

“OFAC” shall mean the Specially Designated Nationals and Blocked Persons Lists maintained by the Office of Foreign Assets Control.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized senior officer of the manager of Borrower (or the manager of Borrower’s general partner, as applicable).

“Operating Expenses” shall mean, for any period, without duplication, all expenses actually paid or payable by or on behalf of Borrower or Operating Lessee during such period in connection with the administration, operation, management, maintenance, repair and use of the Properties, determined on an accrual basis, and, except to the extent otherwise provided in this definition, in accordance with GAAP. Operating Expenses specifically shall include (i) all operating expenses incurred in such period based on quarterly financial statements delivered to Lender in accordance with Section 4.9.2 hereof and prepared in accordance with the Uniform System of Accounts, (ii) all payments required to be made pursuant to any Operations Agreements, (iii) Management Fees, (iv) administrative, payroll, security and general expenses for the Properties, (v) the cost of utilities, supplies, consumables, inventories and fixed asset supplies consumed in the operation of the Properties, (vi) intentionally omitted, (vii) costs and fees of Independent professionals (including, without limitation, legal, accounting, consultants and other professional expenses), technical consultants, operational experts (including quality assurance inspectors) or other third parties retained to perform services required or permitted hereunder, (viii) cost of attendance by employees at training and manpower development programs, (ix) association dues, (x) computer processing charges, (xi) operational equipment and other lease payments to the extent constituting operating expenses under GAAP, (xii) Taxes and Other Charges (other than income taxes or Other Charges in the nature of income taxes), Hotel Taxes and insurance premiums, (xiii) all reserves required by Lender hereunder (without duplication) and (xiv) all franchise fees and expenses incurred in connection with any Franchise Agreement (other than one-time expenses such as individual consent fees and similar one-time costs). Notwithstanding the foregoing, Operating Expenses shall not include (1) depreciation or amortization or other noncash items, (2) income taxes or Other Charges in the nature of income taxes, (3) any expenses (including legal, accounting and other professional fees, expenses and disbursements) incurred in connection with the making of the Loan or the sale, exchange, transfer, financing or refinancing of all or any portion of any Individual Property or in connection with the recovery of Insurance Proceeds or Awards which are applied to prepay the Note, (4) Capital Expenditures including (without duplication) any reserves required by Lender hereunder with respect to Capital Expenditures, (5) Debt Service, (6) any item of expense which would otherwise be considered within Operating Expenses pursuant to the provisions above but is paid directly by any tenant under a Lease, (7) any non-recurring, capitalized or extraordinary expenses, (8) any expenses that relate to an Individual Property from and after the release of such Individual Property from the Lien of the applicable Mortgage in accordance with Section 2.5.2 hereof, (9) Operating Rent and (10) any Restricted Payments that are not expenses described by any of clauses (i) through (xiv) above (including any Restricted Payments that are equity distributions or dividends or similar payments that constitute a return of or a return on capital contributions to Borrower’s constituent owners).

“Operating Income” shall mean, for any period, all income of Borrower or Operating Lessee during such period from the use, ownership or operation of the Property as follows (without duplication):

(a)          all amounts payable to Borrower or Operating Lessee or to Manager for the account of Borrower or Operating Lessee or any of their Affiliates by any Person as Rents and/or Hotel Revenue;

(b)          business interruption and loss of “rental value” insurance proceeds allocable to the applicable reporting period (after deducting thereafter all costs and expenses incurred in the adjustment and collection thereof);

(c)          Hotel Taxes; and

(d)          all other amounts which in accordance with GAAP are included in Borrower’s annual financial statements as operating income attributable to the Properties.

Notwithstanding the foregoing, Operating Income shall not include (i) any Net Proceeds (other than the types described in clause (b) above), (ii) any proceeds resulting from the Transfer of all or any portion of the Properties (other than the types described in clause (a) or proceeds resulting from the disposition of any equipment and fixtures (which are subsequently replaced) in accordance Section 4.2), (iii) Security Deposits until forfeited or applied and Advance Deposits until forfeited or applied or (iv) Operating Rent. Operating Income shall be calculated on the accrual basis of accounting and, except to the extent otherwise provided in this definition, in accordance with GAAP.

“Operating Lease” shall mean those certain lease agreement, listed on Schedule XVII, as the same may be amended, modified, supplemented or replaced from time to time in accordance with the terms thereof.

“Operating Rent” shall mean all rent and other amounts due to Borrower under the Operating Lease.

“Operations Agreements” shall mean the REAs and any other covenants, restrictions, easements, declarations or agreements of record relating to the construction, operation or use of the Properties.

“Original Mezzanine Account” shall mean, individually or collectively as the context requires, the Mezzanine A Account and the Mezzanine B Account.

“Original Mezzanine Allocated Loan Amount” shall mean, individually or collectively as the context requires, the Mezzanine A Allocated Loan Amount and the Mezzanine B Allocated Loan Amount.

“Original Mezzanine Annual Debt Service” shall mean, individually or collectively as the context requires, the Mezzanine A Annual Debt Service and the Mezzanine B Annual Debt Service.

“Original Mezzanine Lender” shall mean, individually or collectively as the context requires, the Mezzanine A Lender and the Mezzanine B Lender.

“Original Mezzanine Loan” shall mean, individually or collectively as the context requires, the Mezzanine A Loan and the Mezzanine B Loan.

“Original Mezzanine Loan Agreement” shall mean, individually or collectively as the context requires, the Mezzanine A Loan Agreement and the Mezzanine B Loan Agreement.

“Original Mezzanine Loan Documents” shall mean, individually or collectively as the context requires, the Mezzanine A Loan Documents and the Mezzanine B Loan Documents.

“Original Mezzanine Monthly Debt Service Payment Amount” shall mean, individually or collectively as the context requires, the Mezzanine A Monthly Debt Service Payment Amount and the Mezzanine B Monthly Debt Service Payment Amount.

“Original Mezzanine Release Amount” shall mean, individually or collectively as the context requires, the Mezzanine A Release Amount and the Mezzanine B Release Amount.

“Other Charges” shall mean all ground rents, including Ground Rent, maintenance charges, impositions other than Taxes and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Individual Property, now or hereafter levied or assessed or imposed against such Individual Property or any part thereof.

“Other Connection Taxes” means, with respect to Lender, Special Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Special Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Obligations” shall mean (a) the performance of all obligations of Borrower and Operating Lessee contained herein; (b) the performance of each obligation of Borrower and Operating Lessee contained in any other Loan Document; and (c) the performance of each obligation of Borrower and Operating Lessee contained in any renewal, extension, amendment, modification, consolidation, change of, or substitution or replacement for, all or any part of this Agreement, the Note or any other Loan Document.

“Outstanding Mezzanine Principal Balance” shall mean, individually or collectively as the context requires, the Mezzanine A Principal Balance and the Mezzanine B Principal Balance and/or any outstanding principal balance of the Approved Mezzanine Loan.

“Outstanding Principal Balance” shall mean, as of any date, the outstanding principal balance of the Loan.

“PACE Loan” shall mean (x) any “Property-Assessed Clean Energy loan” or (y) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to the Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against the Property.

“PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT Act) of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

“Permitted Encumbrances” shall mean, collectively, (i) the Liens and security interests created by the Loan Documents, the Original Mezzanine Loan Documents or the Approved Mezzanine Loan Documents, (ii) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (iii) Liens, if any, for Taxes or Other Charges imposed by any Governmental Authority not yet delinquent or being contested in good faith and by appropriate proceedings in accordance with Section 4.6, (iv) any workers’, mechanics’ or other similar Liens on any Individual Property provided that any such Lien is bonded or discharged within thirty (30) days after Borrower first receives written notice of such Lien or which is being contested in good faith in accordance with the requirements of Section 4.3, (v) Permitted Transfers, (vi) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s reasonable discretion, (vii) covenants, conditions, restrictions on use of real property and other similar matters entered into in the ordinary course of business that would not have a material adverse effect on the use, occupancy or access to the applicable Individual Property, and (viii) any other Liens expressly permitted pursuant to clauses (ii), (iv) or (v)(2) of Section 4.2(b) hereof.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any Governmental Authority and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Physical Conditions Report” shall mean, with respect to each Individual Property, one or more reports prepared by companies reasonably satisfactory to Lender regarding the physical condition of such Individual Property, satisfactory in form and substance to Lender in its sole discretion, which report shall, among other things, (i) confirm that such Individual Property and its use comply, in all material respects, with all applicable Legal Requirements (including zoning, subdivision and building laws), and (ii) include a copy of a final certificate of occupancy with respect to all Improvements.

“PIP” shall mean any property improvement plan now or subsequently required by any Franchisor under the applicable Franchise Agreement.

“PIP Expenses” shall mean FF&E Expenses and Capital Expenditures incurred by Borrower or Operating Lessee for PIP Work.

“PIP Work” shall mean the FF&E and other capital improvements required pursuant to any PIP to be installed and/or completed by Borrower or Operating Lessee.

“Portland Property” shall mean that certain Individual Property referred to as the Residence Inn Portland Downtown/Lloyd Center having an address at 710 NE Multnomah Street, Portland, Oregon 97232.

“Post-Closing Agreement” shall mean that certain Post-Closing Agreement dated as of the Closing Date made by Borrower and Operating Lessee for the benefit of Lender.

“Pre-Approved Control Party” shall mean a Person described in clauses (i) or (ii) of the definition of “Qualified Equityholder”.

“Prepayment Notice” shall mean a prior written notice to Lender specifying the proposed Business Day on which a prepayment of the Debt is to be made pursuant to Section 2.4 hereof, which date must be a Business Day and shall be no earlier than fifteen (15) days after the date of such Prepayment Notice (other than any prepayment of the Debt made at the closing and pursuant to the definitive documentation of any Assumption, in which case such date shall be no earlier than three (3) days after the date of such Prepayment Notice) and no later than sixty (60) days after the date of such Prepayment Notice (unless in connection with an Immediate Low Cash Flow Trigger Cure, in which case, the definition of Low Cash Flow Trigger Period shall govern). Such Prepayment Notice shall be revocable at any time and for any reason by Borrower and may be adjourned on a day-to-day basis on reasonable notice to Lender, but Borrower shall pay Lender’s actual expenses incurred in connection with such revocation and/or adjournment.

“Primary Account Borrower” shall mean HIT Portfolio I Owner, LLC.

“Prime Rate” shall mean the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate”. If more than one “Prime Rate” is published in The Wall Street Journal for a day, the average of such “Prime Rates” will be used, and such average will be rounded up to the nearest 1/100th of one percent (0.01%). If The Wall Street Journal ceases to publish the “Prime Rate,” Lender will select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then Lender will select a comparable interest rate index.

“Prime Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon the Prime Rate.

“Prior Loans” shall mean, collectively, the loans described on Schedule IX.

“Prior Loan Documents” shall mean, collectively, the loan documents evidencing and/or securing the Prior Loans.

“Properties” shall mean, collectively, each and every Individual Property which is subject to this Agreement and has not theretofore been released in accordance herewith.

“Property Accounts” shall mean each of the accounts of Borrower identified on Schedule XIII hereto, as same may be replaced from time to time with the approval of Lender, not to be unreasonably withheld, conditioned or delayed.

“Property Account Banks” shall mean each of the banks identified on Schedule XIII hereto.

“Qualified Equityholder” means (i) Guarantor or any successor thereto by merger, acquisition, initial public offering or similar corporate transaction, (ii) Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC or any of its Affiliates, (iii) any entity approved by each Mezzanine Lender and with respect to which Rating Agency Confirmation is received (or prior to a Securitization, is approved by Lender), or (iv) a Qualified Transferee that is a Qualified Institution, provided in each case under this clause (iv) that such Qualified Institution (A) has total assets in the United States or Canada (in name or under management) in excess of $650,000,000 and a capital/statutory surplus or shareholder equity in excess of $250,000,000, in each case, exclusive of the Property, and (B) if the applicable transfer results in a change of Control of Borrower, then following such transfer Borrower shall be Controlled by a Qualified Institution that is in the business of regularly investing in or operating hospitality real estate assets or other commercial properties.

“Qualified Institution” shall mean any bank, savings and loan association, national banking association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund, pension trust, pension account, pension advisory firm, mutual fund, government entity or plan, real estate company, real estate investment trust, investment fund, money management firm, or institution substantially similar to any of the foregoing.

“Qualified Manager” shall mean (i) each Manager as of the Closing Date with respect to the Individual Properties managed by such Manager as of the Closing Date, (ii) any property manager listed on Schedule X hereto (or that is Controlled by or under common Control with any property management company on such list), or (iii) any property manager that is reasonably approved by Lender.

“Qualified Mezzanine Lender” shall mean (a) any Qualified Institution, provided that such Qualified Institution, together with any other Qualified Institution proposing to make a portion of the Approved Mezzanine Loan, and together with entities Controlled by, Controlling or under common Control with each such Qualified Institution (i) has total real estate assets or loans (directly or indirectly, in name or under management) in excess of $1,000,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus, shareholder’s equity or market capitalization in excess of $400,000,000 and (ii) is regularly engaged in the business of directly or indirectly making or owning commercial real estate loans or directly or indirectly owning or operating hotel properties similar to, or better in quality than, the Properties; (b) any entity Controlled and owned by, Controlling and owning or under common Control and ownership with, a Qualified Institution described in clause (a) above; or (c) any other mezzanine lender that has been approved by Lender in its reasonable discretion and approved by the Rating Agencies.

“Qualified Transferee” shall mean a Person for whom Lender shall have received: (x) evidence with respect to such Person and with respect to any other Person who directly or indirectly Controls such Person, that no such Person: (1) if not a public or widely held company, has ever been convicted of a felony arising from fraud, financial impropriety or other crimes of moral turpitude (unless acquitted on all such charges or unless all such charges have been dismissed) or has ever been convicted of, or pled guilty or no contest to a Patriot Act Offense (2) is on any government list relating to OFAC and similar matters, and the Patriot Act, OFAC and KYC searches obtained by Lender shall be satisfactory to Lender, or (3) has in the past five (5) years been the subject of a voluntary or involuntary (to the extent the same has not been discharged) bankruptcy proceeding and (y) if such Person will obtain Control of or obtain (and did not previously own) a direct or indirect interest of 10% or more in Borrower or Operating Lessee as a result of such proposed transfer, acceptable credit, judgment, lien, litigation, bankruptcy, criminal, watch list, Patriot Act, OFAC, “Know Your Customer” and anti-money laundering and other similar searches indicating no materially adverse circumstances (provided, however, that as it relates to lien searches only, such lien searches shall be deemed to be satisfactory so long as they do not evidence any security interest in any collateral for the Loan or any security interest in any direct or indirect equity interest in Borrower or Operating Lessee).

“Ratable Share” shall mean, with respect to any Lender, its share of the Loan based on the proportion of the outstanding principal of the Loan advanced by such Lender to the total outstanding principal amount of the Loan.

“Rate Substitution Conditions” shall have the meaning specified in Section 2.2.4(a).

“Rating Agencies” shall mean, prior to a Securitization, any nationally-recognized statistical rating organization (e.g. Standard & Poor’s Ratings Services, Moody’s Investor Service, Inc., Fitch, Inc., DBRS, Inc. or any successor thereto) that has been or will be engaged by Lender or its designees in connection with, or in anticipation of, a Securitization, and following a Securitization, each of the Rating Agencies that has issued a credit rating for the Securities.

“Rating Agency Confirmation” shall mean a written affirmation from each of the Rating Agencies that has issued a credit rating for the Securities that the credit rating of such Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion.

“REAs” shall mean, collectively, those certain agreement(s) more particularly described on Schedule VII attached hereto and made a part hereof, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Red Zone Property” shall mean each Individual Property listed on Schedule XXI.

“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.

“Related Loan” shall mean a loan to an Affiliate of Borrower, Operating Lessee or any Guarantor or secured by a Related Property, that is included in a Securitization with the Loan, and any other loan that is cross-collateralized with the Loan.

“Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related” within the meaning of the definition of Significant Obligor, to any Individual Property.

“Release Amount” shall mean, as to any Individual Property that is subject to a release and associated partial prepayment of the Loan pursuant to Section 2.4 and Section 2.5.2, the product of (x) the Release Amount Percentage multiplied by (y) the Allocated Loan Amount for such Individual Property.

“Release Amount Factor” shall mean the percentage by which the Allocated Loan Amount is multiplied to determine the Release Amount.

“Release Amount Percentage” shall be, with respect to any Individual Property that is subject to a release and associated partial prepayment of the Loan pursuant to Section 2.4 and Section 2.5.2:

(a) 105% if the Outstanding Principal Balance (after giving effect to the reduction of the Outstanding Principal Balance by the Release Amount for such Individual Property, assuming for purposes of this clause (a), a Release Amount Factor of 105% is used to determine the Release Amount for such Individual Property) equals or exceeds a floor of $652,500,000 (the “First Floor Balance”); or

(b) 110% if the Outstanding Principal Balance (after giving effect to the reduction of the Outstanding Principal Balance by the Release Amount for such Individual Property, assuming for purposes of this clause (b) a Release Amount Factor of 110% is used to determine the Release Amount for such Individual Property) is less than the First Floor Balance;

provided (this proviso, the “Straddle Proviso”), that if the Outstanding Principal Balance is above the First Floor Balance prior to prepayment of the Release Amount for such Individual Property (determined using the Release Amount Percentage derived by application of the terms of clauses (a) - (b) above and without giving effect to this Straddle Proviso), and after application of such Release Amount, the Outstanding Principal Balance would be reduced below the First Floor Balance (a “Straddle Floor Balance”), the Release Amount Percentage for such Individual Property then subject to release (the “Straddle Property”) shall be a pro rata blended percentage, based upon the following:

(i) the Allocated Loan Amount for the Straddle Property shall be divided for calculation purposes pursuant to this Straddle Proviso into two hypothetical components, the first (the “First Hypothetical Component”) being equal to the portion of such Allocated Loan Amount which, when multiplied by the Release Amount Percentage applicable (without giving effect to this Straddle Proviso) if the Outstanding Principal Balance were higher than the Straddle Floor Balance (the “Above Straddle Percentage”), would result (upon application of the product of such multiplication of the First Hypothetical Component by the Above Straddle Percentage in reduction of the Outstanding Principal Balance) in an Outstanding Principal Balance equal to the Straddle Floor Balance, and the second (the “Second Hypothetical Component”) being equal to the Allocated Loan Amount for such Straddle Property less the First Hypothetical Component;

(ii) the Second Hypothetical Component shall be assigned for calculation purposes pursuant to this Straddle Proviso a Release Amount Percentage equal to the Release Amount Percentage applicable (without giving effect to this Straddle Proviso) if the Outstanding Principal Balance were less than the Straddle Floor Balance (the “Below Straddle Percentage”); and

(iii) the Release Amount Percentage for the Straddle Property shall be equal to the sum of (A) the Above Straddle Percentage multiplied by a fraction, the numerator of which is the First Hypothetical Component and the denominator of which is the Allocated Loan Amount for such Straddle Property plus (B) the Below Straddle Percentage multiplied by a fraction, the numerator of which is the Second Hypothetical Component and the denominator of which is the Allocated Loan Amount for such Straddle Property.

By way of example of the foregoing, if the Outstanding Principal Balance were $668,250,000 immediately prior to the release of an Individual Property with an Allocated Loan Amount of $20,000,000, such Individual Property would be a Straddle Property, to which this Straddle Proviso applies, and (x) the First Hypothetical Component would be $15,000,000 (because $15,000,000 multiplied by an Above Straddle Percentage of 105% equals $15,750,000), which when applied to reduce the Outstanding Principal Balance results in the Outstanding Principal Balance equal to the First Floor Balance, which is the Straddle Floor Balance in this example, (y) the Second Hypothetical Component is $5,000,000 (the $20,000,000 Allocated Loan Amount minus the First Hypothetical Component) and the Below Straddle Percentage is 110%, and (z) the Release Amount Percentage is 106.25% (106.25% = (105% X $15,000,000/$20,000,000) + (110% X $5,000,000/$20,000,000)).

“REMIC Opinion” shall mean, as to any matter, an opinion of nationally recognized REMIC counsel as to the compliance of such matter with applicable REMIC Requirements (which such opinion shall be, in form and substance and from a provider, in each case, reasonably acceptable to Lender and acceptable to the Rating Agencies).

“REMIC Requirements” shall mean any applicable legal requirements, as determined under the Code, the regulations, revenue rulings, revenue procedures (such as Rev. Proc. 2010-30) and other administrative, legislative and judicial guidance, relating to the tax treatment of REMIC Trusts, including, without limitation, the continued treatment of a Loan as a “qualified mortgage,” the continued qualification of any REMIC Trust as a REMIC, the non-imposition of any tax on any REMIC Trust, including without limitation the taxes on “prohibited transactions” and “contributions,” and any other constraints, rules or other regulations or requirements relating to the servicing, modification or other similar matters with respect to a REMIC-held mortgage Loan (or any portion thereof or interest therein) that may exist or be promulgated under the Code.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note.

“Rents” shall mean all rents, rent equivalents, revenues from the rental of rooms, guest suites, conference and banquet rooms, food and beverage facilities, health clubs, spas or other amenities, telephone services, laundry, vending, television and parking, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, Operating Rent and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower, Operating Lessee or any of their respective agents or employees from any and all sources arising from or attributable to the Properties, all other items of revenue, receipts or other income as identified in the Uniform System of Accounts, current edition, and Insurance Proceeds, if any, from business interruption or other loss of income insurance, but only to the extent Lender elects to treat such Insurance Proceeds as business or rental interruption Insurance Proceeds pursuant to Section 5.4(f) hereof.

“Repayment Date” shall mean the date of a prepayment of the Loan pursuant to the provisions of Section 2.4 hereof.

“Replacement Interest Rate Cap Agreement” shall mean an interest rate cap agreement from an Approved Counterparty with terms that are the same in all material respects as the terms of the Interest Rate Cap Agreement except that the same shall be effective as of (i) in connection with a replacement pursuant to Section 2.6.3(c) or (ii) in connection with a replacement (or extension of the then-existing Interest Rate Cap Agreement) in connection to an extension of the Maturity Date pursuant to Section 2.7, the date required in Section 2.7; provided that to the extent any such interest rate cap agreement does not meet the foregoing requirements, a Replacement Interest Rate Cap Agreement shall be such interest rate cap agreement approved in writing by Lender, and if the Loan or any portion thereof is included in a Securitization, each of the Rating Agencies with respect thereto.

“Reserve Funds” shall mean, collectively, all funds deposited by Borrower or Operating Lessee with Lender or Deposit Bank pursuant to Article 6 of this Agreement, including, but not limited to, the Insurance Funds, the Tax Funds, the Casualty and Condemnation Funds, the FF&E Reserve Funds, the Ground Rent Funds, and the Scheduled PIP Reserve Funds.

“Restoration” shall mean the repair and restoration of any Individual Property after a Casualty or Condemnation as nearly as possible to the condition such Individual Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restricted Payments” shall mean any payments to any Guarantor or any of its respective Affiliates, or any payments of any “override” or “profit participations”, asset management or incentive-based fees or expenses, or any transition or termination fees, costs or expenses, or their equivalent; provided, however, that “Restricted Payments” shall not include (i) any Management Fees that are payable to any Manager (that is not an Affiliate of Borrower or Operating Lessee) pursuant to any Management Agreement that has been approved by Lender (including approval of any amendments thereto), (ii) any Base Management Fees that are payable to any Manager that is an Affiliate of Borrower or Operating Lessee pursuant to any Management Agreement that has been entered into in accordance with Section 4.14 (including any amendments thereto) (provided no Event of Default exists) or (iii) any payments required to be made by the terms of the Loan Documents.

“Routine Capital Expenditures” shall mean routine and ordinary course maintenance, repairs, alterations and replacements of or to the Properties, such as exterior and interior painting, resurfacing of walls and floors, replacement of wall, ceiling or floor coverings, replacement of bathroom fixtures (including tubs and surrounds), replacement of lighting fixtures, minor wall demolition and replacement to accommodate guest room or bathroom renovation and/or brand required changes to lobbies, public spaces, guest rooms or bathrooms, replacements of doors and frames, replacement of windows and frames, pool and deck repairs, roof repairs and replacements, landscaping, resurfacing parking areas and replacing folding walls, in each case that are capitalized under GAAP. For the avoidance of doubt, “Routine Capital Expenditures” shall not include expansion or “growth” projects or any Material Alteration.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of S&P Global Inc.

“Securitization Date” shall mean the “startup day,” within the meaning of Section 860G(a)(9) of the Code, of a “real estate mortgage investment conduit,” within the meaning of Section 860D of the Code, that holds all or any portion of the Note.

“Securitization Vehicle” means each REMIC Trust or a Grantor Trust into which all or a portion of the Loan has been transferred.

“Security Deposits” shall mean all security (whether cash, letters of credit or otherwise) given to Borrower or any agent or Person acting on behalf of Borrower in connection with any Leases.

“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.

“Special Purpose Bankruptcy Remote Entity” shall mean an entity that, at all relevant times, has complied and will comply with the representations, warranties and covenants set forth in Schedule V.

“Special Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Spread Maintenance Date” shall mean the Monthly Payment Date occurring in May, 2020.

“Spread Maintenance Premium” shall mean, with respect to any payment or prepayment of the principal of the Loan (or acceleration of the Loan) prior to and including the Spread Maintenance Date, an amount equal to the product of (i) with respect to each Component, the Applicable Spread; (ii) the portion of the applicable Components of Loan that are being prepaid or repaid that is subject to the Spread Maintenance Premium; and (iii) a fraction, the numerator of which is the number of days following the date through which interest on the prepaid amount has been paid to the end of the full accrual period associated with the Spread Maintenance Date and the denominator of which is 360.

“Star Report” shall mean the report which is produced by Smith Travel Research (or, if Smith Travel Research no longer is in existence at any time during the Term, the substantially similar report of the successor of Smith Travel Research or such other industry resource that is equally as reputable as Smith Travel Research will be substituted, in order to obtain substantially the same result as would be obtained if Smith Travel Research had not ceased to be in existence) which assesses and compares the performance of hotels within a selected competitive set and includes comparisons of revenues per available room, average daily rates and occupancy rates.

“State” shall mean New York State.

“Strike Price” shall mean the actual “strike price” of the Interest Rate Cap Agreement or any Replacement Interest Rate Cap Agreement, which shall never exceed the applicable Capped LIBOR Rate.

“Substitute Base Rate” shall mean, for any Interest Period, the rate of the Substitute Index determined as of the Interest Determination Date immediately preceding the commencement of such Interest Period, provided, that, in no event shall the Substitute Base Rate be less than the Index Floor.

“Substitute Index” shall mean a floating rate index (a) that is commonly accepted by market participants in commercial mortgage backed securities transactions as an alternative to LIBOR, as determined by Lender in good faith, and (b) that is publicly recognized by the International Swaps and Derivatives Association (ISDA) as an alternative to LIBOR.

“Substitute Interest Rate Protection Agreement” shall mean (a) an interest rate cap agreement (together with the confirmation and schedules relating thereto) in form and substance reasonably satisfactory to Lender between an Approved Counterparty and Borrower, obtained by Borrower and collaterally assigned to Lender as required pursuant to this Agreement that contains each of the following:

(i)           a term expiring no earlier than the end of the Interest Period related to the then-applicable Maturity Date;

(ii)          the notional amount of the Substitute Interest Rate Protection Agreement shall be equal to or greater than the then outstanding principal balance of the Loan;

(iii)          it provides that the only obligation of Borrower thereunder is the making of a single payment to the Counterparty thereunder upon the execution and delivery thereof;

(iv)         it provides for a strike rate equal to the Capped LIBOR Rate and complies with the terms of Section 2.6 hereof; and

(v)          without limiting any of the provisions of the preceding clauses (i) through (iv) above, it satisfies all of the requirements set forth in Section 2.6 hereof; or

(b)          a modification or amendment to the then-existing Interest Rate Protection Agreement entered into in writing by Borrower and an Approved Counterparty which causes such Interest Rate Protection Agreement to satisfy the requirements of clause (a) of this definition of “Substitute Interest Rate Protection Agreement”.

“Substitute Rate” shall mean, with respect to each Interest Period that occurs while the Loan is a Substitute Rate Loan, a per annum interest rate equal to the Substitute Base Rate applicable to the Interest Period plus the Substitute Rate Spread for each Component; provided, however, in no event shall the Substitute Rate for each Component be less than the Index Floor plus the Applicable Spread for each Component.

“Substitute Rate Loan” shall mean the Loan at any time in which the Applicable Interest Rate for each Component is calculated at the Substitute Rate.

“Substitute Rate Spread” shall mean, in connection with any conversion of the Loan from (a) a LIBOR Loan to a Substitute Rate Loan, with respect to each Component, the difference (expressed as the number of basis points) between (i) LIBOR plus the Applicable Spread applicable to such Component as of the Interest Determination Date for which LIBOR was last utilized to determine the interest rate of the Loan minus (ii) the Substitute Base Rate as of such Interest Determination Date for which LIBOR was last utilized to determine the interest rate of the Loan, or (b) a Base Rate Loan to a Substitute Rate Loan, with respect to each Component, the difference (expressed as the number of basis points) between (i) the Base Rate applicable to such Component in effect for the Interest Period prior to the Interest Period in which the Substitute Rate is to be applied minus (ii) the Substitute Base Rate in effect for the Interest Period prior to the Interest Period in which the Substitute Rate is to be applied; provided, however, that if such difference is a negative number, then the Substitute Rate Spread shall be zero.

“Surveys” shall mean the surveys of each Individual Property prepared by a surveyor licensed in the state in which each Individual Property is located and reasonably satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor reasonably satisfactory to Lender.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Properties, any Individual Property or part thereof, together with all interest and penalties thereon. For the avoidance of doubt, “Taxes” shall not include income, branch profits, franchise, sales, hotel room occupancy taxes, commercial rent or occupancy taxes and other similar charges, taxes or expenses. In no event shall any PACE Loan be considered a Tax for purposes of this Agreement.

“Tenant” shall mean any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of an Individual Property.

“Term” shall mean the entire term of this Agreement, which shall expire upon repayment in full of the Debt.

“Title Insurance Policy” shall mean, with respect to each Individual Property, an ALTA mortgagee title insurance policy in the form acceptable to Lender issued with respect to such Individual Property and insuring the Lien of the Mortgage encumbering such Individual Property.

“TRIPRA” shall mean the Terrorism Risk Insurance Program Reauthorization Act of 2002 or any extension, renewal or replacement thereof.

“Trigger Period” shall commence upon (i) the occurrence of an Event of Default, (ii) the occurrence of a Mezzanine Loan Default or (iii) the commencement of a Low Cash Flow Trigger Period; and shall end if, (A) with respect to a Trigger Period continuing pursuant to clause (i), the Event of Default commencing the Trigger Period either (1) was a Qualified Release Property Default and has been cured by the release of the applicable Individual Property and associated partial prepayment of the Loan in accordance with, and within the time period provided in, Section 2.5.2 hereof, or (2) has been waived in writing by Lender or Lender has accepted a cure of such Event of Default (and no other Event of Default is then continuing), (B) with respect to a Trigger Period continuing pursuant to clause (ii), the Mezzanine Loan Default commencing the Trigger Period either (1) was a “Qualified Release Property Default” under the applicable Mezzanine Loan Documents and has been cured by the release of the applicable Individual Property and associated partial prepayment of the applicable Mezzanine Loan in accordance with, and within the time period provided in, Section 2.5.2 of the applicable Mezzanine Loan Agreement, or (2) has been waived in writing by the applicable Mezzanine Lender or Mezzanine Lender has accepted a cure of such Mezzanine Loan Default, and a copy of such written waiver or acceptance of cure, as applicable, shall have been delivered by the applicable Mezzanine Lender to Lender (and no other Mezzanine Loan Default is then continuing) or (C) with respect to a Trigger Period continuing due to clause (iii), the Low Cash Flow Trigger Period has ended pursuant to the terms hereof.

“Trustee” shall mean any trustee holding the Loan in a Securitization.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State (with respect to fixtures), the State of New York or the state in which any of the Cash Management Accounts are located, as the case may be.

“Unavoidable Operating Expenses” shall mean any and all Approved Operating Expenses with respect to which the applicable Manager has direct legal and/or contractual obligation to pay and would thus risk incurring personal liability for non-payment. “Unavoidable Operating Expenses” include, without limitation, Approved Operating Expenses incurred by Crestline, as Manager, relating to (i) payroll, benefits, and related items associated with Manager’s employees working at the Properties; (ii) “Centralized Services,” as that term is defined in the Management Agreements with Crestline; (iii) insurance obtained pursuant to Article XII of the Management Agreements with Crestline; and (iv) contracts for the Properties with respect to which Crestline is the direct contracting party, rather than being identified as agent for Borrower.

“Uncalled Commitments” means, with respect to a Person the capital commitments of such Person that are unencumbered, have not yet been called and (a) are eligible to be called (i.e., such Person has the right to call such commitments under the investment fund constituent documents) without having to comply with or satisfy any conditions precedent (other than notification that the required portion of their commitments are being called) and (b) are made by institutional investors or “Accredited Investors” (as defined under US securities laws) and in the case of (a) and (b), that (i) are not subject to a proceeding under the Bankruptcy Code or under federal, state or foreign insolvency law and (ii) are not in default under a material provision of their respective subscription agreements.

“Underwritten Net Cash Flow” shall mean the aggregate Net Operating Income for all of the Properties for the twelve (12) month period immediately preceding the date of determination (including, without duplication, as “Operating Expenses” during such twelve (12) month period, for the purposes of determining Net Operating Income, (i) deemed contributions to the FF&E Reserve Account equal to the greater of (1) four percent (4%) of aggregate Adjusted Operating Income (excluding, for the avoidance of doubt, all Hotel Taxes) and (2) Borrower’s actual contributions to the FF&E Reserve Account for the Properties for such period and (ii) the greater of (x) three percent (3%) of aggregate Operating Income (excluding, for the avoidance of doubt, all Hotel Taxes) for the Properties for such period, notwithstanding the fact that the actual amount paid as Management Fees under the Management Agreements during such twelve (12) month period may have been less than that amount, and (y) the actual amount of Management Fees paid under the Management Agreements during such twelve (12) month period (without duplication of any expense reimbursements or pass-through expenses that are already included as Operating Expenses)).

“Uniform System of Accounts” shall mean the most recent edition of the Uniform System of Accounts for Hotels, as adopted by the American Hotel and Motel Association, as from time to time amended.

“U.S. Obligations” shall mean securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, and (ii) not subject to prepayment, call or early redemption.

“Waste” shall mean any material abuse or, other than demolition in connection with a Restoration or Alteration conducted in accordance with the Loan Documents, destructive use of any Individual Property.

Section 1.2           Index of Other Definitions. The following terms are defined in the sections or Loan Documents as indicated below:

“Account Representative” – 6.14

“Accounts” – 6.1

“Acquired Ground Lease” – Schedule V

“Act” – Schedule V

“ADA Repairs” – 6.2.1

“Advance Booking Agreement” – Section 1.1 – Definition of Advance Deposits

“Affected Property” – 9.3.4

“Agreement” – Introductory Paragraph

“Approved Annual Budget” – 4.9.5

“Approved Excess Operating Expense” – 4.9.6

“Approved Scheduled PIP Budget” – Section 1.1 – Definition of Approved Scheduled PIP Expenses

“Assumption Agreement” – 7.1(a)

“Available Cash” – 6.11

“Bail-In Action” – 10.32

“Bail-In Legislation” – 10.32

“Borrower’s Recourse Liabilities” – 10.1

“Breakage Costs” – 2.2.4(j)

“Broker” – 10.19

“Cash Collateral Account” – 6.10

“Cash Collateral Funds” – 6.10

“Cash Management Accounts” – 6.12

“Casualty” – 5.2

“Casualty and Condemnation Account” – 6.9

“Casualty and Condemnation Funds” – 6.9

“Casualty Consultant” – 5.4(b)(iii)

“Casualty Retainage” – 5.4(b)(iv)

“Cause” – Schedule V

“Change of Control Flagging Costs” – 4.34(e)

“Committee” – Schedule V

“Condemnation Proceeds” – 5.4(b)

“Counterparty Opinion” – 2.6.3

“Covered Rating Agency Information” – 9.2

“Crestline” – 6.11.3

“Debt Service Account” – Cash Management Agreement

“Disclosure Document” – 9.2(a)

“Disposition Conditions” – 4.2

“Due Date” – 6.3.1

“EEA Financial Institution” – 10.32

“EEA Member Country” – 10.32

“EEA Resolution Authority” – 10.32

“Embargoed Person” – 4.32(b)

“Equipment” – Mortgage

“ERISA” – 4.31

“EU Bail-In Legislation Schedule” – 10.32

“Event of Default” – 8.1

“Excess Operating Expenses” – 4.9.6

“Exchange Act” – 9.2(a)

“Exchange Act Filing” – 9.1(d)

“Existing Qualified Equityholder” – 7.2(j)

“FF&E Reserve Account” – 6.8.1

“FF&E Reserve Funds” – 6.8.1

“FF&E Work” – 6.8.1

“First Extended Maturity Date” – 2.7.1

“First Extended Term” – 2.7.1

“First Extension Notice” – 2.7.1

“First Extension Option” – 2.7.1

“Fixtures” – Mortgage

“Flagging Costs” – 4.34(e)

“Furnished Information” – 9.5

“Full Replacement Cost” – 5.1.1

“Ground Rent Account” – 6.7.1

“Ground Rent Funds” – 6.7.1

“Holdco” – 4.9.2(a)

“Immediate Low Cash Flow Trigger Cure” – Section 1.1 – Definition of Low Cash Flow Trigger Period

“Impaired Individual Property” – 2.4.4(b)

“Impaired Individual Property Prepayment” – 2.4.4(b)

“Impaired Individual Property Prepayment Conditions” – 2.4.4(b)

“Impaired Individual Property Prepayment Outside Date” – 2.4.4(b)

“Impaired Individual Property Release Amount” – 2.4.4(b)

“Impaired Individual Property Release Conditions” 2.5.3

“Improvements” – Mortgage

“Increased Costs” – 2.8.1

“Indemnified Liabilities” – 4.30

“Independent Director” – Schedule V

“Independent Manager” – Schedule V

“Indirect Transferee” – 7.1(b)

“Initial Interest Period” – 2.3.1

“Insurance Account” – 6.4.1

“Insurance Funds” – 6.4.1

“Insurance Premiums” – 5.1.1(b)

“Intellectual Property” – 3.1.33

“Interest Period” – 2.3.2

“Lender” – Introductory Paragraph

“Lender Group” – 9.2(b)

“Liabilities” – 9.2(b)

“Licenses” – 3.1.9

“Manager’s Expenses” – 6.1

“Material Action” – Schedule V

“Material Adverse Effect” – 4.2

“Material Lease” – 4.1.11

“Mezzanine Remaining Net Proceeds Amount” – 2.4.4(a)

“Nationally Recognized Service Company” – Schedule V

“Net Impaired Individual Property Release Amount” – 2.4.4(b)

“Net Proceeds” – 5.4(b)

“Net Proceeds Deficiency” – 5.4(b)(vi)

“Net Proceeds Principal Prepayment” – 2.4.4(a)

“Net Remaining Proceeds” – 2.4.4(a)

“Note” – 2.1.4

“Note A-1” – 2.1.4

“Note A-2” – 2.1.4

“Note A-3” – 2.1.4

“Note A-4” – 2.1.4

“Note A-5” – 2.1.4

“Notice” – 10.6

“Other Exculpated Party” – 10.1

“Other Taxes” – 2.8.3

“Participant Register” – 10.30(b)

“Permitted Direct Assumption” – 7.1(a)

“Permitted Indirect Assumption” – 7.1(b)

“Permitted Indebtedness” – 4.21

“Permitted Investments” – Cash Management Agreement

“Permitted Transfer” – 7.2

“Policies” – 5.1.1(b)

“Preferred Guaranty” – 7.2(k)(vi)

“QEH Replacement Guarantor” – 7.2(j)(iii)

“QEH Transferee” – 7.2(j)

“Qualified Release Property Default” – 2.5.2

“Rate Cap Collateral” – 2.6.2

“Rate Substitution Conditions” – 2.2.4(a)

“Register” – 10.30(a)

“Release Conditions” – 2.5.2

“Release Property” – 2.5.2

“Replacement Guarantor” – 7.1(a)

“Required Records” – 4.9.7

“Resizing” – 9.3.1

“Review Waiver” – 10.3(b)

“Scheduled PIP” – 3.1.38

“Scheduled PIP Reserve Account” – Section 6.5.1

“Scheduled PIP Reserve Funds” – Section 6.5.1

“Second Extended Maturity Date” – 2.7.1

“Second Extended Term” – 2.7.1

“Second Extension Notice” – 2.7.1

“Second Extension Option” – 2.7.1

“Secondary Market Transaction” – 9.1(a)

“Securities” – 9.1(a)

“Securities Act – 9.2(a)

“Securitization” – 9.1(a)

“Servicer” – 10.21

“Servicing Agreement” – 10.21

“Sole Member” – Schedule V

“SPC Party” – Schedule V

“Special Member” – Schedule V

“Springing Recourse Event” – 10.1

“Stated Maturity Date” – Section 1.1 – Definition of Maturity Date

“Substitute Guarantor” – 7.2(h)

“Summary Financial Information”

“Tax Account” – 6.3.1

“Tax Funds” – 6.3.1

“Third Extended Maturity Date” – 2.7.1

“Third Extended Term” – 2.7.1

“Third Extension Notice” – 2.7.1

“Third Extension Option” – 2.7.1

“Transfer” – 4.2

“Transferee Borrower” – 7.1(a)

“Underperforming Replacement” – 4.14.2(c)

“Underwriter Group” – 9.2(b)

“Updated Information” – 9.1(b)(i)

“Write-Down and Conversion Powers” – 10.32

Section 1.3           Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision hereof or thereof. When used in this Agreement or any other Loan Document, the word “including” shall mean “including but not limited to”. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE 2

THE LOAN

Section 2.1           The Loan.

2.1.1       Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender shall make the Loan to Borrower and Borrower shall accept the Loan from Lender on the Closing Date. The Primary Account Borrower shall open an account with Lender solely for purposes of funding the proceeds of the Loan through a single account, and Primary Account Borrower shall receive the proceeds of the Loan from Lender for the benefit of, and on behalf of, all Borrowers.

2.1.2      Components of the Loan. For purposes of the computation of the interest accrued on the Loan from time to time and certain other computations set forth herein, the Loan shall be divided into multiple components designated as “Component A”, “Component B”, “Component C”, “Component D”, “Component E” and “Component F”. The following table sets forth the initial principal amount of each such Component.

Component	Initial Principal Amount

Component A	$145,000,000
Component B	$145,000,000
Component C	$145,000,000
Component D	$145,000,000
Component E	$145,000,000
Component F	$145,000,000

2.1.3      Single Disbursement to Borrower. Borrower shall receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.4      The Note. The Loan shall be evidenced by (a) that certain Promissory Note A-1 of even date herewith, in the stated principal amount of $174,000,000 executed by Borrower and payable to MS (as the same may hereafter be amended, supplemented, restated, increased, extended or consolidated from time to time, “Note A-1”), (b) that certain Promissory Note A-2 of even date herewith, in the stated principal amount of $174,000,000 executed by Borrower and payable to Citi (as the same may hereafter be amended, supplemented, restated, increased, extended or consolidated from time to time, “Note A-2”), (c) that certain Promissory Note A-3 of even date herewith, in the stated principal amount of $174,000,000 executed by Borrower and payable to DBNY (as the same may hereafter be amended, supplemented, restated, increased, extended or consolidated from time to time, “Note A-3”), (d) that certain Promissory Note A-4 of even date herewith, in the stated principal amount of $174,000,000 executed by Borrower and payable to GS (as the same may hereafter be amended, supplemented, restated, increased, extended or consolidated from time to time, “Note A-4”) and (e) that certain Promissory Note A-5 of even date herewith, in the stated principal amount of $174,000,000 executed by Borrower and payable to JPM (as the same may hereafter be amended, supplemented, restated, increased, extended or consolidated from time to time, “Note A-5”; and together with the Note A-1, the Note A-2, the Note A-3 and the Note A-4, collectively, the “Note”), in the aggregate, in evidence of the Loan, and shall be repaid in accordance with the terms of this Agreement, the Note and the other Loan Documents.

2.1.5      Use of Proceeds. Borrower shall use proceeds of the Loan to (i) pay and discharge any existing mortgage and mezzanine loans secured directly or indirectly by the Properties including, without limitation, the Prior Loans, (ii) pay all past-due Taxes, Insurance Premiums and Other Charges, if any, in respect of the Properties, (iii) make initial deposits of the Reserve Funds, (iv) pay costs and expenses incurred in connection with the closing of the Loan, and (v) to the extent any proceeds remain after satisfying clauses (i) through (iv) above, for such lawful purpose as Borrower shall designate.

Section 2.2           Interest Rate.

2.2.1      Applicable Interest Rate. Subject to the terms and conditions of this Section, each Component of the Loan shall accrue interest throughout the Term at the Applicable Interest Rate applicable to such Component during each Interest Period. The total interest accrued under the Loan shall be the sum of the interest accrued on each of the Components. Borrower shall pay to Lender on each Monthly Payment Date the interest accrued or to be accrued on the Loan for the related Interest Period.

2.2.2      Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of each Component and, to the extent not prohibited by applicable law, all other portions of the Debt, shall accrue interest at the applicable Default Rate, calculated from the date such payment was due or, if later, such Default shall have occurred without regard to any grace or cure periods contained herein. Interest at the Default Rate shall be paid immediately upon demand, which demand may be made as frequently as Lender shall elect, to the extent not prohibited by applicable law.

2.2.3      Interest Calculation. Interest on the outstanding principal balance of each Component shall be calculated by multiplying (A) the actual number of days elapsed in the period for which the calculation is being made by (B) a daily rate based on a three hundred sixty (360) day year (that is, the Applicable Interest Rate or the Default Rate, as then applicable to such Component expressed as an annual rate divided by 360) by (C) the outstanding principal balance of such Component. The accrual period for calculating interest due on each Monthly Payment Date shall be the Interest Period ending immediately prior to such Monthly Payment Date.

2.2.4      Conversion of Applicable Interest Rate.

(a)          In the event that Lender shall have determined that by reason of circumstances affecting the interbank Eurodollar market or otherwise:

(i)            LIBOR ceases to be reported;

(ii)          adequate and reasonable means do not exist for ascertaining LIBOR as provided in the definition of LIBOR as set forth in this Agreement; or

(iii)          LIBOR has been succeeded by a Substitute Index;

then, Lender shall deliver a Conversion Notice to Borrower at least one (1) Business Day prior to the Interest Determination Date and the Loan (and each Component thereof) shall convert from a LIBOR Loan to a Substitute Rate Loan and establish the Applicable Interest Rate for each Component at the Substitute Rate effective as of the Conversion Date, provided that, following a Securitization, such conversion shall be subject to (A) Lender’s receipt of an opinion of nationally recognized REMIC counsel as to the compliance of such conversion with applicable REMIC requirements as determined under the Code, the regulations, revenue rulings, revenue procedures and other administrative, legislative and judicial guidance relating to the tax treatment of REMIC Trusts (which such opinion shall be, in form and substance and from a provider, in each case, acceptable to Lender and the Rating Agencies); provided, however, such condition may be satisfied with the issuance of a general guidance, ruling, bulletin or decision by the Internal Revenue Service reasonably acceptable to the Lender, and (B) if the Loan is in a Securitization, a Rating Agency Confirmation with respect to such conversion (which Rating Agency Confirmation may be specific to the Loan or in the form of general guidance from the Rating Agencies that has issued a credit rating for the Securities) (collectively, the “Rate Substitution Conditions”). Upon satisfaction of the Rate Substitution Conditions, Lender shall notify Borrower that the Rate Substitution Conditions have been satisfied. If such notice is given, the Conversion Date shall be the first day of the next succeeding Interest Period, and the Loan shall be converted to a Substitute Rate Loan and the Applicable Interest Rate for each Component shall be the Substitute Rate.

(b)          In the event that Lender shall have delivered a Conversion Notice to Borrower and a Substitute Index is not available or the Rate Substitution Conditions cannot be satisfied, then notwithstanding clause (a) above, upon notice from Lender to Borrower at least one (1) Business Day prior to the Interest Determination Date that the Substitute Index is not available or the Rate Substitution Conditions cannot be satisfied, the Loan shall be converted, from, after and including the first day of the next succeeding Interest Period, to a Base Rate Loan bearing interest based on the Base Rate in effect on each applicable Interest Determination Date.

(c)          If, pursuant to the terms of Section 2.2.4(b) above, the Loan has been converted to a Base Rate Loan but thereafter LIBOR has been succeeded by a Substitute Index and the Rate Substitution Conditions have been satisfied, then Lender shall deliver a Conversion Notice to Borrower at least one (1) Business Day prior to the Interest Determination Date and, thereafter, the Base Rate Loan shall be converted to a Substitute Rate Loan from, after and including the first day of the next succeeding Interest Period bearing interest based on the Substitute Rate in effect on each applicable Interest Determination Date. Further, if the Loan has been converted to a Substitute Rate Loan and thereafter the Substitute Index becomes unavailable, then notwithstanding anything contained herein to the contrary, the Loan shall convert from a Substitute Rate Loan to a Base Rate Loan and establish the Applicable Interest Rate for each Component at the Base Rate effective as of the Conversion Date.

(d)          If the Loan is a Substitute Rate Loan or a Base Rate Loan and Lender determines that the event(s) or circumstance(s) which resulted in such conversion is no longer applicable, Lender shall deliver a Conversion Notice at least one (1) Business Day prior to the Interest Determination Date to Borrower converting the Loan to a LIBOR Loan and the Applicable Interest Rate shall be calculated by reference to LIBOR as provided in the Conversion Notice.

(e)          Upon each conversion of the Loan into a Base Rate Loan or a Substitute Rate Loan, Borrower shall enter into, make all payments under, and satisfy all conditions precedent to the effectiveness of, a Substitute Interest Rate Protection Agreement and deliver to Lender a new Assignment of Rate Protection Agreement applicable to such Substitute Interest Rate Protection Agreement within (i) with respect to conversion of the Loan into a Base Rate Loan, sixty (60) days of the applicable Conversion Date, and (ii) with respect to conversion of the Loan into a Substitute Rate Loan, thirty (30) days of the applicable Conversion Date; provided, however, that if a Substitute Interest Rate Protection Agreement is not then commercially available, Borrower and Lender shall work together to find a mutually agreeable alternative to a Substitute Interest Rate Protection Agreement that would afford Lender substantially equivalent protection from increases in the Applicable Interest Rate, as reasonably determined by Lender, and Borrower shall purchase such alternative interest rate protection instrument. In connection with Borrower obtaining a new Substitute Interest Rate Protection Agreement (in lieu of modifying an existing Interest Rate Cap Agreement to serve as the Substitute Interest Rate Protection Agreement), but not prior to Borrower taking all the actions described in this clause (e), Borrower shall have the right to terminate any then-existing Interest Rate Cap Agreement.

(f)          Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to elect to convert a LIBOR Loan to a Base Rate Loan or a Substitute Rate Loan, or to convert a Base Rate Loan to a LIBOR Loan or a Substitute Rate Loan or to convert a Substitute Rate Loan to a Base Rate Loan or a LIBOR Loan.

(g)          Each determination by Lender under this Section 2.2.4, including the basis for a change in the Applicable Interest Rate for any Component, the identification of the Applicable Interest Rate for each Component or the identification of the Substitute Index, shall be conclusive and binding upon Borrower for all purposes, absent manifest error.

(h)          In the event of any Change in Law or in the interpretation or application thereof shall hereafter make it unlawful for Lender to make or maintain a LIBOR Loan as contemplated hereunder, (i) the obligation of Lender hereunder to make a LIBOR Loan or to convert a Base Rate Loan or a Substitute Rate Loan to a LIBOR Loan shall be cancelled forthwith and (ii) any outstanding LIBOR Loan shall be converted automatically to a Base Rate Loan or Substitute Rate Loan, as applicable based on the provisions of this Section 2.2.4 on the first day of the next succeeding Interest Period or within such earlier period as required by law. Borrower hereby agrees promptly to pay Lender, upon demand, any additional amounts reasonably necessary to compensate Lender for any out-of-pocket costs reasonably incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the LIBOR Loan hereunder. Lender’s notice of such costs, as certified to Borrower, shall be set forth in reasonable detail and Lender’s calculation shall be conclusive absent manifest error.

(i)           Without limiting the provisions of clauses (a) – (f) above, in the event of any Change in Law or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:

(i)           shall hereafter have the effect of reducing the rate of return on Lender’s capital (other than as a result of an increase in taxes) as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount reasonably deemed by Lender to be material;

(ii)          shall hereafter impose, modify, increase or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of the rate hereunder (other than as a result of an increase in taxes); or

(iii)         shall hereafter impose on Lender any other condition (other than an increase in taxes) and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;

then, in any such case, Borrower shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material as reasonably determined by Lender; provided, however, that Borrower shall not be required under this Section 2.2.4 to pay Lender additional amounts for additional costs or reduced amounts receivable that are attributable to an increase in taxes imposed on Lender. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.4(i), Borrower shall not be required to pay same unless they are the result of requirements imposed generally on lenders similar to Lender and not the result of some specific reserve or similar requirement imposed on Lender as a result of Lender’s special circumstances and such Lender is charging the same amounts to similarly situated borrowers. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.4(i), Lender shall provide Borrower with not less than thirty (30) days written notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence, executed by an authorized signatory of Lender and submitted by Lender to Borrower shall be conclusive in the absence of manifest error. Notwithstanding the foregoing, in no event shall Borrower have any obligation to pay or otherwise compensate such Lender pursuant to this Section 2.2.4(i) for any cost or amount in respect of a period occurring more than six (6) months prior to the date that such Lender notifies Borrower of such Lender’s intent to claim compensation thereunder. This provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents.

(j)           Borrower agrees to indemnify Lender and to hold Lender harmless from any actual out-of-pocket loss or expense (other than consequential and punitive damages) which Lender sustains or incurs as a result of (i) any default by Borrower in payment of the principal of or interest on a LIBOR Loan, a Base Rate Loan or a Substitute Rate Loan, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan, a Base Rate Loan or a Substitute Rate Loan hereunder, (ii) any prepayment (whether voluntary or mandatory) of the LIBOR Loan, the Base Rate Loan or the Substitute Rate Loan on a day that (A) is not a Monthly Payment Date, unless Borrower pays interest through the end of the applicable Interest Period as required hereunder or (B) is a Monthly Payment Date if Borrower did not give the prior written notice of such prepayment required pursuant to the terms of this Agreement, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the LIBOR Loan, the Base Rate Loan or the Substitute Rate Loan hereunder, (iii) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Applicable Interest Rate for each Component to the Base Rate or the Substitute Rate or to a LIBOR Loan on a date other than the first day of an Interest Period and (iv) any loss or expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan, a Base Rate Loan or a Substitute Rate Loan hereunder (the amounts referred to in clauses (i), (ii), (iii) and (iv) are herein referred to collectively as the “Breakage Costs”) ; provided, however, Borrower shall not indemnify Lender from any loss or expense arising from Lender’s willful misconduct or gross negligence. Whenever in this Section 2.2.4 the term “interest or fees payable by Lender to lenders of funds obtained by it” is used and no such funds were actually obtained from such lenders, it shall include interest or fees which would have been payable by Lender if it had obtained funds from lenders in order to maintain a LIBOR Loan, a Base Rate Loan or a Substitute Rate Loan hereunder. Lender will provide to Borrower a statement detailing such Breakage Costs and the calculation thereof.

(k)          The provisions of this Section 2.2.4 shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.

2.2.5      Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the Outstanding Principal Balance at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the Outstanding Principal Balance at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate for each Component or the Default Rate for each Component, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3           Loan Payments.

2.3.1      Payments. On the date hereof, Borrower shall pay interest on the outstanding principal balance of each Component from and including the Closing Date through and including May 6, 2019 (the “Initial Interest Period”).  On June 7, 2019 and on each Monthly Payment Date thereafter, up to and including the Maturity Date, Borrower shall make a payment to Lender of interest equal to the Monthly Debt Service Payment Amount.  Unless otherwise elected by Lender, provided no Event of Default then exists, the Monthly Debt Service Payment Amount shall be applied (A) first, to the payment of interest then due and payable on Component A, (B) second, to the payment of interest then due and payable on Component B, (C) third, to the payment of interest then due and payable on Component C, (D) fourth, to the payment of interest then due and payable on Component D, (E) fifth, to the payment of interest then due and payable on Component E and (F) sixth, to the payment of interest then due and payable on Component F.  Borrower shall also pay to Lender all amounts required in respect of Reserve Funds as set forth in Article 6 hereof.

2.3.2      Payments Generally. After the Initial Interest Period, each interest accrual period thereafter (each, an “Interest Period”) shall commence on the seventh (7th) day of each calendar month during the Term and shall end on and include the sixth (6th) day of the next occurring calendar month; provided, that in the event that the Lender elects to reset LIBOR as provided in the definition of the term “Interest Determination Date,” (i) the Interest Period then in effect shall end on (and include) the calendar day prior to the Securitization Date and (ii) a new Interest Period shall commence on the Securitization Date and shall end on (and include) the next sixth (6th) day of a calendar month to occur. For purposes of making payments hereunder, but not for purposes of calculating Interest Periods, if the Monthly Payment Date is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day. Lender shall have the right from time to time, in its reasonable discretion, upon not less than ten (10) days prior written notice to Borrower, to change the Monthly Payment Date in connection with a Securitization to a different calendar day and, if requested by Lender, Borrower shall promptly execute an amendment to this Agreement to evidence such change; provided, however, that notwithstanding anything to the contrary herein, the Monthly Payment Date shall be the same calendar day as the first day of the applicable Interest Period. With respect to payments of principal due on any Component on the Maturity Date, interest shall be payable at the Interest Rate, through and including the last day of the Interest Period applicable to the Maturity Date. All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever other than as provided in Section 2.8.

2.3.3      Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the Outstanding Principal Balance, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents.

2.3.4      Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents (other than the Outstanding Principal Balance due and payable on the Maturity Date) is not paid by Borrower within three (3) days of the date on which it is due (or if such third (3rd) day is not a Business Day, then the immediately preceding Business Day), Borrower shall pay to Lender upon demand an amount equal to the lesser of three percent (3%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents to the extent permitted by law.

2.3.5       Method and Place of Payment.

(a)          Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 2:00 p.m., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or at such other place as Lender shall from time to time designate, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(b)          Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be the immediately preceding Business Day.

(c)          All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

Section 2.4           Prepayments.

2.4.1      Prepayments. Borrower shall have the right to prepay the Loan in whole or in part at any time prior to the Stated Maturity Date, so long as each such prepayment is made in accordance with the terms of this Agreement.

2.4.2      Voluntary Prepayments.

(a)          Borrower may prepay, in accordance with paragraph (d) below, all or any portion of the Outstanding Principal Balance on any Business Day, provided that the following conditions are satisfied: (i) no Event of Default shall have occurred and be continuing (other than in connection with a prepayment made with respect to a release of an Individual Property subject to a Qualified Release Property Default); (ii) Borrower shall timely deliver to Lender a Prepayment Notice; (iii) each Mezzanine Borrower shall concurrently make a prepayment of all or a portion, as applicable, of the outstanding principal balance of the applicable Mezzanine Loan, and shall otherwise satisfy the applicable conditions in the Mezzanine Loan Documents with respect to such prepayment (as evidenced by an Officer’s Certificate and, and in the case of a prepayment in full or the release of an Individual Property, the delivery to Lender of a copy of a payoff letter from the applicable Mezzanine Lender); (iv) Borrower shall comply with the provisions and pay to Lender the applicable amounts set forth in Section 2.4.6 and (v) if Borrower is prepaying the entire Outstanding Principal Balance, then Borrower shall also pay to Lender (without duplication of amounts paid under Section 2.4.6) any and all other amounts outstanding under the Note, this Agreement, and any of the other Loan Documents. The aggregate amount prepaid by Borrower under this paragraph (a) and concurrently by Mezzanine Borrowers under the Mezzanine Loan Documents shall be allocated among the Loan and the Mezzanine Loans pro rata in accordance with their respective outstanding principal balances immediately prior to such prepayments.

(b)          On any Business Day, Borrower may prepay, in accordance with paragraph (d) below, the Loan in part in connection with the release of one or more Individual Properties in accordance with Section 2.5.2 hereof, provided that the following conditions are satisfied: (i) Borrower shall timely deliver to Lender a Prepayment Notice, (ii) the release of such Individual Property(ies) shall occur simultaneously with such prepayment, (iii) the applicable conditions in the Mezzanine Loan Documents with respect to concurrent prepayments of the Mezzanine Loans by Mezzanine Borrowers shall have been satisfied (as evidenced by an Officer’s Certificate and the delivery to Lender of a copy of a payoff letter from the applicable Mezzanine Lender) and (iv) the Release Conditions shall have been satisfied in connection therewith.

(c)           If (i) a Low Cash Flow Trigger Period exists, (ii) Borrower makes a prepayment of the Outstanding Principal Balance hereunder in accordance with paragraph (a) above (other than clause (ii) thereof) (which may be made by using funds in the Cash Collateral Account), and each Mezzanine Borrower concurrently makes a prepayment of the applicable Mezzanine Loan in accordance with paragraph (a) above (which Lender agrees may be made by using funds in the Cash Collateral Account if such prepayment would cure the Trigger Period), (iii) such prepayments are made and upon at least two (2) Business Days prior written notice, and (iv) the aggregate amount prepaid by Borrower under this paragraph (c) and concurrently by Mezzanine Borrowers under the Mezzanine Loan Documents is equal to or greater than the amount that is required to increase the Debt Yield to the applicable Debt Yield Cure Level, then such Low Cash Flow Trigger Period will immediately end.

(d)          Prepayments of principal of the Loan made pursuant to this Section 2.4.2 shall be applied to the Loan (i) first, to Component A until the outstanding principal balance of Component A is reduced to zero, (ii) second, to Component B until the outstanding principal balance of Component B is reduced to zero, (iii) third, to Component C until the outstanding principal balance of Component C is reduced to zero, (iv) fourth, to Component D until the outstanding principal balance of Component D is reduced to zero, (v) fifth, to Component E until the outstanding principal balance of Component E is reduced to zero and (vi) sixth, to Component F until the outstanding principal balance of Component F is reduced to zero. Notwithstanding the foregoing, the first $217,500,000 of principal of the Loan that is prepaid taking into account any prepayments pursuant to this Section 2.4.2 and Section 2.4.4 shall be applied to the Components on a pro rata basis.

(e)          Provided no Event of Default has occurred and is continuing and no Trigger Period exists, each Mezzanine Borrower may make a voluntary prepayment of all or any portion of the outstanding principal balance of its Mezzanine Loan at par in accordance with the applicable Mezzanine Loan Documents without Borrower making a corresponding payment of the Loan; and any such voluntary prepayment of the Mezzanine Loans without a corresponding prepayment of the Loan shall be applied on a pro rata basis among all of the Mezzanine Loans unless (i) otherwise agreed by the applicable Mezzanine Lenders or (ii) the prepaid Mezzanine Loan is simultaneously replaced by an Approved Mezzanine Loan.

(f)           Notwithstanding the foregoing, Borrower shall be permitted to prepay a portion of the Outstanding Principal Balance, in connection with the release of Individual Properties or otherwise, in an amount not to exceed, in the aggregate, twenty-five percent (25%) of the original principal balance of the Loan (the “Free Prepayment Amount”), at any time without any Spread Maintenance Premium or other prepayment penalty, premium or charge, provided (i) there is no Event of Default continuing as of the date of the applicable prepayment, (ii) Borrower provides a Prepayment Notice to Lender in the manner specified in Section 2.4.2, (iv) Borrower pays Lender, in addition to the amount to be prepaid, (x) all accrued interest as set forth in Section 2.4.6; and (y) all other sums then due and payable under this Agreement, the Note, and the other Loan Documents, including, but not limited to, all of Lender’s third party reasonable costs and expenses (including reasonable attorney’s fees and disbursements) incurred by Lender in connection with such prepayment, including, without limitation, any actual Breakage Costs and costs and expenses associated with any revoked or extended prepayment notice and (v) Mezzanine Borrower makes the necessary pro rata prepayments of the Mezzanine Loans.

2.4.3      Intentionally Omitted.

2.4.4      Mandatory Prepayments; Option to Prepay Balance.

(a)          If Lender is not obligated to make Net Proceeds available to Borrower for Restoration, on the next occurring Monthly Payment Date following the date on which (i) Lender actually receives any Net Proceeds, and (ii) Lender has determined that such Net Proceeds shall not be made available for Restoration, Borrower shall apply or authorize Lender to apply (and Lender may apply notwithstanding any failure by Borrower to provide such authorization) the full amount of such Net Proceeds in accordance with this Section 2.4.4. Except during an Event of Default, such Net Proceeds shall be applied by Lender as follows in the following order of priority: First, to all amounts (other than principal and interest) then due and payable under the Loan Documents, including any reasonable, actual, out of pocket costs and expenses of Lender in connection with such prepayment (but subject to Section 2.4.6(c)); Second; an amount equal to accrued and unpaid interest at the Interest Rate on the amount prepaid through the last day of the Interest Period in which the application of Net Proceeds occurs, notwithstanding that such Interest Period extends beyond the date of such application; and Third, to principal on the Loan up to the Impaired Individual Property Release Amount in accordance with Section 2.4.4(c) below (the portion of the Net Proceeds applied to the principal amount of the Loan, the “Net Proceeds Principal Prepayment”; any remaining Net Proceeds after the foregoing applications pursuant to this sentence, the “Remaining Net Proceeds”). Notwithstanding anything herein to the contrary, so long as no Event of Default is continuing, no Spread Maintenance Premiums or other prepayment premium, penalty or fee shall be due in connection with any prepayment made pursuant to this Section 2.4.4(a). Provided no Event of Default is continuing, Remaining Net Proceeds shall be disbursed, as deemed equity distributions, to each Mezzanine Lender for application to the payment of the Mezzanine Impaired Individual Property Release Amount(s) and the other amounts owing under the related Mezzanine Loan(s) under the related Mezzanine Loan Agreement(s) in connection therewith (the “Mezzanine Remaining Net Proceeds Amount” with respect to each such Mezzanine Loan), provided, that, in the event the Remaining Net Proceeds are not sufficient to repay the Mezzanine Impaired Individual Property Release Amount(s) and the other amounts owing under the Mezzanine Loans in the entirety, such Remaining Net Proceeds shall first be paid to Mezzanine A Lender for payment of the Mezzanine Remaining Net Proceeds Amount due under the Mezzanine A Loan and then to Mezzanine B Lender (or, in each case, the applicable Approved Mezzanine Lender) for the payment of such amounts (or portion thereof). After such application to the Mezzanine Remaining Net Proceeds Amount, any Remaining Net Proceeds shall then be applied in further reduction of the outstanding principal balances of the Loan and the Mezzanine Loans, pro rata in accordance with the outstanding principal balances of the Loan and the Mezzanine Loans immediately prior to such application, reductions in the Outstanding Principal Balance to be applied in accordance with Section 2.4.4(c) below. After the occurrence and during the continuance of an Event of Default, the Net Proceeds may be applied to the Debt in any order or priority in Lender’s sole discretion and any application thereof to principal shall not be limited to the Impaired Individual Property Release Amount and no Remaining Net Proceeds shall be available for application to any Mezzanine Loan.

(b)          In any instance where (i) the Lender is not obligated to make Net Proceeds available to Borrower for Restoration of an Individual Property and has elected to apply such Net Proceeds related to such Impaired Individual Property to the Debt in accordance with Section 2.4.4(a) or (ii) an Individual Property is subject to a Casualty or Condemnation of more than 60% of the Individual Property value based on such Individual Property’s Allocated Loan Amount (such Individual Property being sometimes referred to herein as an “Impaired Individual Property”), then Borrower may elect and shall have the right, on or prior to the second (2nd) Monthly Payment Date following the application of Net Proceeds in accordance with Section 2.4.4(a) (the “Impaired Individual Property Prepayment Outside Date”), to prepay the Loan (such prepayment an “Impaired Individual Property Prepayment”) in an amount (the “Net Impaired Individual Property Release Amount”) which is equal to (i) the greater of (A) the Release Amount applicable to the Impaired Individual Property, and (B) the amount required to be paid under Section 5.4(c) in connection with any partial release following a Casualty or Condemnation (the “Impaired Individual Property Release Amount”), less (ii) the amount of the Net Proceeds Principal Prepayment applicable to such Impaired Individual Property that has been applied to the principal amount of the Loan in accordance with Section 2.4.4(a) above (or zero if the amount in clause (ii) is equal to or greater than the amount in clause (i)); provided each of the following conditions (the “Impaired Individual Property Prepayment Conditions”) have been satisfied: (1) no Event of Default (other than a Qualified Release Property Default that is cured by the release of the Release Property in accordance with Section 2.5.2 hereof) shall have occurred and be continuing, (2) the Net Proceeds applicable to such Impaired Individual Property shall have been applied in accordance with Section 2.4.4(a), (3) Borrower shall have provided to Lender not less than five (5) Business Days prior written notice of its intention to effect an Impaired Individual Property Prepayment, and shall satisfy the Impaired Individual Property Prepayment Conditions on or prior to the Impaired Individual Property Prepayment Outside Date, (4) all of the conditions and requirements for the release of such Impaired Individual Property set forth in Section 2.5.3 hereof shall be satisfied and the release of such Impaired Individual Property shall occur simultaneously with the Impaired Individual Property Prepayment and in compliance with all such conditions and requirements set forth in Section 2.5.3, (5) Borrower shall comply with the provisions and pay to Lender the amounts set forth in Section 2.4.6 and (6) Mezzanine Borrower makes the necessary pro rata prepayments of the Mezzanine Loans. Any prepayment made pursuant to this Section 2.4.4(b) shall not require a payment of the Spread Maintenance Premium.

(c)          Any prepayment of the principal of the Loan made pursuant to Section 2.4.4 hereof shall be applied (i) first, to Component A until the outstanding principal balance of Component A is reduced to zero, (ii) second, to Component B until the outstanding principal balance of Component B is reduced to zero, (iii) third, to Component C until the outstanding principal balance of Component C is reduced to zero, (iv) fourth, to Component D until the outstanding principal balance of Component D is reduced to zero, (v) fifth, to Component E until the outstanding principal balance of Component E is reduced to zero and (vi) sixth, to Component F until the outstanding principal balance of Component F is reduced to zero. Notwithstanding the foregoing, the first $217,500,000 of principal of the Loan that is prepaid taking into account any prepayments pursuant to this Section 2.4.4 and Section 2.4.2 shall be applied to the Components on a pro rata basis.

2.4.5       Prepayments After Default.

(a)          If, during the continuance of an Event of Default, payment of all or any part of the Debt is tendered by Borrower (other than with respect to a Qualified Release Property Default tendered in accordance with the provisions of Section 2.5.2 or an Event of Default that arises solely as a direct result of the Casualty or Condemnation in respect of which such Net Proceeds have been paid) and accepted by Lender or is otherwise recovered by Lender (including through application of any Reserve Funds), such tender or recovery shall be deemed to be a voluntary prepayment by Borrower in violation of the requirements of Section 2.4.1 hereof, and Borrower shall pay, as part of the Debt, all amounts, if any, due pursuant to Section 2.4.6.

(b)          Notwithstanding anything contained herein to the contrary, upon the occurrence and during the continuance of any Event of Default, any payment of principal or interest from whatever source may be applied by Lender among the Components as Lender shall determine in its sole and absolute discretion.

2.4.6      Prepayment/Repayment Conditions.

(a)          On the date on which a prepayment, voluntary or mandatory, is made under the Note or as required under this Agreement, which date must be a Business Day, Borrower shall pay to Lender:

(i)          all accrued and unpaid interest calculated at the Applicable Interest Rate on the amount of principal being prepaid through but excluding the Repayment Date, and following a Securitization any prepayment of a securitized portion of the Loan will also be paid together with an amount equal to the interest that would have accrued at the Applicable Interest Rate on the amount of principal being prepaid through the end of the Interest Period in which such prepayment occurs, notwithstanding that such Interest Period extends beyond the date of prepayment;

(ii)         intentionally omitted;

(iii)        the Spread Maintenance Premium, if any, applicable thereto; provided that so long as no Event of Default is continuing (other than an Event of Default that arises solely as a direct result of the Casualty or Condemnation in respect of which such Net Proceeds have been paid), no Spread Maintenance Premium shall be due in connection with a prepayment made pursuant to Section 2.4.4(a); and

(iv)         all other sums, then due under the Note, this Agreement, the Mortgage, and the other Loan Documents.

(b)          Intentionally Omitted.

(c)          Borrower shall pay all actual out of pocket reasonable costs and expenses of Lender incurred in connection with the repayment or prepayment (including without limitation, any reasonable, actual, out of pocket costs and expenses associated with a release of the Lien of the Mortgage as set forth in Section 2.5 below and reasonable attorneys’ fees and expenses), provided, however that, notwithstanding anything to the contrary set forth in the Loan Documents, no LIBOR breakage costs will be payable in connection with any prepayment (voluntary or mandatory) of the Loan.

Section 2.5           Release of Properties.

2.5.1      Release on Payment in Full. Lender shall, upon the written request and at the expense of Borrower, upon payment in full of the Debt in accordance with the terms and provisions of the Loan Documents, release the Liens of the Mortgages and cause the trustee under the Mortgages to reconvey the Properties to Borrower. In connection with the release of the Mortgages, Borrower shall submit to Lender, not less than thirty (30) days prior to the Repayment Date (or such shorter time as is acceptable to Lender in its sole discretion), a release of Lien (and related Loan Documents) for each Individual Property for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which each Individual Property is located and satisfactory to a prudent lender acting reasonably. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release. Borrower shall pay all reasonable, actual, out of pocket costs, taxes and expenses associated with the release of the Liens of the Mortgages, including Lender’s reasonable attorneys’ fees. In lieu of applying monies as a full repayment of the Debt, and in lieu of releasing the Lien of the Mortgages and the other Loan Documents, Lender agrees that it shall, in consideration of an amount equal to that necessary for a full repayment of the Debt, together with all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement, endorse the Note (or split the Note and assign one or more of the resulting notes, if applicable), and assign the Mortgages (or specified mortgages) and the other Loan Documents (if the same is so requested), without representation or warranty by or recourse to Lender (other than representations relating to due execution and authority), to a lender designated by Borrower, and Lender shall execute and deliver to Borrower or such lender such instruments and other documents as shall be reasonably necessary or appropriate, in compliance with all applicable laws, to evidence any such assignment of the Mortgages and the Loan, and Borrower shall reimburse Lender for all of its reasonable out-of-pocket costs, including, but not limited to, reasonable, actual, out of pocket legal costs and expenses incurred in connection therewith.

2.5.2      Release of Individual Property. Borrower may obtain the release of an Individual Property (the Individual Property to be released is sometimes referred to herein as the “Release Property”) from the Mortgage thereon (or at Borrower’s option, an assignment thereof to one or more third parties) and from the Lien of the related Loan Documents, provided that the following conditions precedent to such release are satisfied (the “Release Conditions”): (i) Borrower prepays the Loan in the amount of the applicable Release Amount and the requirements and conditions of Section 2.4.2(b) are satisfied; (ii) no Event of Default has occurred and is continuing (other than (A) a non-monetary Event of Default that is specific to such Release Property (including without limitation, any breach of a representation or warranty with respect to such Release Property), (B) a default under a Ground Lease that was not caused by Borrower in bad faith to circumvent the requirements of Section 2.5.2, so long as Borrower has demonstrated to Lender that it has diligently in good faith pursued a cure of such default under the related Ground Lease, or (C) a material default under a Franchise Agreement that permits the applicable Franchisor thereunder to terminate the Franchise Agreement and pursuant to which Lender and the applicable Franchisor have delivered a default notice with respect to such default provided that such default was not caused by Borrower in bad faith to circumvent the requirements of Section 2.5.2 and has demonstrated to Lender that it has diligently in good faith pursued a cure of such default and which Event of Default or default would be cured as a result of the release of the Release Property, so long as (x) the Event of Default was not caused by the intentional act of Borrower, Guarantor or Operating Lessee and Borrower has demonstrated in good faith to Lender that it has pursued a cure of the Event of Default, (y) within five (5) Business Days of the occurrence of such Event of Default (after the expiration of any applicable cure period with respect thereto other than a cure obtained by release under this Section 2.5.2), Borrower gives notice to Lender of Borrower’s intent to cure such Event of Default by obtaining the release of the Release Property and (z) such release occurs within forty-five (45) days following the occurrence of such Event of Default (a “Qualified Release Property Default”)); and (iii) the following conditions are satisfied:

(a)          The Release Property shall be transferred and conveyed pursuant to a bona fide all-cash sale of the Release Property to a Person other than Borrower, Mezzanine Borrower or any other Loan Party on arms-length terms and conditions, provided, if the applicable Individual Property is transferred to an Affiliate of Borrower, Borrower shall deliver an Additional Insolvency Opinion with respect thereto;

(b)          the following amounts shall be paid:

(i)            the Outstanding Principal Balance shall be prepaid by an amount equal to the Release Amount for the applicable Individual Property, and Borrower shall comply with the provisions and pay to Lender the amounts set forth in Section 2.4.6 (including with respect to any prepayments made under clause (iii) below). With respect to a Qualified Release Property Default, the Release Amount shall be calculated by using the Release Amount Percentage in clause (b) of such definition regardless of the Outstanding Principal Balance;

(ii)           concurrently with the payment of the Release Amount, each Mezzanine Borrower shall make a partial prepayment of the related Mezzanine Loan equal to the related Mezzanine Release Amount applicable to such Individual Property, together with any related interest, fees, prepayment premiums or other amounts payable under the related Mezzanine Loan Documents, if any, in connection with such prepayment, including, to the extent required under the applicable Mezzanine Loan Documents, interest which would have accrued on the outstanding principal balance of the related Mezzanine Loan pursuant to the related Mezzanine Loan Documents through the end of the interest period set forth therein during which such prepayment occurs; and

(iii)          if following the application of the prepayments of the Loan and the Mezzanine Loans described in clauses (i) and (ii) above, either (A) the Debt Yield (calculated based on the financial statements most recently delivered to Lender) (exclusive of the Release Property) would be less than the minimum Debt Yield required under clause (d) below, respectively, and/or (B) additional prepayments would be required to comply with respect to the REMIC Requirements pursuant to clause (g) below (with respect to the Loan) and/or the corresponding section of the applicable Mezzanine Loan Agreement (with respect to the applicable Mezzanine Loan), then concurrently with and in addition to the prepayments described in clauses (i) and (ii) above, Borrower and/or the applicable Mezzanine Borrower(s), as applicable, shall make additional prepayments of the Loan and/or the Mezzanine Loans, as applicable, in the aggregate amount(s) required (x) to increase the Debt Yield (calculated based on the financial statements most recently delivered to Lender) (exclusive of the Release Property) to the minimum Debt Yield required under clause (d) below and/or (y) to comply with the REMIC Requirements pursuant to clause (g) below (and the corresponding provisions of the applicable Mezzanine Loan Agreements), such excess prepayments to be made by Borrower and Mezzanine Borrower, respectively, of the Loan and the Mezzanine Loans first, as required to satisfy the REMIC Requirements for the Loan (and/or the Mezzanine Loan(s) if applicable), and next pro rata in accordance with their respective outstanding principal balances immediately prior to such release (such pro rata application to take into account the foregoing payments already made to Lender (and/or the Mezzanine Lender(s) if applicable) to satisfy the applicable REMIC Requirements). Notwithstanding the foregoing, in connection with the sale of an Individual Property to an unaffiliated third-party in an arms’-length transaction (with no direct or indirect interest in such Individual Property retained by Borrower, Guarantor, or their respective Affiliates), in the event that following the prepayment of the Loan and Mezzanine Loan described in clauses (i) and (ii) above, the Debt Yield is less than the Debt Yield required under clause (d), Borrower shall be permitted to obtain a release of the Lien of the related Mortgage, provided that (x) Borrower shall satisfy all of the conditions set forth in Section 2.5.2 (other than the Debt Yield requirement in this Section 2.5.2(b)(iii)) and (y) (i) in lieu of paying the applicable Release Amount in connection with such release pursuant to Section 2.5.2(b), Borrower shall pay to Lender, an amount equal to the greater of (A) the Release Amount applicable to such Individual Property and (B) the lesser of (I) the amount of a pro rata prepayment of the Loan and the Mezzanine Loan in an aggregate amount equal to (x) the gross sales proceeds actually received by Borrower from such Individual Property net of (y) all amounts owing to Mezzanine Lender in respect of such sale and any reasonable and customary closing costs associated with the sale of such Individual Property, or (II) the amount of a pro rata prepayment of the Loan and the Mezzanine Loans that would be necessary to, after giving effect to the requested release of the applicable Individual Property, satisfy the applicable Debt Yield and (ii) each Mezzanine Borrower in lieu of paying the applicable Mezzanine Release Amount shall pay to the applicable Mezzanine Lender, the amount required in accordance with Section 2.5.2(b)(iii) of the applicable Mezzanine Loan Agreement). Any such prepayment pursuant to this Section 2.5.2(b)(iii) shall be deemed a voluntary prepayment for all purposes hereunder, including, without limitation, the payment of any applicable Spread Maintenance Premium;

(c)           Borrower shall submit to Lender, not less than five (5) Business Days prior to the date on which the prepayment will be made, a release or assignment of the Lien of the Mortgage on the Release Property and release of the Lien of the related Loan Documents for such Release Property for execution by Lender. Such release or assignment shall be in a form appropriate in each jurisdiction in which the Individual Property is located and shall contain standard provisions satisfactory to a prudent lender acting reasonably. Any assignments made by Lender shall be without recourse, representation or warranty by Lender (other than representations relating to lien-free ownership, due execution and authority) and comply with all applicable law. In addition, Borrower shall provide all other documentation of a ministerial or administrative nature that Lender reasonably requires to be delivered by Borrower in connection with such release or assignment;

(d)          After giving effect to such release or assignment, and after the application of any prepayments by Borrower and Mezzanine Borrowers described in clause (b) above, except as otherwise permitted under clause (b)(iii) above, the Debt Yield for the Properties then remaining subject to the Liens of the Mortgages (calculated based on the financial statements most recently delivered to Lender) shall be equal to or greater than (A) with respect to a release of a Release Property prior to the first $217,500,000 of principal of the Loan being prepaid, 9.20% and (B) with respect to any release of a Release Property from and after the first $217,500,000 having been prepaid, the greater of (i) the lesser of (x) the Debt Yield (calculated based on the financial statements most recently delivered to Lender) (inclusive of the Release Property) immediately prior to such release or assignment and not taking into account any prepayments described in clause (b) above and (y) 13% and (ii) 9.20%; provided further that the foregoing shall not apply to a release effected to cure a Qualified Release Property Default;

(e)           reserved;

(f)           Following such release or assignment, Borrower shall continue to be a Special Purpose Bankruptcy Remote Entity and to comply with all provisions of the Loan Documents pertaining to a Special Purpose Bankruptcy Remote Entity;

(g)          if the Loan is included in a REMIC Trust and the LTV exceeds or would exceed 125% immediately after giving effect to the release of the applicable Individual Property, no release will be permitted unless the principal balance of the Loan is prepaid by an amount not less than the greater of (i) the Release Amount or (ii) the least of the following amounts: (A) only if the released Individual Property is sold, the net sales proceeds of an arm’s length sale of the released Individual Property to an unrelated Person, (B) the fair market value of the released Individual Property as reasonably determined by Lender at the time of the release, or (C) an amount such that the LTV (as so determined by Lender in accordance with this Section 2.5.2(g)) after giving effect to the release of the applicable Individual Property is not greater than LTV immediately prior to such release, unless Lender, for the benefit of Lender, receives an opinion of counsel that, if this clause (ii) is applicable but not followed or is no longer applicable at the time of such release, the Securitization will not fail to maintain its status as a REMIC Trust as a result of the release of the applicable Individual Property;

(h)          To the extent that the Franchisor party to the Franchise Agreement affecting such Release Property is also a Franchisor under other Franchise Agreements and/or to the extent that the Franchise Agreement affecting such Release Property also affects other Properties which will not be released, such release shall not result in a default under any of such Franchise Agreements or give the Franchisor thereunder the right to terminate any of such Franchise Agreements, and all requisite consents to such release shall have been obtained from the applicable Franchisor and Lender shall have received reasonably satisfactory evidence of same (which may be demonstrated by an Officer’s Certificate certifying to the foregoing);

(i)            All other conditions to the release of such Individual Property set forth in the Mezzanine Loan Documents shall been satisfied or waived in accordance therewith (as evidenced by an Officer’s Certificate and the delivery to Lender of a copy of a payoff letter from the applicable Mezzanine Lender);

(j)            Borrower shall have paid all reasonable third-party costs and expenses incurred by Lender and/or its Servicer in connection with any such release or assignment and, in addition, the current reasonable and customary fee being assessed by Lender and/or its Servicer to effect such release or assignment, not to exceed (in the aggregate for Lender and its Servicer) $2,500;

(k)           Borrower shall have paid (from Available Cash distributed to Borrower and/or from proceeds of sale of such Release Property remaining after the payment of the Release Amount or other contributions, the Mezzanine Release Amounts and all other amounts payable by Borrower in connection with the release of such Release Property) to the applicable Manager (or escrowed for such Manager’s benefit if required under the applicable Management Agreement), any transition or termination costs or expenses, termination fees, or their equivalent, to which such Manager is entitled in connection with the sale of such Individual Property; and

(l)            For the avoidance of doubt, any release of a Release Property to which a Qualified Release Property Default relates that is effected within forty-five (45) days after the occurrence of such Event of Default and in accordance with the provisions of this Section 2.5.2, shall concurrently cure such Event of Default and, if the Loan has been accelerated, the acceleration shall be automatically rescinded (assuming no other Event of Default shall thereafter be continuing).

Any release to cure a Qualified Release Property Default and corresponding prepayment shall be accompanied by the Spread Maintenance Premium, if applicable. Upon the release of an Individual Property, Lender shall remit to Borrower all amounts allocated to such Individual Property then contained in the Accounts.

2.5.3      Impaired Individual Property Release. Borrower may obtain the release of an Impaired Individual Property from the Mortgage thereon (or at Borrower’s option, an assignment thereof to one or more third parties) and from the Lien of the related Loan Documents, provided that the following conditions precedent to such release are satisfied (the “Impaired Individual Property Release Conditions”): (i) Borrower shall then be entitled to prepay the Loan subject and pursuant to the provisions of Section 2.4.4(b) and in connection with and as a condition to completing such release, Borrower prepays the Loan in the amount of the applicable Impaired Individual Property Release Amount and the other amounts and the requirements and conditions of Section 2.4.4(b) are satisfied, and (ii) the following conditions are satisfied:

(a)          The Impaired Individual Property shall be transferred and conveyed to a Person other than Borrower or any other Loan Party, provided that the transfer may be to an Affiliate of Borrower or of another Loan Party;

(b)          the following amounts shall be paid:

(i)           the Outstanding Principal Balance shall be prepaid by an amount equal to the Impaired Individual Property Release Amount for the applicable Individual Property, and Borrower shall comply with the provisions and pay to Lender the amounts set forth in Section 2.4.6 (including with respect to any prepayments made under clause (iii) below); and

(ii)          concurrently with the payment of the Impaired Individual Property Release Amount, each Mezzanine Borrower shall make a partial prepayment of the related Mezzanine Loan equal to the related Mezzanine Impaired Individual Property Release Amount applicable to such Impaired Individual Property, together with any related interest including, to the extent required under the applicable Mezzanine Loan Documents, interest which would have accrued on the outstanding principal balance of the related Mezzanine Loan pursuant to the related Mezzanine Loan Documents through the end of the interest period set forth therein during which such prepayment occurs; and

(iii)         if following the application of the prepayments of the Loan and the Mezzanine Loans described in clauses (i) and (ii) above, additional prepayments would be required in order to comply with the REMIC Requirements pursuant to clause (e) below and/or the corresponding provisions of the applicable Mezzanine Loan Agreement(s), then concurrently with and in addition to the prepayments described in clauses (i) and (ii) above, Borrower and/or the applicable Mezzanine Borrower(s), as applicable, shall make additional prepayments of the Loan and/or the applicable Mezzanine Loan(s), as applicable, in the amount(s) required to comply with the REMIC Requirements pursuant to clause (e) below and the corresponding provisions of the applicable Mezzanine Loan Agreement(s);

(c)          Borrower shall submit to Lender, not less than five (5) Business Days prior to the date on which the prepayment will be made, a release or assignment of the Lien of the Mortgage on the applicable Impaired Individual Property and release of the Lien of the related Loan Documents for such Impaired Individual Property for execution by Lender. Such release or assignment shall be in a form appropriate in each jurisdiction in which the Impaired Individual Property is located and shall contain standard provisions satisfactory to a prudent lender acting reasonably. Any assignments made by Lender shall be without recourse, representation or warranty by Lender (other than representations relating to due execution and authority) and comply with all applicable law. In addition, Borrower shall provide all other documentation of a ministerial or administrative nature that Lender reasonably requires to be delivered by Borrower in connection with such release or assignment;

(d)          Following such release or assignment, Borrower shall continue to be a Special Purpose Bankruptcy Remote Entity and to comply with all provisions of the Loan Documents pertaining to a Special Purpose Bankruptcy Remote Entity;

(e)           if the Loan is included in a REMIC Trust and the LTV exceeds or would exceed 125% immediately after giving effect to the release of the applicable Individual Property, no release will be permitted unless the principal balance of the Loan is prepaid by an amount not less than the greater of (i) the Release Amount or (ii) the least of the following amounts: (A) only if the released Individual Property is sold, the net sales proceeds of an arm’s length sale of the released Individual Property to an unrelated Person, (B) the fair market value of the released Individual Property as reasonably determined by Lender at the time of the release, or (C) an amount such that the LTV (as so determined by Lender in accordance with this Section 2.5.3(e)) after giving effect to the release of the applicable Individual Property is not greater than LTV immediately prior to such release, unless Lender, for the benefit of Lender, receives an opinion of counsel that, if this clause (ii) is applicable but not followed or is no longer applicable at the time of such release, the Securitization will not fail to maintain its status as a REMIC Trust as a result of the release of the applicable Individual Property;

(f)           To the extent that the Franchisor party to the Franchise Agreement affecting such Impaired Individual Property is also a Franchisor under other Franchise Agreements and/or to the extent that the Franchise Agreement affecting such Impaired Individual Property also affects other Properties which will not be released, such release shall not result in a default under any of such Franchise Agreements or give the Franchisor thereunder the right to terminate any of such Franchise Agreements, and all requisite consents to such release shall have been obtained from the applicable Franchisor and Lender shall have received reasonably satisfactory evidence of same (which may be demonstrated by an Officer’s Certificate certifying to the foregoing);

(g)          All other conditions to the release of such Impaired Individual Property set forth in the Mezzanine Loan Documents shall been satisfied or waived in accordance therewith (as evidenced by an Officer’s Certificate and the delivery to Lender of a copy of a payoff letter from the applicable Mezzanine Lender); and

(h)          Borrower shall have paid all reasonable third-party costs and expenses incurred by Lender and/or its Servicer in connection with any such release or assignment and, in addition, the current reasonable and customary fee, being assessed by Lender and/or its Servicer to effect such release or assignment, not to exceed (in the aggregate for Lender and its Servicer) $2,500.

Section 2.6           Interest Rate Cap Agreement.

2.6.1       Interest Rate Cap Agreement. Prior to or contemporaneously with the Closing Date, Borrower shall have obtained, and thereafter maintain in effect (subject to Section 2.6.9), the Interest Rate Cap Agreement, which shall have a term expiring no earlier than the Stated Maturity Date and have a notional amount which shall not at any time be less than the Outstanding Principal Balance. The Interest Rate Cap Agreement shall have a strike rate equal to the Strike Price.

2.6.2       Pledge and Collateral Assignment of Interest Rate Cap Agreement. As security for the full and punctual payment and performance of the Obligations when due (whether upon stated maturity, by acceleration, early termination or otherwise), pursuant to the terms of the Assignment of Interest Rate Cap Agreement, Borrower has pledged (or is contemporaneously herewith pledging) and collaterally assigned (or is assigning) to Lender all of the right, title and interest of Borrower in and to the following (collectively, the “Rate Cap Collateral”): (i) the Interest Rate Cap Agreement; (ii) all payments, distributions, disbursements or proceeds due, owing, payable or required to be delivered to Borrower in respect of the Interest Rate Cap Agreement or arising out of the Interest Rate Cap Agreement, whether as contractual obligations, damages or otherwise; and (iii) all of Borrower’s claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of the Interest Rate Cap Agreement, in each case including all accessions and additions to, substitutions for and replacements, products and proceeds of any or all of the foregoing.

2.6.3       Covenants.

(a)          Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Counterparty under the Interest Rate Cap Agreement to Borrower or Lender shall during the continuance of an Event of Default or Trigger Period be deposited immediately into the Deposit Account. Subject to terms hereof, provided no Event of Default has occurred and is continuing, Borrower shall be entitled to exercise all rights, powers and privileges of Borrower under, and to control the prosecution of all claims with respect to, the Interest Rate Cap Agreement and the other Rate Cap Collateral. Borrower shall take all actions reasonably requested by Lender to enforce Borrower’s rights under the Interest Rate Cap Agreement in the event of a default by the Counterparty thereunder and shall not waive, amend or otherwise modify any of its rights thereunder.

(b)          Borrower shall defend Lender’s right, title and interest in and to the Rate Cap Collateral pledged by Borrower pursuant to the Assignment of Interest Rate Cap Agreement or in which it has granted a security interest against the claims and demands of all other Persons.

(c)          In the event of any downgrade, withdrawal or qualification of the rating of the Counterparty such that it ceases to qualify as an “Approved Counterparty”, Borrower shall replace the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement not later than ten (10) Business Days following receipt of notice from Lender, Servicer or any other Person of such downgrade, withdrawal or qualification.

(d)          In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Cap Agreement as and when required hereunder, Lender may purchase the Interest Rate Cap Agreement and the cost incurred by Lender in purchasing the Interest Rate Cap Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is paid by Borrower to Lender.

(e)          Borrower shall not sell, assign, or otherwise dispose of, or mortgage, pledge or grant a security interest in, any of the Rate Cap Collateral or any interest therein (other than the assignment made under the Loan Documents), and any sale, assignment, mortgage, pledge or security interest whatsoever made in violation of this covenant shall be a nullity and of no force and effect, and upon demand of Lender, shall forthwith be cancelled or satisfied by an appropriate instrument in writing (except that notwithstanding anything herein to the contrary, Borrower may sell or otherwise transfer the portion of the Rate Cap Collateral that reflects a notional balance in excess of the Outstanding Principal Amount following any prepayment).

(f)           Borrower shall not (i) without the prior written consent of Lender, modify, amend or supplement the terms of the Interest Rate Cap Agreement, (ii) without the prior written consent of Lender, except in accordance with the terms of the Interest Rate Cap Agreement, cause the termination of the Interest Rate Cap Agreement prior to its stated maturity date (other than in accordance with Section 2.6.3(c) above), (iii) without the prior written consent of Lender, except as aforesaid, waive or release any obligation of the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement) under the Interest Rate Cap Agreement, (iv) without the prior written consent of Lender, consent or agree to any act or omission to act on the part of the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement) which, without such consent or agreement, would constitute a default under the Interest Rate Cap Agreement, (v) fail to exercise promptly and diligently each and every material right which it may have under the Interest Rate Cap Agreement, (vi) take or intentionally omit to take any action or intentionally suffer or permit any action to be omitted or taken, the taking or omission of which would result in any right of offset against sums payable under the Interest Rate Cap Agreement or any defense by the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement) to payment or (vii) fail to give prompt notice to Lender of any notice of default given by or to Borrower under or with respect to the Interest Rate Cap Agreement, together with a complete copy of such notice. If Borrower shall have received written notice that the Securitization shall have occurred, no consent by Lender provided for in this Section 2.6.3(f) shall be given by Lender unless Lender shall have received a Rating Agency Confirmation.

(g)          In connection with an Interest Rate Cap Agreement, Borrower shall obtain and deliver to Lender an opinion of counsel from counsel (which counsel may be in-house counsel for the Counterparty) for the Counterparty upon which Lender and its successors and assigns may rely (the “Counterparty Opinion”), under New York law and, if the Counterparty is a non-U.S. entity, the applicable foreign law, which shall provide in relevant part that: (i) the issuer is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement; (ii) the execution and delivery of the Interest Rate Cap Agreement by the issuer, and any other agreement which the issuer has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law; (iii) all consents, authorizations and approvals required for the execution and delivery by the issuer of the Interest Rate Cap Agreement under law or the issuer’s organizational documents, and any other agreement which the issuer has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and (iv) the Interest Rate Cap Agreement, and any other agreement which the issuer has executed and delivered pursuant thereto, has been duly executed and delivered by the issuer and constitutes the legal, valid and binding obligation of the issuer, enforceable against the issuer in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law). If the opinion of counsel from counsel for the Counterparty obtained and delivered does not comply with the foregoing requirements, Lender shall have the right to approve the opinion, which approval shall not be unreasonably withheld, conditioned or delayed.

2.6.4       Substitute Interest Rate Protection Agreement. Subject to Section 2.2.4(e), at any time that the Loan is a Base Rate Loan or a Substitute Rate Loan, Borrower shall maintain a Substitute Interest Rate Protection Agreement. All the provisions of this Section 2.6 applicable to the Interest Rate Protection Agreement delivered on the Closing Date shall be applicable to the Substitute Interest Rate Protection Agreement, and in connection with the delivery of the Substitute Interest Rate Protection Agreement, Borrower shall enter into a replacement collateral assignment of such Substitute Interest Rate Protection Agreement, which collateral assignment shall be in the same form as the Assignment of Interest Rate Cap Agreement.

2.6.5       Representations and Warranties. Borrower hereby covenants with, and represents and warrants to, Lender as follows:

(a)          The Interest Rate Cap Agreement constitutes the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(b)          The Rate Cap Collateral is free and clear of all claims or security interests of every nature whatsoever, except such as are created pursuant to this Agreement and the other Loan Documents, and Borrower has the right to pledge and grant a security interest in the same as herein provided without the consent of any other Person other than any such consent that has been obtained and is in full force and effect.

(c)          The Rate Cap Collateral has been duly and validly pledged pursuant to the Assignment of Interest Rate Cap Agreement. All consents and approvals required to be obtained by Borrower for the consummation of the transactions contemplated by the Assignment of Interest Rate Cap Agreement have been obtained.

(d)          Giving effect to the grant and assignment to Lender pursuant to the Assignment of Interest Rate Cap Agreement, Lender has, as of the date of this Agreement, and as to Rate Cap Collateral acquired from time to time after such date, shall have, a valid, and upon proper filing, perfected and continuing first priority lien upon and security interest in the Rate Cap Collateral; provided that no representation or warranty is made with respect to the perfected status of the security interest of Lender in the proceeds of Rate Cap Collateral consisting of “cash proceeds” or “non-cash proceeds” as defined in the UCC except if, and to the extent, the provisions of Section 9-306 of the UCC shall be complied with.

(e)           Except for financing statements filed or to be filed in favor of Lender as secured party, there are no financing statements under the UCC covering any or all of the Rate Cap Collateral and Borrower shall not, without the prior written consent of Lender, until payment in full of all of the Obligations, execute and file in any public office, any enforceable financing statement or statements covering any or all of the Rate Cap Collateral, except financing statements filed or to be filed in favor of Lender as secured party.

2.6.6       [Reserved]

2.6.7       Remedies. Subject to the provisions of the Interest Rate Cap Agreement, if an Event of Default shall occur and then be continuing:

(a)          Lender, without obligation to resort to any other security, right or remedy granted under any other agreement or instrument, shall have the right to, in addition to all rights, powers and remedies of a secured party pursuant to the UCC, at any time and from time to time, sell, resell, assign and deliver, in its sole discretion, any or all of the Rate Cap Collateral (in one or more parcels and at the same or different times) and all right, title and interest, claim and demand therein and right of redemption thereof, at public or private sale, for cash, upon credit or for future delivery, and in connection therewith Lender may grant options and may impose reasonable conditions such as requiring any purchaser to represent that any “securities” constituting any part of the Rate Cap Collateral are being purchased for investment only, Borrower hereby waiving and releasing any and all equity or right of redemption to the fullest extent permitted by the UCC and applicable law. If all or any of the Rate Cap Collateral is sold by Lender upon credit or for future delivery, Lender shall not be liable for the failure of the purchaser to purchase or pay for the same and, in the event of any such failure, Lender may resell such Rate Cap Collateral. It is expressly agreed that Lender may exercise its rights under the Assignment of Interest Rate Cap Agreement with respect to less than all of the Rate Cap Collateral, leaving unexercised its rights with respect to the remainder of the Rate Cap Collateral, provided, however, that such partial exercise shall in no way restrict or jeopardize Lender’s right to exercise its rights with respect to all or any other portion of the Rate Cap Collateral at a later time or times.

(b)          Lender may exercise, either by itself or by its nominee or designee, in the name of Borrower, all of Lender’s rights, powers and remedies in respect of the Rate Cap Collateral, under the Assignment of Interest Rate Cap Agreement and under law.

(c)          Borrower hereby irrevocably, in the name of Borrower or otherwise, authorizes and empowers Lender and assigns and transfers unto Lender, and constitutes and appoints Lender its true and lawful attorney-in-fact, and as its agent, irrevocably, with full power of substitution for Borrower and in the name of Borrower, (i) to exercise and enforce every right, power, remedy, authority, option and privilege of Borrower under the Interest Rate Cap Agreement, including any power to subordinate or modify the Interest Rate Cap Agreement (but not, unless an Event of Default exists and is continuing, the right to terminate or cancel the Interest Rate Cap Agreement), or to give any notices, or to take any action resulting in such subordination, termination, cancellation or modification and (ii) in order to more fully vest in Lender the rights and remedies provided for herein, to exercise all of the rights, remedies and powers granted to Lender in this Agreement, and Borrower further authorizes and empowers Lender, as Borrower’s attorney-in-fact, and as its agent, irrevocably, with full power of substitution for Borrower and in the name of Borrower, to give any authorization, to furnish any information, to make any demands, to execute any instruments and to take any and all other action on behalf of and in the name of Borrower which in the opinion of Lender may be necessary or appropriate to be given, furnished, made, exercised or taken under the Interest Rate Cap Agreement, in order to comply therewith, to perform the conditions thereof or to prevent or remedy any default by Borrower thereunder or to enforce any of the rights of Borrower thereunder. These powers-of-attorney are irrevocable and coupled with an interest, and any similar or dissimilar powers heretofore given by Borrower in respect of the Rate Cap Collateral to any other Person are hereby revoked.

(d)          Lender may, without notice to, or assent by, Borrower or any other Person (to the extent permitted by law), but without affecting any of the Obligations, in the name of Borrower or in the name of Lender, notify the Counterparty, or if applicable, any other counterparty to the Interest Rate Cap Agreement, to make payment and performance directly to Lender; extend the time of payment and performance of, compromise or settle for cash, credit or otherwise, and upon any terms and conditions, any obligations owing to Borrower, or claims of Borrower, under the Interest Rate Cap Agreement; file any claims, commence, maintain or discontinue any actions, suits or other proceedings deemed by Lender necessary or advisable for the purpose of collecting upon or enforcing the Interest Rate Cap Agreement; and execute any instrument and do all other things deemed necessary and proper by Lender to protect and preserve and realize upon the Rate Cap Collateral and the other rights contemplated hereby.

(e)          Pursuant to the powers-of-attorney provided for above, Lender may take any action and exercise and execute any instrument which it may deem necessary or advisable to accomplish the purposes hereof; provided, however, that Lender shall not be permitted to take any action pursuant to said power-of-attorney that would conflict with any limitation on Lender’s rights with respect to the Rate Cap Collateral. Without limiting the generality of the foregoing, Lender, after the occurrence, and during the continuance, of an Event of Default, shall have the right and power to receive, endorse and collect all checks and other orders for the payment of money made payable to Borrower representing: (i) any payment of obligations owed pursuant to the Interest Rate Cap Agreement, (ii) interest accruing on any of the Rate Cap Collateral or (iii) any other payment or distribution payable in respect of the Rate Cap Collateral or any part thereof, and for and in the name, place and stead of Borrower, to execute endorsements, assignments or other instruments of conveyance or transfer in respect of any property which is or may become a part of the Rate Cap Collateral hereunder.

(f)           Lender may exercise all of the rights and remedies of a secured party under the UCC.

(g)          Without limiting any other provision of this Agreement or the Assignment of Interest Rate Cap Agreement, or any of Borrower’s rights hereunder under the Assignment of Interest Rate Cap Agreement, and without waiving or releasing Borrower from any obligation or default hereunder under the Assignment of Interest Rate Cap Agreement, Lender shall have the right, but not the obligation, to perform any act or take any appropriate action, as it, in its reasonable judgment, may deem necessary to protect the security of this Agreement or the Assignment of Interest Rate Cap Agreement, to cure such Event of Default or to cause any term, covenant, condition or obligation required under this Agreement, the Assignment of Interest Rate Cap Agreement or the Interest Rate Cap Agreement to be performed or observed by Borrower to be promptly performed or observed on behalf of Borrower. All amounts advanced by, or on behalf of, Lender in exercising its rights under this Section 2.6.7(g) (including, but not limited to, reasonable legal expenses and disbursements incurred in connection therewith), together with interest thereon at the Default Rate from the date of each such advance, shall be payable by Borrower to Lender upon demand and shall be secured by this Agreement.

2.6.8       Sales of Rate Cap Collateral. No demand, advertisement or notice, all of which are, to the fullest extent permitted by law, hereby expressly waived by Borrower, shall be required in connection with any sale or other disposition of all or any part of the Rate Cap Collateral, except that Lender shall give Borrower at least thirty (30) Business Days’ prior written notice of the time and place of any public sale or of the time when and the place where any private sale or other disposition is to be made, which notice Borrower hereby agrees is reasonable, all other demands, advertisements and notices being hereby waived. To the extent permitted by law, Lender shall not be obligated to make any sale of the Rate Cap Collateral if it shall determine not to do so, regardless of the fact that notice of sale may have been given, and Lender may without notice or publication adjourn any public or private sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. Upon each private sale of the Rate Cap Collateral of a type customarily sold in a recognized market and upon each public sale, unless prohibited by any applicable statute which cannot be waived, Lender (or its nominee or designee) may purchase any or all of the Rate Cap Collateral being sold, free and discharged from any trusts, claims, equity or right of redemption of Borrower, all of which are hereby waived and released to the extent permitted by law, and may make payment therefor by credit against any of the Obligations in lieu of cash or any other obligations. In the case of all sales of the Rate Cap Collateral, public or private, Borrower shall pay all reasonable costs and expenses of every kind for sale or delivery, including brokers’ and attorneys’ fees and disbursements and any tax imposed thereon. However, the proceeds of sale of Rate Cap Collateral shall be available to cover such costs and expenses, and, after deducting such costs and expenses from the proceeds of sale, Lender shall apply any residue to the payment of the Obligations in the order of priority as set forth in this Agreement.

2.6.9       Public Sales Not Possible. Borrower acknowledges that the terms of the Interest Rate Cap Agreement may prohibit public sales, that the Rate Cap Collateral may not be of the type appropriately sold at public sales, and that such sales may be prohibited by law. In light of these considerations, Borrower agrees that private sales of the Rate Cap Collateral under the Assignment of Interest Rate Cap Agreement shall not be deemed to have been made in a commercially unreasonably manner by mere virtue of having been made privately.

2.6.10     Receipt of Sale Proceeds. Upon any sale of the Rate Cap Collateral by Lender under the Assignment of Interest Rate Cap Agreement (whether by virtue of the power of sale herein granted, pursuant to judicial process or otherwise), the receipt by Lender or the officer making the sale or the proceeds of such sale shall be a sufficient discharge to the purchaser or purchasers of the Rate Cap Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to Lender or such officer or be answerable in any way for the misapplication or non-application thereof.

2.6.11     Replacement Interest Rate Cap Agreement. If, in connection with Borrower’s exercise of any Extension Option pursuant to Section 2.7 hereof, Borrower delivers a Replacement Interest Rate Cap Agreement, all the provisions of this Section 2.6 applicable to the Interest Rate Cap Agreement delivered on the Closing Date shall be applicable to the Replacement Interest Rate Cap Agreement, and in connection with the delivery of the Replacement Interest Rate Cap Agreement, Borrower shall enter into a replacement collateral assignment of such Replacement Interest Rate Cap Agreement, which collateral assignment shall be in the same form as the Assignment of Interest Rate Cap Agreement.

Section 2.7           Extension Options.

2.7.1           Extension Options. Subject to the provisions of this Section 2.7, Borrower shall have the option (the “First Extension Option”), by written notice (the “First Extension Notice”) delivered to Lender no later than ten (10) days prior to the Initial Stated Maturity Date, to extend the Maturity Date to November 7, 2022 (the “First Extended Maturity Date”, and such extended term, the “First Extended Term”). In the event Borrower shall have exercised the First Extension Option, Borrower shall have the option (the “Second Extension Option”), by written notice (the “Second Extension Notice”) delivered to Lender no later than ten (10) days prior to the First Extended Maturity Date, to extend the First Extended Maturity Date to November 7, 2023 (the “Second Extended Maturity Date”, and such extended term, the “Second Extended Term”). In the event Borrower shall have exercised each of the First Extension Option and the Second Extension Option, Borrower shall have the option (the “Third Extension Option”), by written notice (the “Third Extension Notice”) delivered to Lender no later than ten (10) days prior to the Second Extended Maturity Date, to extend the Second Extended Maturity Date to November 7, 2024 (the “Third Extended Maturity Date”, and such extended term, the “Third Extended Term”). The First Extension Notice shall be revocable at any time and for any reason by Borrower prior to the Initial Stated Maturity Date, the Second Extension Notice shall be revocable at any time and for any reason by Borrower prior to the then First Extended Maturity Date and the Third Extension Notice shall be revocable at any time and for any reason by Borrower prior to the then Second Extended Maturity Date, but Borrower shall pay Lender’s actual out-of-pocket expenses incurred in connection with such revocation (excluding breakage costs). Borrower’s right to so extend the Maturity Date shall be subject to the satisfaction of the following conditions precedent prior to each extension hereunder:

(a)          (i) no Event of Default shall have occurred and be continuing on the date Borrower delivers the First Extension Notice, the Second Extension Notice or the Third Extension Notice, as applicable, and (ii) no Event of Default shall have occurred and be continuing on the Initial Stated Maturity Date, the First Extended Maturity Date or the Second Extended Maturity Date, as applicable;

(b)          Borrower shall (i) obtain and deliver to Lender on the first day of the term of the Loan as extended, one or more Replacement Interest Rate Cap Agreements (provided that, following an Applicable Interest Rate Conversion, Borrower shall instead deliver a replacement Substitute Interest Rate Protection Agreement subject to and in accordance with Section 2.2.4(e) and provided further that, if a Replacement Interest Rate Protection Agreement is not then commercially available due to the unavailability or uncertainty in the continuing availability of LIBOR as a reference rate, Borrower and Lender shall work together to find a mutually agreeable alternative to a Substitute Interest Rate Protection Agreement that would afford Lender substantially equivalent protection from increases in the Applicable Interest Rate, as reasonably determined by Lender) from an Approved Counterparty, in a notional amount equal to the Outstanding Principal Balance as of the first day of the applicable Extended Term, which Replacement Interest Rate Cap Agreement(s) shall be (A) effective for the period commencing on the day immediately following the then applicable Maturity Date (prior to giving effect to the applicable Extension Option) and ending on the last day of the Interest Period in which the applicable extended Maturity Date occurs and (B) otherwise on same terms set forth in Section 2.6, (ii) execute and deliver an Acknowledgement with respect to each such Replacement Interest Rate Cap Agreement (or Substitute Interest Rate Protection Agreement, as applicable), and (iii) execute and deliver a collateral assignment of the Replacement Interest Rate Cap Agreement (or Substitute Interest Rate Protection Agreement, as applicable), in the form of the Assignment of Interest Rate Cap Agreement;

(c)          Borrower shall cause a Counterparty Opinion to be delivered with respect to the Replacement Interest Rate Cap Agreement (or Substitute Interest Rate Protection Agreement, as applicable) and the related Acknowledgment;

(d)          all amounts then due and payable (beyond the expiration of any applicable notice and cure periods) by Borrower pursuant to this Agreement or the other Loan Documents as of the Initial Stated Maturity Date, the First Extended Maturity Date or the Second Extended Maturity Date, as applicable, and all out-of-pocket costs and expenses of Lender, including reasonable fees and expenses of Lender’s outside counsel, in connection with the applicable extension of the Term shall have been paid in full;

(e)          intentionally omitted; and

(f)           Each Mezzanine Borrower whose Mezzanine Loan has not theretofore been repaid in full shall have (i) timely exercised the extension option to extend the applicable Mezzanine Loan, and (ii) been entitled pursuant to the terms of the applicable Mezzanine Loan Documents to exercise such extension option.

If Borrower is unable to satisfy all of the foregoing conditions within the applicable time frames for each, Lender shall have no obligation to extend the Maturity Date.

2.7.2       Intentionally Omitted.

Section 2.8           Regulatory Change; Taxes.

2.8.1       Increased Costs. If as a result of any Change in Law or compliance of Lender therewith, Lender or the company Controlling Lender shall be subject to (i) Special Taxes (other than (A) Indemnified Taxes, which shall be solely covered by Section 2.8.2, (B) Other Taxes, which shall be solely covered by Section 2.9.3, (C) Connection Income Taxes and (D) Special Taxes described in clauses (b) through (f) of the definition of Excluded Taxes); or (ii) any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities, of Lender or any company Controlling Lender is imposed, modified or deemed applicable; or (iii) any other condition affecting loans to borrowers subject to LIBOR-based interest rates is imposed on Lender or any company Controlling Lender and Lender determines that, by reason thereof, the cost to Lender or any company Controlling Lender of making, maintaining or extending the Loan to Borrower is increased, or any amount receivable by Lender or any company Controlling Lender hereunder in respect of any portion of the Loan to Borrower is reduced, in each case by an amount deemed by Lender in good faith to be material (such increases in cost and reductions in amounts receivable being herein called “Increased Costs”), then Lender shall provide notice thereof to Borrower and Borrower agrees that it will pay to Lender upon Lender’s written request such additional amount or amounts as will compensate Lender or any company Controlling Lender for such Increased Costs to the extent Lender determines that such Increased Costs are allocable to the Loan. If Lender requests compensation under this Section 2.8.1, Lender shall, if requested by notice by Borrower to Lender, furnish to Borrower a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof. Notwithstanding anything contained herein to the contrary, Borrower shall not be required to compensate Lender pursuant to this Section 2.8.1 for any Increased Costs actually paid by Lender more than one hundred eighty (180) days prior to the date that Lender notifies Borrower of the change in any applicable Change in Law giving rise to such Increased Costs and of Lender’s intention to claim compensation or reimbursement therefor. Notwithstanding anything contained in this Section 2.8.1 to the contrary, Lender shall not be permitted to make a claim against Borrower under this Section 2.8.1 unless Lender is making similar claims against other borrowers of Lender to the extent such borrowers are similarly situated as Borrower after consideration of such factors as Lender then reasonably determines to be relevant. Notwithstanding anything contained herein to the contrary, if pursuant to this Section 2.8.1, Increased Costs are payable, or will be payable, by Borrower, Borrower may, at its option and upon not less than fifteen (15) days’ prior notice to Lender (which notice shall be delivered to Lender no later than fifteen (15) days after Lender’s delivery to Borrower of the above-referenced certificate regarding the payment of such Increased Costs), prepay the Loan in whole, together with the amount of any such Increased Costs that have at such time already been incurred by or paid by Lender, any applicable Spread Maintenance Premium (if such prepayment occurs prior to or on the Spread Maintenance Date) and all other amounts due and payable under Section 2.4.6 in connection with such prepayment. Notwithstanding anything to the contrary herein, no amount shall be payable to a Lender under this Section 2.8.1 during the period in which the Loan is included in a Securitization.

2.8.2       Special Taxes. Borrower shall make all payments hereunder free and clear of and without deduction for Special Taxes, except as required by applicable law. If Borrower shall be required by law to deduct any Indemnified Taxes from or in respect of any sum payable hereunder or under any other Loan Document to Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.8.2) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. Notwithstanding anything contained herein to the contrary, if pursuant to this Section 2.8.2, Borrower is, or will be, required to increase any payment to Lender on account of Indemnified Taxes, Borrower may, at its option and upon not less than fifteen (15) days’ prior notice to Lender (which notice shall be delivered to Lender no later than fifteen (15) days after Lender’s delivery to Borrower of written notice regarding the increase of payments to Lender on account of Indemnified Taxes), prepay the Loan in whole, together with the amount of any such Indemnified Taxes that have at such time already been incurred by or paid by Lender, any applicable Spread Maintenance Premium (if such prepayment occurs prior to or on the Spread Maintenance Date) and all other amounts due and payable under Section 2.4.6 in connection with such prepayment. Notwithstanding anything to the contrary herein, no amount shall be payable to a Lender under this Section 2.8.2 during the period in which the Loan is included in a Securitization.

2.8.3       Other Taxes. In addition, Borrower agrees to pay any present or future stamp or documentary taxes or other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, or the Loan other than such taxes, charges or levies arising from any transfer by Lender pursuant to Article IX or a change to the organizational structure of the Loan Parties and/or any of their Affiliates requested by Lender in connection with the exercise of its rights pursuant to Article IX (hereinafter referred to as “Other Taxes”).

2.8.4      Tax Refund. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Special Taxes as to which it has been indemnified pursuant to Section 2.8.2 (including by the payment of additional amounts pursuant to Section 2.8.2), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Special Taxes giving rise to such refund), net of all out-of-pocket expenses (including Special Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.8.4 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.8.4, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.8.4 the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Special Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Special Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Special Tax returns (or any other information relating to its Special Taxes that it deems confidential) to the indemnifying party or any other Person.

2.8.5      Change of Office. To the extent that changing the jurisdiction of Lender’s applicable office would have the effect of minimizing Indemnified Taxes, Other Taxes or Increased Costs, Lender shall at the request of Borrower use commercially reasonable efforts to make such a change, provided that same would not otherwise be disadvantageous (as reasonably determined by Lender) or involve any unreimbursed expense to Lender.

Section 2.9           Letters of Credit.

(a)          All Letters of Credit delivered to Lender in connection with this Loan shall be held as collateral and additional security for the payment of the Debt. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right, at its option, to draw on all or any portion of any such Letter of Credit and to apply such amount drawn to payment of the Debt in such order, proportion or priority as Lender may determine. Any such application to the Debt before or on the Spread Maintenance Date after an Event of Default shall be subject to the Spread Maintenance Premium, if any, applicable thereto. On the Maturity Date, if the Debt has not otherwise been paid in full, any or all of such Letters of Credit may be applied to reduce the Debt.

(b)          With respect to any Letter of Credit delivered to Lender in connection with this Loan, such Letter of Credit must be accompanied by an instrument reasonably acceptable to Lender whereby the applicant/obligor under such Letter of Credit shall have contributed to Borrower any and all draws under such Letter of Credit and shall have waived all rights of subrogation against Borrower thereunder until the Debt has been paid in full. Borrower shall also pay to Lender all of Lender’s reasonable out-of-pocket costs and expenses in connection therewith. Neither Borrower nor the applicant/obligor under the Letter of Credit shall be entitled to draw upon the Letter of Credit. After the Closing Date, the aggregate amount of any Letters of Credit delivered pursuant to this Agreement or any other Loan Document shall not exceed ten percent (10%) of the outstanding principal balance of the Loan unless Lender has been provided with an Additional Insolvency Opinion with respect thereto, in form and substance reasonably satisfactory to Lender and the Rating Agencies.

(c)          In addition to any other right Lender may have to draw upon any Letter of Credit pursuant to the terms and conditions of this Agreement, Lender shall have the additional rights to draw in full any Letter of Credit: (i) with respect to any evergreen Letter of Credit, if Lender has received a notice from the issuing bank that the applicable Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (ii) with respect to any Letter of Credit with a stated expiration date, if Lender has not received a notice from the issuing bank that it has renewed the Letter of Credit at least thirty (30) days prior to the date on which such Letter of Credit is scheduled to expire and a substitute Letter of Credit is not provided at least ten (10) Business Days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (iii) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions of this Agreement or a substitute Letter of Credit is provided at least ten (10) Business Days prior to such termination); or (iv) if Lender has received notice that the bank issuing the Letter of Credit shall cease to be an Approved Bank and Borrower shall not have replaced such Letter of Credit with a Letter of Credit issued by an Approved Bank within ten (10) Business Days after notice thereof. Notwithstanding anything to the contrary contained in the above, Lender is not obligated to draw any Letter of Credit upon the happening of an event specified in clauses (i), (ii), (iii) or (iv) above and shall not be liable for any losses sustained by Borrower or applicable/obligor due to the insolvency of the bank issuing the Letter of Credit if Lender has not drawn the applicable Letter of Credit.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1           Borrower Representations. Borrower and Operating Lessee each represents and warrants that, except to the extent (if any) disclosed on Schedule IV hereto with reference to a specific subsection of this Section 3.1:

3.1.1      Organization; Special Purpose. Each of Borrower, Operating Lessee and each SPC Party is duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business, and is duly qualified and in good standing in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, and each of Borrower and Operating Lessee has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents by it, and has the power and authority to execute, deliver and perform under this Agreement, the other Loan Documents and all the transactions contemplated hereby. Each of Borrower, Operating Lessee and each SPC Party is, and at all times since the date of its formation has been (but only to the extent that the applicable requirements set forth in Schedule V speak of a time prior to the Closing Date), a Special Purpose Bankruptcy Remote Entity. Borrower has provided Lender with true, correct and complete copies of Borrower’s, Operating Lessee’s and each SPC Party’s current (and since the date of its inception) organizational documents.

3.1.2      Proceedings; Enforceability. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by Borrower and Operating Lessee and constitute a legal, valid and binding obligation of Borrower and Operating Lessee, enforceable against Borrower and Operating Lessee in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, Operating Lessee, any SPC Party or any Guarantor including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and none of Borrower, Operating Lessee, any SPC Party or any Guarantor have asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

3.1.3      No Conflicts. The execution and delivery of this Agreement and the other Loan Documents by Borrower and Operating Lessee and the performance of their respective Obligations hereunder and thereunder will not conflict with any provision of any law or regulation to which Borrower or Operating Lessee is subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any of Borrower’s or Operating Lessee’s organizational documents or any agreement or instrument to which Borrower or Operating Lessee is a party or by which it is bound, or any order or decree applicable to Borrower, or result in the creation or imposition of any Lien on any of Borrower’s or Operating Lessee’s assets or property (other than pursuant to the Loan Documents) (unless consents from all applicable parties thereto have been obtained by Borrower and/or Operating Lessee, as applicable).

3.1.4      Litigation. There is no action, suit, proceeding or investigation pending or, to Borrower’s and Operating Lessee’s knowledge, threatened in writing against Borrower, Operating Lessee, any SPC Party, any Guarantor, Manager (but only as it relates to any Individual Property) or any Individual Property in any court or by or before any other Governmental Authority which, if adversely determined, is reasonably likely to materially and adversely affect the condition (financial or otherwise) or business of Borrower or Operating Lessee (including the ability of Borrower or Operating Lessee to carry out the transactions contemplated by this Agreement), such SPC Party, any Guarantor (including the ability of any Guarantor to perform its obligations under the Guaranty), Manager (but only as it relates to any Individual Property, including such Manager’s ability to perform its obligations under any Management Agreement) or the condition or ownership of such Individual Property.

3.1.5      Agreements. Neither Borrower nor Operating Lessee is a party to any agreement or instrument or subject to any restriction which might materially and adversely affect Borrower, Operating Lessee or any Individual Property, or Borrower’s or Operating Lessee’s business, properties or assets, operations or condition, financial or otherwise. Neither Borrower nor Operating Lessee is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or any Individual Property is bound, or with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default (individually or when aggregated with any and all such defaults) is reasonably likely to have consequences that would materially and adversely affect the condition (financial or other) or operations of Borrower, Operating Lessee or any Individual Property or is reasonably likely to have consequences that would materially and adversely affect its performance hereunder.

3.1.6      Consents. No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by Borrower or Operating Lessee of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby, other than those which have been obtained by Borrower or Operating Lessee.

3.1.7      Property; Title.

(a)          Borrower has good, marketable and insurable fee simple or leasehold title to the real property comprising part of each Individual Property and good title to the balance of such Individual Property owned by it, free and clear of all Liens whatsoever except the Permitted Encumbrances. Each Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) a valid, first priority, perfected Lien on Borrower’s and Operating Lessee’s respective interest in the applicable Individual Property, subject only to Permitted Encumbrances, and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to the Permitted Encumbrances. Except for Permitted Encumbrances, there are no mechanics’, materialman’s or other similar Liens or claims which have been filed for work, labor or materials affecting any Individual Property which are or may be Liens prior to, or equal or coordinate with, the Lien of the applicable Mortgage. None of the Permitted Encumbrances, individually or in the aggregate, (a) materially interfere with the benefits of the security intended to be provided by each Mortgage and this Agreement, (b) materially and adversely affect the value of any Individual Property, (c) materially impair the use or operations of any Individual Property (as currently used), or (d) impair Borrower’s ability to pay its Obligations in a timely manner.

(b)          All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid under applicable Legal Requirements in connection with the transfer of Properties to Borrower have been paid or are being paid simultaneously herewith. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including the Mortgages, have been paid or are being paid simultaneously herewith. All taxes and governmental assessments due and owing in respect of the Properties have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or are insured against by the Title Insurance Policy.

(c)          Each Individual Property is comprised of one (1) or more parcels which constitute separate tax lots and do not constitute a portion of any other tax lot not a part of such Individual Property.

(d)          No Condemnation or other proceeding has been commenced or, to Borrower’s or Operating Lessee’s knowledge, is contemplated with respect to all or any portion of such Individual Property or for the relocation of roadways providing access to any Individual Property.

(e)          To Borrower’s and Operating Lessee’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting any Individual Property, nor are there any contemplated improvements to any Individual Property that may result in such special or other assessments.

3.1.8      ERISA; No Plan Assets. As of the date hereof and throughout the Term (i) neither Borrower, Operating Lessee nor any Guarantor nor any ERISA Affiliate sponsors, or is obligated to contribute to, an “employee benefit plan,” as defined in Section 3(3) of ERISA, that is subject to Title IV of ERISA, Section 303 of ERISA or Section 412 of the Code, (ii) none of the assets of Borrower, Operating Lessee or any Guarantor constitutes or will constitute “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101 as modified in operation by Section 3(42) of ERISA, (iii) neither Borrower, Operating Lessee nor any Guarantor is or will be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (iv) neither Borrower, Operating Lessee nor any Guarantor are subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans. As of the date hereof, neither Borrower, Operating Lessee, nor any ERISA Affiliate maintains, sponsors or contributes to or has any obligations with respect to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA). Neither Borrower nor Operating Lessee has engaged in any transaction in connection with which it could be subject to either a material civil penalty assessed pursuant to the provisions of Section 502 of ERISA or a material tax imposed under the provisions of Section 4975 of the Code.

3.1.9      Compliance. Except as expressly set forth on Schedule IV hereto, Borrower, Operating Lessee and each Individual Property (including, but not limited to the Improvements) and the use thereof comply in all material respects with all applicable Legal Requirements (except as disclosed in the environmental reports or zoning reports provided to Lender on or prior to the Closing Date), including parking, building and zoning and land use laws, ordinances, regulations and codes, except for de minimis non-compliance that would not reasonably be likely to have a material adverse effect on the applicable Individual Property or the use or operation thereof or on Borrower or Operating Lessee. Borrower, Operating Lessee and to Borrower’s and Operating Lessee’s knowledge, any other Person in occupancy of or involved with the operation or use of the Properties has not committed, any act which may give any Governmental Authority the right to cause Borrower or Operating Lessee to forfeit any Individual Property or any part thereof or any monies paid in performance of Borrower’s Obligations under any of the Loan Documents. Each Individual Property is used exclusively for the operation of a hotel and other appurtenant and related uses. To Borrower’s and Operating Lessee’s knowledge, in the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits, subject to customary rebuildability statutes in the applicable jurisdictions. No legal proceedings are pending or, to the knowledge of Borrower and Operating Lessee, threatened with respect to the zoning of any Individual Property. Neither the zoning nor any other right to construct, use or operate each Individual Property is in any way dependent upon or related to any property other than such Individual Property, other than pursuant to any REA. To the Borrower’s and Operating Lessee’s knowledge, all material certifications, permits, licenses and approvals, including without limitation, certificates of completion, occupancy permits and any applicable liquor licenses required of Borrower and/or Operating Lessee for the legal use, occupancy and operation of each Individual Property for its current use (collectively, the “Licenses”), have been obtained and are in full force and effect. The use being made of each Individual Property is in conformity with the certificate of occupancy issued for such individual Property and all other restrictions, covenants and conditions affecting such Individual Property.

3.1.10    Financial Information. All financial data, including the statements of financial condition and statements of cash flows and income and operating expense, that have been delivered to Lender connection with the Loan, (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of each Individual Property as of the date of such reports (subject to year-end adjustments), and (iii) have been prepared in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP (or otherwise in accordance with an Acceptable Accounting Method) throughout the periods covered. Except for Permitted Encumbrances, neither Borrower nor Operating Lessee has any material contingent liabilities, liabilities for delinquent taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower or Operating Lessee and reasonably likely to have a materially adverse effect on any Individual Property or the operation thereof, except as referred to or reflected in said financial statements. Since the date of the financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower, Operating Lessee or any Individual Property from that set forth in said financial statements.

3.1.11    Utilities and Public Access. Each Individual Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Individual Property for its intended uses. All public utilities necessary or convenient to the full use and enjoyment of each Individual Property are located in the public right-of-way abutting such Individual Property (which utilities are connected so as to serve such Individual Property without passing over other property) or are in recorded, irrevocable easements serving such Individual Property and such easements are set forth in and insured by the Title Insurance Policies. All roads necessary for the use of each Individual Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

3.1.12    Assignment of Leases. The Assignment of Leases creates a valid assignment of, or a valid security interest in, certain rights under the Leases, subject only to a license granted to Borrower and Operating Lessee to exercise certain rights and to perform certain obligations of the lessor under the Leases, including the right to operate each Individual Property. No Person other than Lender has any interest in or assignment of the Leases or any portion of the Rent or other Gross Revenue from the Properties.

3.1.13    Insurance. Borrower has obtained and maintains all Policies reflecting and satisfying the insurance coverages, amounts and other requirements set forth in this Agreement and has delivered to Lender certificates evidencing the insurance provided pursuant to the Policies. No material claims are currently pending, outstanding or otherwise remain unsatisfied under any Policy which would reasonably be expected to have a material adverse effect on Borrower or Operating Lessee and neither Borrower, Operating Lessee nor, to Borrower’s and Operating Lessee’s knowledge, any other Person has done, by act or omission, anything which would impair the coverage of any of the Policies.

3.1.14    Flood Zone. None of the Improvements on any Individual Property is located in an area identified by the Federal Emergency Management Agency as a special flood hazard area, or, if so located the flood insurance required pursuant to Section 5.1.1(a) hereof is in full force and effect with respect to such Individual Property.

3.1.15    Physical Condition. To Borrower’s and Operating Lessee’s knowledge, except as may be expressly set forth in the applicable Physical Conditions Report, each Individual Property, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; to Borrower’s and Operating Lessee’s knowledge, and except as expressly disclosed in any Physical Conditions Report, there exists no structural or other material defects or damages in such Individual Property, whether latent or otherwise, and neither Borrower nor Operating has received notice from any insurance company or bonding company of any defects or inadequacies in such Individual Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or any termination or threatened termination of any policy of insurance or bond.

3.1.16    Boundaries. Except as disclosed on the applicable Surveys, all of the Improvements which were included in determining the appraised value of each Individual Property lie wholly within the boundaries and building restriction lines of such Individual Property, and no improvements on adjoining properties encroach upon such Individual Property, and no easements or other encumbrances affecting such Individual Property encroach upon any of the Improvements, so as (in each of the foregoing cases) to materially and adversely affect the value or marketability of such Individual Property, except those which are set forth on the applicable Survey and insured against by the applicable Title Insurance Policy.

3.1.17    Leases. The rent roll attached hereto as Schedule XI is true, complete and correct in all material respects and no Individual Property is subject to any material Leases other than the Leases described on Schedule XI. Either Borrower or Operating Lessee is the owner and lessor of landlord’s interest in the Leases. No Person has any possessory interest in any Individual Property or right to occupy the same except under and pursuant to the provisions of the Leases (other than typical short-term occupancy rights of hotel guests). The Leases identified on Schedule XI are in full force and effect and there are no material defaults thereunder by Borrower, Operating Lessee or, to Borrower’s and Operating Lessee’s knowledge, the other party beyond any applicable notice or cure period (except as disclosed on Schedule XI), and, to Borrower’s and Operating Lessee’s knowledge, there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. The copies of the Leases delivered to Lender are true and complete, and there are no oral agreements with respect thereto. No Rent relating to the Leases (including security deposits) has been paid more than one (1) month in advance of its due date. All work to be performed by Borrower or Operating Lessee under each Lease has been performed as required and has been accepted by the applicable tenant. Any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower or Operating Lessee to any tenant has already been received by such tenant except as otherwise set forth on Schedule XI. The tenants under the Leases have accepted possession of and are in occupancy of all of their respective demised Individual Property and have commenced the payment of full, unabated rent under the Leases. Borrower or Operating Lessee has delivered to Lender a true, correct and complete list of all security deposits made by tenants at the Properties which have not been applied (including accrued interest thereon), all of which are held by Borrower or Operating Lessee in accordance with the terms of the applicable Lease and applicable Legal Requirements. To Borrower’s and Operating Lessee’s knowledge, each tenant is free from bankruptcy or reorganization proceedings. No tenant under any Lease (or any sublease) is an Affiliate of Borrower or Operating Lessee. To Borrower’s and Operating Lessee’s knowledge, the tenants under the Leases are open for business and paying full, unabated rent. There are no brokerage fees or commissions due and payable in connection with the leasing of space at any Individual Property, except as set forth on Schedule XI. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents relating thereto or other Gross Revenue received therein which will be outstanding following the funding of the Loan (other than to Lender). No tenant listed on Schedule XI has assigned its Lease or sublet all or any portion of the premises demised thereby, no such tenant holds its leased premises under assignment or sublease, nor, to Borrower’s and Operating Lessee’s knowledge, does anyone except such tenant and its employees, guests and invitees occupy such leased premises. No tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. No tenant under any Lease has any right or option for additional space in the Improvements, except as disclosed on Schedule XI.

3.1.18    Tax Filings. To the extent required by law, each of Borrower and Operating Lessee have filed (or has obtained effective extensions for filing) all federal, state, commonwealth, district and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state, commonwealth, district and local taxes, charges and assessments payable by Borrower or Operating Lessee. Each of Borrower’s and Operating Lessee’s tax returns (if any) properly reflect the income and taxes of Borrower and Operating Lessee for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

3.1.19    No Fraudulent Transfer. Neither Borrower nor Operating Lessee (i) has entered into the transaction or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and (ii) received reasonably equivalent value in exchange for its Obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of each of Borrower’s and Operating Lessee’s respective assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s and Operating Lessee’s respective total liabilities, including subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s and Operating Lessee respective assets is, and immediately following the making of the Loan, will be, greater than Borrower’s and Operating Lessee’s respective probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s and Operating Lessee’s respective assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Neither Borrower nor Operating Lessee intends to, and believes that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and Operating Lessee and the amounts to be payable on or in respect of the obligations of Borrower and Operating Lessee). No petition in bankruptcy has been filed against any Loan Party, Operating Lessee or any Guarantor, and no Loan Party, Operating Lessee, nor any Guarantor has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. No Loan Party, Operating Lessee nor any Guarantor is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or properties, and neither Borrower nor Operating Lessee has knowledge of any Person contemplating the filing of any such petition against it or any other Loan Party, Operating Lessee or any Guarantor.

3.1.20    Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

3.1.21    Organizational Chart. The organizational chart attached as Schedule III, relating to Borrower, Operating Lessee and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof. No Person other than those Persons shown on Schedule III have a ten percent (10%) or greater ownership interest in, or right of control, directly or indirectly, in Borrower or Operating Lessee. Each of Borrower and Operating Lessee represents and warrants to Lender that no Manager is an Affiliate of Borrower, Operating Lessee or any other Loan Party.

3.1.22    Organizational Status. Each Individual Borrower’s exact legal name, organizational type (e.g., corporation, limited liability company), the jurisdiction of formation or organization, Tax I.D. and Delaware Organizational I.D. numbers are set forth on Schedule III hereto. Each Operating Lessee’s exact legal name, organizational type (e.g., corporation, limited liability company), the jurisdiction of formation or organization, Tax I.D. and Delaware Organizational I.D. numbers are set forth on Schedule III hereto.

3.1.23    Entity Diligence. Borrower hereby acknowledges receipt of copies of the search results performed by Lender in connection with the closing of the Loan. Borrower has no knowledge of any actions, claims, lawsuits, bankruptcy filings or liabilities that exist other than those disclosed in the search results which have, or would be reasonably likely to have, a Material Adverse Effect and would have been disclosed in such search results if such searches were performed as of the date hereof.

3.1.24    No Casualty. The Improvements have suffered no material casualty or damage which has not been fully repaired and the cost thereof fully paid.

3.1.25    Purchase Options. No Individual Property nor any part thereof is subject to any purchase options, rights of first refusal, rights of first offer or other similar rights in favor of third parties (although there exist Ground Lease Purchase Options in favor of Individual Borrowers).

3.1.26    FIRPTA. Neither Borrower nor Operating Lessee is a “foreign person” within the meaning of Sections 1445 or 7701 of the Code.

3.1.27    Investment Company Act. Neither Borrower nor Operating Lessee is not (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other United States federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

3.1.28    Fiscal Year. Each fiscal year of Borrower and Operating Lessee commences on January 1.

3.1.29    Other Debt. There is no Indebtedness of Borrower or Operating Lessee with respect to any Individual Property or any excess cash flow or any residual interest therein, whether secured or unsecured, other than Permitted Encumbrances and Permitted Indebtedness.

3.1.30    Contracts.

(a)          Neither Borrower nor Operating Lessee has entered into, or is bound by, any Major Contract which continues in existence, except those previously disclosed in writing to Lender.

(b)          Each of the Major Contracts is in full force and effect, there are no monetary or other material defaults by Borrower or Operating Lessee thereunder and, to the best knowledge of Borrower and Operating Lessee, there are no monetary or other material defaults thereunder by any other party thereto. None of Borrower, Operating Lessee, Manager, or any other Person authorized to act on Borrower’s or Operating Lessee’s behalf has given or received any notice of default under any of the Major Contracts that remains uncured or in dispute.

(c)          Borrower or Operating Lessee has delivered true, correct and complete copies of the Major Contracts (including all amendments and supplements thereto) to Lender, which Major Contracts are described on Schedule XX attached hereto.

(d)          No Major Contract has as a party an Affiliate of Borrower or Operating Lessee. All fees and other compensation for services previously performed under the Management Agreements have been paid in full in accordance with the terms thereof.

3.1.31    Full and Accurate Disclosure. To Borrower’s and Operating Lessee’s knowledge, no statement of fact made by Borrower or Operating Lessee in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower or Operating Lessee which has not been disclosed to Lender which materially adversely affects, nor as far as Borrower or Operating Lessee can foresee, reasonably could be expected to materially adversely affect, the Properties or the business, operations or condition (financial or otherwise) of Borrower or Operating Lessee.

3.1.32    Other Obligations and Liabilities. Neither Borrower nor Operating Lessee has any liabilities or other obligations, contingent or otherwise, that arose or accrued prior to the date hereof that, either individually or in the aggregate, are reasonably likely to have a material adverse effect on Borrower, Operating Lessee the Properties, Borrower’s ability to pay the Debt, and/or the business, operations or condition (financial or otherwise) of Borrower or Operating Lessee.

3.1.33    Intellectual Property/Websites. Other than as set forth on Schedule VI, none of Borrower, Operating Lessee or any of their respective Affiliate (i) has or holds any tradenames, trademarks, servicemarks, logos, copyrights, patents or other intellectual property (collectively, (“Intellectual Property”) with respect to any Individual Property or the use or operations thereof or is (ii) is the registered holder of any website with respect to any Individual Property (other than tenant websites).

3.1.34    Ground Lease. Borrower hereby represents and warrants to Lender, other than set forth on Schedule IV, the following with respect to the Ground Leases after giving effect to the related estoppels:

(a)          Recording; Modification. True, correct and complete copies of each Ground Lease including all amendments and modifications thereto, have been provided to Lender. The Ground Leases or a memorandum regarding each Ground Lease (or any combination thereof) have been duly recorded. The Ground Leases permit the interest of the applicable Individual Borrower to be encumbered by a mortgage without the consent of the Ground Lessor or the binding written approval and consent of the applicable Ground Lessor(s) thereunder has been obtained. The Ground Leases may not be canceled, surrendered or amended without the prior written consent of Lender.

(b)          No Liens. Except for the Permitted Encumbrances, the applicable Individual Borrowers’ respective interests in the Ground Leases are not subject to any Liens or encumbrances superior to, or of equal priority with, the Mortgage other than the Ground Lessor’s related fee interest. Such Ground Leases are prior to any mortgage or Lien upon (or benefit from a non-disturbance agreement in form and substance reasonably satisfactory to Lender from the holder of any Lien or mortgage upon) each Ground Lessor’s related fee interest.

(c)          Ground Lease Assignable. The applicable Individual Borrowers’ respective interests in the Ground Leases are assignable to Lender upon notice to, but without the consent of, the applicable Ground Lessors (or, if any such consent is required, it has been obtained prior to the Closing Date). Each Ground Lease is further assignable by Lender, its successors and assigns without the consent of the applicable Ground Lessor.

(d)          Default. As of the date hereof, each Ground Lease is in full force and effect and no default has occurred and is continuing under any Ground Lease and to Borrower’s knowledge there is no existing condition which, but for the passage of time and/or the giving of notice, could result in a default under the terms of any Ground Lease. All rents, additional rents and other sums due and payable under each Ground Lease have been paid in full. Neither the applicable Individual Borrower nor the applicable Ground Lessor under any Ground Lease has commenced any action or given or received any written notice for the purpose of terminating such Ground Lease.

(e)          Notice. Each Ground Lease, or estoppel letters received by Lender from the Ground Lessor thereunder, requires the ground lessor thereunder to give notice of any default by the applicable Individual Borrower to Lender. Each Ground Lease, or estoppel letters received by Lender from the Ground Lessor thereunder, further provides that notice of termination given under such Ground Lease is not effective against Lender unless a copy of such notice has been delivered to Lender in the manner described in such Ground Lease.

(f)           Cure. Lender is permitted the opportunity to cure any default under any Ground Lease which is curable, after the receipt of notice of the default, before the Ground Lessor thereunder may terminate such Ground Lease.

(g)          Term. Each Ground Lease has a term (or a term plus one or more optional renewal terms, which under all circumstances may be exercised, and will be enforceable, by the applicable Individual Borrower or Lender) which extends not less than thirty (30) years beyond the Third Extended Maturity Date.

(h)          New Lease. Each Ground Lease requires the Ground Lessor thereunder to enter into a new lease with Lender upon termination of such Ground Lease for any reason, including rejection of such Ground Lease in a bankruptcy proceeding.

(i)            Insurance Proceeds. Under the terms of each Ground Lease and the applicable Mortgage, taken together, any related insurance and condemnation proceeds will be applied either to the repair or restoration of all or part of the applicable Individual Property, with Lender having the right to hold and disburse the proceeds as the repair or restoration progresses, or to the payment of the Outstanding Principal Balance together with any accrued interest thereon.

(j)            Borrower Estoppel. To Borrower’s knowledge, each of the statements set forth in the estoppels delivered by the Ground Lessors to Lender in connection with the Loan remain true, complete and correct in all material respects as of the date hereof.

3.1.35    Operations Agreement. Each Operations Agreement is in full force and effect and neither Borrower nor Operating Lessee nor, to Borrower’s and Operating Lessee’s knowledge, any other party to any Operations Agreement, is in material default thereunder, and to Borrower’s and Operating Lessee’s knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a material default thereunder. Except as described herein (including the Exhibits and Schedules attached hereto), no Operations Agreement has been modified, amended or supplemented.

3.1.36    Franchise Agreements.

(a)          Each Franchise Agreement, pursuant to which Operating Lessee has the right to operate the hotel located on the applicable Individual Property under a name and/or hotel system controlled by the applicable Franchisor, is in full force and effect and there is no material default, breach or violation existing thereunder by any party thereto and, to Borrower’s and Operating Lessee’s knowledge, no event has occurred (other than payments due but not yet delinquent) that, with the passage of time or the giving of notice, or both, would constitute a material default, breach or violation by any party thereunder (except as disclosed on Schedule XXI, none of which disclose a current material default). Neither the execution and delivery of the Loan Documents or Borrower’s or Operating Lessee’s performance thereunder will adversely affect Borrower’s or Operating Lessee’s rights under any Franchise Agreement. None Borrower, Operating Lessee or any Franchisor has exercised any termination option under the applicable Franchise Agreement, neither Borrower nor Operating Lessee has given any notice to the applicable Franchisor of Borrower’s or Operating Lessee’s election to terminate such Franchise Agreement effective as of a date after the date hereof, and neither Borrower nor Operating Lessee has received from any Franchisor such Franchisor’s notice of its election to terminate such Franchise Agreement effective as of a date after the date hereof. Schedule XII contains a true and correct list, by Individual Property, of (x) each Franchise Agreement under which Operating Lessee has the right to operate the applicable Individual Property, and (y) the expiration dates of each Franchise Agreements set forth on Schedule XII.

3.1.37    Illegal Activity. No portion of any Individual Property has been or will be purchased with proceeds of any illegal activity.

3.1.38    Property Improvement Plan. There is currently no PIP or similar requirement imposed under any Franchise Agreement, for calendar year 2019, other than as set forth on Schedule XVIII (the “Scheduled PIP”) and there is currently no PIP or similar requirement imposed under any Franchise Agreement other than Scheduled PIP, other than as set forth on Schedule XVIII.

3.1.39    Operating Lease. Borrower is the owner and lessor of landlord’s interest in the Operating Lease. The current Operating Lease is in full force and effect and there are no material defaults thereunder by either party and to Borrower’s and Operating Lessee’s knowledge, there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder.

Section 3.2           Survival of Representations. The representations and warranties set forth in Section 3.1 and elsewhere in this Agreement and the other Loan Documents shall (i) while not re-made, survive until the Obligations have been paid and performed in full and (ii) be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf. Notwithstanding the foregoing, any representation or warranty made with respect to an Individual Property shall not survive the release of such Individual Property from the Lien of the applicable Mortgage in accordance with Section 2.5.2 and Section 2.5.3.

ARTICLE 4

BORROWER COVENANTS

Until the end of the Term, Borrower and Operating Lessee hereby covenants and agrees with Lender that:

Section 4.1           Payment and Performance of Obligations. Borrower and Operating Lessee shall pay and otherwise perform the Obligations in accordance with the terms of this Agreement and the other Loan Documents.

Section 4.2           Due on Sale and Encumbrance; Transfers of Interests.

(a)          Each of Borrower and Operating Lessee acknowledges that Lender has examined and relied on the experience of Borrower and Operating Lessee and their respective stockholders, general partners and members, as applicable, and principals of Borrower and Operating Lessee in owning and operating properties such as the Property in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Properties as a means of maintaining the value of the Properties as security for repayment of the Debt and the performance of the Other Obligations. Borrower and Operating Lessee each acknowledge that Lender has a valid interest in maintaining the value of the Properties so as to ensure that, should Borrower default in the repayment of the Debt or Borrower or Operating Lessee default in the performance of the Other Obligations, Lender can recover the Debt by a sale of the Properties. Therefore, without the prior written consent of Lender, but, in each instance, subject to the express provisions of Article 7, neither Borrower nor Operating Lessee nor any other Loan Party nor any other Person having a direct or indirect ownership or beneficial interest in Borrower, Operating Lessee or in any other Loan Party shall sell, convey, mortgage, grant, bargain, encumber, pledge, assign or transfer any Individual Property or any part thereof, or any interest, direct or indirect, common, preferred or otherwise, in Borrower, Operating Lessee or in any other Loan Party, or in any Person holding any direct or indirect interest in Borrower, Operating Lessee or in any other Loan Party, whether voluntarily or involuntarily or enter into or subject any Individual Property to a PACE Loan (a “Transfer”). A Transfer within the meaning of this Section 4.2 shall be deemed to include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell any Individual Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower or Operating Lessee for the leasing of all or a substantial part of any Individual Property for any purpose other than the actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases, or any Gross Revenue; (iii) if Borrower, Operating Lessee or any other Loan Party or any general partner, managing member or controlling shareholder of Borrower or of any other Loan Party is a corporation, the voluntary or involuntary sale, conveyance or transfer of such corporation’s stock (or the stock of any corporation directly or indirectly controlling such corporation by operation of law or otherwise) or the creation or issuance of new stock; (iv) if Borrower, Operating Lessee or any other Loan Party, or any general partner, managing member or controlling shareholder of Borrower, Operating Lessee, or of any other Loan Party is a limited or general partnership, joint venture or limited liability company, the change, removal, resignation or addition of a general partner, managing partner, limited partner, joint venturer or member or the transfer of the partnership interest of any general partner, managing partner or limited partner or the transfer of the interest of any joint venturer or member, and (v) any pledge, hypothecation, assignment, transfer or other encumbrance of any direct or indirect ownership interest in Borrower, Operating Lessee or in any other Loan Party.

(b)          Notwithstanding the foregoing, a Transfer within the meaning of this Section 4.2 shall not include (i) dispositions of equipment and fixtures in the ordinary course of Borrower’s or Operating Lessee’s business (including equipment or fixtures which are being replaced or which are no longer necessary in connection with the operation of the Property, provided that (1) such disposition in this parenthetical will not have a material adverse effect on or materially impair the utility of the applicable Individual Property (a “Material Adverse Effect”) and (2) any new equipment or fixtures acquired by Borrower or Operating Lessee (and not so disposed of) shall be subject to the Lien of the Loan Documents (collectively, the “Disposition Conditions”)), (ii) Leases in effect on the date hereof or otherwise permitted by this Agreement, (iii) Permitted Transfers, (iv) easements and rights of way in the ordinary course of business that would not have a material adverse effect on the use, occupancy or access to the applicable Individual Property, and (v) subject to Section 5.3 hereof, transfers of portions of Individual Properties to Governmental Authorities for (1) dedication of such portion to a public use or (2) easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for purposes of public access, the placement of water and sewer lines, telephone and telegraph lines, electric lines or other utilities serving such Individual Property; provided no such transfers shall have any adverse effect on the first priority position of the Lien of the applicable Mortgage or any other Material Adverse Effect. In connection with any event specified in clause (i) above, Lender shall, from time to time, upon receipt of an officer’s certificate requesting the same and confirming satisfaction of the Disposition Conditions, execute a written instrument in form and substance reasonably satisfactory to Lender to confirm that such equipment or fixtures which are to be, or have been, sold or disposed of are free from the Lien of the Loan Documents; provided, Borrower shall reimburse Lender for its or its Servicer’s reasonable fees and expenses incurred in reviewing such instrument and Borrower’s request.

Section 4.3          Liens. Neither Borrower nor Operating Lessee shall create, incur, assume, permit or suffer to exist any Lien on any portion of any Individual Property or any Operating Lease, except for the Permitted Encumbrances, nor any Lien on any direct or indirect interest in Borrower, Operating Lessee or any Loan Party, except for (i) the pledges of the direct or indirect equity interests in Borrower granted by Mezzanine Borrowers in favor of Mezzanine Lenders and in Operating Lessee by Leasehold Pledgor pursuant to the Mezzanine Loan Documents as security for the Mezzanine Loans and (ii) Permitted Transfers, if any. Subject to the following, Borrower or Operating Lessee shall promptly discharge any Lien or charge against any of the Individual Properties which is not a Permitted Encumbrance nor otherwise expressly permitted hereunder. After prior notice to Lender, Borrower or Operating Lessee, at its own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Liens, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) no Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower or Operating Lessee shall promptly upon final determination thereof pay the amount of any such Liens, together with all costs, interest and penalties which may be payable in connection therewith; (v) to insure the payment of such Liens exceeding $1,000,000 in the aggregate at any one time, Borrower shall deliver to Lender either (A) cash, or other security as may be approved by Lender, in an amount equal to one hundred twenty-five percent (125%) of the contested amount, or (B) a payment and performance bond in an amount equal to one hundred percent (100%) of the contested amount from a surety acceptable to Lender in its reasonable discretion, (vi) failure to pay such Liens will not subject Lender to any civil or criminal liability, (vii) such contest shall not affect the ownership, use or occupancy of any Individual Property, and (viii) Borrower or Operating Lessee shall, upon request by Lender, give Lender prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in clauses (i) through (vii) of this Section 4.3. Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or any Individual Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the applicable Mortgage being primed by any related Lien.

Section 4.4          Special Purpose. Without in any way limiting the provisions of this Article 4, Borrower and Operating Lessee hereby represent and warrant to, and covenant with, Lender that since the date of Borrower’s, Operating Lessee’s and each SPC Party’s formation and at all times on and after the date hereof and until such time as the Obligations shall be paid and performed in full, Borrower, Operating Lessee and each SPC Party has at all times been and shall at all times be a Special Purpose Bankruptcy Remote Entity. None of Borrower, Operating Lessee or any SPC Party shall directly or indirectly make any change, amendment or modification to its or such SPC Party’s organizational documents, or otherwise take any action which could result in Borrower, Operating Lessee or any SPC Party not being a Special Purpose Bankruptcy Remote Entity.

Section 4.5           Existence; Compliance with Legal Requirements. Each of Borrower and Operating Lessee and each SPC Party shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence and all rights, licenses, permits, franchises and all applicable governmental authorizations necessary for the operation of the Properties and comply with all Legal Requirements applicable to it and the Properties.

Section 4.6           Taxes and Other Charges; Use and Occupancy Taxes.

(a)          Borrower or Operating Lessee shall pay all Taxes and Other Charges now or hereafter levied, assessed or imposed at least five (5) Business Days before the same become Due and Payable, and shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become Due and Payable (provided, however, that provided no Event of Default shall have occurred and be continuing neither Borrower nor Operating Lessee need pay Taxes directly nor furnish such receipts for payment of Taxes to the extent that funds to pay for such Taxes have been deposited into the Tax Account pursuant to Section 6.3). Borrower or Operating Lessee shall promptly pay for all utility services provided to the Properties. After prior notice to Lender, Borrower or Operating Lessee, at its own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Taxes or Other Charges, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) no Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower or Operating Lessee shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of Taxes or Other Charges from the applicable Individual Property; (vi) to insure the payment of such Taxes or Other Charges exceeding $1,000,000 in the aggregate at any one time Borrower shall deposit with Lender cash, or other security as may be approved by Lender, in an amount equal to one hundred twenty-five percent (125%) of the contested amount, to insure the payment of any such Taxes or Other Charges, together with a reasonable estimate of all interest and penalties thereon, (vii) failure to pay such Taxes or Other Charges will not subject Lender to any civil or criminal liability, (viii) such contest shall not affect the ownership, use or occupancy of the Properties, or of any Individual Property, and (ix) Borrower or Operating Lessee shall, upon request by Lender, give Lender prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in clauses (i) through (viii) of this Section 4.6. Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or any Individual Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated cancelled or lost or there shall be any danger of the Lien of the applicable Mortgage being primed by any related Lien.

(b)          Borrower or Operating Lessee shall pay all Hotel Taxes now or hereafter payable to the applicable Governmental Authority with respect the Individual Properties, as the same become due and payable. Within forty-five (45) days following the end of each calendar quarter, Borrower or Operating Lessee shall provide an Officer’s Certificate setting forth the actual amount of Hotel Taxes due and the actual amount paid with respect to the Properties for the calendar quarter immediately preceding the date of such certificate.

Section 4.7          Litigation. Borrower or Operating Lessee shall give prompt notice to Lender of any litigation or governmental proceedings pending or threatened in writing against any Individual Property, Borrower, Operating Lessee, Manager (but only as it relates to any Individual Property and only if Borrower or Operating Lessee has received notice of any such litigation or governmental proceedings) or any SPC Party which might materially adversely affect such Individual Property or Borrower’s, Operating Lessee’s, Manager’s or such SPC Party’s condition financial or otherwise or business (including Borrower’s or Operating Lessee’s ability to perform its Obligations hereunder or under the other Loan Documents but, in the case of Manager’s condition or business, only to the extent Borrower or Operating Lessee has a reasonable belief that such litigation or proceeding might materially adversely affect Manager’s condition or business).

Section 4.8           Title to the Property. Each of Borrower and Operating Lessee shall warrant and defend (a) its title to each Individual Property and every part thereof, subject only to Permitted Encumbrances and (b) the validity and priority of the Liens of the Mortgage, the Assignment of Leases and this Agreement on each Individual Property, subject only to Permitted Encumbrances, in each case against the claims of all Persons whomsoever. Borrower or Operating Lessee shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in any Individual Property, other than as permitted hereunder, is claimed by another Person.

Section 4.9           Financial Reporting.

4.9.1      Generally. Borrower and Operating Lessee shall keep and maintain or will cause to be kept and maintained proper and accurate books and records, in accordance with GAAP and the requirements of Regulation AB, reflecting the financial affairs of Borrower and Operating Lessee and all items of income and expense in connection with the operation of the Properties. Lender shall have the right from time to time during normal business hours upon reasonable notice Borrower to examine such books and records at the office of Borrower or other Person maintaining such books and records and to make such copies or extracts thereof as Lender shall desire. After an Event of Default, Borrower shall pay any reasonable and actual costs incurred by Lender to examine such books, records and accounts, as Lender shall reasonably determine to be necessary or appropriate in the protection of Lender’s interest.

4.9.2      Quarterly and Monthly Reports.

(a)          Not later than forty-five (45) days following the end of the first three fiscal quarters, and within ninety (90) days after the end of the fourth fiscal quarter, Borrower shall deliver to Lender unaudited consolidated financial statements of Borrower and Operating Lessee, internally prepared on an accrual basis including a consolidated balance sheet as of the end of such quarter and profit and loss statements for the quarter and year then ended compared to the corresponding period of the previous Fiscal Year, Individual Property-level profit and loss statements for the previous twelve (12) months then ended, and a summary report detailing monthly occupancy, including average daily rate, made available to Borrower or Operating Lessee for the subject quarter. Such statements for each quarter shall be accompanied by an Officer’s Certificate certifying to the best of the signer’s knowledge, (A) that such statements fairly represent the financial condition and results of operations of Borrower and Operating Lessee and the Properties on a combined basis as well as each Individual Property (subject to normal year-end adjustments), (B) that as of the date of such Officer’s Certificate, no Event of Default exists under this Agreement, the Note or any other Loan Document or, if so, specifying the nature and status of each such Event of Default and the action then being taken by Borrower or proposed to be taken to remedy such Event of Default, (C) that as of the date of each Officer’s Certificate, no litigation exists involving Borrower, Operating Lessee or any Individual Property or the Properties in which the amount involved is $1,000,000 (in the aggregate) or more or in which all or substantially all of the potential liability is not covered by insurance, or, if so, specifying such litigation and the actions being taking in relation thereto, (D) the amount by which actual Operating Expenses were greater than or less than the Operating Expenses anticipated in the applicable Annual Budget, and (E) a calculation reflecting the Debt Yield as of the last day of such fiscal quarter. Such financial statements shall contain such other information as shall be reasonably requested by Lender for purposes of calculations to be made by Lender pursuant to the terms hereof. All calculations of the Debt Yield shall be subject to verification by Lender.

(b)          Prior to the occurrence of a Securitization, Borrower shall deliver to Lender, not later than thirty (30) days following the end of each calendar month, a consolidated profit and loss statement for Borrower (which, to the extent required by GAAP, shall separately denote any “non-controlling” or “minority” interest in the earnings of any subsidiary of HIT Portfolio I Holdco, LLC (“Holdco”)) for the month and year then ended compared to the corresponding period of the previous Fiscal Year and for each Individual Property, a profit and loss statement for the twelve (12) months then ended and a summary report detailing monthly occupancy, including the daily average rate during the subject month. Such statements for each month shall be accompanied by an Officer’s Certificate certifying to the best of the signer’s knowledge that such statements fairly represent the results of operations of Borrower (taking into account any “non-controlling” or “minority” interest in the earnings of any subsidiary of Borrower) and the Properties and a calculation reflecting the Debt Yield as of the last day of such calendar month. All calculations of the Debt Yield shall be subject to verification by Lender.

4.9.3      Annual Reports. Borrower shall deliver to Lender:

(a)          Intentionally Omitted;

(b)          Not later than one hundred twenty (120) days after the end of each Fiscal Year of Borrower’s operations, audited consolidated financial statements of Borrower, certified by an Independent Accountant in accordance with GAAP, covering the Properties on a combined basis for such Fiscal Year, including a consolidated balance sheet as of the end of such Fiscal Year and a consolidated statement of operations, which shall be accompanied by an Officer’s Certificate in the form required pursuant to Section 4.9.2(a) above, provided, that in no event shall Borrower be required to provide audited financials for 2018 or any year prior; and

(c)          Not later than one hundred twenty (120) days after the end of each Fiscal Year of Borrower’s operations, an annual summary of any and all FF&E Work, PIP Work and Capital Expenditures made at the Properties on a combined basis, as well as for each Individual Property where the cost of FF&E Work, PIP Work and Capital Expenditures at such Individual Property exceeds $500,000, during the prior twelve (12) month period.

4.9.4      Other Reports.

(a)          Borrower shall deliver to Lender, within ten (10) Business Days of Lender’s reasonable request therefor, copies of reports prepared by Manager in accordance with its obligations under the Management Agreement, including without limitation, any financial reports, economic and operational trend analyses, or such other information as Borrower or Operating Lessee is entitled to request from Manager from time to time.

(b)          Borrower and Operating Lessee shall, within ten (10) Business Days after request by Lender or, if all or part of the Loan is being or has been included in a Securitization (in which case, at Lender’s expense), by the Rating Agencies, furnish or cause to be furnished to Lender and, if applicable, the Rating Agencies, in such manner and in such detail as may be reasonably requested by Lender or the Rating Agencies, such reasonable additional information as may be reasonably requested with respect to the Properties as well as with respect to any Individual Property, including franchise inspection reports and guest satisfaction scores.

(c)          Borrower and Operating Lessee shall submit to Lender the financial data and financial statements required, and within the time periods required, under clauses (i) and (ii) of Section 9.1(f), if and when available.

4.9.5      Annual Budget.

(a)          Borrower or Operating Lessee shall submit to Lender by December 31 of each year the Annual Budget for the succeeding Fiscal Year; Borrower shall also submit any updates to such Annual Budget; provided that during the continuance of any Trigger Period, Borrower shall submit an Annual Budget to Lender by December 1 of each year. Each Annual Budget shall include Operating Expenses and Capital Expenditure which are based upon, and consistent with, what is reasonable and customary for properties similar in size, location and nature to the Properties. During the continuance of any Trigger Period, the Annual Budget then currently in place shall be deemed approved, but Lender shall have the right to approve any amendment thereto and each subsequent Annual Budget (which approval shall not be unreasonably withheld, conditioned or delayed so long as no Event of Default is continuing) and shall further have the right to require Borrower to furnish Lender on a biannual basis for its approval an update of such Annual Budget (which update shall be subject to Lender’s approval, such approval not to be unreasonably withheld, conditioned or delayed so long as no Event of Default is continuing). Annual Budgets and/or updates thereof submitted to Lender in accordance herewith and, if Lender approval is then required hereunder, approved or deemed approved by Lender in accordance with Section 4.9.5(b) hereof, shall hereinafter be referred to as an “Approved Annual Budget”. During the continuance of a Trigger Period, until such time that any Annual Budget has been approved by Lender, the prior Approved Annual Budget shall apply for all purposes hereunder (with adjustments as reasonably determined by Lender to reflect actual increases in Taxes, Insurance Premiums and utilities expenses and variable Operating Expenses that directly relate to increases in revenue). None of Borrower, Operating Lessee, or Manager shall change or modify an Approved Annual Budget, as it may be updated in accordance herewith, that has been approved or deemed approved by Lender without the prior written consent of Lender, not to be unreasonably withheld, conditioned or delayed so long as there is no Event of Default then continuing (until such time as the applicable Trigger Period ends, after which unless and until a new Trigger Period shall begin, no Lender consent shall be required and Borrower may change or modify an Approved Annual Budget in accordance with the terms of this Section 4.9.5).

(b)          In the event Borrower is required to obtain Lender’s approval of a proposed Annual Budget (or any proposed modification thereof) pursuant to this Section 4.9.5, Lender’s approval shall be deemed given by Lender if (I) the first correspondence from Borrower to Lender requesting such approval (A) is enclosed in an envelope marked “PRIORITY”, (B) contains a legend, prominently displayed at the top of each page thereof, in bold, all caps and fourteen (14) point or larger font stating that Borrower is requesting the Lender’s approval of the proposed Annual Budget (or the proposed modification thereof) under Section 4.9.5 of the Loan Agreement and that Lender’s failure to respond to such request within ten (10) Business Days following its receipt of such request may result in such request being deemed granted, and (C) is accompanied by a copy of the proposed Annual Budget (or the proposed modification thereof) and all information and documentation (and in such detail) as is reasonably necessary to allow Lender to adequately and completely evaluate the request (which information may be provided electronically in the form of a CD Rom or other portable electronic media enclosed with such notice), (II) Lender shall fail to respond to such request within ten (10) Business Days following its receipt of such request, (III) Borrower shall deliver to Lender a second written request for approval, which request is delivered in the same form and manner as contemplated in clause (I) above and states that Lender’s failure to respond to such request within five (5) Business Days following its receipt of such second request, shall result in such request being deemed granted, and (IV) Lender shall fail to respond to such request in the manner contemplated in clause (III) above within such five (5) Business Day period. In the event Lender timely objects (stating the basis for its objection in reasonable detail) to a proposed Annual Budget (or the proposed modification thereof) in accordance with the foregoing, Borrower shall promptly revise, or cause to be revised, such Annual Budget (or the proposed modification thereof) and resubmit the same to Lender. Lender’s approval of a revised Annual Budget (or revised modification thereof) shall be deemed given by Lender if such revision is submitted to Lender in accordance with clauses (I) and (III) above and Lender shall fail to respond in accordance with clauses (II) and (IV) above.

4.9.6      Excess Operating Expenses.

(a)          In the event that during a Trigger Period Borrower or Operating Lessee incurs any Operating Expenses in excess of Approved Operating Expenses (excluding any Restricted Payments and any Incentive Management Fees, and excluding amounts permitted to be remitted to Borrower from Cash Collateral Funds pursuant to Section 6.10(b)) (“Excess Operating Expenses”), then Borrower or Operating Lessee shall promptly deliver to Lender, for Lender’s information, upon Lender’s request, a reasonably detailed explanation of such Excess Operating Expenses. During the continuance of any Trigger Period, all Excess Operating Expenses must be approved by Lender in writing (such expenses, if approved, or deemed approved in accordance with Section 4.9.6(b) below, the “Approved Excess Operating Expenses”) prior to the disbursement of any funds therefor, such approval not to be unreasonably withheld, conditioned or delayed provided no Event of Default shall then exist. During the continuance of any Trigger Period, any funds distributed to Borrower for the payment of Approved Excess Operating Expenses pursuant to Section 6.11.1(a)(xi) shall be used by Borrower or Operating Lessee only to pay for such Approved Excess Operating Expenses or to reimburse Borrower or Operating Lessee for such Approved Excess Operating Expenses, as applicable.

(b)          In the event Borrower is required to obtain Lender’s approval of Excess Operating Expenses pursuant to this Section 4.9.6, Lender’s approval shall be deemed given by Lender if (I) the first correspondence from Borrower to Lender requesting such approval (A) is enclosed in an envelope marked “PRIORITY”, (B) contains a legend, prominently displayed at the top of each page thereof, in bold, all caps and fourteen (14) point or larger font stating that Borrower is requesting the Lender’s approval of Excess Operating Expenses under Section 4.9.6 of the Loan Agreement and that Lender’s failure to respond to such request within ten (10) Business Days following its receipt of such request may result in such request being deemed granted, and (C) is accompanied by an explanation of such Excess Operating Expenses in reasonable detail as is necessary to allow Lender to adequately and completely evaluate the request, (II) Lender shall fail to respond to such request within ten (10) Business Days following its receipt of such request, (III) Borrower shall deliver to Lender a second written request for approval, which request is delivered in the same form and manner as contemplated in clause (I) above and states that Lender’s failure to respond to such request within five (5) Business Days following its receipt of such second request, shall result in such request being deemed granted, and (IV) Lender shall fail to respond to such request in the manner contemplated in clause (III) above within such five (5) Business Day period.

4.9.7      Hotel Accounting. All property level (but not upper-tier or consolidated) monthly and other operating statements to be delivered by or on behalf of Borrower or Operating Lessee hereunder shall be (and all accompanying Officer’s Certificates shall state that they have been) prepared based upon the Uniform System of Accounts for Hotels, current edition.

Section 4.10        Access to Property. Borrower and Operating Lessee shall permit agents, representatives, consultants and employees of Lender to inspect any Individual Property or any part thereof at reasonable hours upon reasonable advance notice. Lender or its agents, representatives, consultants and employees as part of any inspection may non-invasively (except as expressly permitted under the Environmental Indemnity) take soil, air, water, building material and other samples from such Individual Property, subject to the rights of tenants under Leases.

Section 4.11        Leases. Any Leases in excess of three thousand (3,000) square feet (each such Lease a “Material Lease”) written after the date hereof shall be subject to Lender’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Upon request, Borrower or Operating Lessee shall furnish Lender with executed copies of all Leases entered into after the date hereof. All renewals of Leases and all proposed Leases shall provide for rental rates comparable to existing local market rates. All proposed Leases shall be on commercially reasonable terms and shall not contain any terms which would materially adversely affect Lender’s rights under the Loan Documents. Prior to entering into any Lease or any modification thereof, Borrower or Operating Lessee shall obtain or cause the tenant to obtain all licenses, permits, approvals and consents required as a condition to such Lease and/or to tenant’s operation thereunder, including without limitation any and all consents and approvals required under any applicable Franchise Agreement, Ground Lease, Operations Agreement and/or License. All Leases executed after the date hereof shall provide that they are subordinate to the Mortgage encumbering the applicable Individual Property and that the lessee agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale. Borrower or Operating Lessee shall, and shall cause the related Manager to, (i) observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) enforce (if and to the extent commercially reasonable to do so under the circumstances) the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner or terminate or amend such lease, in either case in a manner not to impair materially the value of the Individual Property involved except that no termination by Borrower or Operating Lessee or acceptance of surrender by a tenant of any Material Lease shall be permitted unless by reason of a tenant default and then only in a commercially reasonable manner to preserve and protect the Individual Property; provided, however, that no such termination or surrender of any Material Lease will be permitted without the written consent of Lender; (iii) not collect any of the Rents relating to the Leases more than one (1) month in advance (other than security deposits); (iv) not execute any other assignment of lessor’s interest in the Leases or the Rents or any other Gross Revenues (except as contemplated by the Loan Documents); (v) not alter, modify or change the terms of the Leases in a manner inconsistent with the provisions of the Loan Documents; and (vi) execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require. Notwithstanding anything to the contrary contained herein, neither Borrower nor Operating Lessee shall enter into a lease of all or substantially all of any Individual Property (other than the Operating Leases) without Lender’s prior written consent, which consent maybe withheld in Lender’s sole and absolute discretion. Lender’s approval of a Material Lease shall be deemed given by Lender if (I) the first correspondence from Borrower to Lender requesting such approval (A) is enclosed in an envelope marked “PRIORITY”, (B) contains a legend, prominently displayed at the top of each page thereof, in bold, all caps and fourteen (14) point or larger font stating that Borrower or Operating Lessee is requesting Lender’s approval of a Material Lease under Section 4.11 of the Loan Agreement and that Lender’s failure to respond to such request within ten (10) Business Days following its receipt of such request may result in such request being deemed granted, and (C) is accompanied by an a copy of such proposed Material Lease together with an explanation thereof in such reasonable detail as is necessary to allow Lender to adequately and completely evaluate the request, (II) Lender shall fail to respond to such request within ten (10) Business Days following its receipt of such request, (III) Borrower or Operating Lessee shall deliver to Lender a second written request for approval, which request is delivered in the same manner as contemplated in clause (I) above and states that Lender’s failure to respond to such request within five (5) Business Days following its receipt of such second request, shall result in such request being deemed granted, and (IV) Lender shall fail to respond to such request in the manner contemplated in clause (III) above within such five (5) Business Day period.

Section 4.12        Repairs; Maintenance and Compliance; Alterations.

4.12.1    Repairs; Maintenance and Compliance. Borrower and Operating Lessee shall at all times maintain, preserve and protect all franchises and trade names, and Borrower and Operating Lessee shall cause each Individual Property to be maintained in a good and safe condition and repair and shall not remove, demolish or alter the Improvements or Equipment (except for alterations performed in accordance with Section 4.12.2 below and normal replacement of Equipment with Equipment of equivalent value and functionality). Borrower shall promptly comply with all Legal Requirements and immediately cure properly any violation of a Legal Requirement. Borrower and Operating Lessee shall promptly notify Lender in writing after Borrower or Operating Lessee first receives notice of any such non-compliance. Borrower and Operating Lessee shall promptly repair, replace or rebuild any part of any Individual Property that becomes damaged, worn or dilapidated (subject to Article V) and shall complete and pay for any Improvements at any time in the process of construction or repair. Borrower and Operating Lessee acknowledges and agrees that, with respect to any Individual Properties that have fewer parking spaces than are required under the applicable zoning regulations, (a) each such Individual Property could be brought into compliance with the applicable zoning regulations with respect to parking count solely by restriping the parking lot(s) and/or parking garage(s) located at such Individual Property and (b) Borrower and Operating Lessee shall bring each such Individual Property into compliance with applicable zoning regulations with respect to parking count promptly following the request by any Governmental Authority to do so.

4.12.2    Alterations. Borrower and Operating Lessee may, without Lender’s consent, perform alterations to the Improvements and Equipment which (i) do not constitute a Material Alteration (or are otherwise approved by Lender), (ii) do not materially adversely affect Borrower’s or Operating Lessee’s financial condition or the value or net operating income of the Properties or of any Individual Property, and (iii) are in the ordinary course of Borrower’s and Operating Lessee’s business (it being understood that nothing in this clause (iii) shall prohibit Borrower from carrying out FF&E Work to the extent the same constitutes an Approved FF&E Expense or PIP Work to the extent the same constitutes an Approved Scheduled PIP Expense). Neither Borrower nor Operating Lessee shall perform any Material Alteration without Lender’s prior written consent not to be unreasonably withheld, conditioned or delayed. Lender may, as a condition to giving its consent to a Material Alteration with respect to any one or more Individual Properties, require that Borrower or Operating Lessee deliver to Lender security for payment of the cost of such Material Alteration and as additional security for Borrower’s and Operating Lessee’s Obligations under the Loan Documents, which security may be any of the following: (i) cash, (ii) a Letter of Credit, (iii) U.S. Obligations, or (iv) other securities acceptable to Lender, provided that in the case of this clause (iv), Lender shall have received a Rating Agency Confirmation as to the form and issuer of same. Such security shall be in an amount equal to the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements at such Individual Property(ies) (other than such amounts to be paid or reimbursed by tenants under the Leases) in excess of the Alteration Threshold. Not more than once per month during the course of the Material Alteration, upon Borrower’s or Operating Lessee’s written request and provided each of the conditions below shall have been satisfied, Lender will disburse funds from any Material Alteration security that is cash to fund (or reimburse Borrower or Operating Lessee, as applicable, for its funding of) the cost of the Material Alterations or, to the extent applicable, provide its written consent to the reduction of any Letter of Credit in consideration of Borrower’s or Operating Lessee’s funding of the cost of the Material Alterations (such reduction being in the amount of such funding), in each case, within twenty (20) days following Lender’s receipt of Borrower’s or Operating Lessee’s written request. Lender’s obligation to make disbursements hereunder shall be subject to the satisfaction of each of the following conditions: (x) as of the date of Borrower’s or Operating Lessee’s request, and as of the date of disbursement, no Event of Default shall have occurred and be continuing, (y) Borrower’s or Operating Lessee’s written request shall be accompanied by: (1) copies of all bills and invoices evidencing such costs (and the same shall be subject to Lender’s reasonable review), (2) an Officer’s Certificate from Borrower (A) stating that the items to be funded by the requested disbursement are costs of an approved Material Alteration, and a description thereof, (B) stating that the portion of such approved Material Alteration to be funded by the requested disbursement has been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (C) stating that the portion of such Material Alteration to be funded has not been the subject of a previous disbursement and that all prior releases, disbursement, or returns of security have been applied by Borrower or Operating Lessee to the costs of such Material Alteration in accordance with Borrower’s past requests, (3) evidence satisfactory to Lender in its reasonable discretion that the balance of the cash portion of the Material Alteration security or the undrawn portion of any Letter of Credit given as security for such Material Alteration, after giving effect to the requested disbursement, will be sufficient to cover the remaining cost of such Material Alteration, (4) evidence that all contracts, subcontractors and materialmen who provided work materials or services in connection with such portion of the Material Alterations covered by such disbursement have been paid in full (or will be paid in full from such disbursement) and have delivered appropriate lien waivers and/or releases (or will deliver them in connection with such disbursement); (5) at Lender’s option, but no more frequently than once per calendar quarter, a title search for the related Individual Property indicating that such Individual Property is free from all Liens, claims and other encumbrances not previously approved by Lender and which are not otherwise Permitted Encumbrances, and (6) such other evidence as Lender shall reasonably request to demonstrate that the portion of such Material Alteration to be funded by the requested disbursement has been completed and paid for or will be paid upon such disbursement to Borrower or Operating Lessee. Upon substantial completion of any Material Alteration, Borrower or Operating Lessee shall provide evidence satisfactory to Lender that (i) the Material Alteration was constructed in accordance with applicable Legal Requirements, (ii) all contractors, subcontractors, materialmen and professionals who provided work, materials or services in connection with the Material Alteration have been paid in full and have delivered unconditional releases of liens, and (iii) all material licenses and permits necessary for the use, operation and occupancy of the Material Alteration (other than those which depend on the performance of tenant improvement work) have been issued. If Borrower or Operating Lessee has provided cash security, as provided above, except to the extent applied by Lender to fund such Material Alterations, such cash shall be released by Lender to fund such Material Alterations, and if Borrower or Operating Lessee has provided non-cash security, as provided above, except to the extent applied by Lender to fund such Material Alterations, Lender shall release and return such security upon Borrower’s satisfaction of the requirements of the preceding sentence.

Section 4.13         Approval of Major Contracts. Borrower and Operating Lessee shall be required to obtain Lender’s prior written approval of any and all Major Contracts affecting any Individual Property, which approval may be granted or withheld in Lender’s reasonable discretion and which approval shall be deemed given by Lender if (I) the first correspondence from Borrower to Lender requesting such approval (A) is enclosed in an envelope marked “PRIORITY”, (B) contains a legend, prominently displayed at the top of each page thereof, in bold, all caps and fourteen (14) point or larger font stating that Borrower or Operating Lessee is requesting the Lender’s approval of a Major Contract under Section 4.14 of the Loan Agreement and that Lender’s failure to respond to such request within ten (10) Business Days following its receipt of such request may result in such request being deemed granted, and (C) is accompanied by an a copy of such proposed Major Contract together with an explanation thereof in such reasonable detail as is necessary to allow Lender to adequately and completely evaluate the request, (II) Lender shall fail to respond to such request within ten (10) Business Days following its receipt of such request, (III) Borrower or Operating Lessee shall deliver to Lender a second written request for approval, which request is delivered in the same manner as contemplated in clause (I) above and states that Lender’s failure to respond to such request within five (5) Business Days following its receipt of such second request, shall result in such request being deemed granted, and (IV) Lender shall fail to respond to such request in the manner contemplated in clause (III) above within such five (5) Business Day period.

Section 4.14         Property Management.

4.14.1    Management Agreements. Borrower and Operating Lessee shall (i) use commercially reasonable efforts to cause Manager to manage the Properties in accordance with the applicable Management Agreement and in accordance with all applicable Legal Requirements, (ii) diligently perform and observe all of the terms, covenants and conditions of each of the Management Agreements on the part of Borrower and/or Operating Lessee to be performed and observed, (iii) promptly notify Lender of any material default (after the expiration of any applicable cure periods) under any Management Agreement of which it is aware, (iv) in the event of and upon Lender’s reasonable request from time to time, promptly deliver to Lender a copy of any financial statements, business plans, capital expenditures plans, reports and estimates received by it under the Management Agreements that are so requested by Lender, and (v) promptly enforce the performance and observance of all of the covenants required to be performed and observed by Manager under the Management Agreements. If Borrower or Operating Lessee shall default in the performance or observance of any material term, covenant or condition of any Management Agreement on the part of Borrower or Operating Lessee, as applicable, to be performed or observed and such default is not cured within thirty (30) days of written notice from Lender (or if an Event of Default exists), then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrower or Operating Lessee from any of its Obligations hereunder or under the Management Agreements, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of the Management Agreements on the part of Borrower to be performed or observed.

4.14.2    Prohibition Against Termination or Modification.

(a)          Except as set forth in clause (b) below, neither Borrower nor Operating Lessee shall (i) surrender, terminate, cancel, materially modify, renew or extend any Management Agreement (other than a renewal or extension of a Management Agreement in accordance with its terms), (ii) enter into any other agreement relating to the management or operation of any Individual Property with any Manager or any other Person, (iii) consent to the assignment by any Manager of its interest under the related Management Agreement, or (iv) waive or release any of its material rights and remedies under any Management Agreement, in each case without the express consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, with respect to the appointment of a new manager, such consent may be conditioned upon Borrower or Operating Lessee delivering to Lender a Rating Agency Confirmation from each applicable Rating Agency as to such new manager and evidence that such replacement will not violate or cause a breach or default under any Franchise Agreement or Ground Lease to the extent such violation, breach or default (with or without the passage of time) would result in an Event of Default, and that any approvals required under any Franchise Agreement or Ground Lease to the replacement of Manager have been obtained. If at any time Lender consents to the appointment of a new manager, such new manager and Borrower and Operating Lessee shall, as a condition of Lender’s consent, execute (i) a management agreement in form and substance reasonably acceptable to Lender, and (ii) a subordination of management agreement in a form reasonably acceptable to Lender.

(b)          Notwithstanding anything to the contrary herein or in the other Loan Documents (and without limiting Borrower’s and Operating Lessee’s right to replace a Manager with Lender’s consent pursuant to clause (a) above), Borrower and Operating Lessee shall have the right to replace one or more Managers with one or more Qualified Managers without Lender’s consent and without any Rating Agency Confirmation, provided that each of the following conditions shall have been satisfied:

(i)           Lender shall have received written notice of the intended replacement(s) not less than fifteen (15) days prior to the date(s) on which such proposed replacement(s) are to occur;

(ii)          As of the date of giving such notice and as of the effective date of such replacement no Event of Default shall have occurred and be continuing;

(iii)         Such notice shall identify the Individual Property as to which Borrower wishes to replace the Manager and the Qualified Manager with whom Borrower or Operating Lessee intends to replace the applicable Manager, and as of the date of giving such notice and as of the effective date of such replacement, (x) no such Qualified Manager shall be subject to any bankruptcy or similar insolvency proceeding, and (y) there shall have been no material adverse change in the condition of any such Qualified Manager, financial and otherwise, since the Closing Date; provided, however, that the replacement property management company identified by Borrower shall be a “Qualified Manager” for purposes of this subsection (b) only if such replacement property company does not manage more than seventy-five percent (75%) of the total number of keys of the Individual Properties;

(iv)         Each Qualified Manager identified by Borrower or Operating Lessee shall enter into one or more new Management Agreements, which agreements shall (A) not provide for Base Management Fees in excess of three percent (3.0%) of the monthly Operating Income for the Individual Properties managed by such Qualified Manager unless otherwise reasonably agreed by Lender in writing, and (B) otherwise be on terms and conditions approved by Lender (which approval will not be unreasonably withheld, conditioned or delayed); provided that any new Management Agreement which satisfies clause (A) above and is in form and substance substantially the same as any existing Management Agreement by and between a Qualified Manager and the applicable Individual Borrowers or Operating Lessee that exist as of the Closing Date shall be deemed to be approved by Lender;

(v)          Lender shall have received evidence reasonably satisfactory to it (which may be in the form of an Officer’s Certificate) that such replacement(s) of such Manager(s) are not prohibited by and would not permit the applicable Franchisor or the applicable Ground Lessor to terminate any Franchise Agreement or Ground Lease, and will not result in or cause any breach or default under any Franchise Agreement or Ground Lease to the extent such violation, breach or default (with or without the passage of time) would result in an Event of Default, and that any approvals required under any Franchise Agreement or Ground Lease to the replacement of such Manager(s) have been obtained;

(vi)         Concurrently with such replacement(s), Borrower or Operating Lessee shall have paid (or escrowed in accordance with the terms of the Management Agreement(s) being replaced) any termination or transition costs and expenses, termination fees or their equivalent, to which any Manager being replaced is entitled under its Management Agreement; and

(vii)        Each such Qualified Manager shall enter into an assignment of management agreement and subordination of management fees which either is (A) in form and substance substantially the same as the assignment of management agreement and subordination of management fees entered into by any Qualified Manager on the Closing Date or (B) in form and substance approved by Lender (which approval will not be unreasonably withheld, conditioned or delayed).

4.14.3    Replacement of Manager. In each case to the extent permitted under the applicable Assignment of Management Agreement, Lender shall have the right to require Borrower and Operating Lessee to replace any Manager with a Person chosen by Borrower or Operating Lessee and, unless such replacement is a Qualified Manager, approved by Lender (provided, that such approval of a Manager that is not a Qualified Manager may be conditioned upon Borrower or Operating Lessee delivering a Rating Agency Confirmation as to such new manager and management agreement) upon the occurrence of any one or more of the following events: (i) at any time after the Loan has been accelerated in accordance with Section 8.2.1, the Maturity Date has occurred, or Lender has commenced a foreclosure action, applied for the appointment of a receiver or exercised other similar remedies with respect to an Event of Default, (ii) if such Manager shall be in material default under the Management Agreement that causes a material adverse effect (in Lender’s reasonable determination) on Borrower, Operating Lessee or their respective business, net cash flow, operations or financial condition or on the Properties then under management pursuant to such Management Agreement or the use, value, operation or net cash flow thereof or Borrower’s or Operating Lessee’s interest therein or Lender’s security therein, and such default is not cured within thirty (30) days after notice thereof from Lender to Borrower; provided if such default cannot reasonably be cured within such thirty (30) day period Borrower shall have an additional sixty (60) days in which to cure such default so long as it is diligently pursuing a cure, (iii) if such Manager shall become insolvent or a debtor in any bankruptcy or insolvency proceeding (provided that if such proceeding is involuntary, the same shall not have been dismissed within ninety (90) days of filing), or (iv) if at any time such Manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds (unless such gross negligence, fraud, willful misconduct or misappropriation of funds is the act of any employee of such Manager other than a senior officer or other individual controlling such Manager and within thirty (30) days of such Manager’s discovery thereof, such employee has been terminated by that Manager and that Manager has fully compensated Borrower or Operating Lessee, as applicable, for any losses suffered as a result of such gross negligence, fraud, willful misconduct or misappropriation of funds). If any of the events listed in subparagraphs (i)-(iv) above has occurred, Lender shall have the right to replace the applicable Manager with any Qualified Manager if (A) neither Borrower nor Operating Lessee is diligently working to replace the Manager and keeping Lender reasonably apprised of its efforts in connection therewith, and Borrower or Operating Lessee fails to commence and continue thereafter diligently working to replace the applicable Manager within ten (10) Business Days after written notice from Lender, or (B) Borrower or Operating Lessee fails to actually replace the Manager with a Manager approved by Lender within one hundred twenty (120) days after Lender’s initial notice to Borrower or Operating Lessee to replace the Manager; provided that if Borrower or Operating Lessee is unable to replace the Manager within such one hundred twenty (120) days and Borrower or Operating Lessee continues to diligently work to do so, then Borrower and Operating Lessee shall have up to an additional sixty (60) days to replace the Manager.

4.14.4    Brand Manager Rights. Lender acknowledges that pursuant to the Management Agreements, the Brand Managers retain control and discretion over certain matters customarily subject to Lender approval and have the right to take certain actions that may be restricted under the Loan Documents (including matters relating to FF&E, leases, casualty and condemnation, alterations, leasing and budgets). Lender acknowledges that any restrictions herein or in the other Loan Documents on the actions of Borrower and Operating Lessee and any approvals Borrower or Operating Lessee is required to obtain from Lender shall be subject to the rights and discretion of the applicable Brand Manager with respect to such Individual Properties pursuant to the terms of the applicable Management Agreements.

Section 4.15         Performance by Borrower; Compliance with Agreements.

(a)          Each of Borrower and Operating Lessee shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower and/or Operating Lessee, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior consent of Lender.

(b)          Each of Borrower and Operating Lessee shall at all times comply in all material respects with all Operations Agreements. Each of Borrower and Operating Lessee agrees that without the prior written consent of Lender, neither Borrower nor Operating Lessee will amend, modify or terminate any of the Operations Agreements.

Section 4.16         Licenses; Intellectual Property; Website.

4.16.1    Licenses. Borrower or Operating Lessee shall (or, as applicable, shall cause Liquor Subsidiary to) keep and maintain all Licenses necessary for the operation of each Individual Property as a hotel. Neither Borrower nor Operating Lessee shall transfer any Licenses required for the operation of each Individual Property (except in connection with a Permitted Direct Assumption). Following the occurrence and during the continuation of any Event of Default, Borrower and Operating Lessee shall upon any request of Lender cooperate with Lender (and its nominees and successors and assigns) in (i) the transfer to Lender (or such nominee, successor or assign) of any Licenses (including, without limitation, liquor licenses) necessary or appropriate for the operation of any of the Properties; (ii) the obtaining by Lender (or such nominee, successor or assign) of any Licenses (including, without limitation, liquor licenses) necessary or appropriate for the operation of any of the Properties; and (iii) the continuation by Borrower or Operating Lessee or any tenant under any Lease or by any Manager on behalf of Borrower or Operating Lessee of any existing licenses and permits (including, without limitation, liquor licenses) and/or arrangements for liquor sales and service to be conducted by third party vendors, under catering licenses or otherwise, until new licenses and permits are obtained.

4.16.2    Intellectual Property. Borrower or Operating Lessee shall keep and maintain all Intellectual Property relating to the use or operation of each Individual Property and all Intellectual Property shall be held by and (if applicable) registered in the name of Borrower or Operating Lessee. Neither Borrower nor Operating Lessee shall Transfer or let lapse any Intellectual Property without Lender’s prior consent.

4.16.3    Website. Any website with respect to any Individual Property (other than tenant websites) or Borrower or Operating Lessee shall be maintained by or on behalf of Borrower or Operating Lessee and any such website shall be registered in the name of Borrower or Operating Lessee. Neither Borrower nor Operating Lessee shall Transfer any such website without Lender’s prior consent.

Section 4.17         Further Assurances. Borrower and Operating Lessee shall, at Borrower’s or Operating Lessee’s sole cost and expense:

(a)          furnish to Lender, to the extent not already furnished to Lender on or before the Closing Date, all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower and Operating Lessee pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;

(b)          cure any defects in the execution and delivery of the Loan Documents and execute and deliver, or cause to be executed and delivered, to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable to evidence, preserve and/or protect the collateral at any time securing or intended to secure the Obligations, as Lender may reasonably require including, without limitation, the execution and delivery of all such writings necessary to transfer any licenses identified by Lender in the name of Lender or its designee after the occurrence and during the continuation of an Event of Default; provided that no such cure, document, instrument, certificate, assignment or other writing reduces the rights or increases the obligations of Borrower, Operating Lessee or any Guarantor under the Loan Documents; and

(c)          do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender may reasonably require from time to time.

Section 4.18         Estoppel Statement.

(a)          After request by Lender, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, stating (i) the Outstanding Principal Balance of the Loan, (ii) the Applicable Interest Rate, (iii) the date installments of interest and/or principal were last paid, (iv) any known offsets or defenses to the payment and performance of the Obligations, if any, and (v) that this Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification.

(b)          Borrower and Operating Lessee shall use commercially reasonable efforts to deliver to Lender, within thirty (30) days of Lender’s request, an estoppel certificate from each tenant under any Lease in form and substance reasonably satisfactory to Lender; provided, that neither Borrower nor Operating Lessee shall be required to deliver such certificates more frequently than the lesser of (x) two (2) times in any calendar year or (y) the number of requests permitted to be made under the applicable Lease in any calendar year; provided, however, that there will be no limit on the number of times Borrower and Operating Lessee may be required to use commercially reasonable efforts to obtain such certificates if an Event of Default has occurred and is continuing (subject to the applicable terms of each Lease).

(c)          Borrower and Operating Lessee shall use commercially reasonable efforts to deliver to Lender, within thirty (30) days of Lender’s request, estoppel certificates from each party under any Operations Agreement, in form and substance reasonably satisfactory to Lender; provided, that neither Borrower nor Operating Lessee shall be required to deliver such certificates more than three (3) times during the Term and not more frequently than once per calendar year (or twice during any calendar year in which a Securitization occurs).

(d)          Borrower and Operating Lessee shall use commercially reasonable efforts to deliver to Lender, within thirty (30) days of Lender’s request, estoppel certificates from the Ground Lessor, in form and substance reasonably satisfactory to Lender; provided, that neither Borrower nor Operating Lessee shall be required to deliver such certificates more than three (3) times during the Term and not more frequently than once per calendar year (or twice during any calendar year in which a Securitization occurs).

(e)          Borrower and Operating Lessee shall use commercially reasonable efforts to deliver to Lender, within thirty (30) days of Lender’s request, estoppel certificates from each Franchisor, in form and substance reasonably satisfactory to Lender; provided, that neither Borrower nor Operating Lessee shall be required to deliver such certificates more than three (3) times during the Term and not more frequently than once per calendar year (or twice during any calendar year in which a Securitization occurs).

Section 4.19         Notice of Default. Borrower shall promptly advise Lender of the occurrence of any Default or Event of Default of which Borrower or Operating Lessee has knowledge.

Section 4.20         Cooperate in Legal Proceedings. Borrower and Operating Lessee shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

Section 4.21        Indebtedness. Neither Borrower nor Operating Lessee shall directly or indirectly create, incur or assume any Indebtedness other than (i) the Debt and the Other Obligations, (ii) ordinary course equipment or personal property financing that is secured only by the financed equipment or personal property; (iii) unsecured trade payables incurred in the ordinary course of business relating to the ownership and operation of the Properties, which in the case of such unsecured trade payables (A) are not evidenced by a note, (B) do not exceed, at any time, together with amounts payable under clause (ii), a maximum aggregate amount of four percent (4%) of the original principal amount of the Loan, and (C) are paid within ninety (90) days of the date incurred unless such amount is being contested in good faith, (iv) Taxes and Other Charges not yet Due and Payable, unless contested in good faith, (v) insurance premiums, Capital Expenditures, obligations to Tenants and customers, Property expenses and other obligations incurred in accordance with the Loan Documents, (vi) contractual indemnity obligations entered into in the ordinary course of business, and (vii) Indebtedness secured by Permitted Encumbrances (collectively, “Permitted Indebtedness”).

Section 4.22        Business and Operations. Borrower and Operating Lessee will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of each Individual Property. Borrower and Operating Lessee will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of each Individual Property.

Section 4.23        Dissolution. Neither Borrower nor Operating Lessee shall (i) engage in any dissolution, liquidation or consolidation, division or merger with or into any other business entity, (ii) engage in any business activity not related to the ownership and operation of the Properties, (iii) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of Borrower or Operating Lessee except to the extent expressly permitted by the Loan Documents, or (iv) cause, permit or suffer any SPC Party to (A) dissolve, wind up or liquidate or take any action, or omit to take any action, as a result of which such SPC Party would be dissolved, wound up or liquidated in whole or in part, or (B) amend, modify, waive or terminate the certificate of incorporation, bylaws, certificate of formation or operating agreement of such SPC Party, in each case without obtaining the prior consent of Lender.

Section 4.24       Debt Cancellation. Neither Borrower nor Operating Lessee shall cancel or otherwise forgive or release any claim or debt (other than the surrender or termination of Leases in accordance herewith) owed to Borrower or Operating Lessee by any Person, except for adequate consideration and in the ordinary course of Borrower’s or Operating Lessee’s business.

Section 4.25        Affiliate Transactions. Neither Borrower nor Operating Lessee shall enter into, or be a party to, any transaction with an Affiliate of Borrower or Operating Lessee or any of the partners, members or shareholders, as applicable, of Borrower or Operating Lessee except in the ordinary course of business and on terms which are no less favorable to Borrower, Operating Lessee or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party.

Section 4.26        No Joint Assessment. Neither Borrower nor Operating Lessee shall suffer, permit or initiate the joint assessment of any Individual Property (i) with any other real property constituting a tax lot separate from such Individual Property, and (ii) with any portion of such Individual Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such Individual Property.

Section 4.27        Principal Place of Business. Neither Borrower nor Operating Lessee shall change its principal place of business from the address set forth on the first page of this Agreement without first giving Lender thirty (30) days prior written notice.

Section 4.28        Change of Name, Identity or Structure. No Individual Borrower nor Operating Lessee shall change its respective name, identity (including its trade name or names) or convert from a limited liability company structure, as applicable, without notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and without first obtaining the prior written consent of Lender. Borrower and Operating Lessee shall deliver to Lender, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein. At the request of Lender, Borrower or Operating Lessee, as applicable, shall execute a certificate in form reasonably satisfactory to Lender listing the trade names under which Borrower or Operating Lessee, as applicable, intends to operate each Individual Property, and representing and warranting that Borrower or Operating Lessee, as applicable, does business under no other trade name with respect to such Individual Property.

Section 4.29         Costs and Expenses.

(a)          Except as otherwise expressed herein or in any of the other Loan Documents, Borrower shall pay or, if Borrower fails to pay, reimburse Lender upon receipt of notice from Lender, for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) Borrower’s and Operating Lessee’s ongoing performance of and compliance with Borrower’s and Operating Lessee’s agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including confirming compliance with environmental and insurance requirements; (ii) Lender’s ongoing performance of and compliance with all agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iii) the negotiation, preparation, execution and delivery of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower or Operating Lessee; (iv) filing and recording of any Loan Documents; (v) title insurance, surveys, inspections and appraisals (A) required in connection with the diligence preceding the Closing Date or as a condition to the closing of the Loan, even if provided after the date hereof if ordered in connection with such diligence or closing, or (B) expressly required at other times in accordance with the terms of this Agreement or the other Loan Documents; (vi) the creation, perfection or protection of Lender’s Liens in the Properties and the Accounts (including fees and expenses for title and lien searches, intangibles taxes, personal property taxes, mortgage recording taxes, due diligence expenses, travel expenses, accounting firm fees, costs of appraisals, environmental reports and Lender’s Consultant, surveys and engineering reports); (vii) enforcing or preserving any rights in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, Operating Lessee, the Loan Documents, the Properties, or any other security given for the Loan; and (viii) fees charged by Servicer (except to the extent expressly provided in Section 10.21 or as otherwise expressly limited hereunder; provided that if another provision of this Agreement requires the payment of any fee to Lender and/or Servicer with respect to any matter, no additional fee charged by Servicer shall be payable by Borrower or Operating Lessee with respect to such matter), and if a Securitization has occurred, by the Rating Agencies in connection with the Loan or any modification thereof; and (ix) enforcing any Obligations of or collecting any payments due from Borrower or Operating Lessee under this Agreement, the other Loan Documents or with respect to the Properties or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that neither Borrower nor Operating Lessee shall be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender.

(b)          In addition, in connection with any Rating Agency Confirmation, Review Waiver or other Rating Agency consent, approval or review requested by Borrower or Operating Lessee or required hereunder (other than the initial review of the Loan by the Rating Agencies in connection with a Securitization), Borrower shall pay all of the reasonable costs and expenses of Lender and the Servicer and the costs and expenses of each Rating Agency in connection therewith, and, if applicable, shall pay any fees imposed by any Rating Agency in connection therewith.

(c)          Any costs due and payable to Lender may be paid, at Lender’s election in its sole discretion, from any amounts in the Deposit Account. Any costs and expenses due and payable by Borrower or Operating Lessee hereunder which are not paid by Borrower within ten (10) days after written notice thereof may be paid from any amounts in the Deposit Account, with notice thereof to Borrower. The obligations and liabilities of Borrower and Operating Lessee under this Section 4.29 shall (i) become part of the Obligations, (ii) be secured by the Loan Documents and (iii) survive the Term and the exercise by Lender of any of its rights or remedies under the Loan Documents, including the acquisition of any Individual Property by foreclosure or a conveyance in lieu of foreclosure.

Section 4.30        Indemnity. Borrower shall indemnify, defend and hold harmless Lender from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), other than breakage costs, that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by Borrower or Operating Lessee of its Obligations under, or any material misrepresentation by Borrower or Operating Lessee contained in, this Agreement or the other Loan Documents; (ii) the use or intended use of the proceeds of the Loan; (iii) any information provided by or on behalf of Borrower or Operating Lessee, or contained in any documentation approved by Borrower or Operating Lessee, in either case, to the extent delivered to Lender pursuant to or in connection with this Agreement or as a condition to the Loan; (iv) ownership of any Mortgage, any Individual Property or any interest therein, or receipt of any Gross Revenue (including, subject to Section 2.8, due to any Increased Costs, Special Taxes (other than Excluded Taxes) or Other Taxes, excluding interest and penalties on any Tax if such interest and penalties arose solely as a result of the negligence of Lender); (v) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about any Individual Property or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vi) any use, nonuse or condition in, on or about any Individual Property or on adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vii) performance of any labor or services or the furnishing of any materials or other property in respect of any Individual Property; (viii) any failure of any Individual Property to comply with any Legal Requirement; (ix) any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with any Lease or other transaction involving any Individual Property or any part thereof, or any liability asserted against Lender with respect thereto; (x) the claims of any lessee of any portion of any Individual Property or any Person acting through or under any lessee or otherwise arising under or as a consequence of any Lease; (xi) the claims of any Manager or any Person acting through or under such Manager or otherwise arising under or as a consequence of any Management Agreement; and (xii) the claims of any Franchisor or any Person acting through or under any Franchisor or otherwise arising under or as a consequence of any Franchise Agreement (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the active gross negligence, illegal acts, fraud or willful misconduct of Lender. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender; provided, further, that Borrower shall not have any obligation to Lender hereunder for an Indemnified Liability if all of the following apply: (a) the Loan is included in a Securitization Vehicle, (b) the Indemnified Liability is caused by  the  Securitization Vehicle failing to have, or maintain its, REMIC or Grantor Trust status, as applicable, and (c) the reason for such failure is other than a breach by Borrower or Operating Lessee of its Obligations under, or any material misrepresentation by Borrower or Operating Lessee contained in, this Agreement or the other Loan Documents.

Section 4.31        ERISA.

(a)          Neither Borrower nor Operating Lessee shall engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender or any assignee of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the Code.

(b)          Neither Borrower nor Operating Lessee shall maintain, sponsor, contribute to or agree to contribute to, or suffer or permit any ERISA Affiliate of Borrower or Operating Lessee to, maintain, sponsor, contribute to or agree to contribute to, any “employee benefit plan” (as defined in Section 3(3) of ERISA) subject to Title IV or Section 302 of ERISA or Section 412 of the Code or permit the assets of Borrower or Operating Lessee to become “plan assets,” within the meaning of 29 C.F.R. 2510.3-101, as modified in application by Section 3(42) of ERISA.

(c)          Each of Borrower and Operating Lessee shall deliver to Lender such certifications or other evidence from time to time throughout the Term, as requested by Lender in its sole discretion, that (A) none of Borrower, Operating Lessee or any Guarantor is or maintains an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title IV of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) none of Borrower, Operating Lessee or any Guarantor is subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) the assets of Borrower, Operating Lessee and Guarantors do not constitute “plan assets” within the meaning of 29 C.F.R §2510.3-101 as modified in application by Section 3(42) of ERISA of any “benefit plan investor” as defined in Section 3(42) of ERISA.

Section 4.32        Patriot Act Compliance.

(a)          Each of Borrower and Operating Lessee will comply with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Borrower with respect to money laundering and terrorism and will use its good faith and commercially reasonable efforts to comply with all other applicable requirements of Governmental Authorities having jurisdiction over Borrower, Operating Lessee and/or any Individual Property. Lender shall have the right to audit Borrower’s and Operating Lessee’s compliance with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Borrower, Operating Lessee and/or any Individual Property, including those relating to money laundering and terrorism. In the event that Borrower or Operating Lessee fails to comply with the Patriot Act or any such requirements of Governmental Authorities, then Lender may, at its option, cause Borrower or Operating Lessee, as applicable, to comply therewith and any and all costs and expenses incurred by Lender in connection therewith shall be secured by the Mortgage and the other Loan Documents and shall be immediately due and payable.

(b)          None of the funds or other assets of any Borrower, Operating Lessee or any other Loan Party constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under United States law, including but not limited to, the Patriot Act (including anti-terrorism provisions thereof), the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Borrower or any other Loan Party (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law (“Embargoed Person”).

(c)          None of the funds or other assets of any Borrower, Operating Lessee or any other Loan Party constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person.

(d)          No Embargoed Person has any interest of any nature whatsoever in Borrower, Operating Lessee or any other Loan Party with the result that the investment in Borrower, Operating Lessee or any other Loan Party (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

(e)          None of the funds of Borrower, Operating Lessee or any other Loan Party have been derived from or are the proceeds of, any unlawful activity with the result that the investment in Borrower, Operating Lessee or any other Loan Party (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

Nothing contained in this Section 4.32 shall apply, and no representation or warranty is made with respect, to any public equity holder of any Person by virtue of such public equity holder being a holder of publicly traded shares or other publicly traded equity interests in any Person which is listed on the New York Stock Exchange or another nationally or internationally recognized stock exchange or is quoted on a national quotation system.

Section 4.33        Ground Leases.

(a)          Borrower shall:

(i)          pay all rents, additional rents and other sums required to be paid by the applicable Individual Borrowers, as tenant under and pursuant to the provisions of the Ground Leases, as and when such rent or other charge is payable, subject to applicable grace periods afforded Borrower under the Ground Lease (but not, for the avoidance of doubt, any additional grace notice, or cure periods afforded Lender under the Ground Lease or otherwise) and to Borrower’s right to contest (if expressly permitted under the Ground Lease and then in strict accordance with the terms of such Ground Lease) the amount claimed by Lessor to be due;

(ii)         diligently perform and observe all of the terms, covenants and conditions of the Ground Leases on the part of the applicable Individual Borrowers, as tenant thereunder, to be performed and observed, at least three (3) days prior to the expiration of any applicable grace period therein provided; and

(iii)        promptly notify Lender of the giving of any written notice by the lessor under the Ground Leases to Borrower of any default by Borrower in the performance or observance of any of the terms, covenants or conditions of the Ground Leases on the part of Borrower, as tenant thereunder, to be performed or observed, and deliver to Lender a true copy of each such notice.

(b)          Borrower shall not, without the prior consent of Lender (which consent may be withheld by Lender in its sole and absolute discretion), surrender or cause or permit the surrender of the leasehold estate created by any of the Ground Leases or terminate or cancel the Ground Leases or modify, change, supplement, alter or amend the Ground Leases, in any material respect, either orally or in writing, and Borrower hereby assigns to Lender, as further security for the payment and performance of the Obligations and for the performance and observance of the terms, covenants and conditions of the Mortgage, this Agreement and the other Loan Documents, all of the rights, privileges and prerogatives of the applicable Individual Borrowers, as tenants under the Ground Leases, to surrender the leasehold estate created by the Ground Lease or to terminate, cancel, modify, change, supplement, alter or amend the Ground Lease in any material respect, and any such surrender of the leasehold estate created by the Ground Lease or termination, cancellation, modification, change, supplement, alteration or amendment of the Ground Lease in any material respect without the prior consent of Lender shall be void and of no force and effect.

(c)          If any Individual Borrower shall default in the performance or observance of any material term, covenant or condition of any Ground Lease on the part of such Individual Borrower, as tenant thereunder, to be performed or observed, then, without limiting the generality of the other provisions of the Mortgage, this Agreement and the other Loan Documents, and without waiving or releasing Borrower from any of its Obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be necessary or appropriate to cause all of the material terms, covenants and conditions of the Ground Lease on the part of such Individual Borrower, as tenant thereunder, to be performed or observed or to be promptly performed or observed on behalf of such Individual Borrower, to the end that the rights of such Individual Borrower in, to and under the Ground Lease shall be kept unimpaired as a result thereof and free from default, even though the existence of such event of default or the nature thereof be questioned or denied by Borrower or by any party on behalf of Borrower. If Lender shall make any payment or perform any act or take action in accordance with the preceding sentence, provided Lender shall not have received any notice of default from the ground lessor and no Event of Default shall have occurred and be continuing, Lender will if practicable provide reasonable advance notice, not to exceed five (5) days, to Borrower prior to, and if not practicable then subsequent to, the making of any such payment, the performance of any such act or the taking of any such action. In any such event, subject to the rights of tenants, subtenants and other occupants under the Leases or of parties to any Operations Agreement, Lender and any Person designated as Lender’s agent by Lender shall have, and are hereby granted, the right to enter upon any Individual Property at any reasonable time, on reasonable notice and from time to time for the purpose of taking any such action. Lender may pay and expend such sums of money as Lender reasonably deems necessary for any such purpose and upon so doing shall be subrogated to any and all rights of the landlord under the Ground Leases. Borrower hereby agrees to pay to Lender within five (5) days after demand, all such sums so paid and expended by Lender, together with interest thereon from the day of such payment at the Default Rate. All sums so paid and expended by Lender and the interest thereon shall be secured by the legal operation and effect of the Mortgage.

(d)          If any lessor under a Ground Lease shall deliver to Lender a copy of any notice of default sent by said lessor to an Individual Borrower, as tenant under such Ground Lease, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon. Borrower shall exercise each individual option, if any, to extend or renew the term of the Ground Leases upon demand by Lender made at any time within one (1) year prior to the last day upon which any such option may be exercised, and if Borrower shall fail to do so, Borrower hereby expressly authorizes and appoints Lender its attorney-in-fact to exercise any such option in the name of and upon behalf of the applicable Individual Borrower, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest. Borrower will not subordinate or consent to the subordination of the Ground Leases to any mortgage, security deed, lease or other interest on or in the landlord’s interest in all or any part of any Individual Property, unless, in each such case, the written consent of Lender shall have been first had and obtained.

(e)          Notwithstanding anything to the contrary contained in this Agreement with respect to each Ground Lease:

(i)            The lien of the related Mortgage attaches to all of the applicable Individual Borrower’s rights and remedies at any time arising under or pursuant to Subsection 365(h) of the U.S. Bankruptcy Code, 11 U.S.C. Sections 101 et seq., including, without limitation, all of such Individual Borrower’s rights, as debtor, to remain in possession of the related Ground Lease Property.

(ii)           No Individual Borrower shall, without Lender’s written consent, elect to treat any Ground Lease as terminated under Subsection 365(h)(l) of the U.S. Bankruptcy Code. Any such election made without Lender’s prior written consent shall be void.

(iii)         As security for the Debt, each Individual Borrower unconditionally assigns, transfers and sets over to Lender all of its claims and rights to the payment of damages arising from any rejection by the lessor under the Ground Lease under the U.S. Bankruptcy Code. Lender and Borrower shall proceed jointly or in the name of such Individual Borrower in respect of any claim, suit, action or proceeding relating to the rejection of the Ground Lease, including, without limitation, the right to file and prosecute any proofs of claim, complaints, motions, applications, notices and other documents in any case in respect of lessor under the U.S. Bankruptcy Code. This assignment constitutes a present, irrevocable and unconditional assignment of the foregoing claims, rights and remedies, and shall continue in effect until all of the Debt shall have been satisfied and discharged in full. Any amounts received by Lender or any Individual Borrower as damages arising out of the rejection of a Ground Lease as aforesaid shall be applied to all costs and expenses of Lender (including, without limitation, attorney’s fees and costs) incurred in connection with the exercise of any of its rights or remedies in accordance with the applicable provisions of this Agreement.

(iv)          If, pursuant to subsection 365(h) of the Bankruptcy Code, any Individual Borrower seeks to offset, against the rent reserved in any Ground Lease, the amount of any damages caused by the nonperformance by the applicable Ground Lessor of any of its obligations thereunder after the rejection by such Ground Lessor of such Ground Lease under the U.S. Bankruptcy Code, then such Individual Borrower shall not effect any offset of such amounts unless it shall have provided written notice to Lender of its intent to do so and Lender shall have consented thereto.

(v)           If any action, proceeding, motion or notice shall be commenced or filed in respect of any lessor of all or any part of any Ground Lease Property in connection with any case under the U.S. Bankruptcy Code, Lender and Borrower shall cooperatively conduct and control any such litigation with counsel agreed upon between Borrower and Lender in connection with such litigation. Borrower shall, upon demand, pay to Lender all costs and expenses (including reasonable attorneys’ fees and costs) actually paid or actually incurred by Lender in connection with the cooperative prosecution or conduct of any such proceedings. All such costs and expenses shall be secured by the lien of the related Mortgage.

(vi)          Borrower shall promptly, after obtaining knowledge of such filing notify Lender orally of any filing by or against the Ground Lessor under such Ground Lease of a petition under the U.S. Bankruptcy Code. Borrower shall thereafter promptly give written notice of such filing to Lender, setting forth any information available to Borrower as to the date of such filing, the court in which such petition was filed, and the relief sought in such filing. Borrower shall promptly deliver to Lender any and all notices, summonses, pleadings, applications and other documents received by Borrower in connection with any such petition and any proceedings relating to such petition.

(f)          Borrower may exercise, or cause or permit the exercise of, any Ground Lease Purchase Option with respect to any Ground Lease Property without Lender’s prior written consent; provided each of the following conditions is satisfied:

(i)            No Event of Default shall have occurred and be continuing;

(ii)           Lender shall receive not less than forty-five (45) days advance written notice of the related Individual Borrower’s intention to exercise such Ground Lease Purchase Option unless such Ground Lease sets forth a shorter time period within which such Individual Borrower is required to respond in order to exercise such Ground Lease Purchase Option, in which case the advance notice period hereunder shall instead be such shorter time period;

(iii)          The related Individual Borrower shall comply with all of the terms and conditions of the related Ground Lease with respect to such Ground Lease Purchase Option;

(iv)         Fee title to the related Ground Lease Property shall be conveyed to the Individual Borrower who is the ground lessee under such Ground Lease pursuant a bona fide arm’s length transaction and for fair consideration and such acquisition shall not result in a merger of the fee and leasehold estates in such Ground Lease Property;

(v)          Borrower shall not incur any Indebtedness in order to finance the exercise of such Ground Lease Purchase Option;

(vi)         All third party consents or approvals required in order to acquire fee title to the Ground Lease Property, including without limitation, the consent of any Franchisor, shall have been obtained (satisfaction of this condition may be demonstrated by an Officer’s Certificate certifying to the foregoing);

(vii)        Simultaneously with the Individual Borrower’s acquisition of fee title to the Ground Lease Property, such Individual Borrower shall execute, acknowledge and deliver to Lender an amendment and spreader agreement to the applicable Mortgage, or at Lender’s discretion, a new Mortgage, substantially in the same form as the existing Mortgage, together with such other documents as Lender may reasonably require for the purpose of granting Lender a first priority, perfected lien on and security interest in the Individual Borrower’s fee simple estate in the Individual Property and all related Gross Revenue, Accounts, Fixtures, Equipment and other personal property, on the same terms and conditions as the Lien and security interest granted to Lender on the Closing Date;

(viii)       Lender shall receive a new Title Insurance Policy (or an endorsement to the existing Title Policy) satisfactory to Lender insuring Lenders’ first priority, perfected Lien on and security interest in such Individual Borrower’s fee simple ownership of the related Ground Lease Property;

(ix)          The organizational documents of such Individual Borrower shall, if necessary, be modified to allow the Borrower to hold fee title to such Ground Lease Property;

(x)           If the Loan is included in a REMIC Trust and if required by Lender, Lender shall have received a REMIC Opinion with respect to the exercise of the Ground Lease Purchase Option; and

(xi)          Lender and/or its Servicer shall be reimbursed for all costs and expenses, including legal fees, incurred in connection with the exercise of such Ground Lease Purchase Option;

(g)          Borrower shall not cause or permit the exercise of any Ground Lease Purchase Option by or on behalf of any Affiliate of Borrower or any other Person over whom Borrower has control other than the Individual Borrower which is the ground lessee under the related Ground Lease, and then only in compliance with the preceding Subsection (f).

Section 4.34         Hotel Covenants.

(a)          Each of Borrower and Operating Lessee shall cause the hotel located on each Individual Property to be operated pursuant to the applicable Franchise Agreement.

(b)          Each of Borrower and Operating Lessee shall (i) promptly perform and/or observe all of the covenants and agreements required to be performed and observed by it under each Franchise Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any default under any Franchise Agreement of which it is aware; and (iii) promptly enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by each Franchisor under each Franchise Agreement.

(c)          Except as expressly set forth in Section 4.34(d) below, neither Borrower nor Operating Lessee shall, without Lender’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) (1) surrender, terminate or cancel any Franchise Agreement; (2) reduce the term of any Franchise Agreement; (3) increase the amount of any charges under any Franchise Agreement; or (4) otherwise materially modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, any Franchise Agreement in a manner adverse to Borrower, Operating Lessee or Lender.

(d)          Notwithstanding the foregoing and without limiting Borrower’s and Operating Lessee’s rights under clause (c) above, from time to time after the earlier of (1) the date that is six (6) months following the Closing Date and (2) the final Securitization of the Loan, without the consent of Lender, Borrower and Operating Lessee may elect to “reflag” one or more Individual Properties by terminating an existing Franchise Agreement as to an Individual Property and entering into a replacement Franchise Agreement as to such Individual Property; so long as: (i) the Franchisor is an Approved Brand, (ii) during the term of the Loan, not more than forty-three (43) Individual Properties are replaced pursuant to this paragraph (d), (iii) Lender shall have approved the replacement Franchise Agreement (which approval shall not be unreasonably withheld, conditioned or delayed), except that such approval shall not be required if the Individual Property is operated under an Approved Brand and such replacement Franchise Agreement is (x) substantially in the same form and substance as a Franchise Agreements in effect on the Closing Date or (y) entered into on an arms’-length basis and otherwise on commercially reasonable terms, with economic terms and franchise fees comparable to then existing local market rates and otherwise approved by Lender, such approval not to be unreasonably withheld, conditioned or delayed (provided that the requirement for such approval and any other approval requested under this subsection (d) shall be deemed to have been waived if (I) the correspondence from Borrower to Lender requesting such approval (A) is enclosed in an envelope marked “PRIORITY”, (B) contains a legend, prominently displayed at the top of each page thereof, in bold, all caps and fourteen (14) point or larger font stating that Borrower is requesting the Lender’s approval of the proposed Franchise Agreement under Section 4.34(d) hereof and that Lender’s failure to respond to such request within five (5) Business Days following its receipt of such request shall result in such request being deemed granted, (C) is accompanied by a copy of the proposed replacement Franchise Agreement, the PIP and the estimated PIP Expenses associated with the PIP (which information may be provided electronically in the form of a CD Rom or other portable electronic media enclosed with such notice) and (D) is also sent via electronic mail to Lender’s e-mail address provided by Lender to Borrower from time to time, and (II) Lender shall fail to respond to such request within five (5) Business Days following its receipt of such request), (iv) the termination, if applicable, of an existing Franchise Agreement as to an Individual Property shall not violate or result in the termination of any other Franchise Agreements with respect to other Individual Properties (unless such other Franchise Agreements are being terminated in accordance with this Section 4.34) as evidenced by an Officer’s Certificate, (v) no Event of Default shall have occurred and be continuing, (vi) such reflagging shall not violate or be prohibited by any applicable Ground Lease (unless the consent or waiver of the Ground Lessor thereunder shall have been obtained in writing), as evidenced by an Officer’s Certificate, (vii) the Franchisor of the Approved Brand party to such replacement Franchise Agreement shall have delivered to Lender a comfort letter reasonably satisfactory to Lender (it being agreed that in the case of a Franchisor that franchises another Individual Property, the form of comfort letter delivered with respect to such other Individual Property on the Closing Date shall be deemed reasonably satisfactory), (viii) the replacement Franchise Agreement shall be with a franchisor that is in no more than two categories of hotels lower than the Franchisor being replaced as on the Closing Date, based on the annual STR Chain Scale classification, (ix) the Approved Brand Requirements shall be satisfied to the extent required under the definition thereof, unless otherwise reasonably agreed by Lender, (x) if the replacement franchisor is an Affiliate of Borrower, Borrower shall deliver an Additional Insolvency Opinion in form and substance reasonably satisfactory to Lender and satisfactory to the applicable Rating Agencies and (xi) if and to the extent required under the provisions of paragraph (e)(ii) below, Borrower shall deliver to Lender, as additional security for Borrower’s and Operating Lessee’s Obligations under the Loan Documents, security for payment of any New/Renewal Flagging Costs.

(e)          To the extent not previously provided to and approved by Lender in the Approved Flagging Budget for an Individual Property, Borrower or Operating Lessee shall provide to Lender a budget for all New/Renewal Flagging Costs and Change of Control Flagging Costs (collectively, the “Flagging Costs”). The budgeting and delivery of security for Flagging Costs shall be governed by the following principles:

(i)           Budget Approval. With respect to any Flagging Costs for a particular Individual Property, Borrower or Operating Lessee shall provide a budget therefor for Lender’s approval, which approval shall not be unreasonably withheld, conditioned or delayed (provided that the requirement for such approval shall be deemed to have been waived if (I) the correspondence from Borrower to Lender requesting such approval (A) is enclosed in an envelope marked “PRIORITY”, (B) contains a legend, prominently displayed at the top of each page thereof, in bold, all caps and fourteen (14) point or larger font stating that Borrower or Operating Lessee is requesting the Lender’s approval of the proposed budget for the Franchise Agreement under Section 4.34(d) or Section 4.34(e) hereof, as applicable, and that Lender’s failure to respond to such request within five (5) Business Days following its receipt of such request shall result in such request being deemed granted, (C) is accompanied by a copy of the proposed budget (which information may be provided electronically in the form of a CD Rom or other portable electronic media enclosed with such notice) and (D) is also sent via electronic mail to Lender’s e-mail address provided by Lender to Borrower from time to time, (II) Lender shall fail to respond to such request within five (5) Business Days following its receipt of such request, (III) Borrower shall deliver to Lender a second written request for approval, which request is delivered in the same form and manner as contemplated in clause (I) above and states that Lender’s failure to respond to such request within two (2) Business Days following its receipt of such second request, shall result in such request being deemed granted, and (IV) Lender shall fail to respond to such request within such two (2) Business Day period), and which upon Lender’s approval thereof, shall constitute the Approved Flagging Budget for such Flagging Costs for such Individual Property.

(ii)          New/Renewal Flagging Costs. Borrower shall post additional security with Lender if (and only if): (x) the New/Renewal Flagging Costs for such Individual Property are greater than an amount equal to (A) the Approved Scheduled PIP Expenses remaining for such Individual Property plus (B) for the first three Individual Properties subject to New/Renewal Flagging Costs, the Alteration Threshold applicable to an Individual Property. Any additional security required to be posted by Borrower pursuant to this paragraph (ii) shall be posted pursuant to paragraph (iv) below in an amount equal to the total New/Renewal Flagging Costs for such Individual Property (to the extent exceeding the Alteration Threshold, in the case of such first three Individual Properties subject to New/Renewal Flagging Costs).

(iii)         Change of Control Flagging Costs. Concurrently with the closing of an Assumption or any other change of Control of Borrower that results in any Change of Control Flagging Costs, Borrower shall post additional security with Lender in an amount equal to the portion of the Change of Control Flagging Costs required to be incurred by Borrower or Operating Lessee in the 24-month period immediately following the Assumption or such other change of Control of Borrower (for the avoidance of doubt, the remaining Change of Control Flagging Costs shall not be required to be reserved with Lender) without duplication of any amounts previously reserved pursuant to paragraph (ii) above, but only if (and only if): (1) the Change of Control Flagging Costs with respect to all Individual Properties, plus the costs of all alterations then affecting structural elements of all Individual Properties (to the extent not covered by security delivered to Lender pursuant to Section 4.12.2) exceed the aggregate Approved Scheduled PIP Expenses with respect to all Individual Properties by more than $3,000,000. Any additional security required to be posted by Borrower pursuant to this paragraph (iii) shall be posted pursuant to paragraph (iv) below.

(iv)         Posting of Security. Any security delivered by Borrower pursuant to paragraph (ii) or paragraph (iii) above shall be in cash or the form of security required for Material Alterations under Section 4.12.2 hereof (and if cash, shall be deposited into the Scheduled PIP Reserve Account and disbursed in accordance with Section 6.5.2). If such security is in the form of a Letter of Credit or other non-cash security permitted under Section 4.12.2, then, in lieu of disbursements from the Scheduled PIP Reserve Account, Lender shall grant approved reductions in the amount of such Letter of Credit or other security upon satisfaction of the same conditions that are applicable to disbursements of Scheduled PIP Reserve Funds from the Scheduled PIP Reserve Account in accordance with Section 6.5.2. In no event shall there be any duplication of any reserve or security requirements by reason of the obligations under Section 6.5.1(a), paragraph (ii) above and paragraph (iii) above.

(f)           Subject to Borrower’s rights under paragraph (d) above, Borrower or Operating Lessee shall timely exercise each individual option, if any, to extend or renew the term of any Franchise Agreement.

(g)          Borrower or Operating Lessee shall complete and pay for in full any PIP Work in a good, workmanlike and lien free manner within the time-frame set forth in the applicable PIP, subject in each case to any extensions permitted by the applicable Franchisor.

(h)          Without in any way limiting the covenants set forth in the Loan Documents, Borrower and Operating Lessee shall: (i) cause the hotels located on the Properties to be operated, repaired and maintained in a manner to provide commercially reasonable amenities, services and facilities, taken as a whole for each such Individual Property, substantially equivalent or superior in all material respects to hotels of similar average room rate and targeted market segment from time to time operating in the same or comparable geographic area of the Property, taking into consideration the age and location of the hotels located on the Properties and (ii) maintain Inventory in amounts sufficient to meet the hotel industry standards in all material respects for hotels of similar average room rate and targeted market segment from time to time operating in the same or comparable geographic area of the Property, taking into consideration the age and location of the hotels located on the Properties.

Section 4.35        Bankruptcy Related Covenants. To the extent permitted by applicable Legal Requirements, neither Borrower nor Operating Lessee shall seek substantive consolidation into the bankrupt estate of any Guarantor in connection with a proceeding under the Bankruptcy Code or under federal, state or foreign insolvency law involving any Guarantor.

(a)           To the extent permitted by applicable Legal Requirements, neither Borrower nor Operating Lessee shall, nor shall Borrower or Operating Lessee cause or permit any Mezzanine Borrower, any Guarantor, any other, or any Affiliate of the foregoing to, contest, oppose or object to any motion made by Lender to obtain relief from the automatic stay or seek to reinstate the automatic stay in connection with a proceeding under the Bankruptcy Code or under any other federal, state or foreign insolvency law involving any Guarantor.

(b)           To the extent permitted by applicable Legal Requirements, neither Borrower nor Operating Lessee shall, and shall not cause or permit any Mezzanine Borrower or any Guarantor, or any Affiliate of the foregoing to, provide, originate, acquire an interest in or solicit (in writing) or accept from any Guarantor or any Affiliate of any Guarantor, any debtor-in-possession financing on behalf of any Guarantor in the event that any Guarantor is the subject of a proceeding under the Bankruptcy Code or under federal, state or foreign insolvency law involving any Guarantor.

Section 4.36         Deposits. All Security Deposits and all Advance Deposits, shall be held in compliance with all applicable Legal Requirements and shall not be commingled with any other funds of Borrower. During the continuance of an Event of Default, Borrower and Operating Lessee shall, upon Lender’s request, if permitted by applicable Legal Requirements, cause all such Security Deposits (and any interest theretofore earned thereon) and all such Advance Deposits (and any interest theretofore earned thereon) to be transferred into the Deposit Account (which shall then be held by Deposit Bank in separate Accounts), which shall be held by Deposit Bank subject to the terms of the Leases or Advance Booking Agreement, as the case may be. Any bond or other instrument which Borrower or Operating Lessee is permitted to hold in lieu of cash security deposits under any applicable Legal Requirements (i) shall be maintained in full force and effect in the full amount of such deposits unless replaced by cash deposits as herein above described, (ii) shall, if permitted pursuant to any Legal Requirements, name Lender as payee or mortgagee thereunder (or at Lender’s option, be fully assignable to Lender), and (iii) shall in all respects comply with any applicable Legal Requirements. Borrower and Operating Lessee shall, upon request, provide Lender with evidence reasonably satisfactory to Lender of Borrower’s and Operating Lessee’s compliance with the foregoing.

Section 4.37        Portland Property. On or before December 31, 2020, Borrower shall (a) release the Portland Property pursuant to Section 2.5.2, or (b) have extended the term of the Franchise Agreement for the Portland Property for a term ending no earlier than February 27, 2027 or (c) entered into a replacement Franchise Agreement with an Approved Brand for the Portland Property in accordance with the terms of this Agreement and having a term ending no earlier than February 27, 2027.

Section 4.38         Non-Conforming Properties. Borrower shall cause any Non-Conforming Properties to be classified as “conforming” or “legal non-conforming” as to parking by the earlier to occur of (a) the Maturity Date and (b) the date required by any applicable Governmental Authority, which compliance may be evidenced by delivery of a zoning report stating the same. Additionally, Borrower shall use commercially reasonable and diligent efforts to promptly clear all use, zoning or other building code violations at the Properties where any such violation(s) exist of which Borrower has actual knowledge, except for such violations the failure to remediate which would not have nor be reasonably likely to have a Material Adverse Effect.

ARTICLE 5

INSURANCE, CASUALTY AND CONDEMNATION

Section 5.1           Insurance.

5.1.1      Insurance Policies.

(a)          Borrower, at its sole cost and expense, shall obtain and maintain during the entire Term, or cause to be maintained, insurance policies for Borrower and each of the Properties providing at least the following coverages:

(i)           Property insurance against loss or damage by hail, wind (including named storms), fire, lightning and such other perils as are included in a standard “special form” policy or “all-risk” policy, and against loss or damage by all other risks and hazards covered by a standard extended coverage insurance policy, with no exclusion for damage or destruction caused by acts of terrorism (or, subject to Section 5.1.1(i) below, standalone coverage with respect thereto) riot and civil commotion, vandalism, malicious mischief, burglary and theft (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost” of the Properties, which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) to be written on a no coinsurance form or containing an agreed amount endorsement with respect to the Improvements and personal property at the Properties waiving all co-insurance provisions; (C) providing for no deductible in excess of $250,000, except for windstorm, flood and earthquake, which shall not exceed 5% of the total insurable value of the affected Properties; and (D) containing “Ordinance or Law Coverage” if any of the Improvements or the use of the Properties or any Individual Property shall at any time constitute legal non-conforming structures or uses, and compensating for loss to the undamaged portion of the building (with a limit equal to replacement cost), the cost of demolition and the increased costs of construction, each in amounts as reasonably required by Lender. In addition, Borrower shall obtain: (y) if any portion of the Improvements or Personal Property is currently or at any time in the future located in a federally designated special flood hazard area (“SFHA”), flood hazard insurance covering all such Improvements and/or Personal Property located in the SFHA in an amount equal to (1) the maximum amount of building and, if applicable, contents insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended plus (2) such additional coverage as Lender shall require; and (z) earthquake insurance in amounts and in form and substance satisfactory to Lender, provided that the insurance pursuant to clauses (y) and (z) hereof shall otherwise be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);

(ii)          commercial general liability insurance, coverages against claims for personal injury, bodily injury, death or property damage occurring upon, in or about each Individual Property, including liquor liability, such insurance (A) to be on the so-called “occurrence” form and containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000.00) per location, with a combined limit per policy year, excluding umbrella coverage, of not less than Two Million and No/100 Dollars ($2,000,000.00) per location; and (B) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; and (4) contractual liability for all insured contracts to the extent the same is available;

(iii)         rental loss and/or business income interruption insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above, subsection (vi) below and Section 5.1.1(h) below; (C) covering a period of restoration of twenty-four (24) months and containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Individual Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected Gross Revenue (less non-continuing expenses) from the Individual Property for a period of twenty-four (24) months. The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the Gross Revenue (less non-continuing expenses) from each Individual Property for the succeeding twenty-four (24) month period. All proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the Obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its Obligations to pay the Debt on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iv)         at all times during which structural construction, repairs or alterations are being made with respect to any Improvements, and only if the property and liability coverage forms do not otherwise apply, (A) commercial general liability and umbrella liability insurance covering claims related to the construction, repairs or alterations being made which are not covered by or under the terms or provisions of the commercial general liability and umbrella liability insurance policy required herein this Section 5.1.1(a); and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Individual Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v)          workers’ compensation, subject to the statutory limits of the state in which each Individual Property is located, and employer’s liability insurance with limits which are required from time to time by Lender in respect of any work or operations on or about any Individual Property, or in connection with the Properties or their operation (if applicable);

(vi)         comprehensive boiler and machinery/equipment breakdown insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vii)        umbrella liability insurance in addition to primary coverage in an amount not less than One Hundred Million and No/100 Dollars ($100,000,000.00) per occurrence, per location, on terms consistent with the commercial general liability insurance policy required under subsection (ii) above and subsection (viii) below;

(viii)       motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles and including garage keeper liability, containing minimum limits per occurrence, including umbrella coverage, with limits which are reasonably required from time to time by Lender (if applicable);

(ix)          [reserved];

(x)           insurance against employee dishonesty with respect to any employees of Borrower in an amount acceptable to Lender with a deductible not greater than Twenty Five Thousand and No/100 Dollars ($25,000.00); and

(xi)          upon sixty (60) days’ notice, such other reasonable insurance and in such commercially reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for properties similar to the Properties located in or around the regions in which the Properties are located.

(b)          All insurance provided for in Section 5.1.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”) and shall be subject to the reasonable approval of Lender as to form and substance, including insurance companies, amounts, deductibles, loss payees and insureds. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies (and, upon the written request of Lender, copies of such Policies) accompanied by evidence satisfactory to Lender of payment of the premiums then due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender. Notwithstanding the foregoing, as a condition of permitting the payment of the Insurance Premiums to be financed through a third-party premium financing company under a premium finance agreement (“Premium Finance Agreement”) (A) Borrower shall submit to Lender evidence of payment of each and every installment due under the Premium Finance Agreement as each installment becomes due and payable, and (B) the premium financing company shall have agreed to provide Lender with notice in the event of cancellation of the Policies that are subject to the Premium Finance Agreement.

(c)          Any blanket insurance Policy shall be subject to Lender approval and shall otherwise provide the same protection as would a separate Policy insuring only the Properties in compliance with the provisions of Section 5.1.1(a) (any such blanket policy, an “Acceptable Blanket Policy”); provided further that, with respect to earthquake insurance required herein, if the properties are insured under a blanket policy, such earthquake insurance shall be in an amount equal to the aggregate exceedance probability gross loss estimates for a 475-year return period as indicated by a portfolio seismic risk analysis of all high risk locations covered by such earthquake insurance, including the Properties. Such analysis shall be approved by Lender and secured by the applicable Borrower utilizing the most current RMS software (or its equivalent) and to include consideration of loss amplification and business interruption. Borrower shall notify Lender of any material changes to the blanket policy and associated limits under the policy as of Closing Date or an aggregation of the insured values covered under the blanket policy, including the addition of locations subject to the perils of flood, wind/named storm and earthquake or the reduction of flood, wind/named storm and/or earthquake limits, and such changes shall be subject Lender’s approval.

(d)          All Policies of insurance provided for or contemplated by Section 5.1.1(a) shall name Borrower as a named insured and, with respect to the Policies of liability insurance, except for the Policies referenced in Section 5.1.1(a)(v) and (viii), shall name Lender and its successors and/or assigns as the additional insured, as its interests may appear, and in the case of Policies of property insurance, including but not limited to special form/all-risk, boiler and machinery, terrorism, windstorm, flood and earthquake insurance, shall contain a standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender unless below the threshold for Borrower to handle such claim without Lender intervention as provided in Section 5.2 below. Additionally, if Borrower obtains property insurance coverage in addition to or in excess of that required by Section 5.1.1(a)(i), then such insurance policies shall also contain a standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e)          All Policies of insurance provided for in Section 5.1.1(a) shall:

(i)           with respect to the Policies of property insurance, contain clauses or endorsements to the effect that, (1) no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, or foreclosure or similar action, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned, (2) the Policies shall not be cancelled without at least 30 days’ written notice to Lender, except ten (10) days’ notice for non-payment of premium and (3) the issuer(s) of the Policies shall give written notice to Lender if the issuers elect not to renew the Policies prior to its expiration;

(ii)          with respect to all Policies of liability insurance, if obtainable by Borrower using commercially reasonable efforts, contain clauses or endorsements to the effect that, (1) the Policy shall not be canceled without at least thirty (30) days’ written notice to Lender and any other party named therein as an additional insured (other than in the case of non-payment in which case only ten days’ prior notice, or the shortest time allowed by applicable Legal Requirement (whichever is longer), will be required) and (2) the issuers thereof shall give notice to Lender if the issuers elect not to renew such Policies prior to its expiration. If the issuers cannot or will not provide notice, the Borrower shall be obligated to provide such notice; and

(iii)         not contain any clause or provision that would make Lender liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f)           If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right without notice to Borrower, to take such action or obtain such insurance as Lender reasonably deems necessary to protect its interest in the Properties as Lender in its sole discretion deems appropriate, and all premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Mortgage and shall bear interest at the Default Rate.

(g)           In the event of foreclosure of any Mortgage or other transfer of title to some or all of the Properties in extinguishment in whole or in part of the Obligations, all right, title and interest of Borrower in and to the Policies then in force concerning the Properties and all proceeds payable thereunder with respect to the Properties shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

(h)          The property insurance, commercial general liability, umbrella liability insurance and rental loss and/or business interruption insurance required under Sections 5.1.1(a)(i), (ii), (iii) and (vii) above shall cover perils of terrorism and acts of terrorism (or at least not specifically exclude same) and Borrower shall maintain property insurance, commercial general liability, umbrella liability insurance and rental loss and/or business interruption insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Sections 5.1.1(a)(i), (ii), (iii) and (vii) above (or at least not specifically excluding same) at all times during the term of the Loan.

(i)           Notwithstanding anything in subsection (a)(i) or (h) above to the contrary, Borrower shall be required to obtain and maintain coverage in its property insurance Policy (or by a separate Policy) against loss or damage by terrorist acts in an amount equal to 100% of the “Full Replacement Cost” of the Properties plus the rental loss and/or business interruption coverage under subsection (a)(iii) above; provided that such coverage is commercially available. In the event that such coverage with respect to terrorist acts is not included as part of the “all risk” property policy required by subsection (a)(i) above, Borrower shall, nevertheless be required to obtain coverage for terrorism (as standalone coverage) in an amount equal to 100% of the “Full Replacement Cost” of the Properties plus the rental loss and/or business interruption coverage under subsection (a)(iii) above; provided that such coverage is commercially available. Borrower shall obtain the coverage required under this clause (i) from a carrier which otherwise satisfies the rating criteria specified in Section 5.1.2 below (a “Qualified Carrier”) or in the event that such coverage is not available from a Qualified Carrier, Borrower shall obtain such coverage from the highest rated insurance company providing such coverage. For so long TRIPRA is in effect and continues to cover both foreign and domestic acts, Lender shall accept terrorism insurance with coverage against acts which are “certified” within the meaning of TRIPRA.

5.1.2      Insurance Company. All Policies required pursuant to Section 5.1.1 (i) shall be issued by companies approved to do business in the states where the Properties are located, with (1) a financial strength and claims paying ability rating of (x) “A” or better by S&P and (y) “A2” or better by Moody’s, to the extent Moody’s rates the Securities and rates the applicable insurer (provided, however for multi-layered policies, (A) if four (4) or fewer insurance companies issue the Policies, then at least seventy-five percent (75%) of the insurance coverage represented by the Policies must be provided by insurance companies with a rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the Securities and rates the applicable insurer, with no remaining carrier below “BBB” by S&P and “Baa2” or better by Moody’s, to the extent Moody’s rates the Securities and rates the applicable insurer, or (B) if five (5) or more insurance companies issue the Policies, then at least sixty percent (60%) of the insurance coverage represented by the Policies must be provided by insurance companies with a rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the Securities and rates the applicable insurer, with no remaining carrier below “BBB” and “Baa2” or better by Moody’s, to the extent Moody’s rates the Securities and rates the applicable insurer), and (2) a rating of A:X or better by A.M. Best, provided, that, notwithstanding the foregoing, Lender accepts Starr Surplus Lines Insurance Company, rated A XV with AM Best, provided that (1) the rating of Starr Surplus Lines Insurance Company is not withdrawn or downgraded below the date hereof and (2) at renewal of the current policy term, Borrower shall replace Starr Surplus Lines Insurance Company with an insurance company meeting the rating requirements set forth hereinabove; (ii) shall, with respect to all property insurance policies and rental loss and/or business interruption insurance policies, contain a Standard Mortgagee Clause/Lender’s Loss Payable Endorsement, or their equivalents, naming Lender as the person to whom all payments made by such insurance company shall be paid; (iii) shall contain a waiver of subrogation against Lender; (iv) shall contain such provisions as Lender deems reasonably necessary or desirable to protect its interest including endorsements providing (A) that neither Borrower, Lender nor any other party shall be a co-insurer under said Policies, and (B) except as otherwise permitted herein, for a deductible per loss acceptable to Lender but in no event in an amount greater than that which is customarily maintained by prudent owners of properties with a standard of operation and maintenance comparable to and in the general vicinity of the Properties and as is generally allowed by prudent institutional commercial mortgage lenders originating comparable mortgage loans for securitization; and (v) shall be satisfactory in form and substance to Lender and shall be approved by Lender as to amounts, form, risk coverage, deductibles, loss payees and insureds. In addition to the insurance coverages described in Section 5.1.1 above, Borrower shall obtain such other insurance as may from time to time be required by Lender in order to protect its interests. Certified copies of the Policies shall be delivered to Lender at the address below (or to such other address or Person as Lender shall designate from time to time by notice to Borrower) on the date hereof with respect to the current Policies and within thirty (30) days after the effective date thereof with respect to all renewal Policies:

Morgan Stanley Bank, N.A.
1585 Broadway, 25th Floor
New York, New York 10036
Attention: George Kok

Borrower shall pay the Insurance Premiums annually in advance as the same become due and payable and shall furnish to Lender evidence of the renewal of each of the Policies with receipts for the payment of the Insurance Premiums or other evidence of such payment reasonably satisfactory to Lender (provided, however, that Borrower shall not be required to pay such Insurance Premiums nor furnish such evidence of payment to Lender in the event that the amounts required to pay such Insurance Premiums have been deposited into the Insurance Account pursuant to Section 6.4 hereof). Within thirty (30) days after request by Lender, Borrower shall obtain such increases in the amounts of coverage required hereunder as may be reasonably requested by Lender, taking into consideration changes in the value of money over time, changes in liability laws, changes in prudent customs and practices.

Section 5.2           Casualty. If any Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice thereof to Lender. Following the occurrence of a Casualty, subject to Borrower’s rights under Section 2.4.4(b) and Section 2.5.3 hereof, Borrower or Operating Lessee, regardless of whether insurance proceeds are available, shall proceed to restore, repair, replace or rebuild such Individual Property in accordance with Legal Requirements to be of at least equal value and of substantially the same character as prior to such damage or destruction as soon as reasonably practicable (but in no event later than one hundred twenty (120) days after such Casualty). Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. In addition, Lender may participate in any settlement discussions with any insurance companies (and shall approve any final settlement) (i) if an Event of Default is continuing or (ii) with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than the Alteration Threshold with respect to the affected Individual Property, and Borrower shall deliver to Lender all instruments required by Lender to permit such participation. Provided no Event of Default is continuing, in the event of a Casualty where Net Proceeds or the costs of completing the Restoration are two percent (2%) of the Allocated Loan Amount of any Individual Property or less, Borrower, notwithstanding Section 5.4, may directly obtain and apply the Net Proceeds; provided that such Net Proceeds must be used towards the Restoration in accordance with the terms hereof. Except as set forth in the foregoing sentence, any Insurance Proceeds in connection with any Casualty (whether or not Lender elects to settle and adjust the claim or Borrower or Operating Lessee settles such claim) shall be due and payable solely to Lender and held by Lender in accordance with the terms of this Agreement. In the event Borrower, Operating Lessee or any party other than Lender is a payee on any check representing Insurance Proceeds with respect to any Casualty, Borrower or Operating Lessee, as applicable, shall immediately endorse, and cause all such third parties to endorse, such check payable to the order of Lender. Borrower and Operating Lessee each hereby irrevocably appoints Lender as its attorney-in-fact, coupled with an interest, to endorse any such check payable to the order of Lender. Borrower and Operating Lessee each hereby release Lender from any and all liability with respect to the settlement and adjustment by Lender of any claims in respect of any Casualty.

Section 5.3           Condemnation. Borrower shall promptly give Lender notice of the actual or threatened (in writing) commencement of any proceeding for the Condemnation of all or any portion of any Individual Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. Subject to Borrower’s rights under Section 2.4.4(b) and Section 2.5.3, if any Individual Property or any portion thereof is taken by a condemning authority, Borrower or Operating Lessee shall promptly commence and diligently prosecute the Restoration of such Individual Property and otherwise comply with the provisions of Section 5.4, whether or not an Award is available to pay the costs of such Restoration. If such Individual Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 5.4          Restoration. The following provisions shall apply in connection with the Restoration of any Individual Property:

(a)          If the Net Proceeds shall be less than the Alteration Threshold with respect to the affected Individual Property, the Net Proceeds will be disbursed by Lender to Borrower promptly upon receipt, provided that all of the conditions set forth in Section 5.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b)          If the Net Proceeds are equal to or greater than the Alteration Threshold with respect to the affected Individual Property, the Net Proceeds will be held by Lender and Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 5.4. The term “Net Proceeds” shall mean: (i) the net amount of all Insurance Proceeds received by Lender pursuant to Section 5.1.1(a)(i), (iv), and (vi) and Section 5.1.1(h) as a result of such damage or destruction, after deduction of its reasonable costs and expenses, or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i)            The Net Proceeds shall be made available to Borrower for Restoration upon the determination of Lender (to be made reasonably) that the following conditions are met:

(A)         no Event of Default shall have occurred and be continuing;

(B)          (1) in the event the Net Proceeds are Insurance Proceeds, less than thirty percent (30%) of the total floor area of the Improvements on the affected Individual Property has been damaged, destroyed or rendered permanently unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Individual Property is taken, and such land is located along the perimeter or periphery of the Individual Property, and no portion of the Improvements is located on such land;

(C)          the Franchise Agreement (subject to the rights of Borrower and Operating Lessee under Section 4.34(c)), if any, for the affected Individual Property, shall remain in full force and effect during and after the completion of the Restoration without a material reduction in any amounts payable to, or a material increase in any amount payable by, Borrower or Operating Lessee in connection therewith, and (ii) the Management Agreement for the affected Individual Property shall remain in full force and effect during and after the completion of the Restoration without a material reduction in any amount payable to, or an increase in any amount payable by, Borrower or Operating Lessee in connection therewith;

(D)         Subject to Borrower’s right to prepay a portion of the Loan and obtain the release of the affected Individual Property as set forth in Section 2.4.4(b) and Section 2.5.3, Borrower or Operating Lessee shall commence the Restoration as soon as reasonably practicable (but in no event later than one hundred twenty (120) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;

(E)          Intentionally omitted;

(F)          Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) the date six (6) months prior to the Stated Maturity Date, (2) the earliest date required for such completion under the terms of any Ground Lease, if applicable (3) such time as may be required under applicable Legal Requirements in order to repair and restore the applicable Individual Property to the condition it was in immediately prior to such Casualty or as nearly as possible to the condition it was in immediately prior to such Condemnation as applicable, or (4) six (6) months prior to the expiration of the insurance coverage referred to in Section 5.1.1(a)(iii);

(G)          the affected Individual Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;

(H)          the Restoration shall be done and completed by Borrower or Operating Lessee in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;

(I)           such Casualty or Condemnation, as applicable, does not result in the loss of access to the affected Individual Property or the related Improvements;

(J)           the pro forma Net Operating Income for the applicable Individual Property following restoration and stabilization is equal to or greater than seventy-five percent (75%) of the Net Operating Income for the applicable Individual Property as of the Closing Date;

(K)         Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s or Operating Lessee’s, as applicable, architect or engineer estimating the entire cost of completing the Restoration, which budget shall be reasonably acceptable to Lender; and

(L)          the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s reasonable determination to cover the cost of the Restoration, as specified in the budget delivered to Lender pursuant to clause (K).

(ii)          The Net Proceeds shall be held by Lender in the Casualty and Condemnation Account and, until disbursed in accordance with the provisions of this Section 5.4(b), shall constitute additional security for the Debt and Other Obligations under the Loan Documents. The Net Proceeds shall be disbursed promptly by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Individual Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii)         All plans and specifications required in connection with the Restoration shall be subject to the prior approval of Lender and an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to the reasonable approval of Lender and the Casualty Consultant. All costs and expenses incurred by Lender in connection with recovering, holding and advancing the Net Proceeds for the Restoration including, without limitation, reasonable attorneys’ fees and disbursements and the Casualty Consultant’s fees and disbursements, shall be paid by Borrower.

(iv)         In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, less the Casualty Retainage. The term “Casualty Retainage” shall mean, as to each contractor, subcontractor or materialman engaged in the Restoration, an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed; provided, however, that if any contract pursuant to which such contractor, subcontractor or materialman is to be engaged provides that the amount which Borrower or Operating Lessee, as applicable, may retain shall be reduced to five percent (5%) or more (but less than ten percent (10%) upon fifty percent (50%) completion of the Restoration), then Borrower may request Lender’s consent to such lower Casualty Retainage and Lender shall not unreasonably withhold, condition or delay its consent thereto. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 5.4(b), be less than the amount actually held back by Borrower or Operating Lessee, as applicable, from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.4(b) and that all approvals necessary for the re-occupancy and use of the Individual Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which (i) the Casualty Consultant certifies to Lender that such contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of such contractor’s, subcontractor’s or materialman’s contract, (ii) the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and (iii) Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the Lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v)          Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi)         If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender (for deposit into the Casualty and Condemnation Account) before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be deposited by Lender into the Casualty and Condemnation Account and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 5.4(b) shall constitute additional security for the Obligations.

(vii)        The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be promptly remitted by Lender to (A) Borrower, provided no Trigger Period, Event of Default or Mezzanine Loan Default shall have occurred and shall be continuing, (B) Mezzanine A Lender, in the event no Event of Default shall have occurred and be continuing but provided a Mezzanine A Loan Default then exists, or (C) Mezzanine B Lender, in the event neither an Event of Default nor a Mezzanine A Loan Default shall have occurred and be continuing but provided a Mezzanine B Loan Default then exists. In the event a Trigger Period then exists (other than a Trigger Period caused solely by the occurrence and continuance of a Mezzanine Loan Default in which case they shall be paid to the applicable Mezzanine Lender pursuant to clauses (B) and (C) above), all excess Net Proceeds shall be deposited into the Cash Management Account.

(c)          Notwithstanding anything to the contrary set forth in this Agreement, including the provisions of this Section 5.4, if the Loan is included in a REMIC Trust, then Lender shall be satisfied that immediately following a release of any portion of the Lien of any Mortgage following a Casualty or Condemnation, (i) the Loan will meet the REMIC Requirements after giving effect to any prepayment under clause (ii), and (ii) taking into account any proposed Restoration of the remaining Properties, if the ratio of the unpaid principal balance of the Loan to the value of the remaining Properties is greater than 125% (such value to be determined, in Lender’s reasonable discretion, by any commercially reasonably method permitted to a REMIC Trust; and which shall exclude the value of personal property or going concern value, if any, other than as permitted to be included therein by Treas. Reg. §1.860G-2(a)(4)), the Outstanding Principal Balance must be paid down by an amount equal to the least of the following amounts: (x) the net Award (after payment of Lender’s reasonable costs and expenses and any other fees and expenses that have been approved by Lender) or the net Insurance Proceeds (after payment of Lender’s reasonable costs and expenses and any other fees and expenses that have been approved by Lender), as the case may be, or (y) a “qualified amount” as the term is defined in the IRS Revenue Procedure 2010-30, as the same may be amended, replaced, supplemented or modified from time to time, unless Lender receives an opinion of counsel that if such amount is not paid, the applicable Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of such portion of the Lien of the Mortgage. If and to the extent the preceding sentence applies, only such amount of the net Award or net Insurance Proceeds (as applicable), if any, in excess of the amount required to pay down the principal balance of the Loan may be released for purposes of Restoration or released to Borrower as otherwise expressly provided in this Section 5.4.

(d)          All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 5.4(b)(vii) may be retained and applied by Lender in accordance with Section 2.4.4 hereof, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its discretion.

(e)          In the event of foreclosure of any Mortgage, or other transfer of title to any Individual Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower or Operating Lessee in and to the Policies that are not blanket Policies then in force concerning such Individual Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

(f)           Notwithstanding anything to the contrary contained herein, if in connection with a Casualty any insurance company makes a payment under a property insurance Policy that Borrower proposes be treated as business or rental interruption insurance, then, notwithstanding any designation (or lack of designation) by the insurance company as to the purpose of such payment, as between Lender and Borrower, such payment shall not be treated as business or rental interruption Insurance Proceeds unless Borrower has demonstrated to Lender’s satisfaction that the remaining Net Proceeds that have been received from the property insurance companies together with any amount reserved with Lender in respect of a deficiency are sufficient to pay 100% of the cost of the Restoration or, if such Net Proceeds are to be applied to repay the Obligations in accordance with the terms hereof, that such remaining Net Proceeds will be sufficient to satisfy the Obligations in full.

ARTICLE 6

CASH MANAGEMENT AND RESERVE FUNDS

Section 6.1           Cash Management Arrangements. Borrower or Operating Lessee, as applicable, shall deliver irrevocable written instructions to each of the credit card companies or credit card clearing banks delivering receipts or Hotel Revenue from any of the Properties, in form and substance reasonably acceptable to Lender (provided that, absent manifest error, the customary form required by any particular credit card company or credit card clearing bank shall be deemed acceptable to Lender with respect to such company or bank, as the case may be), directing each such credit card company or credit card clearing bank to deliver all receipts payable to Borrower or Operating Lessee or to Manager on behalf of or for the account of Borrower or Operating Lessee, with respect to any the Properties directly to the applicable Clearing Account. Without in any way limiting the foregoing, if Borrower, Operating Lessee or Manager receives any Gross Revenue from the Properties or any other amount which would be included in the Operating Income of the Properties, then (i) such amounts shall be deemed to be collateral for the Obligations and shall be held in trust for the benefit, and as the property, of Lender, (ii) such amounts shall not be commingled with any other funds or property of Borrower, Operating Lessee or Manager, and (iii) Borrower, Operating Lessee or Manager, as applicable shall deposit such amounts in the applicable Property Account or, at Borrower’s option, a Clearing Account on a daily basis. Following the occurrence and during the continuation of an Event of Default, Lender, at its option may, and Borrower or Operating Lessee shall at Lender’s direction, and in all events at Borrower’s expense, deliver the written instructions in the form attached hereto as Exhibit A to each tenant under any Lease at any of the Properties directing each such tenant to deliver all Rents payable thereunder directly to the applicable Clearing Account. Following any cure of such Event of Default, which cure has been accepted by Lender (except as to any timely and properly consummated Qualified Release Property Default as to which Lender’s acceptance is not required) or waiver or other termination of such Event of Default (assuming that no other Event of Default then exists), Lender shall, at Borrower’s request and at Borrower’s expense, promptly revoke such written instructions and direct each such tenant to resume delivering all Rents payable under the Lease directly to the Borrower or Operating Lessee. Each Property Account shall be subject to a standing instruction from Borrower requiring that all funds on deposit therein (other than any Security Deposits or Advance Deposits that are being held in accordance with the terms of this Agreement, unless and until any such Security Deposits or Advance Deposits have been forfeited or applied in accordance with the terms of the applicable Lease or Advance Booking Agreement) shall be swept to the applicable Clearing Account on a weekly basis. Neither Borrower nor Operating Lessee nor Managers, on behalf of Borrower or Operating Lessee, shall have any right to withdraw funds from the Property Accounts (other than any Security Deposits or Advance Deposits that have been forfeited or applied in accordance with the terms of the applicable Lease or Advance Booking Agreement). So long as no Event of Default or Trigger Period then exists, funds deposited into the Clearing Accounts shall be swept on each Business Day or at such other frequency as Borrower shall elect by the Clearing Account Banks into one or more accounts designated by Borrower. Each Property Account and Clearing Account shall be pledged to Lender as security for the Obligations. Upon the occurrence of an Event of Default or a Trigger Period and until such time as such Event of Default or Trigger Period, as applicable, shall be cured or no longer shall exist, neither Borrower, Operating Lessee, Manager nor any Persons claiming thereunder shall have any right to withdraw any funds from any Clearing Account and all funds deposited into the Clearing Accounts shall be swept by the Clearing Account Bank on a daily basis into the Deposit Account and applied and disbursed in accordance with this Agreement and the Cash Management Agreement. Manager shall have access to funds in the Disbursement Account to be applied in accordance with the Management Agreement. Funds in the Deposit Account shall be invested in Permitted Investments, as more particularly set forth in the Cash Management Agreement. To the extent not already in existence, Lender may also establish subaccounts of the Deposit Account which shall at all times be Eligible Accounts (subject to the terms of the Cash Management Agreement) (and may be ledger or book entry accounts and not actual accounts) (such subaccounts are referred to herein as “Accounts”). The Deposit Account and all other Accounts will be under the sole control and dominion of Lender, and neither Borrower nor Operating Lessee nor any Manager on behalf of Borrower or Operating Lessee shall have any right of withdrawal therefrom; provided, the foregoing shall not restrict Manager’s access to the Borrower Accounts. Borrower shall pay for all expenses of opening and maintaining all of the above Accounts and all of the Borrower Accounts. The Property Accounts may, at Borrower’s option, be subaccounts of the Clearing Account.

Section 6.2           Intentionally Omitted.

Section 6.3           Tax Funds.

6.3.1      Deposits of Tax Funds.

(a)          During the continuance of a Trigger Period or an Event of Default, Borrower shall deposit with Lender on or before each Monthly Payment Date, an amount equal to one-twelfth of the Taxes that Lender reasonably estimates will be payable during the next ensuing twelve (12) months, in order to accumulate sufficient funds to pay all such Taxes at least thirty (30) days prior to the date they respectively become Due and Payable (the “Due Date” with respect to such applicable Taxes), which amounts shall be transferred into an Account (the “Tax Account”). Amounts deposited from time to time into the Tax Account pursuant to this Section 6.3.1 are referred to herein as the “Tax Funds”. If at any time Lender reasonably determines that the Tax Funds will not be sufficient to pay the Taxes, assuming subsequent monthly deposits in accordance herewith, Lender shall notify Borrower of such determination and the monthly deposits for Taxes shall be increased by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least ten (10) days prior to the respective Due Dates for the Taxes; provided, that if Borrower receives notice of any deficiency after the date that is ten (10) days prior to the Due Date for such Taxes, Borrower will deposit with or on behalf of Lender such amount within two (2) Business Days after its receipt of such notice. For the avoidance of doubt, to the extent that any Individual Property or Properties has been released from the Lien under the Loan Documents in accordance with the terms hereof, the funds required to be deposited into the Tax Account by Borrower shall be appropriately reduced for the remainder of the Fiscal Year.

(b)          Notwithstanding the foregoing, provided that Borrower and Operating Lessee are maintaining the applicable Individual Property in accordance with the requirements of the Management Agreement (as determined by the applicable Manager) and the Loan Documents (as reasonably determined by Lender), to the extent Taxes for the applicable Individual Property are reserved for in a Manager-Held Reserve for Taxes for such period pursuant to and in accordance with the Management Agreement (and provided that Lender shall have a security interest in such Manager-Held Reserve), then the amount of the monthly deposit into the Tax Account shall be reduced on a dollar-for-dollar basis by such amount so reserved.

6.3.2      Release of Tax Funds. Provided no Enforcement has occurred and is continuing, Lender shall direct Servicer to apply Tax Funds in the Tax Account to payments of Taxes (subject to Borrower’s right to contest the same in accordance with Section 4.6). In making any payment relating to Taxes, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax Funds shall exceed the amounts due for Taxes and provided that no Trigger Period exists, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax Funds. Any Tax Funds remaining in the Tax Account after the Obligations have been paid in full or a Trigger Period is no longer continuing shall be returned to Borrower.

Section 6.4           Insurance Funds.

6.4.1      Deposits of Insurance Funds.

(a)          During the continuance of a Trigger Period or an Event of Default, Borrower shall deposit with or on behalf of Lender, on or before each Monthly Payment Date, an amount equal to one-twelfth of the Insurance Premiums that Lender reasonably estimates based on the most recent bill will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof, in order to accumulate sufficient funds to pay all such Insurance Premiums on or prior to the earlier of (A) at least thirty (30) days prior to the date on which such payments are due and payable and (B) the expiration of the Policies, which amounts shall be transferred into an Account established at Deposit Bank to hold such funds (the “Insurance Account”). Amounts deposited from time to time into the Insurance Account pursuant to this Section 6.4.1 are referred to herein as the “Insurance Funds”. If at any time Lender reasonably determines that the Insurance Funds will not be sufficient to pay the Insurance Premiums, assuming subsequent monthly deposits in accordance herewith, Lender shall notify Borrower of such determination and the monthly deposits for Insurance Premiums shall be increased by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the Policies. For the avoidance of doubt, to the extent that an Individual Property or Properties has been released from the Lien under the Loan Documents in accordance with the terms hereof, the funds required to be deposited into the Insurance Account by Borrower shall be appropriately reduced for the remainder of the Fiscal Year. The foregoing requirements are hereby waived with respect to any insurance maintained under a blanket Policy that satisfies the requirements set forth in Section 5.1.1(c).

(b)          Notwithstanding the foregoing, provided that Borrower and Operating Lessee are maintaining the applicable Individual Property in accordance with the requirements of the Management Agreement (as determined by the applicable Manager) and the Loan Documents (as reasonably determined by Lender), to the extent Insurance Premiums for the applicable Individual Property are reserved for in a Manager-Held Reserve for Insurance Premiums for such period pursuant to and in accordance with the Management Agreement (and provided that Lender shall have a security interest in such Manager-Held Reserve), then the amount of the monthly deposit into the Insurance Account shall be reduced on a dollar-for-dollar basis by such amount so reserved.

6.4.2      Release of Insurance Funds. Provided no Enforcement has occurred and is continuing, Lender shall direct Servicer to apply Insurance Funds in the Insurance Account to the timely payment of Insurance Premiums, provided Borrower shall furnish Lender with all bills, invoices and statements for the Insurance Premiums for which such funds are required at least thirty (30) days prior to the date on which such charges first become payable. In making any payment relating to Insurance Premiums, Lender may do so according to any bill, statement or estimate procured from the insurer or its agent, without inquiry into the accuracy of such bill, statement or estimate. If the amount of the Insurance Funds shall exceed the amounts due for Insurance Premiums and provided that no Trigger Period exists, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Insurance Funds. Any Insurance Funds remaining in the Insurance Account after the Obligations have been paid in full or a Trigger Period is no longer continuing shall be returned to Borrower.

Section 6.5           Scheduled PIP Reserve Funds.

6.5.1      Deposits of Scheduled PIP Reserve Funds. Borrower shall deposit with or on behalf of Lender (a) on the Closing Date the amount of Ten Million and 00/100 Dollars ($10,000,000.00) (the “Initial PIP Deposit”) and (b) on or before each Monthly Payment Date on Schedule XXIII the corresponding amount set forth on Schedule XXIII next to such Monthly Payment Date (such account, the “Scheduled PIP Reserve Account” and any such funds therein, the “Scheduled PIP Reserve Funds”). In lieu of making the Initial PIP Deposit in cash, Borrower shall be entitled to, at its option, deposit with Lender a Letter of Credit in the amount of the Initial PIP Deposit. The aggregate amount of Scheduled PIP Reserve Funds and the notional amount of any such Letter of Credit delivered for the Initial PIP Deposit shall not exceed the remaining cost of the PIP Work as reasonably determined by Lender, and any such excess shall be released to Borrower or, in the case of a Letter of Credit, the amount thereof shall be reduced, provided, that, if an Event of Default or Trigger Period is continuing, such excess amount on deposit shall not be released to Borrower but shall be deposited by Lender into the Cash Collateral Account and any such Letter of Credit shall not be reduced until an Event of Default and Trigger Period are no longer continuing.

6.5.2      Release of Scheduled PIP Reserve Funds. Provided no Event of Default is continuing and no Enforcement has occurred, Lender shall direct Servicer to disburse Scheduled PIP Reserve Funds for payment of Approved Scheduled PIP Expenses within ten (10) days after the delivery by Borrower to Lender of a request therefor (but not more often than once each calendar month), provided that: (i) such disbursement is for Approved Scheduled PIP Expenses; (ii) Lender has received invoices evidencing that the costs for which such disbursements are requested are due and payable (other than for costs and expenses less than or equal to $10,000) and are in respect of Approved Scheduled PIP Expenses; (iii) Borrower has applied any amounts previously received by it in accordance with this Section for the Approved Scheduled PIP Expenses to which specific draws made hereunder relate and received any lien waivers or other releases (with respect to any expenses greater than $10,000) which would customarily be obtained with respect to the work in question; (iv) intentionally omitted, and (v) the request for the disbursement is accompanied by an Officer’s Certificate from Borrower stating that (A) the conditions in the foregoing clauses (ii) and (iii) have been satisfied, (B) that the Approved Scheduled PIP Expenses to be funded by such disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (C) that the copies of invoices and evidence of lien waivers (to the extent required above) attached to such Officer’s Certificate are true, complete and correct in all material respects, to the Borrower’s knowledge, and (D) upon such disbursement to Borrower, the Approved Scheduled PIP Expenses to be funded by the requested disbursement will be paid promptly in accordance with the invoices and lien waivers (where applicable) presented. Lender shall not be required to disburse Scheduled PIP Reserve Funds more frequently than once each calendar month. Lender shall direct Servicer to disburse any remaining Scheduled PIP Reserve Funds to Borrower (or if an Event of Default or Mezzanine Loan Default is continuing, then with respect to the Scheduled PIP Reserve Funds remitted during an Event of Default or Trigger Period, to the Cash Collateral Account) within ten (10) days of the earliest to occur of (x) Borrower delivering an Officer’s Certificate from Borrower stating that all Approved Scheduled PIP Expenses have been fully paid for and completed in a good, workmanlike and Lien-free manner in accordance with all Legal Requirements, (y) Borrower delivering an Officer’s Certificate from Borrower stating the Borrower or Operating Lessee has spent $67,000,000 or more on Approved Scheduled PIP Expenses, and (z) regardless of whether an Event of Default or Mezzanine Loan Default exists, repayment of the Loan and the Mezzanine Loan in full.

Section 6.6           Intentionally Omitted.

Section 6.7           Ground Rent Funds.

6.7.1      Deposits of Ground Rent Funds.

(a)          During the continuance of a Trigger Period or an Event of Default Borrower shall deposit with or on behalf of Lender, on or before each Monthly Payment Date, an amount equal to the Ground Rents that will be payable under the Ground Leases for the month in which such Monthly Payment Date occurs, which amounts shall be transferred into an Account (the “Ground Rent Account”). Such deposit may be increased from time to time by Lender in such amount as Lender shall deem to be necessary in its reasonable discretion to reflect any increases in the Ground Rent. Amounts deposited from time to time into the Ground Rent Account pursuant to this Section 6.7.1 are referred to herein as the “Ground Rent Funds”.

(b)          Notwithstanding the foregoing, provided that Borrower and Operating Lessee are maintaining the applicable Individual Property in accordance with the requirements of the Management Agreement (as determined by the applicable Manager) and the Loan Documents (as reasonably determined by Lender), to the extent Ground Rent for the applicable Individual Property is reserved for in a Manager-Held Reserve for Ground Rent for such period pursuant to and in accordance with the Management Agreement (and provided that Lender shall have a security interest in such Manager-Held Reserve), then the amount of the monthly deposit into the Ground Rent Account shall be reduced on a dollar-for-dollar basis by such amount so reserved.

6.7.2      Release of Ground Rent Funds. Provided no Enforcement has occurred and is continuing, Lender shall direct Servicer to disburse Ground Rent Funds on deposit in the Ground Rent Account to Borrower for payment of Ground Rent within five (5) days after the delivery of Borrower to Lender of a request therefor (which request shall be delivered no earlier than ten (10) days prior to the date on which same is due), provided that Borrower has previously or concurrently provided Lender with proof satisfactory to Lender that all previous disbursements of Ground Rent Funds were used solely to pay the Ground Rent for which such disbursements were made. Notwithstanding the foregoing proviso, Borrower shall furnish Lender with all bills, invoices and statements for the Ground Rent promptly after Borrower’s receipt thereof. Provided no Event of Default or Mezzanine Loan Default exists, if the amount of the Ground Rent Funds shall exceed the amounts due for Ground Rent, Lender shall, in its sole discretion, either (a) return any excess to Borrower or (b) credit such excess against future payments to be made to the Ground Rent Funds. Any Ground Rent Funds remaining after the Obligations have been paid in full or when a Trigger Period is no longer continuing shall be returned to Borrower. In addition to the foregoing, to the extent that any Individual Property or Properties has been released from the Lien under the Loan Documents in accordance with the terms hereof, the Ground Rent Funds, if any, which relate to such released Individual Property or Properties shall promptly be released from the Ground Rent Funds to Borrower.

Section 6.8           FF&E Reserve Funds.

6.8.1      Deposits of FF&E Reserve Funds.

(a)          Borrower shall deposit or cause to be deposited with or on behalf of Lender on or before each Monthly Payment Date, an amount equal to the greater of (i) four percent (4.0%) of the Adjusted Operating Income for the Properties for the calendar month which is two calendar months prior to the calendar month in which such Monthly Payment Date occurs and (ii) the amounts actually required (and not waived) by a Franchisor pursuant to a Franchise Agreement, for the repair and replacement of FF&E and Routine Capital Expenditures (collectively, the “FF&E Work”), which amounts shall be transferred into an Account established for such purposes (such account, the “FF&E Reserve Account”). Amounts deposited from time to time into the FF&E Reserve Account pursuant to this Section 6.8.1 are referred to herein as the “FF&E Reserve Funds”.

(b)          Notwithstanding the foregoing, provided that Borrower and Operating Lessee are maintaining the applicable Individual Property in accordance with the requirements of the Management Agreement (as determined by the applicable Manager) and the Loan Documents (as reasonably determined by Lender), to the extent funds for FF&E Work for the applicable Individual Property are reserved for in a Manager-Held Reserve for FF&E Work for such period pursuant to and in accordance with the Management Agreement (and provided that Lender shall have a security interest in such Manager-Held Reserve), then the amount of the monthly deposit into the FF&E Reserve Account shall be reduced on a dollar-for-dollar basis by such amount so reserved.

6.8.2      Release of FF&E Reserve Funds. Provided no Event of Default is continuing and no Enforcement has occurred, and subject to the last sentence of this Section 6.8.2, Lender shall direct Servicer to disburse FF&E Reserve Funds to Borrower out of the FF&E Reserve Account, within ten (10) days after the delivery by Borrower to Lender of a request therefor (but not more often than once each calendar month), in increments of at least $10,000, provided that: (i) such disbursement is for an Approved FF&E Expense or for an Approved Scheduled PIP Expense; provided that disbursement from the FF&E Reserve Account for Approved Scheduled PIP Expenses shall be limited to $7,500,000 per annum (the “Available FF&E Credit”) but shall be without duplication of amounts disbursed for Schedule PIPs from the Scheduled PIP Reserve Account and/or the Cash Collateral Account; (ii) Lender has received invoices evidencing that the costs for which such disbursements are requested are due and payable (other than for costs and expenses less than or equal to $10,000) and are in respect of Approved FF&E Expenses; (iii) Borrower has applied any amounts previously received by it in accordance with this Section for the Approved FF&E Expenses to which specific draws made hereunder relate and received any lien waivers or other releases (with respect to any Approved FF&E Expense greater than $10,000) which would customarily be obtained with respect to the work in question; (iv) intentionally omitted; and (v) the request for the disbursement is accompanied by an Officer’s Certificate from Borrower stating that (A) the conditions in the foregoing clauses (ii), (iii) and (iv) have been satisfied, (B) that the Approved FF&E Expenses to be funded by such disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (C) that the copies of invoices and evidence of lien waivers (to the extent required above) attached to such Officer’s Certificate are true, complete and correct to the Borrower’s knowledge, and (D) upon such disbursement to Borrower, the Approved FF&E Expenses to be funded by the requested disbursement will be paid promptly in accordance with the invoices and lien waivers (where applicable) presented. Lender shall not be required to disburse FF&E Reserve Funds more frequently than once each calendar month, and Lender shall not be required to make disbursements from the FF&E Reserve Account unless such requested disbursement is in an amount greater than $10,000 (or a lesser amount if the total amount in the FF&E Reserve Account is less than $10,000, in which case only one disbursement of the amount remaining in the account shall be made).

Section 6.9           Casualty and Condemnation Account. Borrower shall pay, or cause to be paid, to Lender all Insurance Proceeds or Awards due to any Casualty or Condemnation where Net Proceeds or the costs of completing the Restoration of the affected Individual Property are more than two percent (2%) of the Allocated Loan Amount for such Individual Property in accordance with the provisions of Sections 5.2 and 5.3, which amounts shall be transferred into an Account (the “Casualty and Condemnation Account”). Amounts deposited from time to time into the Casualty and Condemnation Account pursuant to this Section 6.9 are referred to herein as the “Casualty and Condemnation Funds”. All Casualty and Condemnation Funds shall be held, disbursed and/or applied in accordance with the provisions of Section 5.4 hereof.

Section 6.10         Cash Collateral Funds.

(a)          If a Trigger Period shall be continuing, all Available Cash shall be paid to Lender, which amounts shall be transferred by Lender into an Account (the “Cash Collateral Account”) to be held by Lender as cash collateral for the Debt. Amounts on deposit from time to time in the Cash Collateral Account pursuant to this Section 6.10 are referred to as the “Cash Collateral Funds”. Any Cash Collateral Funds on deposit in the Cash Collateral Account not previously disbursed or applied shall be disbursed to Borrower upon the termination of such Trigger Period free and clear of any Lien or continuing security interest under the Loan Documents (including under Section 6.12 of this Agreement); provided, however, if the Loan has been fully repaid and (i) the Mezzanine A Loan has not been fully repaid and a Trigger Period is continuing under the Mezzanine A Loan, then all Cash Collateral Funds on deposit in the Cash Collateral account not previously disbursed or applied shall be disbursed to Mezzanine A Lender and (ii) if the Mezzanine A Loan has been fully repaid and the Mezzanine B Loan has not been fully repaid and a Trigger Period is continuing under the Mezzanine B Loan, then all Cash Collateral Funds on deposit in the Cash Collateral account not previously disbursed or applied shall be disbursed to Mezzanine B Lender. Notwithstanding the foregoing, Lender shall have the right, but not the obligation, at any time during the continuance of an Event of Default, in its sole and absolute discretion to apply any and all Cash Collateral Funds then on deposit in the Cash Collateral Account to the Debt or Other Obligations, in such order and in such manner as Lender shall elect in its sole and absolute discretion, including to make a prepayment of principal (together with the applicable Spread Maintenance Premium, if any, applicable thereto) or any other amounts due hereunder.

(b)          During a Trigger Period, so long as no Event of Default has occurred and is continuing, upon written request of Borrower, Lender shall disburse Cash Collateral Funds for (i) payment of documented Individual Property-level expenses pursuant to an Approved Annual Budget, including, without limitation, Operating Expenses and Capital Expenditures pursuant to the Approved Annual Budget, to the extent not already paid by Manager, (ii) emergency repairs and/or life safety issues at the Property to the extent not already paid by Manager or required to be reimbursed to Manager, (iii) Hotel Taxes to the extent not already paid by Manager or required to be reimbursed to Manager, (iv) costs incurred in connection with the purchase of any FF&E or PIP Work to the extent not already paid by Manager or required to be reimbursed to Manager and without duplication of amounts disbursed from the Scheduled PIP Reserve Account or FF&E Reserve Account), (v) costs incurred in connection with the purchase of any Interest Rate Cap Agreement or Replacement Interest Rate Cap Agreement required under the Loan Documents or the Mezzanine Loan Documents, (vi) voluntary prepayment of the Loan in accordance with Section 2.4.2 hereof and of any Mezzanine Loan in accordance with Section 2.4.2 of the Mezzanine Loan Agreement provided that any such prepayment shall be applied pro rata among the Loan and each Mezzanine Loan if such prepayment would cure the Trigger Period and otherwise shall be applied solely to the Loan, (vii) legal fees arising in connection with the Property or Borrower’s ownership and operation of the Property; provided that Cash Collateral Funds shall not be used for legal fees in connection with (A) the enforcement of any Borrower’s or Mezzanine Borrower’s rights under the Loan Documents or the Mezzanine Loan Documents, as applicable or (B) any defense of any enforcement by Lender or Mezzanine Lender of its rights under the Loan Documents or Mezzanine Loan Documents, as applicable, (viii) (A) audit, accounting and tax expenses arising in connection with the Property or Borrower’s ownership and operation of the Property to the extent not already paid by Manager or required to be reimbursed to Manager, including allocated corporate overhead of Guarantor and (B) Lender approved portfolio-level expenses, which when aggregated with allocated corporate overhead of Guarantor shall not be in an amount not to exceed $50,000 annually, (ix) costs of Restoration in excess of available Net Proceeds, (x) Debt Service and Mezzanine Debt Service, (xi) any fees and costs (excluding principal and interest which are covered solely by clause (vi) and (x) of this subsection (b)) payable by Borrower or Mezzanine Borrower, including to Lender or Mezzanine Lender, subject to and in compliance with the Loan Documents and the Mezzanine Loan Documents, (xii) costs associated with existing Leases or any new Leases entered into pursuant to the terms of this Agreement, including costs related to tenant improvement allowances, leasing commissions and Tenant-related Capital Expenditures, (xiii) payment of shortfalls in the required deposits into the Reserve Accounts (in each case, to the extent required in the Loan Agreement, the Mezzanine Loan Agreements or the Cash Management Agreement), (xiv) payments under a Ground Lease to the extent not already paid by Manager or required to be reimbursed to Manager, (xv) management and franchise fees, (xvi) disbursements to Borrower to be distributed to its equityholders in order to make distributions required to be paid to enable REIT Guarantor to pay any dividends with respect to preferred interests that REIT Guarantor issued to satisfy the “100 shareholders” REIT qualification requirement under Section 856(a)(5) of the Code in an amount not to exceed $70,000 annually and (xvii) such other items as reasonably approved by Lender.

Section 6.11         Property Cash Flow Allocation.

6.11.1    Order of Priority of Funds in Deposit Account. On each Business Day during a Trigger Period, except during the continuance of an Event of Default, all funds deposited into the Deposit Account shall be applied in the following amounts and order of priority:

(i)           First, to an account maintained by Hilton Manager, as agent for Operating Lessee relating to the Hilton Brand Managed Properties, funds necessary to pay any Approved Operating Expenses (excluding any Incentive Management Fees) and Hotel Taxes relating to the Hilton Brand Managed Properties;

(ii)          Second, to the Tax Account, all funds necessary to make the required payments of Tax Funds on the next Monthly Payment Date as required under Section 6.3;

(iii)         Third, to the Insurance Account, all funds necessary to make the required payments of Insurance Funds on the next Monthly Payment Date as required under Section 6.4;

(iv)         Fourth, to the Ground Rent Account, all funds necessary to make the required payments of Ground Rent Funds on the next Monthly Payment Date as required under Section 6.7;

(v)          Fifth, to accounts maintained by Crestline, as agent for Operating Lessee relating to the Properties managed by Crestline, funds necessary to pay any Unavoidable Operating Expenses relating to such Properties;

(vi)         Sixth, to the Debt Service Account, all funds necessary to pay the Monthly Debt Service Payment Amount on the next Monthly Payment Date, taking into account any payments received pursuant to the Interest Rate Cap Agreement (provided, however, that amounts allocated to the Debt Service Account pursuant to this subparagraph (vi) shall be held in the Debt Service Account until such Monthly Payment Date, at which time, such amounts shall be applied in accordance with the terms of Section 2.3.1);

(vii)        Seventh, to the Debt Service Account, all funds necessary to pay any other amounts due and payable under the Loan Documents on or prior to the next Monthly Payment Date (to the extent ascertainable on such Business Day) (provided, however, that amounts allocated to the Debt Service Account pursuant to this subparagraph (vii) shall be held in the Debt Service Account until such time such amounts are due and payable under the Loan Documents, at which time, such amounts shall be applied in accordance with the Loan Documents);

(viii)       Eighth, subject to the terms of the Cash Management Agreement, to Borrower, funds necessary to pay (without duplication) (A) any Approved Operating Expenses (excluding any Incentive Management Fees) and Hotel Taxes, to the extent not previously paid by Manager from the application of funds pursuant to subparagraph (i) or (v) above, as applicable), (B) any Emergency Expenses, (C) any Approved Capital Expenditures, (D) any Approved FF&E Expenses, to the extent the Available FF&E Reserve Funds are insufficient to cover such Approved FF&E Expenses and (E) any Flagging Costs pursuant to an Approved Flagging Budget, to the extent that amounts contained in the PIP Reserve Account and the Available FF&E Credit are insufficient to cover such Flagging Costs;

(ix)          Ninth, to the FF&E Reserve Account, all funds necessary to make the required payments of FF&E Reserve Funds on the next Monthly Payment Date as required under Section 6.8;

(x)           Tenth, to the Scheduled PIP Reserve Account, all funds necessary to make the required payments of Scheduled PIP Reserve Funds on the next Monthly Payment Date as required under Section 6.5;

(xi)          Eleventh, provided no Event of Default has occurred and is continuing hereunder, to the Mezzanine A Debt Service Account (or the Approved Mezzanine Account to the extent the Approved Mezzanine Loan replaced the Mezzanine A Loan), all funds necessary to pay the Mezzanine A Monthly Debt Service Payment Amount (or the Approved Mezzanine Monthly Debt Service Payment Amount to the extent the Approved Mezzanine Loan replaced the Mezzanine A Loan) on the next Monthly Payment Date as set forth in the most recently received Mezzanine Lender Monthly Debt Service Notice Letter from the applicable Mezzanine Lender (plus, if applicable, interest at the Default Rate (as defined in the Mezzanine A Loan Agreement or Approved Mezzanine Loan Agreement to the extent the Approved Mezzanine Loan replaced the Mezzanine A Loan) and all other amounts (excluding principal) then due and payable to Mezzanine A Lender under the Mezzanine A Loan Documents or the Approved Mezzanine Loan Documents to the extent the Approved Mezzanine Loan replaced the Mezzanine A Loan) (provided, however, that amounts allocated to the Mezzanine A Debt Service Account (or the Approved Mezzanine Debt Service Account, as applicable) pursuant to this subparagraph (xi) shall be held in the Mezzanine A Debt Service Account (or the Approved Mezzanine Debt Service Account, as applicable) until such next Monthly Payment Date, at which time, such amounts shall be transferred to the Mezzanine A Account (or Approved Mezzanine Account, as applicable); and provided further that if Lender receives written notice from the applicable Mezzanine Lender that the amount paid to the Mezzanine A Account (or Approved Mezzanine Account, as applicable) pursuant to the most recently received Mezzanine Lender Monthly Debt Service Notice Letter was not the correct amount to be paid pursuant to the Mezzanine A Loan Documents (or Approved Mezzanine Loan Documents, as applicable), then an adjustment shall be made to the amount paid to the Mezzanine A Account (or Approved Mezzanine Account, as applicable) on the immediately succeeding Monthly Payment Amount in order to correct such error);

(xii)         Twelfth, provided no Event of Default has occurred and is continuing hereunder, to the Mezzanine B Debt Service Account (or the Approved Mezzanine Account to the extent the Approved Mezzanine Loan replaced the Mezzanine B Loan), all funds necessary to pay the Mezzanine B Monthly Debt Service Payment Amount (or the Approved Mezzanine Monthly Debt Service Payment Amount to the extent the Approved Mezzanine Loan replaced the Mezzanine B Loan) on the next Monthly Payment Date as set forth in the most recently received Mezzanine Lender Monthly Debt Service Notice Letter from the applicable Mezzanine Lender (plus, if applicable, interest at the Default Rate (as defined in the Mezzanine B Loan Agreement or Approved Mezzanine Loan Agreement to the extent the Approved Mezzanine Loan replaced the Mezzanine B Loan) and all other amounts (excluding principal) then due and payable to Mezzanine B Lender under the Mezzanine B Loan Documents or the Approved Mezzanine Loan Documents to the extent the Approved Mezzanine Loan replaced the Mezzanine B Loan) (provided, however, that amounts allocated to the Mezzanine B Debt Service Account (or the Approved Mezzanine Debt Service Account, as applicable) pursuant to this subparagraph (xii) shall be held in the Mezzanine B Debt Service Account (or the Approved Mezzanine Debt Service Account, as applicable) until such next Monthly Payment Date, at which time, such amounts shall be transferred to the Mezzanine B Account (or Approved Mezzanine Account, as applicable); and provided further that if Lender receives written notice from the applicable Mezzanine Lender that the amount paid to the Mezzanine B Account (or Approved Mezzanine Account, as applicable) pursuant to the most recently received Mezzanine Lender Monthly Debt Service Notice Letter was not the correct amount to be paid pursuant to the Mezzanine B Loan Documents (or Approved Mezzanine Loan Documents, as applicable), then an adjustment shall be made to the amount paid to the Mezzanine B Account (or Approved Mezzanine Account, as applicable) on the immediately succeeding Monthly Payment Amount in order to correct such error);

(xiii)        Thirteenth, subject to the terms of the Cash Management Agreement, to Borrower, funds necessary to pay Approved Excess Operating Expenses;

(xiv)        Fourteenth, to an account maintained by Hilton Manager, as agent for Operating Lessee relating to the Hilton Brand Managed Properties, funds necessary to pay any Incentive Management Fees relating to the Hilton Brand Managed Properties;

(xv)         Lastly, all amounts remaining after payment of the amounts set forth in clauses (i) through (xiv) above (the “Available Cash”), to the Cash Collateral Account to be held or disbursed in accordance with Section 6.10.

6.11.2    Failure to Make Payments. The failure of sufficient amounts to be deposited into the Deposit Account in order to be able to disburse all amounts required under clauses (i) through (vii), (ix) and (x) of Section 6.11.1 in full on the following Monthly Payment Date shall, subject to applicable cure periods set forth in Article VIII, constitute an Event of Default under this Agreement; provided, however, if adequate funds are available in the Deposit Account for such payments, the failure by the Deposit Bank to allocate such funds into the appropriate Accounts shall not constitute an Event of Default.

6.11.3    Application After Event of Default. Notwithstanding anything to the contrary contained in this Article 6, upon the occurrence and during the continuance of an Event of Default, Lender, at its option, may apply any Gross Revenue (other than Security Deposits or Advance Deposits until forfeited or applied in accordance with the terms of the applicable Lease or Advance Booking Agreement, as the case may be) then in the possession of Lender, Servicer or Deposit Bank (including any Reserve Funds on deposit in any Cash Management Account) to the payment of the Debt in such order, proportion and priority as Lender may determine in its sole and absolute discretion. Lender’s right to withdraw and apply any of the foregoing funds shall be in addition to all other rights and remedies provided to Lender under the Loan Documents; provided, however, that notwithstanding the immediately preceding sentence, Lender shall permit the funding of (i) to a Hilton controlled account Approved Operating Expenses (excluding any Incentive Management Fees) and Hotel Taxes relating to the Hilton Brand Managed Properties to Hilton Manager, as agent for Operating Lessee, and (ii) Approved Operating Expenses (excluding any Incentive Management Fees) relating to the Properties that are managed by Crestline Hotels & Resorts, LLC (“Crestline”), and, if applicable, Emergency Expenses (with such Gross Revenue being disbursed for Unavoidable Expenses and Emergency Expenses as if the prioritization set forth in Section 6.11.1 had been applied with respect to such Gross Revenue), unless and until, with respect to both clause (i) and clause (ii) above, the effective date of the termination of the applicable Manager pursuant to the terms of the applicable Assignment of Management Agreement. Lender’s right to withdraw and apply any of the foregoing funds shall be in addition to all other rights and remedies provided to Lender under the Loan Documents, but subject to the limitations set forth in this Section 6.11.3.

6.11.4   Mezzanine Lender Monthly Debt Service Notice. Lender agrees to deliver each Mezzanine Lender Monthly Debt Service Notice Letter and corresponding disbursement instructions to Deposit Bank within two (2) Business Days of Lender’s receipt thereof to the extent any Mezzanine Lender is entitled to a payment pursuant to the terms of Section 6.11.1 above.

Section 6.12         Security Interest in Reserve Funds. As security for payment of the Debt and the performance by Borrower and Operating Lessee of all other terms, conditions and provisions of the Loan Documents, each of Borrower and Operating Lessee hereby pledges and assigns to Lender, and grants to Lender a security interest in, all Borrower’s and Operating Lessee’s right, title and interest in and to all Gross Revenue and in and to all payments to or monies held in the Deposit Account and the Accounts required to be established or maintained, as the case may be, pursuant to this Agreement (collectively, the “Cash Management Accounts”). Each of Borrower and Operating Lessee hereby grants to Lender a continuing security interest in, and agrees to hold in trust for the benefit of Lender, all Gross Revenues in its possession prior to the (i) payment of such Gross Revenue to Lender or (ii) deposit of such Gross Revenue into the Deposit Account. Neither Borrower nor Operating Lessee shall, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Cash Management Account, or permit any Lien to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. This Agreement is, among other things, intended by the parties to be a security agreement for purposes of the UCC. Upon the occurrence and during the continuance of an Event of Default, Lender may, subject to Section 6.11.3 above, apply any sums in any Cash Management Account in any order and in any manner as Lender shall elect in Lender’s discretion without seeking the appointment of a receiver and without adversely affecting the rights of Lender to foreclose the Lien of the Mortgage or exercise its other rights under the Loan Documents. Cash Management Accounts shall not constitute trust funds and may be commingled with other monies held by Lender. Provided no Event of Default exists, all interest which accrues on the funds in any Account (other than the Tax Account and the Insurance Account) shall accrue for the benefit of Borrower and shall be taxable to Borrower and shall be added to and disbursed in the same manner and under the same conditions as the principal sum on which said interest accrued. Upon repayment in full of the Debt, all remaining funds in the Accounts, if any, shall be promptly (a) deposited in the Mezzanine Account for the most senior Mezzanine Loan then outstanding, to be disbursed in accordance with the terms of the applicable Mezzanine Loan Documents, or (b) if the “Debt” (as such term is used in the Mezzanine Loan Agreements) is to be simultaneously repaid with the Debt, paid to the Borrower.

Section 6.13         Account Activation Notices. Lender agrees that unless an Event of Default or a Trigger Period shall have occurred, Lender shall not be entitled to deliver any Activation Notice (as defined in the Cash Management Agreement). Following the cure of any such Event of Default, which cure has been accepted by Lender (except as to any timely and properly consummated Qualified Release Property Default as to which Lender’s acceptance is not required) or waiver of such Event of Default (assuming that no other Event of Default then exists), and upon the ending of any such Trigger Period, Lender shall promptly deliver a De-Activation Notice (as defined in the Cash Management Agreement) to each Clearing Account Bank to which it had previously delivered an Activation Notice in connection with such Event of Default or Trigger Period, as applicable.

Section 6.14         Appointment of Account Representative. Each Individual Borrower and Individual Operating Lessee hereby designates HIT Portfolio I TRS Holdco, LLC or HIT CY 2PK TRS Mezz, LLC, as applicable, as the respective owners of all or substantially all of the limited liability company or limited partnership interests of the applicable Individual Operating Lessees and agent for Borrower and Operating Lessee (“Account Representative”), as the contractual representative of the Borrower and Operating Lessee with respect to the Clearing Accounts and the Deposit Account in connection with the Clearing Account Agreements and the Cash Management Agreement. Each Individual Borrower and Individual Operating Lessee jointly and severally hereby appoints the Account Representative as its agent to establish or maintain, as the case may be, in its name on behalf of the Borrower and the Operating Lessee, each Clearing Account, each Disbursement Account and the Deposit Account, and to receive (i) all Gross Revenues of the Properties into the applicable Clearing Account, (ii) all disbursements from the Clearing Accounts to the account designated in accordance with the Clearing Account Agreements, and (iii) to receive all Gross Revenues of the Properties into the Deposit Account in accordance with the Cash Management Agreement (and the Account Control Agreements therein referenced). The Account Representative shall have and may exercise such powers under the Clearing Account Agreements and the Cash Management Agreement as are specifically delegated to the Account Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. As security for payment of the Debt and the performance by Borrower and Operating Lessee of all other terms, conditions and provisions of the Loan Documents, each of Borrower and Operating Lessee hereby pledges and assigns to Lender, and grants to Lender a security interest in, all of Borrower’s and Operating Lessee’s right, title and interest in and to the Clearing Accounts and all payments to or monies held therein.

Section 6.15         Intentionally Omitted.

ARTICLE 7

PERMITTED TRANSFERS

Section 7.1           Loan Assumption.

(a)          Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, from and after the earlier to occur of (i) ten (10) Business Days after the Securitization of the Loan or (ii) four (4) months after the Closing Date, Borrower shall have the right to convey all of the Properties to a new borrower (the “Transferee Borrower”) and have the Transferee Borrower assume all of Borrower’s obligations under this Agreement and the Loan Documents, and have one or more Replacement Guarantors assume all of the obligations of Guarantor under the Loan Documents from and after the date of such assumption (collectively, a “Permitted Direct Assumption”), provided that the following conditions are satisfied (either prior to, or contemporaneously with, the closing of such Permitted Direct Assumption):

(i)           No Event of Default shall be continuing as of the date of the closing of the Permitted Direct Assumption;

(ii)          Borrower shall have provided Lender with not less than thirty (30) days’ prior written notice of the Permitted Direct Assumption, and if Lender’s consent and a Rating Agency Confirmation is not required pursuant to clause (iii) below, such notice shall include information establishing and Borrower and Transferee Borrower certifying that Transferee Borrower is (A) a Qualified Transferee, (B) a Person who is Controlled by one or more Qualified Equityholders that either (x) satisfy the Control Party Asset Threshold and the Experience Threshold or (y) are Pre-Approved Control Parties, and (C) a Person in whom no less than thirty-five percent (35%) of the equity interests in the aggregate are directly or indirectly owned by one or more Qualified Equityholders;

(iii)         Prior to a Securitization, Lender shall have provided its consent to the Permitted Direct Assumption (not to be unreasonably withheld, conditioned or delayed if the proposed Transferee Borrower satisfies the Control Party Asset Threshold and the Experience Threshold) and, from and after a Securitization, Lender shall have received a Rating Agency Confirmation with respect to such Permitted Direct Assumption, provided that neither Lender’s consent nor a Rating Agency Confirmation shall be required with respect to the identity of the Transferee Borrower so long as the Transferee Borrower (A) is a Qualified Transferee, (B) a Person who is Controlled by one or more Qualified Equityholders described in clauses (i), (ii), (iii) or (iv) of the definition of Qualified Equityholder that either (x) prior to, and immediately after, giving effect to the Permitted Direct Assumption, satisfy the Control Party Asset Threshold and the Experience Threshold or (y) are Pre-Approved Control Parties, and (C) a Person in whom no less than thirty-five percent (35%) of the equity interests in the aggregate are directly or indirectly owned by one or more Qualified Equityholders. In the event that a proposed Transferee Borrower does not meet the test described in the foregoing clauses (B) and (C), and therefore, Lender’s consent and a Rating Agency Confirmation are required under this clause (iii), then, for purposes of Lender’s decision whether to grant or withhold its consent, the failure by the proposed Transferee Borrower to satisfy such test will not be considered presumptive that such proposed Transferee Borrower is not qualified to own and operate the Properties; provided, however, that Lender may consider in deciding whether to consent to such proposed Transferee Borrower, among other things, the assets, net worth and experience of such proposed Transferee Borrower, together with its constituent owners and controlling parties, and any other matters that Lender reasonably deems relevant;

(iv)          Transferee Borrower shall have executed and delivered to Lender customary assumption agreements (the “Assumption Agreement”), whereby it assumes and agrees to pay the Debt as and when due and shall have assumed the other Obligations of Borrower under the Loan Documents, subject to the provisions of Section 10.1, and, prior to or concurrently with the closing of such Permitted Direct Assignment, Transferee Borrower and its direct constituent partners, members or shareholders as Lender may reasonably require, shall have executed and delivered, without any out-of-pocket cost or expense to Lender, such customary documents, agreements and other customary deliverables as Lender shall reasonably require to evidence and effectuate said assumption (it being understood and agreed that none of the documents and agreements described in this paragraph may expand the liabilities or obligations, or reduce the rights and remedies, of Transferee Borrower relative to those of Borrower immediately prior to the closing of the Permitted Direct Assumption);

(v)          Borrower and Transferee Borrower shall have furnished any information reasonably requested by Lender related to and for the preparation of, and shall authorize Lender to file, new fixture filings and financing statements, and fixture filing and financing statement amendments, to the fullest extent permitted by applicable law;

(vi)         Transferee Borrower shall have furnished to Lender customary documents reasonably satisfactory to Lender evidencing the organization, good standing, qualification and authority of Transferee Borrower, Replacement Guarantor and the other parties executing the Assumption Agreement, the replacement guaranty, the replacement environmental indemnity and/or the other documents and agreements required to be delivered pursuant to the terms of this Section 7.1(a), which documents shall include certified copies of all documents relating to the organization, formation and good standing of Transferee Borrower and Replacement Guarantor and of the entities, if any, which are constituent and controlling shareholders, partners or members of Transferee Borrower or Replacement Guarantor, as applicable;

(vii)        where Transferee Borrower has elected to exercise the right to replace one or more Managers pursuant to Section 4.14.2(b) in connection with the Permitted Direct Assumption, Transferee Borrower shall have provided one or more new management agreements with one or more new Managers with respect to the Individual Properties managed by such replaced Manager(s) in accordance with the requirements of Section 4.14.2(b) hereof and shall have collaterally assigned to Lender as additional security and subordinated to the Lien of the Mortgages each such new management agreement pursuant to an Assignment of Management Agreement in form and substance substantially similar to the Assignment of Management Agreement delivered on the Closing Date or otherwise reasonably satisfactory to Lender; and, in any event, the Individual Properties shall be managed by one or more Qualified Managers;

(viii)        Transferee Borrower shall have delivered to Lender, without any out-of-pocket cost or expense to Lender, an endorsement to each of Lender’s Title Insurance Policies, as modified by the Assumption Agreement, insuring the Lien of the applicable Mortgage as a valid first lien on the Individual Properties encumbered thereby and naming the Transferee Borrower as owner of such Individual Properties, which endorsement must insure that, as of the date of the recording of the Assumption Agreement, such Individual Properties will not be subject to any additional exceptions or liens other than those contained in the applicable Title Insurance Policy issued on the Closing Date and the Permitted Encumbrances, provided that, unless Transferee Borrower so elects, no such endorsement shall be required to extend the effective date of the applicable Title Insurance Policy unless such extension is required in the applicable jurisdiction in order to satisfy the foregoing criteria;

(ix)          Transferee Borrower shall have furnished to Lender, if required by Lender, (x) if the Loan is included in a REMIC Trust, a REMIC Opinion in form and substance reasonably satisfactory to Lender, (y) an Additional Insolvency Opinion, in form and substance reasonably satisfactory to Lender, and (z) one or more opinions of counsel reasonably satisfactory to Lender (A) that Transferee Borrower’s formation documents comply with the single purpose and bankruptcy remote entity requirements set on forth Schedule V, (B) that the assumption of the Loan has been duly authorized and that the Assumption Agreement and other loan documents required to be delivered by Transferee Borrower and/or Replacement Guarantor pursuant to this Section 7.1(a) have been duly authorized, executed and delivered and are valid, binding and enforceable against Transferee Borrower or Replacement Guarantor, as applicable, in accordance with their terms, (C) that Transferee Borrower and Replacement Guarantor and any entity which is a constituent and controlling stockholder, member or general partner of Transferee Borrower or Replacement Guarantor, as applicable, have been duly organized, and are in existence and good standing, (D) as to such other matters as were required in connection with the origination of the Loan (but instead with respect to the assumption transaction and documentation) and (E) such other opinions as are reasonably required by Lender or required by any Rating Agency and which are customary in connection with the transfer and assumption of similar loans;

(x)           Transferee Borrower shall have delivered to Lender (A) Patriot Act, OFAC and bankruptcy searches satisfactory to Lender and (B) pending litigation, judgment, state and federal tax lien and UCC searches reasonably satisfactory to Lender, with respect to (w) Transferee Borrower, (x) each Replacement Guarantor, (y) any other Person that Controls Transferee Borrower or owns an equity interest in Transferee Borrower which equals or exceeds ten percent (10%) that did not own an equity interest in Borrower which equals or exceeds ten percent (10%) on the Closing Date, and (z) any other Person reasonably required by Lender in order for Lender to fulfill its regulatory compliance guidelines (where such guidelines are of general applicability and are applied without prejudice); provided, however, that (1) with respect to any bankruptcy search under clauses (x), (y) or (z) above, such search shall be deemed satisfactory if it evidences that the Replacement Guarantor or other Person, as applicable, is not currently the subject of any bankruptcy proceeding and has not been subject to any voluntary or involuntary bankruptcy proceeding in the past seven (7) years (other than, in the case of an involuntary proceeding, as may have been dismissed) and (2) UCC searches shall be deemed to be satisfactory so long as they do not evidence any security interest in any collateral for the Loan or any security interest in any direct or indirect equity interest in Transferee Borrower;

(xi)          Transferee Borrower and the Persons that control Transferee Borrower must be able to satisfy all Special Purpose Bankruptcy Remote Entity (provided that this requirement will only be applicable to Transferee Borrower and any Person, if any, that is a general partner or managing member of Transferee), ERISA and embargoed persons representations, warranties and covenants in this Agreement, and the Permitted Direct Assumption shall not result in Borrower or any ERISA Affiliate incurring any liability under Section 4201 of ERISA due to a complete or partial withdrawal, as such terms are defined in Part I of Subtitle E of Title IV of ERISA, from any Employee Plan that is a “multiemployer plan,” as such term is defined in Section 4001(a)(3) of ERISA;

(xii)         Transferee Borrower shall have paid Lender the Assumption Fee and all reasonable, out-of-pocket expenses incurred by Lender in connection with the Permitted Direct Assumption (whether or not the same is consummated), including any Rating Agency fees (if applicable), but excluding any servicing or special servicing fees (other than the Assumption Fee);

(xiii)        Lender shall have received a replacement guaranty and environmental indemnity (in form and substance substantially the same as the Guaranty and Environmental Indemnity, provided, however, that in the case of a Permitted Direct Assumption, such replacement guaranty shall not include any recourse liability under Section 10.1(ix) or for breach of the representations and covenants set forth in Schedule V hereof by the predecessor borrower or any affiliates of such predecessor borrower) by one or more replacement guarantors and indemnitors (A) who in the aggregate, satisfy the Financial Covenants and at least one of which is a Qualified Equityholder (provided that a replacement guarantor and indemnitor otherwise satisfying clause (v) of the definition of Qualified Equityholder shall not be required to satisfy the requirements set forth in clause (A) of the proviso thereto) and (B) each of whom satisfies the applicable search criteria described in clause (x) above and (C) each of whom owns a direct or indirect interest in Transferee Borrower and at least one of whom Controls Transferee Borrower (collectively, the “Replacement Guarantor”), where such Replacement Guarantor has undertaken at least the obligations as set forth in the Guaranty and Environmental Indemnity arising only from acts, conditions and events occurring from and after the closing date of the Permitted Direct Assumption;

(xiv)        the Permitted Direct Assumption shall not violate or result in a breach of or default under any Franchise Agreement or Ground Lease where such breach or default, if not cured prior to the expiration of any applicable cure period, would make the agreement or lease, as applicable, terminable at the option of the franchisor or ground lessor thereunder, and all requisite consents to such conveyance shall have been obtained from the applicable parties to such Franchise Agreements and Ground Leases and Lender shall have received satisfactory evidence of the same; provided, however, that Borrower may, on the closing date of the Permitted Direct Assumption, (A) replace any Franchise Agreement by a new Franchise Agreement in accordance with Section 4.34 hereof and/or (B) replace any Franchise Agreement with a new Franchise Agreement with the same Franchisor under, and in a form and on the terms, in each case, not materially different than the form and terms of, the replaced Franchise Agreement if such new Franchise Agreement is required by such Franchisor in connection with the Permitted Direct Assumption;

(xv)         Transferee Borrower shall make any deposits into the Scheduled PIP Reserve Account as may be required under Section 4.34(e);

(xvi)        the assumption documentation, legal opinions and organizational documents of Transferee Borrower and any other Person that is required to be a Special Purpose Bankruptcy Remote Entity under this Agreement (but not the identity of Transferee Borrower or such other Persons other than as required under clause (iii) above) will be subject to a Rating Agency Confirmation; and

(xvii)      such conveyance is permitted under and consummated in compliance with the Mezzanine Loan Documents, and Transferee Borrower shall have delivered evidence reasonably satisfactory to Lender of the same.

(b)          Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, from and after the earlier to occur of (i) ten (10) Business Days after the Securitization of the Loan or (ii) four (4) months after the Closing Date, a Transfer of more than sixty-five percent (65%) of the direct or indirect equity interests in the most junior Mezzanine Borrower to any entity that is not a Pre-Approved Control Party or a change of Control in Borrower, in each case that is not otherwise permitted hereunder (such entity, the “Indirect Transferee”), and the assumption by one or more Replacement Guarantors of all of the obligations of Guarantor under the Loan Documents from and after the date of such Transfer in connection with such Transfer (collectively, a “Permitted Indirect Assumption”) shall be permitted under this Agreement and the Loan Documents, provided that either such transaction is a Permitted Transfer or otherwise the following conditions are satisfied (either prior to, or contemporaneously with, the closing of such Permitted Indirect Assumption):

(i)           No Event of Default shall be continuing as of the date of the closing of the Permitted Indirect Assumption;

(ii)          Borrower shall have provided Lender with not less than thirty (30) days’ prior written notice of the Permitted Indirect Assumption, and if Lender’s consent and a Rating Agency Confirmation is not required pursuant to clause (iii) below, such notice shall include information establishing and Borrower and Indirect Transferee certifying that Indirect Transferee is (A) a Qualified Transferee, (B) a Person who is Controlled by one or more Qualified Equityholders that either (x) satisfy the Control Party Asset Threshold and the Experience Threshold or (y) are Pre-Approved Control Parties, and (C) a Person in whom no less than thirty-five percent (35%) of the equity interests in the aggregate are directly or indirectly owned by one or more Qualified Equityholders;

(iii)         Prior to a Securitization, Lender shall have provided its consent to the Permitted Indirect Assumption (not to be unreasonably withheld, conditioned or delayed if the proposed Indirect Transferee satisfies the Control Party Asset Threshold and the Experience Threshold) and, from and after a Securitization, Lender shall have received a Rating Agency Confirmation with respect to such Permitted Indirect Assumption, provided that neither Lender’s consent nor a Rating Agency Confirmation shall be required so long as the Indirect Transferee is (A) a Qualified Transferee, (B) a Person who is Controlled by one or more Qualified Equityholders described in clauses (i), (ii), (iii) or (iv) of the definition of Qualified Equityholder that either (x) prior to, and immediately after, giving effect to the Permitted Indirect Assumption, satisfy the Control Party Asset Threshold and the Experience Threshold or (y) are Pre-Approved Control Parties, and (C) a Person in whom no less than thirty-five percent (35%) of the equity interests in the aggregate are directly or indirectly owned by one or more Qualified Equityholders. In the event that a proposed Indirect Transferee does not meet the test described in the foregoing clause (B), and therefore, Lender’s reasonable consent or a Rating Agency Confirmation are required under this clause (iii), then, for purposes of Lender’s decision whether to grant or withhold its consent, the failure by the proposed Indirect Transferee to satisfy such test will not be considered presumptive that such proposed Indirect Transferee is not qualified to own a direct or indirect equity interest in Borrower; provided, however, that Lender may consider in deciding whether to consent to such proposed Indirect Transferee, among other things, the assets, net worth and experience of such proposed Indirect Transferee, together with its constituent owners and controlling parties, and any other matters that Lender reasonably deems relevant;

(iv)         Intentionally omitted;

(v)          Indirect Transferee shall have furnished to Lender customary documents reasonably satisfactory to Lender evidencing the organization, good standing, qualification and authority of Indirect Transferee, Replacement Guarantor and the other parties executing the replacement guaranty, the replacement environmental indemnity and/or the other documents and agreements required to be delivered pursuant to the terms of this Section 7.1(b), which documents shall include certified copies of all documents relating to the organization, formation and good standing of Indirect Transferee and Replacement Guarantor and of the entities, if any, which are constituent and controlling shareholders, partners or members of Indirect Transferee or Replacement Guarantor, as applicable;

(vi)         where Borrower has elected to exercise the right to replace one or more Managers pursuant to Section 4.14.2(b) in connection with the Permitted Indirect Assumption, Borrower shall have provided one or more new management agreements with one or more new Managers with respect to the Individual Properties managed by such replaced Manager(s) in accordance with the requirements of Section 4.14.2(b) hereof and shall have collaterally assigned to Lender as additional security and subordinated to the Lien of the Mortgages each such new management agreement pursuant to an Assignment of Management Agreement in form and substance substantially similar to the Assignment of Management Agreement delivered on the Closing Date or otherwise reasonably satisfactory to Lender; and, in any event, the Individual Properties shall be managed by one or more Qualified Managers;

(vii)        Borrower shall have furnished to Lender, (y) an Additional Insolvency Opinion, in form and substance reasonably satisfactory to Lender, and (z) one or more opinions of counsel reasonably satisfactory to Lender (A) that the loan documents, if any, required to be delivered by Borrower, Indirect Transferee and/or Replacement Guarantor pursuant to this Section 7.1(b) have been duly authorized, executed and delivered and are valid, binding and enforceable against Borrower, Indirect Transferee (if applicable) or Replacement Guarantor, as applicable, in accordance with their terms, (B) that Indirect Transferee and Replacement Guarantor and any entity which is a constituent and controlling stockholder, member or general partner of Indirect Transferee or Replacement Guarantor, as applicable, have been duly organized, and are in existence and good standing, (C) as to such other matters as were required in connection with the origination of the Loan with respect to Guarantor and the direct owner of the most junior Mezzanine Borrower and (D) such other opinions as are reasonably required by Lender or required by any Rating Agency and which are customary in connection with the equity transfers of borrowers under similar loans;

(viii)       Borrower shall have delivered to Lender (A) Patriot Act, OFAC and bankruptcy searches satisfactory to Lender and (B) pending litigation, judgment, state and federal tax lien and UCC searches reasonably satisfactory to Lender, with respect to (w) Indirect Transferee, (x) each Replacement Guarantor, (y) any other Person that Controls Borrower or owns an equity interest in Borrower which equals or exceeds ten percent (10%) that did not own an equity interest in Borrower which equals or exceeds ten percent (10%) on the Closing Date, and (z) any other Person reasonably required by Lender in order for Lender to fulfill its regulatory compliance guidelines (where such guidelines are of general applicability and are applied without prejudice); provided, however, that (1) with respect to any bankruptcy search under clauses (x), (y) or (z) above, such search shall be deemed satisfactory if it evidences that the Replacement Guarantor or other Person, as applicable, is not currently the subject of any bankruptcy proceeding and has not been subject to any voluntary or involuntary bankruptcy proceeding in the past seven (7) years (other than, in the case of an involuntary proceeding, as may have been dismissed) and (2) UCC searches shall be deemed to be satisfactory so long as they do not evidence any security interest in any collateral for the Loan or any security interest in any direct or indirect equity interest in Borrower;

(ix)          Borrower must continue to satisfy all Special Purpose Bankruptcy Remote Entity representations, warranties and covenants in this Agreement, and Indirect Transferee and the Persons that control Indirect Transferee must be able to satisfy all ERISA and embargoed persons representations, warranties and covenants in this Agreement, and the Permitted Indirect Assumption shall not result in Borrower or any ERISA Affiliate incurring any liability under Section 4201 of ERISA due to a complete or partial withdrawal, as such terms are defined in Part I of Subtitle E of Title IV of ERISA, from any Employee Plan that is a “multiemployer plan,” as such term is defined in Section 4001(a)(3) of ERISA;

(x)           Borrower shall have paid Lender the Assumption Fee and all reasonable, out-of-pocket expenses incurred by Lender in connection with the Permitted Indirect Assumption (whether or not the same is consummated), including any Rating Agency fees (if applicable), but excluding any servicing or special servicing fees (other than the foregoing Assumption Fee);

(xi)          Lender shall have received a replacement guaranty and environmental indemnity (in form and substance substantially the same as the Guaranty and Environmental Indemnity) by one or more Replacement Guarantor(s) (A) who in the aggregate, satisfy the Financial Covenants and at least one of which is a Qualified Equityholder (provided that a replacement guarantor and indemnitor otherwise satisfying clause (v) of the definition of Qualified Equityholder shall not be required to satisfy the requirements set forth in clause (A) of the proviso thereto), (B) each of whom satisfies the applicable search criteria described in clause (viii) above and (C) each of whom owns a direct or indirect interest in Borrower and at least one of whom Controls Borrower, where such Replacement Guarantor has undertaken at least the obligations as set forth in the Guaranty and Environmental Indemnity arising only from acts, conditions and events occurring from and after the closing date of the Permitted Indirect Assumption; and

(xii)         the Permitted Indirect Assumption shall not violate or result in a breach of or default under any Franchise Agreement or Ground Lease where such breach or default, if not cured prior to the expiration of any applicable cure period, would make the agreement or lease, as applicable, terminable at the option of the franchisor or ground lessor thereunder, and all requisite consents to such conveyance shall have been obtained from the applicable parties to such Franchise Agreements and Ground Leases and Lender shall have received satisfactory evidence of the same; provided, however, that Borrower may, on the closing date of the Permitted Indirect Assumption, (A) replace any Franchise Agreement by a new Franchise Agreement in accordance with Section 4.34 hereof and/or (B) replace any Franchise Agreement with a new Franchise Agreement with the same Franchisor under, and in a form and on the terms, in each case, not materially different than the form and terms of, the replaced Franchise Agreement if such new Franchise Agreement is required by such Franchisor in connection with the Permitted Indirect Assumption;

(xiii)        Borrower shall make any deposits into the Scheduled PIP Reserve Account as may be required under Section 4.34(e); and

(xiv)       such Transfer is permitted under and consummated in compliance with the Mezzanine Loan Documents, and Borrower shall have delivered evidence reasonably satisfactory to Lender of the same.

(c)          Upon the closing of any Permitted Direct Assumption and satisfaction of the requirements set forth above in Section 7.1(a), Borrower shall be forever released from any further liability under this Agreement and the other Loan Documents for acts or circumstances that first arise from and after the date of the closing of the Permitted Direct Assumption, other than those arising out of the acts of Borrower or its Affiliates.

(d)          Upon the provision of a replacement Guaranty and Environmental Indemnity by a Replacement Guarantor and closing of any Assumption permitted by this Section 7.1, Guarantor shall be forever released from any further liability under the Guaranty and Environmental Indemnity on the terms set forth in the Guaranty and Environmental Indemnity, respectively.

(e)           If following an Assumption permitted by this Section 7.1, all or any portion of the equity interests in Borrower or Transferee Borrower, as applicable, will be owned, directly or indirectly, by a real estate investment trust (within the meaning of Section 856(a) of the Code), then concurrently with such Assumption, Borrower or Transferee Borrower, as applicable, shall have the right to enter into one or more subordinate or replacement operating leases of the Properties that will produce “rents from real property” for purposes of Section 856(d) of the Code and/or “real property rents” for purposes of Section 7704 of the Code with one or more newly-formed Special Purpose Bankruptcy Remote Entity(ies) (with appropriate changes to Schedule V with respect to such entity to account for each such entity’s form of organization, assets, purpose and business, provided that each such entity shall be a Delaware limited partnership, a Delaware limited liability company or a Delaware corporation) that will be under common ownership and Control with Borrower and will elect to be treated as a “taxable REIT subsidiary” under Section 856(l) of the Code (a “TRS Lessee”). In connection with Borrower or Transferee Borrower, as applicable, entering into such subordinate or replacement operating lease(s) of the Properties with a TRS Lessee, Borrower or Transferee Borrower, as applicable, may elect notwithstanding any provisions of the Loan Documents to the contrary, to transfer any applicable Franchise Agreement(s), Management Agreement(s) and other contracts, agreements, licenses, permits, instruments or other assets or obligations of the Borrower, as appropriate, to the TRS Lessee (without creating a breach or default thereunder), or, to the extent such agreements are not transferrable, to cause the TRS Lessee to enter into replacement Franchise Agreements(s) and/or Management Agreement(s) (with the same third-parties under, and in a form and on the terms, in each case, not materially different than the form and terms of, the replaced agreements, except to the extent expressly permitted hereunder), or other agreements (subject to the other terms of this Agreement). Borrower’s or Transferee Borrower’s, as applicable, exercise of the rights set forth in this paragraph (e) shall be subject to and conditioned upon (i) delivery to Lender of (A) an unconditional subordination of each operating lease executed by Borrower or Transferee Borrower, as applicable, and TRS Lessee, (B) a joinder executed by TRS Lessee with respect to the Loan Documents (other than the Note and the Guaranty), (C) documents, instruments and certificates with respect to TRS Lessee of the same type (with appropriate changes to account for such entity’s form of organization, assets, purpose and business, provided that each such entity shall be a Delaware limited partnership, a Delaware limited liability company or a Delaware corporation) as are required to be delivered to Lender with respect to a Transferee Borrower pursuant to Section 7.1(a) above and (D) such additional documents, instruments and certificates customary for a similar transaction involving a “taxable subsidiary” both as Lender may reasonably request and in form and substance reasonably satisfactory to Lender and subject to a Rating Agency Confirmation, and (ii) payment to Lender of its reasonable out-of-pocket costs and expenses incurred in connection with the foregoing. The parties to each operating lease shall have the right, from time to time, to amend the percentage rent due thereunder.

(f)           In connection with any Assumption permitted by this Section 7.1, upon Borrower’s written request, Lender shall provide a statement running to the benefit of the Transferee Borrower or the Indirect Transferee, as applicable, and their successors and assigns, duly acknowledged and certified, setting forth (i) the Outstanding Principal Balance, (ii) the non-default interest rate, (iii) any amounts due or owing and unpaid under the Loan Documents, (iv) each date installments of interest and/or principal or any other amounts accruing under the Loan Documents were last paid, as well as a list of any installments of interest or other amounts accruing under the Loan Documents paid with respect to any period in which the date of the Assumption falls, (v) any offsets or defenses to the payment and performance of the Obligations, if any, actually known to Lender and (vi) that this Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification. Except with respect to Lender’s statements relating to clauses (i), (ii) and (iv) above, which statements may be relied upon by Transferee Borrower or the Indirect Transferee, as applicable, and their successors and assigns, compliance by Lender with the requirements of this paragraph shall be for informational purposes only and shall not be deemed to be an estoppel by Lender or a waiver of any rights or remedies of Lender hereunder or under any other Loan Document.

Section 7.2          Permitted Transfers. Notwithstanding anything to the contrary contained in Section 4.2 or elsewhere in this Agreement or any of the other Loan Documents, the following Transfers (herein, the “Permitted Transfers”) shall be permitted hereunder without Lender’s consent and without a Rating Agency Confirmation (provided that, for the avoidance of doubt, and notwithstanding anything to the contrary contained herein, except in connection with the origination of the Mezzanine Loans and the foreclosure of any Mezzanine Loan, the direct Transfer of an equity interests in any Person that constitutes collateral for a Mezzanine Loan shall not be a Permitted Transfer):

(a)          a Lease entered into in accordance with the Loan Documents;

(b)          an Assumption in accordance with Section 7.1;

(c)          a Permitted Encumbrance;

(d)          any listing of equity interests in any Guarantor or Qualified Equityholder on the New York Stock Exchange, the Toronto Stock Exchange, NASDAQ Global Select Market or any other nationally recognized stock exchange or market, and any sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment or transfer of publicly traded shares or other publicly traded interests in any Guarantor or any indirect equity owner of any Guarantor;

(e)          a Transfer (but not a mortgage, pledge, hypothecation, encumbrance or grant of a security interest, except as permitted under clause (g)) or issuance of a direct or indirect interest in any Qualified Equityholder provided that:

(i)           after giving effect to such Transfer, one or more Pre-Approved Control Parties (and, after a Permitted Direct Assumption or Permitted Indirect Assumption, one or more Qualified Equityholders that acquired their interest in Borrower through such Permitted Direct Assumption or Permitted Indirect Assumption) shall continue to own at least thirty-five percent (35%) of all equity interests (direct or indirect) of Borrower, Operating Lessee and each SPC Party and Control Borrower, Operating Lessee and each SPC Party;

(ii)          if such Transfer would cause any Person (other than any Pre-Approved Control Party), together with its Affiliates, to Control Borrower that did not Control Borrower prior to such Transfer or to increase its direct or indirect interest in Borrower, Operating Lessee or any SPC Party to an amount which equals or exceeds ten percent (10%) that did not own, together with its Affiliates, an equity interest in Borrower which equals or exceeds ten percent (10%) prior to such Transfer, then such transferee is a Qualified Transferee and Lender shall receive not less than fifteen (15) days advance written notice of such Transfer;

(iii)         such Transfer is not prohibited by and would not permit the Franchisor or Ground Lessor to terminate any Franchise Agreement or Ground Lease, and will not result in or cause any breach or default under any Franchise Agreement or Ground Lease to the extent such violation, breach or default (with or without the passage of time) would result in an Event of Default (in each case unless the approval of such Franchisor or Ground Lessor has been obtained), and any approvals required under any Franchise Agreement or Ground Lease to the Transfer have been obtained;

(iv)         if such Transfer results in any Person acquiring more than 49% of the direct or indirect equity interest in Borrower or Operating Lessee and such Person did not together with its Affiliates own more than 49% of the direct or indirect equity interest in Borrower or Operating Lessee prior to such Transfer, Borrower shall have delivered to Lender with respect to such Person an Additional Insolvency Opinion in form and substance reasonably satisfactory to Lender which Additional Insolvency Opinion satisfies all then applicable Rating Agency criteria; and

(v)          Borrower shall reimburse Lender for any and all reasonable out of pocket legal expenses incurred by it in connection with such Transfer;

(f)           provided that no Event of Default shall then exist, a Transfer (but not a mortgage, pledge, hypothecation, encumbrance or grant of a security interest, except as permitted under clause (g) below) of Control of Borrower, Operating Lessee or any SPC Party or of a direct or indirect interest in the most junior Mezzanine Borrower provided that:

(i)           after giving effect to such Transfer, one or more Qualified Equityholders shall collectively own at least thirty-five percent (35%) of all equity interests (direct or indirect) of Borrower, Operating Lessee and each SPC Party;

(ii)          after giving effect to such Transfer, one or more Pre-Approved Control Parties shall collectively Control Borrower, Operating Lessee and each SPC Party;

(iii)        each of Borrower, Operating Lessee and each SPC Party shall continue to be a Special Purpose Bankruptcy Remote Entity;

(iv)         if such Transfer would cause the transferee (other than any Pre-Approved Control Party), together with its Affiliates, to Control Borrower that did not Control Borrower prior to such Transfer or to increase its direct or indirect interest in Borrower, Operating Lessee or any SPC Party to an amount which equals or exceeds ten percent (10%) that did not own, together with its Affiliates, an equity interest in Borrower which equals or exceeds ten percent (10%) prior to such Transfer, then such transferee is a Qualified Transferee and Lender shall receive not less than thirty (30) days advance written notice of such Transfer;

(v)          such Transfer is not prohibited by and would not permit the Franchisor or Ground Lessor to terminate any Franchise Agreement or Ground Lease, and will not result in or cause any breach or default under any Franchise Agreement or Ground Lease to the extent such violation, breach or default (with or without the passage of time) would result in an Event of Default (in each case unless the approval of such Franchisor or Ground Lessor has been obtained), and any approvals required under any Franchise Agreement or Ground Lease to the Transfer have been obtained;

(vi)         intentionally omitted;

(vii)        if such Transfer results in any Person acquiring more than 49% of the direct or indirect equity interest in Borrower or Operating Lessee and such Person did not together with its Affiliates own more than 49% of the direct or indirect equity interest in Borrower or Operating Lessee prior to such Transfer, Borrower shall have delivered to Lender with respect to such Person an Additional Insolvency Opinion in form and substance reasonably satisfactory to Lender which Additional Insolvency Opinion satisfies all then applicable Rating Agency criteria; and

(viii)       Borrower shall reimburse Lender for any and all reasonable out of pocket legal expenses incurred by it in connection with such Transfer;

(g)          (i) any pledge of an indirect equity interest in the junior-most Mezzanine Borrower by a Multi-Asset Person to secure an upper tier corporate or similar loan facility that is secured by all or a substantial portion of such Multi-Asset Person’s assets; and (ii) any pledge of a direct or indirect equity interest in a Multi-Asset Person;

(h)          provided no Event of Default shall then exist (unless the Substitute Guarantor arises in connection with a Permitted Transfer among Pre-Approved Control Parties (or their respective wholly-owned subsidiaries) pursuant to Section 7.2(i)), a Guarantor or a Replacement Guarantor may be replaced by a Person (the “Substitute Guarantor”), whereupon such Substitute Guarantor shall be a Replacement Guarantor hereunder, provided that:

(i)           there shall be no change of Control of Borrower, Operating Lessee or SPC Party as a result of such replacement (unless such Change in Control is otherwise a Permitted Transfer);

(ii)          such Substitute Guarantor already has an indirect equity interest in the most junior Mezzanine Borrower, or acquires an indirect equity interest in the most junior Mezzanine Borrower pursuant to a Permitted Transfer;

(iii)         such Substitute Guarantor is a Pre-Approved Control Party or a Qualified Transferee;

(iv)         such Substitute Guarantor, together with the remaining Guarantors after such Transfer, satisfy the Financial Covenants as demonstrated to Lender’s reasonable satisfaction (with such supporting evidence as Lender may reasonable require), and the Guarantors (and Pre-Approved Control Parties or the related Qualified Equityholder with respect to an Assumption (or Qualified Equityholders, if there is more than one acquiring Qualified Equityholder at the time of such Assumption)) continue to own at least thirty-five (35%) percent, and Control Borrower, Operating Lessee and each SPC Party;

(v)          such Substitute Guarantor executes and delivers to Lender a replacement guaranty and environmental indemnity (in form and substance substantially the same as the Guaranty and Environmental Indemnity, and additionally including the joinder, agreement and reaffirmation of the Substitute Guarantor and remaining Guarantors of the joint and several liability of the Substitute Guarantor and the remaining Guarantors thereunder and under the Guaranty and Environmental Indemnity to which they are party), where such Substitute Guarantor has undertaken at least the obligations as set forth in the Guaranty and Environmental Indemnity arising only from acts, conditions and events occurring from and after the date of the replacement;

(vi)         Lender shall have received one or more opinions of counsel to the Substitute Guarantor and remaining Guarantors in form and substance reasonably satisfactory to Lender (A) that the replacement guaranty and environmental indemnity have been duly authorized, executed and delivered and are valid, binding and enforceable against each such Substitute Guarantor and remaining Guarantors, in accordance with their terms, and (B) that such Substitute Guarantor and each remaining Guarantor and any entity which is a constituent and controlling stockholder, member or general partner of such Substitute Guarantor and each remaining Guarantor, as applicable, have been duly organized, and are in existence and good standing;

(vii)        Lender shall have received an Additional Insolvency Opinion with respect to such Transfer (if one has occurred), replacement and replacement guaranty and environmental indemnity, in form and substance reasonably satisfactory to Lender and shall satisfy all then applicable Rating Agency criteria; and

(viii)       Borrower shall reimburse Lender for any and all reasonable out of pocket legal expenses incurred by it in connection with such Transfer (if one has occurred) and such replacement, including any Rating Agency fees;

Upon the execution and delivery of a replacement guaranty and environmental indemnity by a Substitute Guarantor permitted by this Section 7.2(h), the Guarantor(s) who have been replaced by the Substitute Guarantor shall be forever released from any further liability under the Guaranty and Environmental Indemnity arising from any circumstance, condition, action or event first occurring after the effective date of such replacement to the extent the same is not caused by such replaced Guarantor(s); provided, however, that such replaced Guarantor(s) shall remain liable under the Guaranty and Environmental Indemnity for any obligations thereunder arising from any action or event occurring prior to the effective date of such replacement and for any actions of such replaced Guarantor.

(i)           any Transfer of direct or indirect equity interests in, and/or Control of, Borrower, Operating Lessee and/or any SPC Party among the Pre-Approved Control Parties (including any Transfer through one or more of their respective wholly-owned and Controlled subsidiaries) provided that:

(i)           after giving effect to such Transfer, one or more Pre-Approved Control Parties shall collectively Control Borrower, Operating Lessee and each SPC Party;

(ii)          each of Borrower, Operating Lessee and each SPC Party shall continue to be a Special Purpose Bankruptcy Remote Entity;

(iii)         intentionally omitted;

(iv)         such Transfer is not prohibited by and would not permit the Franchisor or Ground Lessor to terminate any Franchise Agreement or Ground Lease, and will not result in or cause any breach or default under any Franchise Agreement or Ground Lease to the extent such violation, breach or default (with or without the passage of time) would result in an Event of Default (in each case unless the approval of such Franchisor or Ground Lessor has been obtained), and any approvals required under any Franchise Agreement or Ground Lease to the Transfer have been obtained;

(v)          if such Transfer results in any Person acquiring more than 49% of the direct or indirect equity interest in Borrower or Operating Lessee and such Person did not own more than 49% of the direct or indirect equity interest in Borrower or Operating Lessee on the Closing Date, Borrower shall have delivered to Lender with respect to such Person an Additional Insolvency Opinion in form and substance reasonably satisfactory to Lender which Additional Insolvency Opinion satisfies all then applicable Rating Agency criteria;

(vi)         Guarantor (or Substitute Guarantor) shall continue to have an indirect equity interest in the most junior Mezzanine Borrower;

(vii)        The Guarantors (and/or one or more Substitute Guarantors) after such Transfer, shall continue to satisfy the Financial Covenants as demonstrated to Lender’s reasonable satisfaction (with such supporting evidence as Lender may reasonably require), and the Pre-Approved Control Parties (which for purposes of this clause (vii) shall include Qualified Equityholders that acquired their interest in Borrower as a result of a Permitted Direct Assumption or a Permitted Indirect Assumption) continue to own at least thirty-five (35%) percent, and Control Borrower, Operating Lessee and each SPC Party; and

(viii)       Borrower shall reimburse Lender for any and all reasonable out of pocket legal expenses incurred by it in connection with such Transfer;

(j)            following an Assumption resulting in two or more Qualified Equityholders, in the aggregate, indirectly owning thirty-five percent (35%) or more of and Controlling Borrower and Operating Lessee (each, an “Existing Qualified Equityholder”), a Transfer (but not a mortgage, pledge, hypothecation, encumbrance or grant of a security interest) of a direct or indirect interest in the most junior Mezzanine Borrower from one Existing Qualified Equityholder to another Existing Qualified Equityholder (the “QEH Transferee”) that results in the QEH Transferee owning indirectly thirty-five percent (35%) or more of Borrower and Operating Lessee, and/or results in a change of Control of Borrower and Operating Lessee or any SPC Party, shall be permitted without Lender’s consent provided that:

(i)            Intentionally omitted;

(ii)          such Transfer is not prohibited by and would not permit the Franchisor or Ground Lessor to terminate any Franchise Agreement or Ground Lease, and will not result in or cause any breach or default under any Franchise Agreement or Ground Lease to the extent such violation, breach or default (with or without the passage of time) would result in an Event of Default (in each case unless the approval of such Franchisor or Ground Lessor has been obtained), and that any approvals required under any Franchise Agreement or Ground Lease to the Transfer have been obtained;

(iii)          If such Transfer results in no Guarantor Controlling Borrower and Operating Lessee or Guarantors not owning, directly or indirectly, in the aggregate, at least thirty-five percent (35%) of the equity interests in Borrower and Operating Lessee, then Lender shall have received not less than fifteen (15) days’ notice of such Transfer and a replacement guaranty and environmental indemnity (in form and substance substantially the same as the Guaranty and Environmental Indemnity) by one or more replacement guarantors and indemnitors (A) who in the aggregate, satisfy the Financial Covenants and (B) each of whom satisfies the applicable search criteria described in clause (iv) below and (C) each of whom owns a direct or indirect interest in Transferee Borrower and at least one of whom Controls Transferee Borrower (collectively, the “QEH Replacement Guarantor”), where such QEH Replacement Guarantor has undertaken at least the obligations as set forth in the Guaranty and Environmental Indemnity arising only from acts, conditions and events occurring from and after the closing date of the Transfer;

(iv)         Lender shall have received (A) Patriot Act, OFAC and bankruptcy searches satisfactory to Lender and (B) pending litigation, judgment, state and federal tax lien and UCC searches reasonably satisfactory to Lender, with respect to each QEH Replacement Guarantor; provided, however, that (1) with respect to any bankruptcy search, such search shall be deemed satisfactory if it evidences that the QEH Replacement Guarantor, if any, is not currently the subject of any bankruptcy proceeding and has not been subject to any voluntary or involuntary bankruptcy proceeding in the past seven (7) years (other than, in the case of an involuntary proceeding, as may have been dismissed) and (2) UCC searches shall be deemed to be satisfactory so long as they do not evidence any security interest in any collateral for the Loan or any security interest in any direct or indirect equity interest in Borrower;

(v)          If a QEH Replacement Guarantor is required under paragraph (iii) above, Lender shall have received an opinion of counsel in form and substance reasonably satisfactory to Lender (A) that the replacement guaranty and environmental indemnity have been duly authorized, executed and delivered and are valid, binding and enforceable against QEH Replacement Guarantor, in accordance with their terms, and (B) that QEH Replacement Guarantor and any entity which is a constituent and controlling stockholder, member or general partner of QEH Replacement Guarantor, as applicable, have been duly organized, and are in existence and good standing;

(vi)         If such Transfer results in any Person acquiring more than 49% of the direct or indirect equity interests in Borrower or Operating Lessee and such Person did not own more than 49% of the direct or indirect equity interests in Borrower or Operating Lessee prior to such Transfer, Lender shall have received an Additional Insolvency Opinion with respect to the Transfer, in form and substance reasonably satisfactory to Lender which Additional Insolvency Opinion satisfies all then applicable Rating Agency criteria;

(vii)        Borrower shall reimburse Lender for any and all reasonable out of pocket legal expenses incurred by it in connection with such Transfer including any Rating Agency fees; and

Upon the execution and delivery of a replacement guaranty and environmental indemnity by a QEH Replacement Guarantor required by this Section 7.2(j), the Guarantor(s) who have been replaced by the QEH Replacement Guarantor shall be forever released from any further liability under the Guaranty and Environmental Indemnity arising from any circumstance, condition, action or event first occurring after the closing date of the Transfer to the extent the same is not caused by such replaced Guarantor(s); provided, however, that such replaced Guarantor(s) shall remain liable under the Guaranty and Environmental Indemnity for any obligations thereunder arising from any action or event occurring prior to the closing date of the Transfer.

Section 7.3           Cost and Expenses; Copies.

(a)           Borrower shall pay all reasonable costs and expenses of Lender in connection with any Transfer, including, without limitation, all reasonable fees and expenses of Lender’s counsel, whether internal or outside, and the reasonable cost of any required counsel opinions related to REMIC (if the Loan is included in a REMIC Trust) or other securitization (if the Loan is otherwise included in a Securitization) or tax issues and any Rating Agency fees (in the case of any Transfer requiring Rating Agency Confirmation).

(b)           Borrower shall provide Lender with copies of all organizational documents relating to any Permitted Transfer to the extent expressly required hereunder.

Section 7.4           Replacement Mezzanine Loan.  Mezzanine Borrower shall have a one-time right to enter into not more than two tranches (which shall be completed at the same time) of mezzanine financing (a “Replacement Mezzanine Financing”) and Mezzanine Borrower may pledge to the Approved Mezzanine Lender under such Replacement Mezzanine Financing the direct or indirect, as applicable, equity interests in each Borrower as collateral for any such Replacement Mezzanine Financing; provided that the Replacement Mezzanine Financing is an Approved Mezzanine Loan. In connection with such Replacement Mezzanine Financing, Lender shall be required to enter into the intercreditor agreement satisfying the requirements of clause (j) of the definition of Approved Mezzanine Loan (including that such intercreditor is reasonably satisfactory in all respects to Lender).

ARTICLE 8

DEFAULTS

Section 8.1          Events of Default. Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i)            if (A) the Obligations are not paid in full on the Maturity Date, (B) any regularly scheduled monthly payment of interest, and, if applicable, principal due under the Note is not paid in full within two (2) calendar days following the applicable Monthly Payment Date, (C) any prepayment of principal due under this Agreement or the Note is not paid when due, (D) the Spread Maintenance Premium is not paid when due or (E) any deposit to the Reserve Funds is not made within three (3) calendar days following the required deposit date therefor (provided that it shall not be an Event of Default under clause (B) or (E) if as of the applicable due date for the payment of such amounts there are sufficient funds remaining in the Deposit Account (other than funds previously allocated to the various Accounts) to pay such amounts when due and Lender’s access to such funds has not been inhibited in any manner whatsoever due to circumstances or events which are directly related to Borrower or Operating Lessee and no other monetary Event of Default is then continuing);

(ii)           if any other amount payable pursuant to this Agreement, the Note or any other Loan Document (other than as set forth in the foregoing clause (i)) is not paid in full when due and payable in accordance with the provisions of the applicable Loan Document, with such failure continuing for ten (10) Business Days after Lender delivers written notice thereof to Borrower (provided that it shall not be an Event of Default under this clause (ii) if as of the applicable due date for the payment of such amounts there are sufficient funds remaining in the Deposit Account (other than funds previously allocated to the various Accounts), after the application of such funds pursuant to Sections 6.11.1(a)(i), (ii), (iii) and (iv) hereof, to pay such amounts when due and Lender’s access to such funds has not been inhibited in any manner whatsoever due to circumstances or events which are directly related to Borrower or Operating Lessee and no other monetary Event of Default is then continuing);

(iii)         subject to Borrower’s right to contest as set forth in Section 4.6, if any of the Taxes or Other Charges are not paid when Due and Payable (provided that it shall not be an Event of Default if there are sufficient funds in the Tax Account to pay such amounts when due, no other monetary Event of Default is then continuing and Servicer fails to make such payment in violation of this Agreement) and such default is not remedied within ten (10) Business Days;

(iv)         if Borrower fails to maintain in full force and effect Policies reflecting and satisfying the insurance coverages, amounts and other requirements set forth in this Agreement, of if certificates evidencing the insurance provided pursuant to the Policies are not delivered to Lender within five (5) days of Lender’s written request (provided that it shall not be an Event of Default if (x) such failure results from the failure to timely pay any premium and there are then sufficient funds in the Insurance Account to pay such premiums when due, no other monetary Event of Default is then continuing and (y) Servicer fails to make such payment in violation of this Agreement);

(v)          a voluntary Transfer other than a Permitted Transfer occurs, or any other Transfer which is not a Permitted Transfer, and to which no other clause of this Section 8.1(a) applies, occurs and is not cured within thirty (30) days following Borrower’s receipt of written notice of such impermissible Transfer from Lender;

(vi)         if any certification, representation or warranty made by any Individual Borrower, Operating Lessee or any Guarantor herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date such representation or warranty was made; provided, however, that as to any such false or misleading representation or warranty which (a) was unintentionally made to Lender and (b) which can be made true and correct by action of Borrower or Operating Lessee, Borrower and Operating Lessee shall have a period of thirty (30) days following written notice thereof to Borrower to undertake and complete all action necessary to make such representation or warranty, true and correct in all material respects; provided, further, that if the same cannot be cured within such thirty (30) day period, if Borrower or Operating Lessee commences to take action to cure such breach within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, Borrower shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of an additional ninety (90) days;

(vii)        if any Individual Borrower, Operating Lessee, any SPC Party or any Guarantor shall make an assignment for the benefit of creditors;

(viii)       if a receiver, liquidator or trustee shall be appointed for any Individual Borrower, Operating Lessee, any SPC Party or any Guarantor, or if any Individual Borrower, Operating Lessee, any SPC Party or any Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, any Individual Borrower, Operating Lessee, any SPC Party or any Guarantor or if any proceeding for the dissolution or liquidation of any Individual Borrower, Operating Lessee, any SPC Party or any Guarantor, shall be instituted, or if Borrower or Operating Lessee is substantively consolidated with any other Person; provided, however, if such appointment, adjudication, petition, proceeding or consolidation was involuntary and not consented to by any Individual Borrower, Operating Lessee, such SPC Party or any Guarantor, upon the same not being discharged, stayed or dismissed within ninety (90) days following its filing;

(ix)          if any Individual Borrower or Operating Lessee attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(x)           if any of the assumptions contained in the Insolvency Opinion, or in any other non-consolidation opinion delivered to Lender in connection with the Loan, or in any other non-consolidation opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect, subject to the cure periods set forth in clause (xi);

(xi)          a breach of the covenants set forth in Sections 4.4; provided, however, such violation or breach shall not constitute an Event of Default in the event that (1) such violation or breach is not intentional, (2) such violation or breach is immaterial, (3) such violation or breach shall be remedied in a timely and expedient manner and in any event within not more than 60 days, and (4) within fifteen (15) Business Days following the request of Lender, but not prior to the date on which such violation or breach shall have been remedied in accordance with the immediately foregoing clause (3), Borrower delivers to Lender a substantive non-consolidation opinion, or a modification of the Insolvency Opinion, to the effect that such breach or violation shall not in any way impair, negate or adversely change the opinions rendered in the Insolvency Opinion, which opinion or modification and any counsel delivering such opinion or modification shall be acceptable to Lender in its reasonable discretion;

(xii)         a breach by Liquor Subsidiary of the covenants set forth in Section 4 of the Liquor Subsidiary Pledge or Section 4 of the Liquor License Agreement; provided, however, such violation or breach shall not constitute an Event of Default in the event that (1) such violation or breach is not intentional, (2) such violation or breach is immaterial, (3) such violation or breach shall be remedied in a timely and expedient manner and in any event within not more than 60 days, and (4) within fifteen (15) Business Days following the request of Lender, but not prior to the date on which such violation or breach shall have been remedied in accordance with the immediately foregoing clause (3), Borrower delivers to Lender a substantive non-consolidation opinion, or a modification of the Insolvency Opinion, to the effect that such breach or violation shall not in any way impair, negate or adversely change the opinions rendered in the Insolvency Opinion, which opinion or modification and any counsel delivering such opinion or modification shall be acceptable to Lender in its reasonable discretion;

(xiii)        a breach of the covenants set forth in Sections 4.31 or 4.23 hereof;

(xiv)        subject to Borrower’s right to contest set forth in Section 4.3 of this Agreement, if any Individual Property becomes subject to any mechanic’s, materialman’s or other Lien except a Permitted Encumbrance that is not bonded over or otherwise removed or paid within ten (10) Business Days following notice of such breach;

(xv)         the alteration, improvement, demolition or removal of any material portion of the Improvements without the prior written consent of Lender, other than in accordance with this Agreement and the Leases at the Individual Properties entered into in accordance with the Loan Documents;

(xvi)        if, without Lender’s prior written consent, other than in accordance with Section 4.14, (i) any Management Agreement is terminated, or (ii) there is a material change in any Management Agreement;

(xvii)      a breach of any representation, warranty or covenant contained Section 3.1.18 hereof that is not remedied within the thirty (30) days following notice of such breach;

(xviii)      if any Individual Borrower or Operating Lessee breaches any covenant contained in Section 4.9 hereof and such breach continues for ten (10) Business Days following Lender’s delivery of notice of such breach;

(xix)        if (A) any Individual Borrower shall fail in the payment of any rent, additional rent or other charge mentioned in or made payable by any Ground Lease as and when such rent or other charge is payable (after the expiration of any grace periods afforded Borrower under such Ground Lease (but not, for the avoidance of doubt, any grace, notice or cure periods afforded to Lender under the Ground Lease or otherwise)) (unless waived by the Ground Lessor), (B) there shall occur any default (beyond any applicable cure periods afforded Borrower under such Ground Lease (but not, for the avoidance of doubt, any grace, notice or cure periods afforded to Lender under the Ground Lease or otherwise)) by an Individual Borrower, as tenant under any Ground Lease, in the observance or performance of any term, covenant or condition of a Ground Lease on the part of an Individual Borrower, as the tenant thereunder to be observed or performed (unless (a) waived by the Ground Lessor or (b) of an immaterial nature and for which notice from Ground Lessor is required and has not been given), (C) if any one or more of the events referred to in a Ground Lease shall occur which would cause such Ground Lease to terminate without notice or action by the landlord under such Ground Lease or which would entitle the Ground Lessor to terminate such Ground Lease and the term thereof by giving notice to the applicable Individual Borrower, as tenant thereunder (unless waived by the Ground Lessor), (D) if the leasehold estate created by the Ground Lease shall be surrendered or the Ground Lease shall be terminated or canceled for any reason or under any circumstances whatsoever, or (E) if any of the terms, covenants or conditions of the Ground Lease shall in any manner be modified, changed, supplemented, altered or amended without the consent of Lender except as otherwise permitted by this Agreement;

(xx)         if without Lender’s prior consent, there is any material change in any Franchise Agreement (or any replacement Franchise Agreement), or a Franchise Agreement shall be terminated or cancelled, unless Borrower or Operating Lessee shall then be entitled to and shall have replaced such Franchise Agreement in accordance with the terms of Section 4.34(d) within ninety (90) days;

(xxi)        if a default has occurred and continues beyond any applicable cure period under any Franchise Agreement if such default permits the applicable Franchisor to terminate or cancel such Franchise Agreement, unless Borrower or Operating Lessee shall then be entitled under Section 4.34(d) to replace such Franchise Agreement and within ninety (90) days after such default shall replace such Franchise Agreement in accordance with the terms of Section 4.34(d);

(xxii)       if there shall be a default under any of the other Loan Documents beyond any applicable cure periods contained therein, whether as to any Individual Borrower, Operating Lessee, any Guarantor, or any Individual Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Obligations or to permit Lender to accelerate the maturity of all or any portion of the Obligations;

(xxiii)      if any Individual Borrower or Operating Lessee shall fail to comply with any of the terms, covenants or conditions of Section 9.3 hereof and such failure shall continue for ten (10) Business Days after notice thereof from Lender to Borrower.

(xxiv)      if Borrower fails to obtain or maintain an Interest Rate Cap Agreement or replacement thereof in accordance with Section 2.6 and/or Section 2.7 hereof; provided that with respect to a failure under Section 2.6 only, no Event of Default shall occur under this clause (xxiv) unless such failures continues for five (5) Business Days after Lender delivers notice to Borrower thereof (it being agreed that such cure period shall not apply with respect to Borrower’s delivery of a Replacement Interest Rate Cap Agreement in connection with its exercise of an Extension Option under Section 2.7);

(xxv)       if Guarantors breach the Financial Covenants, if any, under the Guaranty and a Substitute Guarantor that satisfies the Financial Covenants, does not assume the obligations of Guarantors under the Guaranty and the Environmental Indemnity; or

(xxvi)      if any Individual Borrower or Operating Lessee shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or any other Loan Document not specified in subsections (i) to (xxv) above, for thirty (30) days after notice to Borrower from Lender; provided, however, that if such Default is a Default which cannot be cured by the payment of a sum of money and is otherwise susceptible of cure but cannot reasonably be cured within such 30-day period, and provided further that Borrower shall have commenced to cure such Default within such 30-day period and shall thereafter diligently and expeditiously proceed to cure the same, such 30-day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days; provided, however that such additional ninety (90) period shall be extended for an additional thirty (30) days provided that Borrower shall have continuously diligently and expeditiously proceeded to cure the applicable Default and that notwithstanding the foregoing, such Default has not been cured and provided, further, that Borrower continues to diligently and expeditiously proceed to cure the same and it is reasonably likely that such Default shall be cured in such additional 30-day period.

Section 8.2           Remedies.

8.2.1      Acceleration. Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vii), (viii) or (ix) of Section 8.1 above) and at any time thereafter, Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand (and Borrower hereby expressly waives any such notice or demand), that Lender deems advisable to protect and enforce its rights against Borrower and/or Operating Lessee and in and to the Properties, including declaring the Obligations to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and/or Operating Lessee and the Properties, including all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vii), (viii) or (ix) of Section 8.1 above, the Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable in full, without notice or demand, and each of Borrower and Operating Lessee hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding. Notwithstanding the foregoing provisions of this Section 8.2.1, if Borrower has cured a Qualified Release Property Default in accordance with Section 2.5.2, an acceleration of the Loan arising from such Qualified Release Property Default shall be rescinded provided no other Event of Default shall then or thereafter be continuing.

8.2.2      Suspension of Lender’s Performance. Upon the occurrence of an Event of Default, in addition to any other rights or remedies available to Lender pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may, at its option, cease or suspend any and all performance required of Lender under the Loan Documents.

8.2.3      Remedies Cumulative. During the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower or Operating Lessee under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or Operating Lessee or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Obligations shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Properties. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower or Operating Lessee pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law or contract or as set forth herein or in the other Loan Documents or by equity. Without limiting the generality of the foregoing, if an Event of Default is continuing (i) Lender shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Properties and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Obligations or the Obligations have been paid in full. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower or Operating Lessee shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or Operating Lessee or to impair any remedy, right or power consequent thereon.

8.2.4      Severance.

(a)          During the continuance of an Event of Default, Lender shall have the right from time to time to partially foreclose the Mortgages in any manner and for any amounts secured by the Mortgages then due and payable as determined by Lender in its sole discretion, including the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose one or more of the Mortgages to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire Outstanding Principal Balance, Lender may foreclose one or more of the Mortgages to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by one or more of the Mortgages as Lender may elect. Notwithstanding one or more partial foreclosures, the Properties shall remain subject to the Mortgages to secure payment of the sums secured by the Mortgages and not previously recovered.

(b)          During the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower and Operating Lessee shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower and Operating Lessee each hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower and Operating Lessee each ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power.

(c)          Any amounts recovered from the Properties or any other collateral for the Loan after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents, in such order, priority and proportions as Lender in its sole discretion shall determine.

8.2.5      Lender’s Right to Perform. If Borrower or Operating Lessee fails to perform any covenant or obligation contained herein and such failure shall continue for a period of five (5) Business Days after Borrower’s receipt of written notice thereof from Lender, without in any way limiting Lender’s right to exercise any of its rights, powers or remedies as provided hereunder, or under any of the other Loan Documents, Lender may, but shall have no obligation to, perform, or cause the performance of, such covenant or obligation, and all costs, expenses, liabilities, penalties and fines of Lender incurred or paid in connection therewith shall be payable by Borrower to Lender upon demand and if not paid shall be added to the Obligations (and to the extent permitted under applicable laws, secured by the Mortgage and the other Loan Documents) and shall bear interest thereafter at the Default Rate. Notwithstanding the foregoing, Lender shall have no obligation to send notice to Borrower of any such failure (provided that if Lender elects to exercise its right in the preceding sentence it shall notify Borrower of such exercise; provided, that Lender’s failure to so notify Borrower shall not invalidate such action or give rise to any liability on the part of Lender or defense, effect or counterclaim on the part of Borrower).

ARTICLE 9
SALE AND SECURITIZATION OF MORTGAGE

Section 9.1           Sale of Mortgage and Securitization.

(a)          Lender shall have the right, at Lender’s cost and without the consent of Borrower, any Guarantor or any Affiliate of Borrower or any Guarantor, (i) to sell or otherwise transfer the Loan or any portion thereof as a whole loan, (ii) to sell participation interests in the Loan, or (iii) to securitize the Loan or any portion thereof in a single asset securitization or a pooled loan securitization. The transactions referred to in clauses (i), (ii) and (iii) are each hereinafter referred to as a “Secondary Market Transaction” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization”. Any certificates, notes or other securities issued in connection with a Secondary Market Transaction are hereinafter referred to as “Securities”). At Lender’s election, each note and/or component comprising the Loan may be subject to one or more Secondary Market Transactions. Lender agrees to reasonably consult with Borrower with respect to the structure of any Securitization that includes the Loan.

(b)          If requested by Lender, Borrower and Operating Lessee shall use commercially reasonable efforts to and shall cause Guarantors to use commercially reasonable efforts to assist Lender, at Lender’s expense, in satisfying the market standards to which Lender customarily adheres or which may be required by prospective investors, the Rating Agencies, applicable Legal Requirements and/or otherwise in the marketplace in connection with any Secondary Market Transactions, and shall in any event upon Lender’s request, at Lender’s expense:

(i)           (A) provide updated financial and other customary information with respect to the Properties, the business operated at the Properties, Borrower, Operating Lessee and each Manager, including, without limitation, the information set forth on Exhibit B attached hereto, (B) provide updated budgets and rent rolls (including itemized percentage of floor area occupied and percentage of aggregate base rent for each tenant) relating to the Properties, and (C) provide updated appraisals, market studies, property condition reports and other due diligence investigations of the Properties (the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel acceptable to Lender and the Rating Agencies;

(ii)          cause counsel to provide legal opinions of counsel, which may be relied upon by Lender, trustee in any Securitization, underwriters, NRSROs and their respective counsel, agents and representatives, as to non-consolidation, matters of Delaware and federal bankruptcy law relating to limited partners and/or limited liability companies, any other matters covered in the opinions delivered to Lender at Closing or as required by the Rating Agencies with respect to the Properties, the Loan Documents, and Borrower and Operating Lessee and their respective Affiliates, which counsel and opinions shall be reasonably satisfactory to Lender and satisfactory to the Rating Agencies; and

(iii)         execute amendments to the Loan Documents and Borrower’s and Operating Lessee’s organizational documents requested by Lender; provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would (A) cause the initial weighted average of the interest rates for all Components in the aggregate immediately after the effective date of such modification to exceed the weighted average interest rate of the original Components in the aggregate immediately prior to such modification, (B) cause the outstanding principal balance of all Components in the aggregate immediately after the effective date of such modification to exceed the outstanding principal balance of all Components in the aggregate immediately prior to such modification, (C) require Borrower to make or remake any representations or warranties, (D) require principal amortization of the Loan (other than repayment in full on the Maturity Date), (E) change any Stated Maturity Date or (F) otherwise increase the obligations or reduce the rights of Borrower or any Guarantor under the Loan Documents other than to a de minimis extent.

(c)           If, at the time a Disclosure Document is being prepared for a Securitization, Lender expects that Borrower alone or Borrower and one or more Affiliates of Borrower (including any guarantor or other Person that is directly or indirectly committed by contract or otherwise to make payments on all or a part of the Loan) collectively, or the Properties alone or the Properties and Related Properties collectively, will be a Significant Obligor, Borrower shall, at Lender’s expense, furnish to Lender upon reasonable request the following financial information:

(i)           if Lender reasonably expects that the principal amount of the Loan together with any Related Loans, as of the cut-off date for such Securitization, may equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included in the Securitization, net operating income for the Properties and the Related Properties for the most recent Fiscal Year and interim period as required under Item 1112(b)(1) of Regulation AB (or, if the Loan is not treated as a non-recourse loan under Instruction 3 for Item 1101(k) of Regulation AB, selected financial data meeting the requirements and covering the time periods specified in Item 301 of Regulation S-K and Item 1112(b)(1) of Regulation AB), or

(ii)           if Lender reasonably expects that the principal amount of the Loan together with any Related Loans, as of the cut-off date for such Securitization, may equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included in the Securitization, the financial statements in respect of the Properties required under Item 1112(b)(2) of Regulation AB (which includes, but may not be limited to, a balance sheet with respect to the entity that Lender reasonably determines to be a Significant Obligor) for the two most recent Fiscal Years and applicable interim periods, meeting the requirements of Rule 3-01 of Regulation S-X, and statements of income and statements of cash flows with respect to the Properties for the three most recent Fiscal Years and applicable interim periods, meeting the requirements of Rule 3-02 of Regulation S-X.

(d)          Further, if reasonably requested by Lender, Borrower shall, promptly at Lender’s expense, furnish to Lender financial data or financial statements meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Lender, for any tenant of any Individual Property (if available and not subject to requirements of confidentiality under the terms of the applicable Lease) if, in connection with a Securitization, Lender expects there to be, as of the cutoff date for such Securitization, a concentration with respect to such tenant or group of Affiliated tenants within all of the mortgage loans included or expected to be included in the Securitization such that such tenant or group of Affiliated tenants would constitute a Significant Obligor. Borrower shall, at Lender’s expense, use commercially reasonable efforts to furnish to Lender, in connection with the preparation of the Disclosure Documents and on an ongoing basis, financial data and/or financial statements with respect to such tenants meeting (if available and not subject to requirements of confidentiality under the terms of the applicable Lease) the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Lender, but only for so long as such entity or entities are a Significant Obligor and either (x) filings pursuant to the Exchange Act in connection with or relating to the Securitization (an “Exchange Act Filing”) are required to be made under applicable Legal Requirements or (y) comparable information is required to otherwise be “available” to holders of the Securities under Regulation AB or applicable Legal Requirements.

(e)          If Lender reasonably determines in good faith that Borrower alone or Borrower and one or more Affiliates of Borrower collectively, or the Properties alone or the Properties and Related Properties collectively, are a Significant Obligor, then Borrower shall, at Lender’s expense, furnish to Lender, on an ongoing basis, selected financial data or financial statements meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Lender, but only for so long as such entity or entities are a Significant Obligor and either (x) Exchange Act Filings are required to be made under applicable Legal Requirements or (y) comparable information is required to otherwise be “available” to holders of the Securities under Regulation AB or applicable Legal Requirements.

(f)           Any financial data or financial statements provided pursuant to this Section 9.1 shall be furnished at Lender’s expense to Lender within the following time periods:

(i)           with respect to information requested in connection with the preparation of Disclosure Documents for a Securitization, within ten (10) Business Days after notice from Lender; and

(ii)          with respect to ongoing information required under Section 9.1(d) and (e) above, (1) not later than thirty (30) days after the end of each fiscal quarter of Borrower and (2) not later than seventy-five (75) days after the end of each Fiscal Year of Borrower.

(g)          If reasonably requested by Lender, Borrower shall, at Lender’s expense, provide Lender, promptly following Lender’s reasonable request therefor, with any other or additional financial statements, or financial, statistical or operating information, as Lender shall reasonably determine to be required pursuant to Regulation S-K or Regulation S-X, as applicable, Regulation AB, or any amendment, modification or replacement thereto or other Legal Requirements identified by Lender and relating to a Securitization or as shall otherwise be reasonably requested by Lender or, in the case of a private securitization such statements or information as Lender shall reasonably determine to be necessary to be included.

(h)          If requested by Lender, whether in connection with a Securitization or at any time thereafter during which the Loan and any Related Loans are included in a Securitization, Borrower shall provide Lender, promptly upon request, a list of tenants (including all affiliates of such tenants) that in the aggregate (1) occupy 10% or more (but less than 20%) of the total floor area of the improvements or represent 10% or more (but less than 20%) of aggregate base rent, and (2) occupy 20% or more of the total floor area of the improvements or represent 20% or more of aggregate base rent.

(i)            All financial statements provided by Borrower or Operating Lessee pursuant to this Section 9.1(c), (d), (e) or (f) shall be prepared in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP (or otherwise in accordance with an Acceptable Accounting Method) and shall meet the applicable requirements of Regulation S-K or Regulation S-X, as applicable, Regulation AB, and other applicable Legal Requirements. All financial statements provided by Borrower pursuant to clause (c) or (d) relating to a Fiscal Year shall be audited by Independent Accountants in accordance with GAAP, Regulation S-X or Regulation S-K, as applicable, Regulation AB, and all other applicable Legal Requirements, shall be accompanied by the manually executed report of the Independent Accountants thereon, which report shall meet the requirements of Regulation S-K or Regulation S-X, as applicable, Regulation AB, and all other applicable Legal Requirements, and shall be further accompanied by a manually executed written consent of the Independent Accountants, in form and substance acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such Independent Accountants and the reference to such Independent Accountants as “experts” in any Disclosure Document and Exchange Act Filing (or comparable information is required to otherwise be available to holders of the Securities under Regulation AB or applicable Legal Requirements), all of which shall be provided at the same time as the related financial statements are required to be provided. All other financial statements of the Borrower shall be certified by the chief financial officer of Borrower, which certification shall state that such financial statements meet the requirements set forth in the first sentence of this paragraph.

(j)            If reasonably requested by Lender, Borrower shall review any information regarding the Properties, tenants, Borrower, Operating Lessee and Guarantors which is contained in any Disclosure Document (including any interim drafts thereof and any amendments or supplements thereto) in order to confirm that to its knowledge, no such Disclosure Document contains any untrue statement of a material fact or omits any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and to the extent any such Disclosure Document contains any such material misstatements or omissions to correct any such material misstatements or omissions within five (5) Business Days following Borrower’s receipt thereof. Borrower shall not be liable hereunder for any material misstatement or omission contained in the Disclosure Document due to Lender’s failure to incorporate Borrower’s requested changes or modifications.

(k)          For all purposes under this Agreement, if any Securities are offered pursuant to a “private” Securitization pursuant to an exemption under Rule 144A or Regulation D under the Securities Act, the provisions of Regulation AB, Regulation S-K, Regulation S-X and any other disclosure provisions of the Securities Act and/or Exchange Act, as applicable, shall be deemed to apply to such “private” Securitization as if such offering of Securities were being conducted pursuant to a registered public offering under the Securities Act.

(l)            Notwithstanding anything contained herein, Borrower shall have the right, at its option, to hold or designate the holder of any non-call protected interest only bonds (or their economic equivalent) for no consideration ($0.00) in connection with any Securitization.

Section 9.2           Securitization Indemnification.

(a)          Borrower understands that information about the Borrower, Operating Lessee and the Properties, tenants, Managers and Guarantors provided to Lender by Borrower or Operating Lessee and their agents, counsel and representatives may be included in preliminary and final disclosure documents in connection with a Securitization, including an offering circular, any free writing prospectus, a prospectus, prospectus supplement, private placement memorandum or other offering document (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and may be made available to investors or prospective investors in the Securities, investment banking firms, NRSROs, accounting firms, law firms and other third-party advisory and service providers relating to a Securitization. Borrower also understands that the findings and conclusions of any third-party due diligence report obtained by Lender, the Issuer or the Securitization placement agent or underwriter may be made publicly available if required, and in the manner prescribed, by Section 15E(s)(4)(A) of the Exchange Act and any rules promulgated thereunder.

(b)          Borrower hereby agrees to indemnify Lender (and for purposes of this Section 9.2, Lender shall include the initial lender, its successors and assigns, and their respective officers and directors) and each Person who controls the Lender within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Lender Group”), the issuer of the Securities (the “Issuer” and for purposes of this Section 9.2, Issuer shall include its officers, director and each Person who controls the Issuer within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and any placement agent or underwriter with respect to the Securitization, each of their respective officers and directors and each Person who controls the placement agent or underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any actual losses (i.e., non-consequential), claims, damages or liabilities (collectively, the “Liabilities”) to which Lender, the Lender Group, the Issuer or the Underwriter Group may become subject insofar as the Liabilities arise out of, or are based upon, (A) any untrue statement or alleged untrue statement of any material fact contained in the information about the Borrower, Operating Lessee, the Properties, Guarantors, tenants and Managers provided to Lender by Borrower and its agents, counsel and representatives (it being agreed that no Manager is an agent or representative of Borrower for the purpose of this sentence), (B) the omission or alleged omission to state therein a material fact required to be stated in such information or necessary in order to make the statements in such information, in light of the circumstances under which they were made, not misleading, or (C) a breach of the representations and warranties made by Borrower or Operating Lessee in Section 3.1.31 of this Agreement (Full and Accurate Disclosure). Borrower also agrees to reimburse Lender, the Lender Group, the Issuer and/or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Lender Group, the Issuer and/or the Underwriter Group in connection with investigating or defending the Liabilities. Borrower’s liability under this paragraph will be limited to Liability that arises out of, or is based upon, an untrue statement or omission made in reliance upon, and in conformity with, information furnished to Lender by or on behalf of Borrower or Operating Lessee in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including financial statements of Borrower and Operating Lessee, operating statements and rent rolls with respect to the Properties, provided Borrower is given the opportunity to review and ensure the accuracy of any information in the Disclosure Document provided by or on behalf of Borrower or Operating Lessee in connection with the preparation of the Disclosure Document and provided, further, that Borrower shall not have any liability hereunder as a result of any untrue statement or alleged untrue statement or omission or alleged omission contained in the Disclosure Document due to Lender’s failure to incorporate therein Borrower’s requested changes or modifications (in each case excluding (x) any underwritten financial information, (y) any information (including financial information or forecasted information) contained in any third party report commissioned by Lender, such as appraisals, property condition reports and environmental reports, and (z) any projections or forecasts). This indemnification provision will be in addition to any liability which Borrower may otherwise have. Borrower acknowledges and agrees that any Person that is included in the Lender Group, the Issuer and/or the Underwriter Group that is not a direct party to this Agreement shall be deemed to be a third-party beneficiary to this Agreement with respect to this Section 9.2(b). Within five (5) Business Days after Lender’s written request, Borrower shall execute and deliver to Lender a separate indemnification and reimbursement agreement in favor of the Lender Group, the Issuer and the Underwriter Group in form and substance consistent with the indemnification and reimbursement obligations of Borrower under this Section 9.2(b).

(c)          In connection with any Exchange Act Filing or other reports containing comparable information that is required to be made “available” to holders of the Securities under Regulation AB or applicable Legal Requirements, Borrower agrees to (i) indemnify Lender, the Lender Group, the Issuer and the Underwriter Group for Liabilities to which Lender, the Lender Group, the Issuer and/or the Underwriter Group may become subject insofar as the Liabilities arise out of, or are based upon, an alleged untrue statement or alleged omission or an untrue statement or omission made in reliance upon, and in conformity with, information furnished to Lender by or on behalf of Borrower or Operating Lessee in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including financial statements of Borrower and Operating Lessee, operating statements and rent rolls with respect to the Properties, provided Borrower is given the opportunity to review and ensure the accuracy of any information in the Disclosure Document provided by or on behalf of Borrower in connection with the preparation of the Disclosure Document and (ii) reimburse Lender, the Lender Group, the Issuer and/or the Underwriter Group for any out-of-pocket legal or other expenses reasonably incurred by Lender, the Lender Group, the Issuer and/or the Underwriter Group in connection with defending or investigating the Liabilities.

(d)          Promptly after receipt by an indemnified party under this Section 9.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9.2, notify the indemnifying party in writing of the commencement thereof, but the failure to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party under Sections 9.2(b) and 9.2(c) hereof except to the extent that failure to notify causes prejudice to the indemnifying party. If any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party pursuant to the immediately preceding sentence of this Section 9.2(d), such indemnifying party shall pay for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, or the indemnifying party shall have failed to designate within a reasonable period of time counsel reasonably satisfactory to the indemnified party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the indemnifying party. The indemnifying party shall not be liable for the expenses of more than one separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the indemnifying party. Without the prior written consent of Lender (which consent shall not be unreasonably withheld or delayed), no indemnifying party shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any indemnified party is an actual or potential party to such claim, action, suit or proceeding) unless the indemnifying party shall have given Lender reasonable prior written notice thereof and shall have obtained an unconditional release of each indemnified party hereunder from all liability arising out of such claim, action, suit or proceedings, and such settlement requires no statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of the indemnified party.

(e)          In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 9.2(b) or (c) is for any reason held to be unenforceable as to an indemnified party or insufficient in respect of any Liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 9.2(b) or (c), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) the Issuer’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

(f)           The liabilities and obligations of both Borrower and Lender under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

(g)          Borrower shall jointly and severally indemnify Lender and its officers, directors, partners, employees, representatives, agents and Affiliates against any Losses to which Lender or its officers, directors, partners, employees, representatives, agents and Affiliates, may become subject in connection with any indemnification to the Rating Agencies in connection with issuing, monitoring or maintaining the Securities insofar as the Losses arise out of or are based upon any untrue statement of any material fact in any information provided by or on behalf of Borrower to the Rating Agencies (the “Covered Rating Agency Information”) or arise out of or are based upon the omission to state a material fact in the Covered Rating Agency Information required to be stated therein or necessary in order to make the statements in Covered Rating Agency Information, in light of the circumstances under which they were made, not misleading.

Section 9.3           Severance.

9.3.1           Severance Documentation. Lender, without in any way limiting Lender’s other rights hereunder, in its sole and absolute discretion, shall have the right, at any time (whether prior to or after any sale, participation or other Secondary Market Transaction with respect to all or any portion of the Loan), to require Borrower or Operating Lessee (at Lender’s expense) to execute and deliver (i) “component” notes (including certificating existing uncertificated “component” notes) and/or modify the Loan or the existing “component note” structure in order to create one or more senior and subordinate notes (i.e., an A/B or A/B/C structure) and/or one or more additional components of the Note or Notes), or make any other change to the Loan, the Note or Components including but not limited to: reducing the number of Components of the Note or Notes, revising the interest rate for each Component, reallocating the principal balances of the Notes and/or the Components, increasing or decreasing the monthly debt service payments for each Component or eliminating the Component structure and/or the multiple note structure of the Loan (including the elimination of the related allocations of principal and interest payments), and/or (ii) in conjunction with, and with the corresponding agreement of, the applicable Mezzanine Lenders, “resize” the Loan and the Original Mezzanine Loans to revise the interest rates for the Loan and the Original Mezzanine Loans reallocate the principal balances of the Loan and the Original Mezzanine Loans and/or increasing or decreasing the monthly debt service payments for the Loan and the Original Mezzanine Loans (such resizing under this clause (ii), a “Resizing”), provided that, subject to Section 9.3.2, (A) the outstanding principal balance of all Components (together with, in the case of a Resizing, the outstanding principal balance of the Original Mezzanine Loans subject to such Resizing) in the aggregate immediately after the effective date of such modification equals the outstanding principal balance (when aggregated, in the case of a Resizing, with the outstanding principal balance of the Original Mezzanine Loans subject to such Resizing) immediately prior to such modification, (B) the initial weighted average of the interest rates for all Components in the aggregate (when aggregated, in the case of a Resizing, with the interest rates of the Original Mezzanine Loans subject to such Resizing) immediately after the effective date of such modification equals the interest rate of the original Note (when aggregated, in the case of a Resizing, on a weighted average basis with the interest rate of the Original Mezzanine Loans subject to such Resizing) immediately prior to such modification, except that the weighted average interest rate may subsequently change as a result of (I) any voluntary prepayment of the Mezzanine Loan permitted by the terms of this Agreement, (II) any prepayment during the continuance of an Event of Default or resulting from a Casualty or Condemnation, and (III) any voluntary prepayment of any portion of the Loan, (C) no principal amortization of the Loan (or any Components thereof) or the Original Mezzanine Loans shall be required (other than repayment in full on the Maturity Date), (D) there shall be no change to any Stated Maturity Date and (E) Borrower, Operating Lessee and Guarantors shall not be required to amend any Loan Documents that would otherwise increase the obligations or reduce the rights of Borrower, Operating Lessee or any Guarantor under the Loan Documents other than to a de minimis extent, and provided, further, that in all events the aggregate principal balance of the Loan and the Original Mezzanine Loans following a Resizing may not exceed the aggregate principal balance of the Loan and the Original Mezzanine Loans immediately prior to the Resizing, and the initial weighted average interest rate of the Loan and the Original Mezzanine Loans, on a combined basis, following a Resizing may not exceed the weighted average interest rate of the Loan and the Original Mezzanine Loans, on a combined basis, immediately before the Resizing. At Lender’s election, each note comprising the Loan may be subject to one or more Secondary Market Transactions. Lender shall have the right to modify the Note and/or Notes and any Components in accordance with this Section 9.3 and, provided that such modification shall comply with the terms of this Section 9.3, it shall become immediately effective. The provisions of this Section 9.3 shall not be applicable to any Approved Mezzanine Loan.

9.3.2      Intentionally Deleted.

9.3.3      Cooperation; Execution; Delivery. Borrower and Operating Lessee shall use reasonable efforts to cooperate (at Lender’s expense) with all reasonable requests of Lender in connection with this Section 9.3. Subject to Section 9.3.2, if reasonably requested by Lender, Borrower and Operating Lessee shall promptly execute and deliver such documents as shall be required by Lender and any Rating Agency in connection with any modification pursuant to this Section 9.3, all in form and substance reasonably satisfactory to Lender and satisfactory to any applicable Rating Agency, including, the severance of security documents if requested and/or, in connection with any modification: (i) execution and delivery of a promissory note and loan documents necessary to evidence such modification, (ii) execution and delivery of such amendments to the Loan Documents as are necessary in connection with such modification, (iii) delivery of opinions of legal counsel with respect to due execution, authority and enforceability of any modification documents and (iv) with respect to any modification, delivery of an additional Insolvency Opinion for the Loan and a substantive non-consolidation opinion; each as reasonably acceptable to Lender, prospective investors and/or the Rating Agencies. In the event Borrower and/or Operating Lessee fails to execute and deliver such documents to Lender within five (5) Business Days following such request by Lender, Borrower and Operating Lessee each hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such transactions, Borrower and Operating Lessee each hereby ratifying all that such attorney shall do by virtue thereof.

9.3.4      Uncross of Properties. If at any time following the Closing Date, Lender or its designee shall elect to remove any Individual Property from a Securitization (the “Affected Property”), Lender shall have the right to (i) sever or divide the Note and the other Loan Documents in order to allocate to such Affected Property a new note and other loan documents (collectively, the “New Note”), evidencing a separate loan in the amount of the Allocated Loan Amount applicable to such Affected Property, including, the transfer of the applicable portion of each of the Reserve Funds relating to the Affected Property, and (ii) release any cross-default and/or cross-collateralization provisions applicable to such Affected Property; provided, that (1) such New Note secured by such Affected Property, together with the Loan Documents secured by the remaining Properties, shall not (A) increase (I) any monetary obligation of Borrower under the Loan Documents, including without limitation, the initial weighted average interest rate payable under the Note, (x) the stated maturity of the Note, (y) the aggregate amortization of principal of the Note, (z) any other economic term of the Loan, as any existed prior to the creation of the New Note and splitting of the Loan; or (II) any other obligation of Borrower under the Loan Documents, including without limitation, not decreasing the time periods during which the Borrower and the Loan Parties are permitted to perform their obligations under the Loan Documents, or (B) waive, impair, reduce or release any right of Borrower under the Loan Documents, and (2) subject to the requirements of the foregoing clause (1), the New Note and related loan documents shall be in substantially the same form as the Loan Documents. In connection with the removal of any such Affected Property as provided for in this Section 9.3.4, the Loan shall be reduced by an amount equal to the Allocated Loan Amount applicable to such Affected Property and the new loan secured by such Affected Property and evidenced by the New Note shall be in an amount equal to such Allocated Loan Amount. Subsequent to the release of the Affected Property from the lien of the Loan pursuant to this Section 9.3.4, the balance of the Loan shall be the same as it would have been had a prepayment occurred in an amount equal to the Allocated Loan Amount of the Affected Property. The New Note shall have (w) the same initial weighted average interest rate payable under the Note, (x) the same stated maturity of the Note, and (y) no amortization of principal. At the request of Lender, Borrower shall otherwise cooperate with Lender’s reasonable requests in Lender’s attempt to satisfy the requirements necessary in order for Lender to obtain Rating Agency Confirmation with respect to such removal of the Affected Property from the Securitization and splitting of the Loan, which requirements shall include, without limitation: (A) delivery of evidence that would be reasonably satisfactory to a prudent lender that the single purpose nature and bankruptcy remoteness of the Individual Borrowers owning Properties other than the Affected Property following such removal have not been adversely affected and are compliant with the terms and provisions of this Agreement (which evidence may include a “bring-down” of the Insolvency Opinion with respect to additions to or other changes to any vertical pairings addressed by the Insolvency Opinion delivered on the date hereof, together with any additional qualifications that may need to be included as a result of the structural changes required pursuant to this Section 9.3.4); and (B) if the same would be required by a prudent lender in such circumstances, an opinion of counsel that the release of the Affected Property will not be a “significant modification” of the Loan within the meaning of Section 1.1001-3 of the regulations of the United States Department of the Treasury, nor cause a Securitization Vehicle to fail to qualify as a REMIC Trust or Grantor Trust or a tax to be imposed on a Securitization Vehicle. Lender shall cause all costs and expenses incurred by Borrower (and the Mezzanine Borrower under Section 9.3.4 of the Original Mezzanine Loan Agreement) in connection with this Section 9.3.4 (including, without limitation, any costs and expenses incurred from time to time by Borrower or any other Loan Parties in connection with the transfer of the Affected Property to a Special Purpose Bankruptcy-Remote Entity, the formation, maintenance and operation of such Special Purpose Bankruptcy-Remote Entity and attorneys’ fees and costs) to be paid by Lender or its designee pursuant to Section 9.4 below.

Section 9.4           Costs and Expenses. Notwithstanding anything to the contrary contained in this Article 9, no Loan Party shall be required to incur (and Lender shall be required to pay and/or reimburse) any out-of-pocket costs or expenses in the performance of its obligations under Sections 9.1 or 9.2 (excluding Borrower’s legal fees and the indemnity obligations set forth therein) or Section 9.3 above (excluding Borrower’s legal fees), including, without limitation, any transfer taxes incurred as a result of any required restructuring.

Section 9.5           Confidentiality.

(a)          Borrower and Operating Lessee each agrees for itself and on behalf of Guarantors that except as expressly provided below, any reports, statements or other information required to be delivered or provided under this Agreement or any of the other Loan Documents and furnished at any time and from time to time by Borrower, Operating Lessee or Guarantors and relating to any Guarantor (“Furnished Information”) may be included in any Disclosure Document and may be forwarded by Lender to any actual or prospective investor in the Loan or any Mezzanine Loan, any actual or prospective assignee of the Loan or any Mezzanine Loan, or beneficial interests in the Loan or any Mezzanine Loan, including investors in Securities, any actual or prospective participant in the Loan or any Mezzanine Loan, any Rating Agency rating any participations in the Loan and/or Securities, any NRSRO, any underwriter, any organization maintaining databases on the underwriting and performance of commercial mortgage loans, any of Lender’s Affiliates involved from time to time in the transactions contemplated by this Agreement and/or in any Securitization and/or in any assignment of all or any portion of the Mezzanine Loans, any of Lender or such Affiliates’ respective employees, directors, agents, attorneys, accountants, or other professional advisors, any servicers of the Loan, and/or any Governmental Authorities, in all cases as Lender determines necessary or desirable in its sole discretion.  Borrower and Operating Lessee each irrevocably waives any and all rights it may have under any applicable Legal Requirements to prohibit such disclosure, including but not limited to any right of privacy.

Section 9.6           Compliance with Required Loan Restructurings. Notwithstanding anything to the contrary set forth in the Loan Documents (a) each Mezzanine Borrower may comply in all respects with any requirements to restructure the applicable Mezzanine Loan pursuant to Article 9 of the applicable Mezzanine Loan Agreement (or any other similar provision in the applicable Mezzanine Loan Documents), and (b) no actions taken by any Mezzanine Borrower in furtherance of the foregoing, including without limitation, any transfers, pledges or amendments to organizational documents, shall constitute a breach of any provisions of the Loan Documents, or result in a Default or Event of Default hereunder.

ARTICLE 10

MISCELLANEOUS

Section 10.1        Exculpation. Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower or Operating Lessee to perform and observe the Obligations contained in the Note, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, Operating Lessee or against any SPC Party, any Mezzanine Borrower, any Guarantor, any Affiliates of the foregoing or any of their respective direct or indirect principals, directors, officers, employees, beneficiaries, shareholders, partners, members, trustees or agents (each, exclusive of the Borrower and Operating Lessee, an “Other Exculpated Party”), except that (1) any Other Exculpated Party that is party to any Loan Document or any other separate written guaranty, indemnity or other agreement given by such Other Exculpated Party in connection with the Loan (including, without limitation, the Assignment of Management Agreement or any other Loan Document to which such Other Exculpated Party is a party) shall remain fully liable therefor and the foregoing provisions shall not operate to limit or impair the liabilities and obligations of such Other Exculpated Party thereunder, and (2) Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Properties, the Gross Revenue, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower or Operating Lessee only to the extent of Borrower’s and Operating Lessee’s interest in the Properties, in the Gross Revenue and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against any of the Exculpated Parties in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgage or the other Loan Documents. The provisions of this Section 10.1 shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower or Operating Lessee as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (c) affect the validity or enforceability of any of the Loan Documents or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the Assignment of Leases; (f) impair the enforcement of the Environmental Indemnity; (g) constitute a prohibition against Lender to seek a deficiency judgment against Borrower or Operating Lessee in order to fully realize the security granted by the Mortgage or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Properties; (i) waive or impair the liability of any Other Exculpated Party under any Loan Document or any other separate written guaranty, indemnity or other agreement to which such Other Exculpated Party is a party (including, without limitation, the Assignment of Management Agreement or any other Loan Document to which such Other Exculpated Party is a party); or (i) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower or Operating Lessee, by money judgment or otherwise, to the extent of any actual loss, damage, out-of-pocket cost or expense, liability, claim or other obligation incurred by Lender (including reasonable outside attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following (all such liability and obligation of Borrower or Operating Lessee for any or all of the following being referred to herein as “Borrower’s Recourse Liabilities”):

(i)            fraud or intentional material misrepresentation committed by Borrower, Operating Lessee, any Guarantor or any Affiliate of Borrower, Operating Lessee or any Guarantor in connection with the Loan;

(ii)           Borrower or Operating Lessee incurs any Indebtedness in violation of the Loan Documents not otherwise set forth in clause (i) in the definition of “Springing Recourse Event” below (unless such debt was permitted when incurred but was not repaid due to the Property’s failure to generate sufficient cash flow or the failure of Lender to release funds from the Accounts);

(iii)          Borrower or Operating Lessee fails to obtain Lender’s prior consent to (a) any Transfer of any Individual Property or (b) any Transfer of a direct or indirect interest in Borrower, in each case not otherwise set forth in clause (ii) in the definition of “Springing Recourse Event” below;

(iv)          removal of personal property from the Properties during an Event of Default by Borrower or Operating Lessee or on behalf of Borrower or Operating Lessee by any Guarantor or any Affiliate of Borrower, Operating Lessee or any Guarantor, unless replaced with personal property of substantially the same or greater utility and of the same or greater value;

(v)          any intentional material physical Waste at any Individual Property committed by Borrower or Operating Lessee or on behalf of Borrower or Operating Lessee by any Guarantor or any Affiliate of Borrower, Operating Lessee or any Guarantor;

(vi)         the material misappropriation by Borrower or Operating Lessee or on behalf of Borrower or Operating Lessee by any Guarantor or any Affiliate of Borrower, Operating Lessee or any Guarantor of (A) any Insurance Proceeds paid by reason of any Casualty to any Individual Property, (B) any Awards in connection with the Condemnation of any Individual Property and (C) any Gross Revenues after (or that results in) a Trigger Period or an Event of Default, in each case, in violation of the Loan Documents;

(vii)        any defaults under the Franchise Agreement for failure to complete any PIP, which results in the termination or cancellation of the applicable Franchise Agreement or any other termination or cancellation of a Franchise Agreement; provided, there shall not be Borrower’s Recourse Liability if Borrower or Operating Lessee delivers a replacement Franchise Agreement in compliance with the Section 4.34(d) within 90 days of such termination or cancellation or if the Allocated Loan Amount for the Individual Property subject to such terminated Franchise Agreement together with the Allocated Loan Amount for all other Individual Properties that have had their Franchise Agreements terminated accounts for less than five percent (5%) of the aggregate Allocated Loan Amounts of all of the Properties; provided that with respect to the Red Zone Properties any default under the Franchise Agreement with respect to such Red Zone Property shall result in Borrower’s Recourse Liability notwithstanding that less than five percent (5%) of the aggregate Allocated Loan Amount have been terminated until such time as such Red Zone Property ceases to be classified as a “Red” or “Progress” property by the applicable Franchisor;

(viii)       any breach of any provision of Section 4.4 or Schedule V of this Agreement (other than with respect to clause (d) of Schedule V (with respect to trade payables only), clause (f) of Schedule V, clause (j) of Schedule V, clause (o) of Schedule V (with respect to trade payables only), clause (v) of Schedule V and clause (w) of Schedule V)) other than a Springing Recourse Event described in clause (b)(viii) below;

(ix)          any and all Divested Property Liabilities;

(x)           the modification, surrender or termination of any Ground Lease if such modification or termination is prohibited under this Agreement or under any Mortgage.

Notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Obligations or to require that all collateral shall continue to secure all of the Obligations owing to Lender in accordance with the Loan Documents, and (B) the Obligations shall be fully recourse to Borrower (and guaranteed by any Guarantor pursuant to the Guaranty) in the event that any of the following occur (each, a “Springing Recourse Event”): (i) Borrower or Operating Lessee fails to obtain Lender’s prior consent to any financing for borrowed money secured by any Individual Property, or any voluntary conveyance of a mortgage, deed of trust, security deed, security agreement or similar grant by Borrower or Operating Lessee of a voluntary Lien upon any Individual Property, or Borrower or Operating Lessee fails to obtain Lender’s prior consent to any voluntary granting of a security interest in, voluntary pledge of or other voluntary Lien upon any direct or indirect equity interest in any Individual Borrower, Operating Lessee, any SPC Party or any Mezzanine Borrower, in each case, as security for any obligations or liabilities that is not permitted under the Loan Documents (excluding, for the avoidance of doubt, the security interests, pledges or Liens granted under the Loan Documents or Mezzanine Loan Documents securing the Loan or any Mezzanine Loan), in each case under this clause (i) that is not permitted under the Loan Documents or otherwise cured; (ii) Borrower fails to obtain Lender’s prior consent to (a) any voluntary transfer of fee (or ground leasehold) title to any Individual Property that is not permitted under the Loan Documents or otherwise cured, or (b) any voluntary transfer of a direct or indirect interest in Borrower that results in a change of Control of Borrower, Operating Lessee or any Mezzanine Borrower that is not permitted under the Loan Documents or otherwise cured (specifically excluding from this clause (ii), any transfer of the direct ownership interests in any Individual Borrower, any SPC Party, or any Mezzanine Borrower to any Mezzanine Lender or its designee as result of any foreclosure upon such ownership interests (or transfer-in-lieu of foreclosure of the ownership interests that are the collateral for the applicable Mezzanine Loan); (iii) Borrower, Operating Lessee, any SPC Party, and/or any Mezzanine Borrower, files a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (iv) the filing of an involuntary petition against Borrower, Operating Lessee, any SPC Party, and/or any Mezzanine Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law by any other Person in which Borrower, Operating Lessee, any SPC Party, and/or any Mezzanine Borrower colludes with or otherwise assists such Person, and/or Borrower, Operating Lessee, any SPC Party, and/or any Mezzanine Borrower solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower, Operating Lessee, any SPC Party and/or any Mezzanine Borrower by any Person; (v) Borrower, Operating Lessee, any SPC Party and/or any Mezzanine Borrower fails to oppose any involuntary petition filed against it by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law (unless there is no good faith defense to such involuntary petition); (vi) Borrower, Operating Lessee, or any Mezzanine Borrower or any Affiliate, officer, director or representative which controls Borrower, Operating Lessee, or such Mezzanine Borrower, as the case may be, consents to, or joins in, an application for the appointment of a custodian, receiver, trustee or examiner for Borrower, Operating Lessee, and/or any portion of any Individual Property, or such Mezzanine Borrower; (vii) Borrower, Operating Lessee, any SPC Party and/or any Mezzanine Borrower makes an assignment for the benefit of creditors or admits, in any legal proceeding, its insolvency or inability to pay its debts as they become due (in each case except to the extent required by applicable law); (viii) Borrower or Operating Lessee fails to comply with the provisions of Section 4.4 or Schedule V of this Agreement (other than those relating to solvency or adequacy of capital or adequacy of cash flow), and such failure results in an order of substantive consolidation of one (1) or more of the Individual Borrowers or Operating Lessee with any other Person (other than another Individual Borrower or the Liquor Subsidiary) in a bankruptcy or similar proceeding under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; or (ix) in the event that the leasehold estate created by the Ground Lease with respect to the Dallas Courtyard Property shall be surrendered by or on behalf of the applicable Borrower or such Ground Lease shall be terminated or cancelled or otherwise rendered ineffective, in either case, as a result of the related Individual Borrower’s rejection of such Ground Lease in a bankruptcy proceeding; provided that liability pursuant to this clause (ix) shall not exceed the Allocated Loan Amount for the Dallas Courtyard Property.

Section 10.2       Survival; Successors and Assigns. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Obligations are outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.3        Lender’s Discretion; Rating Agency Review Waiver.

(a)          Whenever pursuant to this Agreement Lender exercises any right given to it to approve or disapprove any matter, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove such matter or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Prior to a Securitization, whenever pursuant to this Agreement the Rating Agencies are given any right to approve or disapprove any matter, or any arrangement or term is to be satisfactory to the Rating Agencies, the reasonable decision of Lender to approve or disapprove such matter or to decide whether arrangements or terms are satisfactory or not satisfactory, based upon Lender’s determination of Rating Agency criteria, shall be substituted therefor except as otherwise specifically herein provided.

(b)          Whenever, pursuant to this Agreement or any other Loan Documents, a Rating Agency Confirmation is required from each applicable Rating Agency, in the event that any applicable Rating Agency “declines review”, “waives review” or otherwise indicates in writing or otherwise to Lender’s or Servicer’s satisfaction that no Rating Agency Confirmation will or needs to be issued with respect to the matter in question (each, a “Review Waiver”), then the Rating Agency Confirmation requirement shall be deemed to be satisfied with respect to such matter. It is expressly agreed and understood, however, that receipt of a Review Waiver (i) from any one Rating Agency shall not be binding or apply with respect to any other Rating Agency and (ii) with respect to one matter shall not apply or be deemed to apply to any subsequent matter for which Rating Agency Confirmation is required.

Section 10.4        Governing Law.

(a)           THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY LENDER AND ACCEPTED BY BORROWER AND OPERATING LESSEE IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED ACCORDING TO, THE LAW OF THE STATE, COMMONWEALTH OR DISTRICT, AS APPLICABLE, IN WHICH THE APPLICABLE INDIVIDUAL PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, COMMONWEALTH OR DISTRICT, AS APPLICABLE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER AND LENDER EACH HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)          ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER OR OPERATING LESSEE ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND BORROWER AND OPERATING LESSEE EACH WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. DOES HEREBY DESIGNATE AND APPOINT:

Corporation Service company
1180 Avenue of the Americas
suite 210
new york, new york 10036-8401

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND BORROWER AND OPERATING LESSEE EACH AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER OR OPERATING LESSEE IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGE IN THE ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 10.5        Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower or Operating Lessee therefrom, shall in any event be effective unless the same shall be in a writing signed by the party or parties against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower or Operating Lessee, shall entitle Borrower or Operating Lessee to any other or future notice or demand in the same, similar or other circumstances. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount. Lender shall have the right to waive or reduce any time periods that Lender is entitled to under the Loan Documents in its sole and absolute discretion.

Section 10.6        Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted or desired to be given hereunder shall be in writing and shall be sent by facsimile (with answer back acknowledged) or by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or by reputable overnight courier, addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter, from time to time, specify in accordance with the provisions of this Section 10.6. Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is mailed, (b) on the date of sending by facsimile if sent during business hours on a Business Day (otherwise on the next Business Day), (c) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), and (d) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties as follows:

If to Lender:	Morgan Stanley Bank, N.A.
1585 Broadway, 25th Floor
New York, New York 10036
Attention: George Kok

with a copy to:	Cadwalader, Wickersham & Taft LLP
227 West Trade Street, Suite 2400
Charlotte, North Carolina 28202
Attention: Holly M. Chamberlain, Esq.
Facsimile No. (704) 348-5200

and to:	Citi Real Estate Funding Inc.
388 Greenwich Street
6th Floor
New York, New York 10013
Attention: Ana Rosu Marmann
Facsimile No.: (646) 328-2938

Deutsche Bank AG, New York Branch
60 Wall Street, 10th Floor
New York, NY 10005
Attention: General Counsel
Facsimile No. (646) 736-5721

and to:	Deutsche Bank AG, New York Branch
60 Wall Street, 10th Floor
New York, NY 10005
Attention: Robert W. Pettinato, Jr.
Facsimile No. (212) 797-4489

and to:	Goldman Sachs Mortgage Company
200 West Street
New York, New York 10282
Attention: J. Theodore Borter and Miriam Wheeler

and to:	Goldman Sachs Mortgage Company
200 West Street
New York, New York 10282
Attention: General Counsel
Facsimile No.: (212) 291-5318

and to:	JPMorgan Chase Bank, National Association
383 Madison Avenue
New York, New York 10179
Attention: Thomas N. Cassino
Facsimile No.: (212) 834-6029

with a copy to:	JPMorgan Chase Bank, National Association
383 Madison Avenue
New York, New York 10179
Attention: Nancy Alto
Facsimile No.: (917) 546-2564

If to Borrower:	c/o Hospitality Investors Trust, Inc.
3950 University Drive
Fairfax, Virginia
Attention: General Counsel

with a copy to:	Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention: Michael Weinberger, Esq.
Facsimile No. (212) 225-3999

Any party may change the address to which any such Notice is to be delivered by furnishing ten (10) days written notice of such change to the other parties in accordance with the provisions of this Section 10.6. Notices shall be deemed to have been given on the date as set forth above, even if there is an inability to actually deliver any such Notice because of a changed address of which no Notice was given, or there is a rejection or refusal to accept any Notice offered for delivery. Notice for any party may be given by its respective counsel. Additionally, Notice from Lender may also be given by Servicer and Lender hereby acknowledges and agrees that Borrower shall be entitled to rely on any Notice given by Servicer as if it had been sent by Lender.

Section 10.7       Waiver of Trial by Jury. BORROWER, OPERATING LESSEE AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, OPERATING LESSEE AND LENDER AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 10.8        Headings, Schedules and Exhibits. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.9        Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10      Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower or Operating Lessee to any portion of the Obligations of Borrower hereunder. To the extent Borrower or Operating Lessee makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11      Waiver of Notice. Neither Borrower nor Operating Lessee shall be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower or Operating Lessee and except with respect to matters for which Borrower and Operating Lessee are not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower and Operating Lessee each hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 10.12     Deemed Distributions Borrower represents that any transfer by Lender of Borrower’s funds (whether pursuant to Section 2.4.4, Section 6.11 or otherwise) to any Mezzanine Lender pursuant to this Agreement or any other Loan Document is intended by Borrower to constitute, and Borrower represents that such transfers shall constitute, distributions from Borrower to Mezzanine A Borrower, and if applicable, from Mezzanine A Borrower to Mezzanine B Borrower, and shall be treated as such on the books and records of Borrower and each applicable Mezzanine Borrower. Borrower agrees that all such distributions shall comply with the requirements of Section 18-607 of the Delaware Limited Liability Company Act. Borrower agrees that no provision herein or in any other Loan Document is intended by Borrower to, nor shall any such provision be construed to create, a debtor-creditor relationship between Borrower and any Mezzanine Borrower.

Section 10.13     Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower or Operating Lessee may otherwise have against any assignor of such documents, and no such unrelated counterclaim (other than a counterclaim which can only be asserted in the suit, action or proceeding by such assignee on this Agreement, the Note, the Mortgage and any Loan Document and cannot be maintained in a separate action) or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower and Operating Lessee.

Section 10.14      No Joint Venture or Partnership; No Third Party Beneficiaries.

(a)          Borrower, Operating Lessee and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common or joint tenancy relationship among Borrower, Operating Lessee and Lender nor to grant Lender any interest in any Individual Property other than that of mortgagee, beneficiary or lender.

(b)          The Loan Documents are solely for the benefit of Lender, Operating Lessee and Borrower (and the Lender Group, the Issuer and the Underwriter Group with respect to Section 9.2(b)) and nothing contained in any Loan Document shall be deemed to confer upon anyone other than Lender, Operating Lessee and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained therein.

Section 10.15      Publicity. All news releases, publicity or advertising by Borrower, Operating Lessee or their respective Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, the Affiliate of Lender that acts as the issuer with respect to a Securitization or any of their other Affiliates shall be subject to the prior written approval of Lender.

Section 10.16      Waiver of Marshalling of Assets.

(a)          Borrower acknowledge that Lender has made the Loan to Borrower upon, among other things, the security of its collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of each Individual Property taken separately. Borrower agrees that the Mortgages are and will be cross-collateralized and cross-defaulted with each other so that (i) an Event of Default under any of the Mortgages shall constitute an Event of Default under each of the other Mortgages; (ii) an Event of Default under the Note or this Agreement shall constitute an Event of Default under each Mortgage; and (iii) each Mortgage shall constitute security for the Note and the Loan as if a single blanket lien were placed on all of the Properties as security for the Note and the Loan (except where such Mortgage explicitly states a maximum principal amount to be secured by such Mortgage).

(b)          To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s members or partners, as applicable, and others with interests in Borrower, and of the Properties, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of any Individual Property for the collection of the Obligations without any prior or different resort for collection, or of the right of Lender to the payment of the Obligations out of the net proceeds of any Individual Property in preference to every other claimant whatsoever.

(c)          In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Mortgages, any equitable right otherwise available to Borrower which would require the separate sale of the Properties or require Lender to exhaust its remedies against any Individual Property or any combination of the Properties before proceeding against any other Individual Property or combination of Properties; and further in the event of such foreclosure Borrower does hereby expressly consents to and authorizes, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Properties.

Section 10.17      Certain Waivers. Borrower and Operating Lessee each hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents or otherwise to offset any obligations to make the payments required by the Loan Documents. No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents. Without limiting any of the other provisions contained herein, Borrower hereby unconditionally and irrevocably waives, to the maximum extent not prohibited by applicable law, any rights it may have to claim or recover against Lender in any legal action or proceeding any special, exemplary, punitive or consequential damages.

Section 10.18      Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan, without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.19     Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower shall indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, losses, costs and expenses of any kind (including Lender’s reasonable attorneys’ fees and expenses) in any way relating to or arising out of a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.19 shall survive the expiration and termination of this Agreement and the payment of the Obligations.

Section 10.20     Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto and their respective affiliates in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, including any confidentiality agreements or any similar agreements between or among any such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.21      Servicer.

(a)           At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer and/or trustee (any such master servicer, primary servicer, special servicer and trustee, together with its agents, nominees or designees, are collectively referred to as the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Borrower shall not be responsible for any set-up fees or any other initial costs relating to or arising under the Servicing Agreement. Borrower shall not be responsible for payment of the annual master servicing fee due to the Servicer under the Servicing Agreement.

(b)          Notwithstanding the foregoing, following a Securitization, Borrower shall reimburse Lender on demand for (a) all actual out-of-pocket reasonable costs and expenses, liquidation fees, workout fees or special servicing fees as a result of an Event of Default under the Loan Documents or the Loan becoming specially serviced, or any enforcement, refinancing or restructuring of the credit arrangements provided for under the Loan Documents in the nature of a “work-out” of the Loan Documents or any insolvency or bankruptcy of Borrower, in each case without duplication, to the extent default interest paid by Borrower under the Loan Documents is insufficient to pay the same (after payment of interest payable on advances made by the Servicer) (provided that in any event annual special servicing fees shall not exceed 0.1875% of the then Outstanding Principal Balance amount per annum, workout fees shall not exceed 0.375% of each collection of interest and principal collections of the Loan, and liquidation fees shall not exceed the amount, if any, by which 0.375% of liquidation proceeds exceeds the amount previously paid in respect of workout fees) and (b) during the continuance of an Event of Default or at any time the Loan is specially serviced, the reasonable costs of all customary property inspections and/or appraisals of the Properties (or updates to any existing inspection or appraisal) that Servicer may be required to obtain pursuant to the applicable trust and servicing or pooling and servicing agreement (other than the cost of regular annual inspections required to be borne by Servicer under such servicing agreement). Additionally, Borrower shall pay all reasonable out-of-pocket costs and expenses (but not any additional servicing fee) in connection with any consent requests made by Borrower during the term of the Loan. For avoidance of doubt, no modification fee or other amount (other than Lender’s reasonable out-of-pocket costs) shall be payable in connection with (i) any transaction for which a workout fee is paid, or (ii) any assumption of the Loan, except as expressly provided in Section 7.1. To the extent late charges and default interest under the Loan Documents paid by Borrower are insufficient to pay the same (and all actual out-of-pocket reasonable costs and expenses, liquidation fees, workout fees or special servicing fees as a result of an Event of Default under the Loan Documents or the Loan becoming specially serviced, or any enforcement, refinancing or restructuring of the credit arrangements provided for under the Loan Documents in the nature of a “work-out” of the Loan Documents or any insolvency or bankruptcy of Borrower, subject to the caps specified herein), Borrower shall pay the interest payable on advances made by Servicer or the trustee with respect to any delinquent debt service payments and any protective advances.

Section 10.22      Intentionally Omitted.

Section 10.23      Joint and Several Liability. The representations, covenants, warranties and obligations of Borrower hereunder are joint and several representations, covenants, warranties and obligations of each and every Individual Borrower. Each Individual Borrower hereby jointly and severally waives presentment, demand, notice, protest and all other suretyship defenses generally and agrees that (i) any renewal, extension or postponement of the time of payment or any other indulgence, (ii) any modification, supplement or alteration of any of the obligations of any Individual Borrower hereunder, or (iii) any substitution, exchange or release of collateral or the addition or release of any Person primarily or secondarily liable hereunder, may be effected without notice to any Individual Borrower, and without releasing any Individual Borrower from any liability hereunder. The parties hereto acknowledge that the defined term “Borrower” has been defined to collectively include each Individual Borrower. It is the intent of the parties hereto in determining whether (a) a breach of a representation or a covenant has occurred, (b) there has occurred a Default or Event of Default, or (c) an event has occurred which would create recourse obligations under Section 10.1 of this Agreement, that any such breach, occurrence or event with respect to any Individual Borrower shall be deemed to be such a breach, occurrence or event with respect to all Individual Borrowers and that all Individual Borrowers need not have been involved with such breach, occurrence or event in order for the same to be deemed such a breach, occurrence or event with respect to every Individual Borrower.

10.23.1    Cross Guaranty. In order to induce Lender to extend credit to the Individual Borrowers comprising Borrower hereunder, each Individual Borrower hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations of such other Individual Borrowers. Each Individual Borrower further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.

(a)          Each Individual Borrower waives presentment to, demand of payment from and protest to any Individual Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of each Individual Borrower hereunder shall not be affected by (a) the failure of Lender to assert any claim or demand or to enforce any right or remedy against any Individual Borrower under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations; (e) the failure of Lender take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Obligations, if any; (f) any change in the corporate, partnership or other existence, structure or ownership of any Individual Borrower or any other guarantor of any of the Obligations; (g) the enforceability or validity of the Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Obligations or any part thereof, or any other invalidity or unenforceability relating to or against any Individual Borrower or any other guarantor of any of the Obligations, for any reason related to this Agreement, any other Loan Document, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by such Individual Borrower or any other guarantor of the Obligations, of any of the Obligations or otherwise affecting any term of any of the Obligations; or (h) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of such Individual Borrower or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of such Individual Borrower to subrogation.

(b)          Each Individual Borrower further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by Lender to any balance of any deposit account or credit on the books of Lender in favor of any Individual Borrower or any other Person.

(c)          The obligations of each Individual Borrower hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise.

(d)          Each Individual Borrower further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by Lender upon the bankruptcy or reorganization of any Individual Borrower or otherwise.

(e)          In furtherance of the foregoing and not in limitation of any other right which Lender may have at law or in equity against any Individual Borrower by virtue hereof, upon the failure of any other Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Individual Borrower hereby promises to and will, upon receipt of written demand by Lender, forthwith pay, or cause to be paid, to Lender in cash an amount equal to the unpaid principal amount of such Obligations then due, together with accrued and unpaid interest thereon.

(f)           Each Individual Borrower (i) agrees that it shall have no right of subrogation with respect to the obligations of the other Individual Borrowers; (ii) waives any right to enforce any remedy that Lender now has or may hereafter have against any of the other Individual Borrowers any endorser or any guarantor of all or any part of such obligations or any other person; and (iii) waives any benefit of, and any right to participate in, any security or collateral given to Lender to secure the payment or performance of all or any part of such obligations or any other liability of the other parties to Lender.

(g)          Each Individual Borrower agrees that any and all claims that it may have against any of the other Individual Borrowers, any endorser or any other guarantor of all or any part of the obligations of the other Individual Borrowers, or against any of their respective properties, shall be subordinate and subject in right of payment to the prior payment in full of all obligations secured hereby. Notwithstanding any right of any Individual Borrower to ask, demand, sue for, take or receive any payment from the other Individual Borrowers, all rights, liens and security interests of an Individual Borrower, whether now or hereafter arising and howsoever existing, in any assets of any of the other Individual Borrowers (whether constituting part of the security or collateral given to Lender to secure payment of all or any part of the obligations of the other Individual Borrowers or otherwise) shall be and hereby are subordinated to the rights of Lender in those assets.

(h)          Other than as expressly set forth in the Loan Documents, nothing shall discharge or satisfy the liability of any Individual Borrower hereunder except the full performance and payment of the Obligations.

Section 10.24     Creation of Security Interest. Notwithstanding any other provision set forth in this Agreement, the Note, the Mortgage or any of the other Loan Documents, Lender may at any time create a security interest in all or any portion of its rights under this Agreement, the Note, the Mortgage and any other Loan Document (including the advances owing to it) in favor of any Federal Reserve Bank, any Federal Home Loan Bank or the central reserve bank or similar authority of any other country to secure any obligation of Lender to such bank or similar authority (a “Central Bank Pledge”). In the event that the interest of Lender that is assigned in connection with a Central Bank Pledge is foreclosed upon and transferred to the pledge thereof, Lender shall have no further liability hereunder with respect to the interest that was the subject of such transfer and the assignee shall be Lender with respect to such interest. Lender shall not be required to notify Borrower of any Central Bank Pledge.

Section 10.25      Assignments and Participations. In addition to any other rights of Lender hereunder, the Loan, the Note, the Loan Documents and/or Lender’s rights, title, obligations and interests therein may be sold, assigned, participated or otherwise transferred by Lender and any of its successors and assigns to any Person at any time in its sole and absolute discretion, in whole or in part, whether by operation of law (pursuant to a merger or other successor in interest) or otherwise without notice to or consent from Borrower or any other Person. Upon such assignment, all references to Lender in this Agreement and in any Loan Document (or to an individual assigning co-lender in the event an individual co-lender make such assignment rather than an assignment in whole by Lender) shall be deemed to refer to such assignee or successor in interest and such assignee or successor in interest shall thereafter stand in the place of Lender (or in the case of an individual assigning co-lender in the event an individual co-lender make such assignment rather than an assignment in whole by Lender, such assignee of or successor in interest to such co-lender) in all respects. Except as expressly permitted herein, neither Borrower nor Operating Lessee may assign its rights, title, interests or obligations under this Agreement or under any of the Loan Documents. In the event that the Loan is syndicated to five (5) or more co-lenders, then such co-lenders shall appoint an administrative agent or lead lender to act on behalf of such co-lenders and to serve as Borrower’s single point of contact with respect to the Loan Documents.

Section 10.26     Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

Section 10.27      Set-Off. In addition to any rights and remedies of Lender provided by this Agreement and by law, Lender shall have the right in its sole discretion, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate thereof to or for the credit or the account of Borrower; provided however, Lender may only exercise such right during the continuance of an Event of Default. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 10.28      [Reserved].

Section 10.29      Intercreditor Agreement. Lender and Mezzanine Lender are or will be parties to a certain intercreditor agreement (the “Intercreditor Agreement”) memorializing their relative rights and obligations with respect to the Loan, the Mezzanine Loan, Borrower, Operating Lessee, Mezzanine Borrower, the Properties and the “Collateral” (as defined in each Mezzanine Loan Agreement). Borrower hereby acknowledges and agrees that (i) such Intercreditor Agreement is intended solely for the benefit of Lender and Mezzanine Lender and (ii) none of Borrower, Operating Lessee nor Mezzanine Borrower are intended third-party beneficiaries of any of the provisions therein and shall not be entitled to rely on any of the provisions contained therein. Lender and Mezzanine Lender shall have no obligation to disclose to Borrower the contents of the Intercreditor Agreement. Borrower’s obligations hereunder are independent of such Intercreditor Agreement and remain unmodified by the terms and provisions thereof.

Section 10.30      Note Register; Participant Register.

(a)          Servicer, as non-fiduciary agent of Borrower, or if there is no Servicer, the administrative agent or lead lender, as non-fiduciary agent of Borrower, or if there is no administrative agent or lead lender, Borrower (or in the case of assignments to participants, the applicable Lender pursuant to paragraph (b) below), shall maintain a record within the meaning of U.S. Treasury Regulation 5f.103-1(c) that identifies each owner (including successors, assignees and participants) of an interest in the Loan, including the name and address of the owner, and each owner’s rights to principal and stated interest (the “Register”) and shall record all transfers of an interest in the Loan, including each assignment and participation, in the Register. The entries in the Register shall be conclusive absent manifest error, and Borrower, Lender and Servicer may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The parties intend for the Loan to be in registered form for tax purposes and to the extent of any conflict with this Section 10.30, this Section 10.30 shall be construed in accordance with that intent. The Register shall be available for inspection by Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. Failure to make any such recordation, or any error in such recordation, however, shall not affect Borrower’s obligations in respect of the Loan. Borrower acknowledges that the Notes are in registered form and may not be transferred except by register.

(b)          Each Lender that sells a participation hereunder shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loan or other obligations under the Loan Documents (the “Participant Register”); provided, however, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such obligation is in registered form under U.S. Treasury Regulation 5f.103-1(c).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Servicer shall have no responsibility for maintaining a Participant Register.

Section 10.31      Borrower Affiliate Lender. Lender agrees that the Lender Documents shall not prohibit or restrict Affiliates of Borrower from purchasing or otherwise acquiring and owning (a) beneficial interests in the Loan as evidenced by any single or multi class non-voting Securities in respect of any private or public securitization of the Loan or (b) any direct or indirect interests in any Mezzanine Loan (or otherwise impose additional restrictions or requirements on a transfer to such Affiliate of Borrower), provided, however, that the Lender Documents may include customary restrictions on the exercise of the rights and remedies by such Affiliates of Borrower under the Loan and any Mezzanine Loan including, without limitation, (i) restrictions on any such Affiliate having the right to, or exercising, directly or indirectly, any control, decision-making power, voting rights, notice and cure rights, or other rights that would otherwise benefit a holder by virtue of its ownership or control of any interest with respect to the Loan or any Mezzanine Loan, (ii) restrictions on any such Affiliate’s approval and consent rights under any intercreditor agreement, co-lender agreement or similar agreement, (iii) restrictions on such Affiliate’s initiation of enforcement actions against equity collateral, (iv) restrictions on the making of protective advances, (v) restrictions on such Affiliate from making or bringing any claim, in its capacity as a holder of any direct or indirect interest in the Loan or any Mezzanine Loan, against Lender or any Mezzanine Lender or any agent of any of the foregoing with respect to the duties and obligations of such Person under the Loan Documents or any Mezzanine Loan Documents, any intercreditor agreement or any applicable co-lender agreement or similar agreement and (vi) restrictions on such Affiliate’s access to any electronic platform for the distribution of materials or information among the Lenders and any Mezzanine Lender, “asset status reports” or any correspondence or materials or notices of or participation in any discussions, meetings or conference calls (among Lenders and any Mezzanine Lender, any of their respective co-Lender or participants, or otherwise) regarding or relating to any workout discussions or litigation or foreclosure strategy (or potential litigation strategy) involving the Loan or any Mezzanine Loan, other than in its capacity as Borrower or Mezzanine Borrower to the extent discussions and negotiations are being conducted with Borrower or Mezzanine Borrower (as distinct from internal discussions and negotiations among the various creditors).

Section 10.32      Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

(a)          Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the respective parties thereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i)           the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(ii)          the effects of any Bail-In Action on any such liability, including, if applicable:

(A)         a reduction in full or in part or cancellation of any such liability;

(B)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(C)          the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

(b)          As used in this Section 10.32 the following terms have the following meanings ascribed thereto: (i) “Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution; (ii)”Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule; (iii) “EEA Financial Institution” means (x) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority; (y) any entity established in an EEA Member Country which is a parent of an institution described in clause (x) of this definition, or (x) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (x) or (y) of this definition and is subject to consolidated supervision with its parent; (iv) “EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway or any other member state of the European Economic Area; (v) “EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution; (vi) “EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time; and (vii) “Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 10.33      Co-Lenders.

(a)          Borrower and Lender hereby acknowledge and agree that notwithstanding the fact that the Loan may be serviced by Servicer, prior to a Securitization of the entire Loan, all requests for approval and consents hereunder and in every instance in which Lender’s consent or approval is required, Borrower shall only be required to obtain the consent and approval of Morgan Stanley Bank, N.A. (or its successors or assigns) and all copies of documents, reports, requests and other delivery obligations of Borrower required hereunder shall be delivered by Borrower to Morgan Stanley Bank, N.A. (or its successors or assigns).

(b)          Following the Closing Date (i) the liabilities of Lender shall be several and not joint, (ii) neither Co-Lender shall be responsible for the obligations of the other Co-Lender, and (iii) each Co-Lender shall be liable to Borrower only for their respective Ratable Share of the Loan. Notwithstanding anything to the contrary herein, all indemnities by Borrower and obligations for costs, expenses, damages or advances set forth herein shall run to and benefit each Co-Lender in accordance with its Ratable Share.

(c)          Each Co-Lender agrees that it has, independently and without reliance on any other Co-Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and its Affiliates and decision to enter into this Agreement and that it will, independently and without reliance upon the other Co-Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or under any other Loan Document.

Section 10.34      Patriot Act Notice. The Patriot Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, Lender may from time-to-time request, and Borrower shall provide to Lender, Borrower’s name, address, tax identification number and/or such other identification information as shall be necessary for Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit and/or other financial services product.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER:

MORGAN STANLEY BANK, N.A.,
a national banking association

By:	/s/ Kristin Sansone
Name: Kristin Sansone
Title: Authorized Signatory

CITI REAL ESTATE FUNDING INC.,
a New York corporation

By:	/s/ Harry Kramer
Name: Harry Kramer
Title: Vice President

DEUTSCHE BANK AG, NEW YORK BRANCH

By:	/s/ David Goodman
Name: David Goodman
Title: Managing Director

By:	/s/ Peter Castro
Name: Peter Castro
Title: Director

GOLDMAN SACHS MORTGAGE COMPANY.

By:	/s/ David A. Brown
Name: David A. Brown
Title: Authorized Signatory

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a banking association chartered under the laws of the United States of America

By:	/s/ Simon B. Burce
Name: Simon B. Burce
Title: Vice President

[SIGNATURES CONTINUE ON NEXT PAGE]

SIGNATURE PAGE	Loan Agreement

BORROWER:

HIT PORTFOLIO I OWNER, LLC
HIT PORTFOLIO I BHGL OWNER, LLC
HIT PORTFOLIO I PXGL OWNER, LLC
HIT PORTFOLIO I GBGL OWNER, LLC
HIT PORTFOLIO I NFGL OWNER, LLC
HIT PORTFOLIO I MBGL 950 OWNER, LLC,
each a Delaware limited liability company

By:	/s/ Paul C. Hughes
Name: Paul C. Hughes
Title: General Counsel and Secretary

HIT PORTFOLIO I NTC OWNER, LP, a Delaware limited partnership

By:	HIT Portfolio I NTC Owner GP, LLC, its general partner

	By:	/s/ Paul C. Hughes
Name: Paul C. Hughes
Title: General Counsel and Secretary

HIT PORTFOLIO I DLGL OWNER, LP, a Delaware limited partnership

By:	HIT Portfolio I NTC Owner GP, LLC, its general partner

	By:	/s/ Paul C. Hughes
Name: Paul C. Hughes
Title: General Counsel and Secretary

SIGNATURE PAGE	Loan Agreement

OPERATING LESSEE:

HIT PORTFOLIO I TRS, LLC
HIT PORTFOLIO I HIL TRS, LLC
HIT PORTFOLIO I MCK TRS, LLC
HIT PORTFOLIO I MISC TRS, LLC
HIT PORTFOLIO I DEKS TRS, LLC
HIT PORTFOLIO I 8PK MBGL 1000 TRS, LLC
HIT PORTFOLIO I 8PK ATLANTA TRS, LLC
HIT TRS PROVIDENCE, LLC
HIT TRS BALTIMORE, LLC,
each a Delaware limited liability company

By:	/s/ Paul C. Hughes
Name: Paul C. Hughes
Title: General Counsel and Secretary

HIT PORTFOLIO I NTC HIL TRS, LP, a Delaware limited partnership

By:	HIT Portfolio I NTC TRS GP, LLC, its general partner

	By:	/s/ Paul C. Hughes
Name: Paul C. Hughes
Title: General Counsel and Secretary

[Signatures continue on following page]

SIGNATURE PAGE	Loan Agreement

HIT PORTFOLIO I NTC TRS, LP, a Delaware limited partnership

By:	HIT Portfolio I NTC TRS GP, LLC, its general partner

	By:	/s/ Paul C. Hughes
Name: Paul C. Hughes
Title: General Counsel and Secretary

HIT PORTFOLIO I 8PK SAGL TRS, LP, a Delaware limited partnership

By:	HIT Portfolio I 8PK NTC TRS GP, LLC, its general partner

	By:	/s/ Paul C. Hughes
Name: Paul C. Hughes
Title: General Counsel and Secretary

SIGNATURE PAGE	Loan Agreement